As filed with the Securities and Exchange Commission on December 6, 2019

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM F-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Molecular Data Inc.

(Exact name of Registrant as specified in its charter)

Not Applicable

(Translation of Registrant’s name into English)

Cayman Islands	7389	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

5/F, Building 12, 1001 North Qinzhou Road, Xuhui District

Shanghai 201109

People’s Republic of China

+86 21-5436-5166

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Cogency Global Inc.

122 East 42nd Street, 18th Floor

New York, NY 10168

(800) 221-0102

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Z. Julie Gao, Esq. Skadden, Arps, Slate, Meagher & Flom LLP c/o 42/F, Edinburgh Tower, The Landmark 15 Queen’s Road Central Hong Kong +852 3740-4700	Haiping Li, Esq. Skadden, Arps, Slate, Meagher & Flom LLP 46/F, Tower II, JingAn Kerry Centre, 1539 Nanjing West Road Shanghai, People’s Republic of China +86 21 6193-8200	Li He, Esq. James C. Lin, Esq. Davis Polk & Wardwell LLP 18/F, The Hong Kong Club Building, 3A Chater Road Central Hong Kong +852 2533-3300

Approximate date of commencement of proposed sale to the public:

as soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.   ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company   ☐

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act.   ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Proposed maximum aggregate offering price(2)(3)	Amount of registration fee
Class A Ordinary Shares, par value US$0.00005 per share(1)	US$70,000,000	US$9,086

(1)

American depositary shares issuable upon deposit of Class A ordinary shares registered hereby will be registered under a separate registration statement on Form F-6 (Registration No. 333-            ). Each American depositary share represents             Class A ordinary shares.

(2)

Includes Class A ordinary shares that are issuable upon the exercise of the underwriters’ over-allotment option. Also includes Class A ordinary shares initially offered and sold outside the United States that may be resold from time to time in the United States either as part of their distribution or within 40 days after the later of the effective date of this registration statement and the date the shares are first bona fide offered to the public. These Class A ordinary shares are not being registered for the purpose of sales outside the United States.

(3)	Estimated solely for the purpose of determining the amount of registration fee in accordance with Rule 457(o) under the Securities Act of 1933.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

†	The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

PROSPECTUS (Subject to Completion) Dated            , 2019.

American Depositary Shares

Molecular Data Inc.

Representing             Class A Ordinary Shares

This is an initial public offering of American depositary shares, or ADSs, of Molecular Data Inc. Each ADS represents            of our Class A ordinary shares, par value US$0.00005 per share.

We are offering             American depositary shares, or ADSs. We anticipate the initial public offering price per ADS will be between US$            and US$            .

Prior to this offering, there has been no public market for the ADSs or our ordinary shares. We intend to apply for the listing of the ADSs on the Nasdaq Stock Market under the symbol “MKD.”

Upon the completion of this offering, our outstanding share capital will consist of              Class A ordinary shares and              Class B ordinary shares. MOLBASE Inc. will beneficially own all of our issued Class B ordinary shares. These Class B ordinary shares will constitute approximately             % of our total issued and outstanding share capital immediately after the completion of this offering and             % of the aggregate voting power of our total issued and outstanding share capital immediately after the completion of this offering, assuming the underwriters do not exercise their over-allotment option. Within six months following this offering, the existing shareholders of MOLBASE Inc. would become our shareholders through a distribution of our shares in proportion to MOLBASE Inc.’s current shareholding structure, which we refer to as Share Distribution in this prospectus. Upon the completion of such share distribution, the existing shareholders of MOLBASE Inc. will hold Class A ordinary shares of our company except for our founder, Dr. Dongliang Chang, who will beneficially own 54,819,733 Class B ordinary shares. The Class B ordinary shares then beneficially owned by Dr. Dongliang Chang will represent all of our issued and outstanding Class B ordinary shares upon the completion of the share distribution and will constitute approximately             % equity interests or             % voting power of our total issued and outstanding share capital immediately after the completion of the share distribution, assuming the underwriters do not exercise their over-allotment option in this offering. Holders of Class A ordinary shares and Class B ordinary shares have the same rights except for voting and conversion rights. Each Class A ordinary share is entitled to one vote, and each Class B ordinary share is entitled to ten votes and is convertible into one Class A ordinary share at any time by the holder thereof. Class A ordinary shares are not convertible into Class B ordinary shares under any circumstances.

For as long as MOLBASE Inc. remains our parent company following the completion of this offering, we will be a “controlled company” as defined under the Nasdaq Stock Market Rules because MOLBASE Inc. will hold all of our then outstanding Class B ordinary shares, representing             % of our total voting power, assuming that the underwriters do not exercise their over-allotment option, or             % of our total voting power if the underwriters do exercise their over-allotment option in full.

Investing in our ADSs involves risks. See “Risk Factors” beginning on page 16 for factors you should consider before buying the ADSs.

PRICE US$            PER ADS

Neither the United States Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

	Initial Public Offering Price	Underwriting Discounts and Commissions(1)	Proceeds to us
Per ADS	US$	US$	US$
Total	US$	US$	US$

The underwriters have an over-allotment option to purchase up to an additional            ADSs from us at the initial public offering price, less the underwriting discounts and commissions, within 30 days from the date of prospectus.

The underwriters expect to deliver the ADSs against payment in U.S. dollars in New York, New York to purchasers on or about            , 2019.

AMTD	Fosun Hani	Boustead Securities, LLC

Prospectus dated            , 2019.

China's largest chemical E-commerce platform[1] powered by the most comprehensive and innovative knowledge engine of commercially available chemicals in China[2]

Financial Institutions
Financial Solutions
Suppliers
E-commerce
Technology
SaaS
MOLBASE Knowledge Engine
AI
Platform
Solutions
Customers
Warehousing and Logistics Solutions
Warehouses & Logistics Providers

RMB170bn
GMV[3]

104%
YoY GMV Growth[4]

94,373 / 33,752
Customers / Suppliers[5]

166,136
Transactions[3]

8,790,356
Chemical Compounds[5]

Trustbridge Partners **Sequoia China**
Fosun RZ Capital **Sinovation Ventures**
Key Institutional Investors

Notes: (1) In terms of GMV in 2017 and 2018 according to the Frost & Sullivan Report; (2) According to the Frost & Sullivan Report; (3) In 2018; (4) 2017-2018 YoY growth; (5) As of December 31, 2018.

You should rely only on the information contained in this prospectus or in any related free writing prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus or in any related free writing prospectus. We are offering to sell, and seeking offers to buy the ADSs, only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the ADSs.

Neither we or any of the underwriters has taken any action to permit a public offering of the ADSs outside the United States or to permit the possession or distribution of this prospectus or any filed free-writing prospectus outside the United States. Persons outside the United States who come into possession of this prospectus or any filed free writing prospectus must inform themselves about and observe any restrictions relating to the offering of the ADSs and the distribution of this prospectus or any filed free-writing prospectus outside the United States.

Until             , 2019 (the 25th day after the date of this prospectus), all dealers that buy, sell or trade ADSs, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

i

PROSPECTUS SUMMARY

The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements appearing elsewhere in this prospectus. In addition to this summary, we urge you to read the entire prospectus carefully, especially the risks of investing in the ADSs discussed under “Risk Factors,” before deciding whether to invest in the ADSs. This prospectus contains information from an industry report dated January 2019, as last updated in December 2019, commissioned by us and prepared by Frost & Sullivan, an independent market research firm, to provide information regarding our industry and our market position in China. We refer to this report as the “Frost & Sullivan Report.” This prospectus also contains information and statistics relating to China’s economy and the industries in which we operate which are derived from various publications issued by market research companies, international institutions and the PRC governmental entities, and have not been independently verified by us, the underwriters or any of their respective affiliates or advisers. The information in such sources may not be consistent with other information compiled in or outside of China.

Our Mission

Our mission is to become the integrated technology-enabled platform to provide comprehensive solutions for global participants along the chemical value chain.

Overview

We are a leading technology-driven platform in China’s chemical industry, connecting participants along the chemical value chain through our integrated solutions. According to the Frost & Sullivan Report, we are the largest chemical e-commerce platform in China in terms of GMV in 2017 and 2018. Built upon our core knowledge engine and supported by our artificial intelligence (AI) engine and software-as-a-service (SaaS) suite, we offer e-commerce solutions, financial solutions, and warehousing and logistics solutions to all participants across the chemical value chain. Our e-commerce solutions are mainly delivered through our online platform, consisting of our two websites, molbase.com and molbase.cn, Moku Data Weixin account, Chemical Community App and other ancillary platforms, or, collectively, our Online Platform.

The following chart summarizes the key participants in our ecosystem and how the interactions among them form a virtuous cycle:

Our knowledge engine. Our business is built upon our proprietary chemicals knowledge engine, which serves as the fundamental infrastructure for our comprehensive services and solutions. We have accumulated a significant amount of chemicals and transaction data to build MOLBASE Encyclopedia, the most comprehensive knowledge engine for commercially available chemicals in China, according to the Frost & Sullivan Report. As the entry point of our Online Platform, users may search for chemicals based on molecular structures. We subsequently provide search results covering the synthetic routes of the searched chemicals, along with pricing and supplier information.

Our technology services. Leveraging our MOLBASE Encyclopedia knowledge engine and deep understanding on how to transform the traditional chemical value chain, we provide our suppliers and customers with information services empowered by our AI engine, which primarily consist of intelligent matching systems and MOLBASE Intelligent Chemical Industry Maps, as well as a comprehensive SaaS suite.

•

AI engine: our proprietary intelligent matching systems recommend relevant and useful information on chemicals to our customers, and effectively match orders among suppliers and customers by identifying chemicals on the synthetic routes and structurally similar chemicals. Built upon the significant amounts of transaction data accumulated on our platform, our MOLBASE Intelligent Chemical Industry Maps provide visualizations of the industry participants for particular chemicals and their relationships, allowing suppliers and customers to locate each other efficiently. Our intelligent matching systems and MOLBASE Intelligent Chemical Industry Maps are popular among users on our Online Platform, enabling us to facilitate a massive number of chemicals transactions and effectively cross-sell our other services and solutions.

•

SaaS suite: we have developed a full-fledged SaaS suite enabling suppliers and customers to optimize and digitalize their business operations. Our SaaS suite includes online store maintenance, orders and client relationship management, online payment solutions, instant messages, and promotional and marketing services. The comprehensive range of services provided by our SaaS suite offer a positive transaction experience for our customers and suppliers, enhance our brand name within the chemical industry, and empower the growth of our business. As of September 30, 2019, there are more than 98,000 users of our SaaS suite, and we expect that more customers and suppliers will adopt our SaaS suite in the foreseeable future.

Our e-commerce solutions. We offer our chemical e-commerce solutions through direct sales and marketplace models. Our direct sales model involves acquiring chemicals from suppliers at customers’ requests in most cases and selling them directly to customers, generating revenues from the sale of chemicals. We leverage our accumulated transaction data to optimize inventory management and adopt efficient pricing strategies via our AI engine. In our marketplace model, we connect suppliers and customers and currently charge commissions on only a small portion of transactions in order to attract and encourage users to transact on our platform. We continuously gain insights into the dynamic chemical market by gathering transactional information through this model.

Our financial solutions. We cooperate with banks and other non-bank financial institutions to introduce low-cost financing opportunities for chemical industry participants. We may provide guarantees for selected users requesting financial solutions, based on our review of their historical performance, credit records, and transaction history on our platform.

Our warehousing and logistics solutions. We have developed warehousing and logistics solutions to facilitate smooth and timely order fulfillment on our Online Platform. Our platform enables suppliers and customers to quickly find warehousing and logistics service providers and easily track the location and status of their goods.

We have successfully implemented our business model, and our business has grown substantially since our inception. Our customer and supplier bases continue to grow meaningfully. As of September 30, 2019, we had accumulated 110,948 customers and 35,085 suppliers on our Online Platform and had built a nationwide supplier network covering more than 380 cities in China. The GMV under our direct sales model increased from RMB3.2 billion in 2016 to RMB4.2 billion in 2017, and further increased to RMB9.0 billion in 2018; while the GMV under our marketplace model increased from RMB36.4 billion in 2016 to RMB79.0 billion in 2017, and further increased to RMB160.7 billion in 2018. The GMV under our direct sales model increased from RMB6.1 billion for the nine months ended September 30, 2018 to RMB9.1 billion for the nine months ended September 30, 2019; while the GMV under our marketplace model increased from RMB120.8 billion for the nine months ended September 30, 2018 to RMB176.8 billion for the nine months ended September 30, 2019. Our total net revenues were RMB3.2 billion, RMB4.2 billion and RMB9.1 billion (US$1.3 billion) in 2016, 2017 and 2018, and RMB6.1 billion and RMB9.1 billion (US$1.3 billion) for the nine months ended September 30, 2018 and 2019, respectively. As we were in the process of enhancing our market position, we recognized a net loss of RMB113.9 million, RMB107.8 million and RMB254.6 million (US$35.6 million) in 2016, 2017 and 2018, and RMB88.0 million and RMB133.2 million (US$18.6 million) for the nine months ended September 30, 2018 and 2019, respectively.

Our Industry

Domestic and global chemical industry

As the global economy grows and the manufacturing of industrial and consumer products becomes increasingly active, the size of the global chemical industry is expected to increase at a CAGR of 3.1% in the following five years, reaching US$6,410.9 billion by 2023. China is one of the largest and fast-growing markets within the global chemical industry, with a market size of US$2,304.3 billion in 2018, accounting for 41.9% of global chemical consumption value. With a CAGR of 6.3% from 2014 to 2018, chemical industry growth rate in China has outperformed the global growth rate and China is expected to remain in a leading position with an expected CAGR of 6.0% from 2018 to 2023, driven by the booming industrial and consumer sectors. The chemical industry in China is highly fragmented. In 2018, the largest 500 chemical companies in China only accounted for 37% of the total market share.

China’s chemical e-commerce market

Since 2014, the size of China’s chemical e-commerce market, measured by the revenue generated by chemical e-commerce platforms, has increased exponentially at a CAGR of 67.1%, reaching US$18.7 billion in 2018. Driven by the stronger need of chemical industry participants to improve their operational efficiency, the steady growth of the chemical industry, and an increasing internet penetration rate, the market size of China’s chemical e-commerce market is expected to grow at a CAGR of 28.9% from 2018 to 2023, with online penetration rate reaching 2.2% by 2023, as compared to 0.8% in 2018. In addition to its core services, chemical e-commerce platforms can offer additional value-added services along the chemical value chain, including data and information services, financial services, as well as warehousing and logistics facilitation services.

Barriers of entry into China’s chemical e-commerce market

The barriers of entry into China’s chemical e-commerce market remain high. Major entry barriers include:

•

Data management capabilities. The establishment of a well-structured chemical database that allows customers to search for desired chemicals efficiently requires substantial expertise on both chemical compounds and information technology.

•

User base accumulation. Compared with new entrants, first movers into the chemical e-commerce market hold a competitive edge in growing its user base organically as time advances and form a self-reinforcing user growth cycle.

•

Talent barriers. Strong inter-disciplinary talents with deep insights into the key trends and technologies driving the chemical industry are in short supply, which is significantly more so for new entrants.

Our Strengths

We believe that the following competitive strengths contribute to our success and differentiate us from our competitors:

•	largest technology-enabled platform in China’s fast-growing chemical e-commerce industry;

•	efficient supplier and customer acquisition driven by the China’s most comprehensive chemical knowledge engine;

•	industry-leading AI engine and SaaS suite driving platform loyalty;

•	unique ecosystem with China’s largest network of chemical suppliers and customers strengthening monetization potential; and

•	professional and visionary management team with proven track record.

Our Strategies

We intend to achieve our goals by pursuing the following strategies:

•	continue to invest in our knowledge engine to support our business;

•	strengthen our AI engine capabilities and enrich our SaaS suite;

•	further develop and expand our solutions on our Online Platform; and

•	explore strategic business opportunities.

Our Challenges

Our ability to realize our mission and execute our strategies is subject to risks and uncertainties, including those relating to our ability to:

•	achieve wide acceptance of our innovative chemical e-commerce platform;

•	attract and retain suppliers, customers and service providers;

•	maintain, develop and innovate our technologies;

•	diversify and enrich our service offerings;

•	improve our operating margin and achieve profitability;

•	maintain and enhance our MOLBASE brand in a cost-effective manner;

•	effectively manage the growth of our business and execute our strategies;

•	compete successfully; and

•	adapt to industry development and regulatory changes.

In addition, we face risks and uncertainties related to our corporate structure and regulatory environment in China, including:

•	intensified government regulation of the internet industry in China;

•	uncertainties in the interpretation and enforcement of PRC regulations and policies, including those relating to chemical industry and internet-based business;

•	risks associated with our control over our consolidated variable interest entities and their subsidiary, which is based on contractual arrangements rather than equity ownership; and

•

risks related to our ability to use the proceeds of this offering to make additional capital contributions or loans to our PRC subsidiaries as a result of PRC regulations and governmental control of currency conversion.

Please see “Risk Factors” and other information included in this prospectus for a discussion of these and other risks and uncertainties that we face.

Corporate History and Structure

We commenced our operations in 2013, and have operated our business through subsidiaries and variable interest entities, or VIEs, of MOLBASE Inc. MOLBASE Inc. has completed five rounds of equity financing since its inception. In anticipation of this offering, we undertook a corporate restructuring in 2018 in order to strengthen our positioning as an independent business. We refer to this corporate restructuring in this prospectus as the Restructuring. For more details, see “Corporate History and Structure—Restructuring.”

As part of the Restructuring, we established Molecular Data Inc. in 2018, which has become our holding company in the Cayman Islands, and is 100% owned by MOLBASE Inc. We expect that, within six months following this offering, the existing shareholders of MOLBASE Inc. would become our shareholders through a distribution of our shares in proportion to MOLBASE Inc.’s current shareholding structure, and MOLBASE Inc. will remain our parent company until this Share Distribution takes place. For as long as MOLBASE Inc. remains our parent company following the completion of this offering, we will be a “controlled company” as defined under the Nasdaq Stock Market Rules because MOLBASE Inc. will hold         % of our then outstanding ordinary shares, assuming that the underwriters do not exercise their over-allotment option, or             % of our then outstanding ordinary shares if the underwriters do exercise their over-allotment option in full.

A wholly owned subsidiary of Molecular Data Inc., Molecular Data (HK) Limited, is our intermediary holding company in Hong Kong. Molecular Data (HK) Limited, or Molecular Data HK, has a wholly owned subsidiary in China, namely Shanghai MOHUA Information Technology Co., Ltd., which we refer to as Shanghai MOHUA or our WFOE in this prospectus. Shanghai MOHUA in turn has two wholly owned subsidiaries, namely Shanghai MOKAI Biotechnology Co., Ltd., and Shanghai MOCHUANG Biotechnology Co., Ltd., or Shanghai MOKAI and Shanghai MOCHUANG, respectively. Due to restrictions imposed by PRC laws and regulations on foreign ownership of companies that engage in internet and other related business, we rely on contractual arrangements with Jiaxing MOLBASE Information Technology Co., Ltd. and Shanghai MOLBASE Technology Co., Ltd., or Jiaxing MOLBASE and Shanghai MOLBASE, respectively, to conduct our internet-based operations in China. We collectively refer to Jiaxing MOLBASE and Shanghai MOLBASE as our VIEs in this prospectus. As part of the Restructuring, in October 2018, Shanghai MOLBASE acquired 100% equity interest in Shaanxi MOLBASE Biotechnology Co., Ltd., or Shaanxi MOLBASE. We have obtained control over and become the primary beneficiary of our VIEs by entering into a series of contractual arrangements through Shanghai MOHUA with Jiaxing MOLBASE, Shanghai MOLBASE and their shareholders.

The following diagram illustrates our corporate structure, including our significant subsidiaries and other entities that are material to our business, after giving effect to the contemplated issuance and sale of             Class A ordinary shares in this offering, assuming the underwriters do not exercise their over-allotment option and the completion of the Share Distribution:

Notes:

(1)

Beneficial ownership percentages represent beneficial ownership of our total issued and outstanding share capital immediately after the completion of this offering, assuming the underwriters do not exercise their over-allotment option and the completion of the Share Distribution. Beneficial ownership is determined in accordance with the rules and regulations of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, we have included shares that the person has the right to acquire within 60 days, including through the exercise of any option, warrant, or other right or the conversion of any other security. These shares, however, are not included in the computation of the percentage ownership of any other person. See also “Principal Shareholders.”

(2)

Voting power percentages represent aggregate voting power of our total issued and outstanding share capital immediately after the completion of this offering, assuming the underwriters do not exercise their over-allotment option and the completion of the Share Distribution, and are calculated by dividing the voting power beneficially owned by such person or group by the voting power of all of our issued and outstanding Class A ordinary shares and Class B ordinary shares as a single class. In respect of matters requiring a shareholder vote, each Class A ordinary share is entitled to one vote and each Class B ordinary share is entitled to ten votes and is convertible into one Class A ordinary share at any time by the holder thereof. Class A ordinary shares are not convertible into Class B ordinary shares under any circumstances. See also “Description of Share Capital—Ordinary Shares.”

(3)	Dr. Dongliang Chang, Mr. Zhengyu Wu and Zhejiang Xingke Technology Development Investment Co., Ltd. hold 76%, 19% and 5% equity interests in Jiaxing MOLBASE, respectively.
(4)	Dr. Dongliang Chang and Mr. Zhengyu Wu hold 80% and 20% equity interests in Shanghai MOLBASE, respectively.

Corporate Information

Our principal executive offices are located at 5/F, Building 12, 1001 North Qinzhou Road, Xuhui District, Shanghai 201109, People’s Republic of China. Our telephone number at this address is +86 21-5436-5166. Our registered office in the Cayman Islands is located at Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands.

Investors should submit any inquiries to the address and telephone number of our principal executive offices. Our main websites are www.molbase.cn and www.molbase.com. The information contained on our websites is not a part of this prospectus. Our agent for service of process in the United States is Cogency Global Inc., located at 122 East 42nd Street, 18th Floor, New York, NY 10168.

Conventions that Apply to this Prospectus

Unless otherwise indicated or the context otherwise requires, references in this prospectus to:

•	“ADRs” are to the American depositary receipts that evidence the ADSs;

•	“ADSs” are to the American depositary shares, each of which represents Class A ordinary shares;

•	“China” or the “PRC” are to the People’s Republic of China, excluding, for the purposes of this prospectus only, Hong Kong, Macau and Taiwan;

•	“Class A ordinary shares” are to our Class A ordinary shares, par value US$0.00005 per share;

•	“Class B ordinary shares” are to our Class B ordinary shares, par value US$0.00005 per share;

•	“MOLBASE group” are to MOLBASE Inc., a Cayman Islands exempted company, its subsidiaries and its VIEs, but excluding, Molecular Data Inc., its subsidiaries and its VIEs;

•	“we,” “us,” “our company” and “our” are to Molecular Data Inc., our Cayman Islands holding company and its subsidiaries and, its VIEs and the subsidiary of the VIEs;

•

“Restructuring” are to the establishment of Molecular Data Inc., its subsidiaries and its VIEs and the transfer of our business from the MOLBASE group to the subsidiaries and VIEs of Molecular Data Inc.;

•	“RMB” and “Renminbi” are to the legal currency of China;

•

“shares” or “ordinary shares” are to our ordinary shares, par value US$0.00005 per share, and upon and after the completion of this offering, are to our Class A and Class B ordinary shares, par value US$0.00005 per share;

•	“US$,” “U.S. dollars,” “$,” and “dollars” are to the legal currency of the United States;

•	“customers” are to the users who placed at least one order at our Online Platform;

•	“suppliers” are to the users who posted their chemicals for sale at our Online Platform;

•

“GMV” are to gross merchandise value of the transaction orders placed by customers under the direct sales model or the gross merchandise value of the transaction orders we facilitate between customers and suppliers under the marketplace model during the specified period; under the direct sales model, the GMV does not include discounts or returns by the customers and may include the shipping fees in some cases; under the marketplace model, the GMV does not include shipping fees or discounts, regardless of whether the chemicals are actually delivered or returned;

•

“transacting customers” for a certain period are to customers who complete at least one chemicals transaction under either direct sales model or marketplace model on our Online Platform during that period; a transacting customer who completes at least one chemicals transaction under both direct sales model and marketplace model in such period is calculated as one transacting customer;

•

“transacting suppliers” for a certain period are to suppliers who complete at least one chemicals transaction under either direct sales model or marketplace model on our Online Platform during that period; a transacting supplier who completes at least one chemicals transaction under both direct sales model and marketplace model in such period is calculated as one transacting supplier;

•

“average monthly transacting users” for a certain period are to the monthly average number of transacting customers and suppliers during that period, calculated by dividing (i) the total number of transacting customers and suppliers (eliminating duplicates) in each month of such period by (ii) the number of months in the same period;

•

“transaction orders” are to the total number of orders for chemicals placed under the direct sales model or we facilitate under the marketplace model on our Online Platform, regardless of whether the chemicals are actually sold, delivered or returned;

•	“MOLBASE Online Mall” are to the chemical e-commerce platform located at molbase.cn and molbase.com; and

•	“user” are to any participant who uses our Online Platform.

Unless the context indicates otherwise, all information in this prospectus assumes no exercise by the underwriters of their over-allotment option.

Our reporting currency is the Renminbi. This prospectus also contains translations of certain foreign currency amounts into U.S. dollars for the convenience of the reader. Unless otherwise stated, all translations from Renminbi to U.S. dollars were made at RMB7.1477 to US$1.00, the noon buying rate on September 30, 2019 as set forth in the H.10 statistical release of the Federal Reserve Board. We make no representation that the Renminbi or U.S. dollar amounts referred to in this prospectus could have been or could be converted into U.S. dollars or Renminbi, as the case may be, at any particular rate or at all. The PRC government restricts or prohibits the conversion of Renminbi into foreign currency and foreign currency into Renminbi for certain types of transactions. On November 29, 2019, the noon buying rate set forth in the H.10 statistical release of the Federal Reserve Board was RMB7.0308 to US$1.00.

THE OFFERING

Offering price	We currently estimate that the initial public offering price will be between US$ and US$ per ADS.

ADSs offered by us	ADSs (or ADSs if the underwriters exercise their over-allotment option in full).

ADSs outstanding immediately after this offering	ADSs (or ADSs if the underwriters exercise their over-allotment option in full).
Ordinary shares outstanding immediately after this offering	ordinary shares, comprised of Class A ordinary shares and Class B ordinary shares (or ordinary shares if the underwriter exercise their over-allotment option in full, comprised of Class A ordinary shares and Class B ordinary shares).

Within six months following this offering, the existing shareholders of MOLBASE Inc. would become our shareholders through a distribution of our shares in proportion to MOLBASE Inc.’s current shareholding structure. Assuming the completion of such share distribution, we will have ordinary shares, comprised of Class A ordinary shares and 54,819,733 Class B ordinary shares (or ordinary shares if the underwriter exercise their over-allotment option in full, comprised of Class A ordinary shares and 54,819,733 Class B ordinary shares).

The ADSs	Each ADS represents Class A ordinary shares, par value US$0.00005 per share.

The depositary will hold Class A ordinary shares underlying your ADSs. You will have rights as provided in the deposit agreement among us, the depositary and holders and beneficial owners of ADSs from time to time.

We do not expect to pay dividends in the foreseeable future. If, however, we declare dividends on our ordinary shares, the depositary will pay you the cash dividends and other distributions it receives on our ordinary shares after deducting its fees and expenses in accordance with the terms set forth in the deposit agreement.

You may surrender your ADSs to the depositary in exchange for Class A ordinary shares. The depositary will charge you fees for any exchange.

We may amend or terminate the deposit agreement without your consent. If you continue to hold your ADSs after an amendment to the deposit agreement, you agree to be bound by the deposit agreement as amended.

To better understand the terms of the ADSs, you should carefully read the “Description of American Depositary Shares” section of this prospectus. You should also read the deposit agreement, which is filed as an exhibit to the registration statement that includes this prospectus.

Ordinary shares	Our ordinary shares will be divided into Class A ordinary shares and Class B ordinary shares immediately prior to the completion of this offering. Holders of Class A ordinary shares and Class B ordinary shares will have the same rights except for voting and conversion rights. In respect of matters requiring a shareholder vote, each Class A ordinary share will be entitled to one vote, and each Class B ordinary share will be entitled to ten votes. Each Class B ordinary share is convertible into one Class A ordinary share at any time by the holder thereof. Class A ordinary shares are not convertible into Class B ordinary shares under any circumstances.

Upon any sale, transfer, assignment or disposition of any Class B ordinary share by MOLBASE Inc. to any person who is not our founder, Dr. Dongliang Chang, or his affiliate, or the change of ultimate beneficial ownership of any Class B ordinary shares from MOLBASE Inc. to any person who is not our founder, Dr. Dongliang Chang, or his affiliate, each of such Class B ordinary shares shall be automatically and immediately converted into one Class A ordinary share.

Upon any sale, transfer, assignment or disposition of any Class B ordinary share by our founder, Dr. Dongliang Chang, to any person who is not his affiliate, or upon a change of ultimate beneficial ownership of any Class B ordinary share from our founder, Dr. Dongliang Chang to any person who is not his affiliate, each of such Class B ordinary share shall be automatically and immediately converted into one Class A ordinary share.

For a description of Class A ordinary shares and Class B ordinary shares, see “Description of Share Capital.”

Over-allotment option	We have granted to the underwriters an option, exercisable within 30 days from the date of this prospectus, to purchase up to an aggregate of additional ADSs.

Use of proceeds	We expect that we will receive net proceeds of approximately US$ million from this offering or approximately US$ million if the underwriters exercise their over-allotment option in full, assuming an initial public offering price of US$ per ADS, which is the midpoint of the estimated range of the initial public offering price, after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

We intend to use the net proceeds from this offering to invest in logistics and warehousing capabilities, enhance our technology and retain qualified personnel, make strategic acquisition and cross-border investment, and for other general corporate purposes, including general marketing and administrative purposes. See “Use of Proceeds” for more information.

Lock-up	[We, our directors, executive officers, existing shareholders and option holders] have agreed with the underwriters not to sell, transfer or dispose of any ADSs, ordinary shares or similar securities for a period of 180 days after the date of this prospectus. See “Shares Eligible for Future Sale” and “Underwriting.”

[Directed Share Program	At our request, the underwriters have reserved for sale, at the initial public offering price, up to an aggregate of ADSs offered in this offering to some of our directors, officers, employees, business associates and related persons through a directed share program.]

Listing	We intend to apply to have the ADSs listed on the Nasdaq Stock Market under the symbol “MKD.” The ADSs and shares will not be listed on any other stock exchange or traded on any automated quotation system.

Payment and settlement	The underwriters expect to deliver the ADSs against payment therefor through the facilities of The Depository Trust Company on , 2019.

Depositary	JPMorgan Chase Bank, N.A.

Molecular Data Inc. is 100% owned by MOLBASE Inc. We expect that, within six months following this offering, the existing shareholders of MOLBASE Inc. would become our shareholders through a distribution of our shares in proportion to MOLBASE Inc.’s current shareholding structure, and MOLBASE Inc. will remain our parent company until this Share Distribution takes place.

The number of ordinary shares that will be outstanding immediately after this offering:

•

is based on 310,627,024 ordinary shares outstanding as of the date of this prospectus, assuming the completion of Share Distribution, including (i) 255,807,291 Class A ordinary shares, and (ii) 54,819,733 Class B ordinary shares;

•

includes              Class A ordinary shares in the form of ADSs that we will issue and sell in this offering, assuming the underwriters do not exercise their over-allotment option to purchase additional ADSs; and

•

excludes 48,676,179 Class A ordinary shares reserved for future issuances under our 2018 Share Plan and              Class A ordinary shares reserved for future issuances under our 2019 Share Incentive Plan, including 37,565,539 ordinary shares issuable upon exercise of options outstanding as of the date of this prospectus.

Except as otherwise indicated, all information in this prospectus assumes:

•	no exercise of the underwriters’ option to purchase additional ADSs.

SUMMARY CONSOLIDATED FINANCIAL AND OPERATING DATA

The following summary consolidated statements of comprehensive loss data for the years ended December 31, 2016, 2017 and 2018, summary consolidated balance sheets data as of December 31, 2017 and 2018 and summary consolidated cash flows data for the year ended December 31, 2016, 2017 and 2018 have been derived from our audited consolidated financial statements included elsewhere in this prospectus. The following summary consolidated statements of comprehensive loss for the nine months ended September 30, 2018 and 2019, summary consolidated balance sheet data as of September 30, 2019, and summary consolidated cash flow data for the nine months ended September 30, 2018 and 2019 have been derived from our unaudited interim condensed consolidated financial statements included elsewhere in this prospectus and have been prepared on the same basis as our audited consolidated financial statements and include all adjustments, consisting only of normal and recurring adjustments, that we consider necessary for a fair presentation of our financial position and operating results for the periods presented.

Our consolidated financial statements are prepared and presented in accordance with accounting principles generally accepted in the United States of America, or U.S. GAAP. Our historical results are not necessarily indicative of results expected for future periods. You should read this Summary Consolidated Financial Data section together with our consolidated financial statements and the related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.

The following table presents our summary consolidated statements of comprehensive loss data for the periods indicated:

	For the Year Ended December 31,				For the Nine Months Ended September 30,
	2016	2017	2018		2018	2019
	RMB	RMB	RMB	US$	RMB	RMB	US$
					(Unaudited)	(Unaudited)
	(in thousands, except for per share data)
Summary Consolidated Statements of Comprehensive Loss Data:
Net revenues	3,206,079	4,201,907	9,053,266	1,266,598	6,083,686	9,144,639	1,279,382
Chemical trading—direct sales model	3,203,742	4,199,661	9,045,458	1,265,506	6,080,902	9,126,389	1,276,829
Chemical trading—marketplace model	1,560	972	4,387	614	1,117	10,917	1,527
Online membership service	777	1,274	3,421	478	1,667	6,910	967
Financial service	—	—	—	—	—	423	59
Cost of revenues	(3,179,961)	(4,151,673)	(8,973,097)	(1,255,382)	(6,037,234)	(9,078,986)	(1,270,197)

Gross profit	26,118	50,234	80,169	11,216	46,452	65,653	9,185

Operating expenses:
Sales and marketing expenses(1)	(59,160)	(64,962)	(103,293)	(14,451)	(53,013)	(83,169)	(11,636)
General and administrative expenses(1)	(41,801)	(41,718)	(173,872)	(24,325)	(40,793)	(78,117)	(10,929)
Research and development expenses(1)	(20,067)	(18,608)	(36,889)	(5,161)	(19,730)	(30,503)	(4,268)
Allowance for doubtful accounts	(10,863)	(14,677)	(1,907)	(267)	(4,943)	(7,481)	(1,047)
Impairment for long-term investment	—	(1,450)	—	—	—	—	—

Total operating expenses	(131,891)	(141,415)	(315,961)	(44,204)	(118,479)	(199,270)	(27,880)

	For the Year Ended December 31,				For the Nine Months Ended September 30,
	2016	2017	2018		2018	2019
	RMB	RMB	RMB	US$	RMB	RMB	US$
					(Unaudited)	(Unaudited)
	(in thousands, except for per share data)
Operating loss	(105,773)	(91,181)	(235,792)	(32,988)	(72,027)	(133,617)	(18,695)
Interest expenses, net	(8,436)	(16,828)	(19,049)	(2,665)	(15,107)	(2,175)	(304)
Foreign exchange gain (loss)	(1,057)	(552)	(3,033)	(424)	(3,024)	173	24
Other income, net	1,330	754	3,235	452	2,397	2,397	335

Loss before income tax	(113,936)	(107,807)	(254,639)	(35,625)	(87,761)	(133,222)	(18,640)
Income tax expense	—	—	—	—	(277)	—	—
Net loss	(113,936)	(107,807)	(254,639)	(35,625)	(88,038)	(133,222)	(18,640)

Net loss attributable to Molecular Data Inc.	(113,936)	(107,807)	(254,639)	(35,625)	(88,038)	(133,222)	(18,640)

Loss per share
Basic and diluted	(0.37)	(0.35)	(0.82)	(0.11)	(0.28)	(0.43)	(0.06)
Weighted average shares outstanding
Basic and diluted	310,627,024	310,627,024	310,627,024	310,627,024	310,627,024	310,627,024	310,627,024
Other comprehensive income, net of tax of nil	—	—	—	—	—	—	—

Comprehensive loss	(113,936)	(107,807)	(254,639)	(35,625)	(88,038)	(133,222)	(18,640)

Comprehensive loss attributable to Molecular Data Inc.	(113,936)	(107,807)	(254,639)	(35,625)	(88,038)	(133,222)	(18,640)

Note:

(1)	Including share-based compensation expenses as follows:

	For the Year Ended December 31,				For the Nine Months Ended September 30,
	2016	2017	2018		2018	2019
	RMB	RMB	RMB	US$	RMB	RMB	US$
					(Unaudited)	(Unaudited)
	(in thousands)
Sales and marketing expenses	—	—	7,942	1,111	—	11,246	1,573
General and administrative expenses	—	—	109,956	15,383	—	16,715	2,339
Research and development expenses	—	—	6,124	857	—	2,798	391
Total	—	—	124,022	17,351	—	30,759	4,303

The following table presents our summary consolidated balance sheets data as of the dates indicated:

	As of December 31,			As of September 30,
	2017	2018		2019
	RMB	RMB	US$	RMB	US$
				(Unaudited)
	(in thousands)
Summary Consolidated Balance Sheets Data:
Cash and cash equivalents	38,522	6,477	906	36,867	5,158
Restricted cash	67,500	—	—	39,001	5,456
Accounts receivable, net	53,928	40,730	5,698	26,839	3,755
Prepayments and other current assets	153,606	295,985	41,410	209,610	29,325
Total current assets	376,456	367,702	51,443	375,041	52,470
Total assets	381,148	371,598	51,989	381,027	53,307
Total current liabilities	299,855	255,417	35,734	374,094	52,338
Total liabilities	375,247	433,223	60,610	545,115	76,265
Total shareholders’ equity (deficit)	5,901	(61,625)	(8,621)	(164,088)	(22,958)

The following table presents our summary consolidated cash flows data for the periods indicated:

	For the Year Ended December 31,				For the Nine Months Ended September 30,
	2016	2017	2018		2018	2019
	RMB	RMB	RMB	US$	RMB	RMB	US$
					(Unaudited)	(Unaudited)
	(in thousands)
Summary Consolidated Cash Flows Data:
Net cash used in operating activities	(145,592)	(186,703)	(134,636)	(18,836)	(53,426)	(33,412)	(4,675)
Net cash used in investing activities	(2,645)	(3,982)	(2,242)	(314)	(1,332)	(1,666)	(233)
Net cash generated from financing activities	173,302	262,849	37,333	5,223	21,178	104,469	14,616

Net increase/(decrease) in cash and cash equivalents and restricted cash	25,065	72,164	(99,545)	(13,927)	(33,580)	69,391	9,708
Cash, cash equivalents and restricted cash at beginning of the period	8,793	33,858	106,022	14,833	106,022	6,477	906
Cash, cash equivalents and restricted cash at end of the period	33,858	106,022	6,477	906	72,442	75,868	10,614

The following table presents certain of our operating data for the periods indicated or as of the dates indicated:

	For the Year Ended December 31,			For the Nine Months Ended September 30,
	2016	2017	2018	2018	2019
	(RMB in billions)
GMV
Direct sales model	3.2	4.2	9.0	6.1	9.1
Marketplace model	36.4	79.0	160.7	120.8	176.8
Total GMV	39.6	83.2	169.7	126.9	185.9

	For the Year ended December 31,			For the Nine Months Ended September 30,
	2016	2017	2018	2018	2019
Total number of transacting customers	20,475	27,430	35,565	27,960	24,368
Direct sales model	2,666	3,436	4,032	3,279	3,244
Marketplace model	19,018	25,308	32,534	25,927	21,726
Total number of transacting suppliers	11,229	15,787	17,156	15,435	17,419
Direct sales model	1,857	2,078	2,493	2,044	2,096
Marketplace model	9,949	14,208	15,408	14,013	15,721
Total number of transaction orders	89,712	110,499	166,136	117,777	119,651
Direct sales model	31,752	38,827	50,384	34,200	40,073
Marketplace model	57,960	71,672	115,752	83,577	79,578

	As of December 31,			As of September 30,
	2016	2017	2018	2018	2019
Direct sales model(1)(2):
Total number of customers	3,131	5,375	9,007	7,486	11,119
Total number of suppliers	2,346	3,725	5,163	4,783	6,168
Marketplace model(1)(2):
Total number of customers	41,045	63,409	90,129	84,221	105,581
Total number of suppliers	28,419	30,280	32,013	31,820	32,675
Total number of customers(1)(3)	42,650	65,983	94,373	87,526	110,948
Total number of suppliers(1)(3)	28,903	31,171	33,752	33,302	35,085
Total number of chemical compounds(1)	1,377,043	7,020,855	8,790,356	8,785,754	10,299,811

Notes:

(1)	Calculated on a cumulative basis since our inception, which included customers or suppliers that may not be current users of our platform.
(2)	Customers and suppliers may have presence under both direct sales model and marketplace model. Dual presence under both models have not been eliminated.
(3)	Duplicates have been eliminated so that customers or suppliers who uses both our direct sales model and marketplace model would be counted as one customers or suppliers as of the specified date.

RISK FACTORS

An investment in the ADSs involves significant risks. You should consider carefully all of the information in this prospectus, including the risks and uncertainties described below, before making an investment in the ADSs. Any of the following risks could have a material and adverse effect on our business, financial condition and results of operations. In any such case, the market price of the ADSs could decline, and you may lose all or part of your investment.

Risks Related to Our Business and Industry

The proper functioning of our IT systems and technology infrastructure is essential to our business. Any disruption to our IT systems and technology infrastructure could materially affect our ability to maintain the satisfactory performance of our platform and deliver consistent services to our users.

Our IT systems mainly include technology infrastructure supporting the user interface of our Online Platform, consisting of both PC end and mobile end, as well as our knowledge and AI engines, SaaS, financial solutions, and warehousing and logistics solutions. The reliability, availability and satisfactory performance of our IT systems are critical to our success, our ability to attract and retain customers and our ability to maintain a satisfactory user experience and customer service. Our servers may be vulnerable to computer viruses, traffic spike that exceeds the capacity of our servers, electricity power interruptions, physical or electronic break-ins and similar disruptions, which could lead to system interruptions, website slowdown and unavailability, delays in transaction processing, loss of data, and the inability to accept and fulfill customer orders. We have experienced four minor technical system interruptions over the past three years. Even though such technical system interruptions did not cause any material impact to our operation, we can provide no assurance that we will not experience unexpected interruptions in the future and whether such future interruptions will have material impact on our operation. We can provide no assurance that our current security mechanisms will be sufficient to protect our IT systems and technology infrastructure from any third-party intrusions, electricity power interruptions, viruses and hacker attacks, information and data theft, and other similar activities. Any such future occurrences could damage our reputation, impact our operational and financial results, and result in a material decrease in our revenue.

Additionally, we are constantly upgrading our internet platform to provide increased scale, improved performance, additional built-in functionality and additional capacity. Maintaining and upgrading our technology infrastructure require significant investment of time and resources, including adding new hardware, updating software, and recruiting and training new engineering personnel. During updates, our systems may experience interruptions, and the new technologies and infrastructures may not be fully integrated with the existing systems timely, or at all. Any failure to maintain and improve our technology infrastructure could result in unanticipated system disruptions, slower response times, impaired quality of user experience and delays in reporting accurate operating and financial information, which in turn, could materially and adversely affect our business, financial condition and results of operations.

We have incurred, and in the future may continue to incur, net losses.

We have incurred significant losses in the past. We incurred net losses of RMB113.9 million in 2016, RMB107.8 million in 2017 and RMB254.6 million (US$35.6 million) in 2018, and also net losses of RMB88.0 million in the nine months ended September 30, 2018 and RMB133.2 million (US$18.6 million) in the nine months ended September 30, 2019. We cannot assure you that we will be able to generate net profits in the future. Our ability to achieve profitability will depend primarily on our ability to increase our operating margin, either by growing our revenues at a rate faster than our cost of revenues increase or by reducing our cost of revenues or operating expenses as a percentage of our net revenues. There can be no assurance that we will achieve this goal, and we may continue to experience losses in the future. We also had negative operating cash flow in the past. To the extent that we have negative operating cash flow in future periods, we may need to allocate a portion of our cash reserves to fund our operations, including repayment of the Restructuring consideration. We may also be required to raise additional funds through the issuance of equity or debt securities. There can be no assurance that we will be able to generate a positive cash flow from our operations, that additional capital or other types of financing will be available when needed or that these financings will be on terms favorable to our company.

Any harm to our brand, failure to maintain and enhance our brand recognition, or failure to do so in a cost-effective manner may materially and adversely affect our business and results of operations.

We believe that the recognition and reputation of our MOLBASE brand among our customers, suppliers and other participants in the chemical industry have contributed significantly to the growth and success of our business. Maintaining and enhancing the recognition and reputation of our brand are critical to our business and competitiveness. Many factors, some of which are beyond our control, are important to maintain and enhance our brand. These factors include our abilities to:

•	provide compelling transaction experience to customers;

•	maintain the popularity, quality and authenticity of the chemicals we offer;

•	maintain the efficiency, safety, reliability and quality of our warehousing and logistics solutions;

•	maintain or improve customers’ satisfaction with our customer services;

•	increase brand awareness through marketing and brand promotion activities;

•

preserve our reputation and goodwill in the event of any negative publicity on customer service, internet security, product quality, price or authenticity, or other issues affecting us or other e-commerce business in China; and

•	maintain our cooperative relationships with suppliers and third-party service providers.

If we are unable to maintain our reputation, enhance our brand recognition or increase positive awareness of our Online Platform, the chemicals we sell, and our services, it may be difficult to maintain and grow our customer base, and our business and growth prospects may be materially and adversely affected.

Furthermore, if we are unable to conduct our branding and marketing activities cost-effectively, our financial condition and results of operations may be materially and adversely affected. We have incurred expenses on a variety of different sales and marketing promotion efforts designed to enhance our brand recognition and increase sales of chemicals and our services. Our marketing and promotional activities may not be well received by customers and may not result in the levels of sales of chemicals and services that we anticipate. We incurred sales and marketing expenses of RMB59.2 million, RMB65.0 million and RMB103.3 million (US$14.5 million) in 2016, 2017 and 2018, and RMB53.0 million and RMB83.2 million (US$11.6 million) for the nine months ended September 30, 2018 and 2019, respectively, representing 1.8%, 1.5%, 1.1%, 0.9% and 0.9% of total net revenues in the corresponding periods. Marketing approaches and tools in the consumer products market in China are evolving. This further requires us to enhance our marketing approaches and experiment with new marketing methods to keep pace with industry developments and consumer preferences, which may not be as cost-effective as our marketing activities in the past and may lead to significantly higher marketing expenses in the future. Failure to refine our existing marketing approaches or to introduce new effective marketing approaches in a cost-effective manner could impact our revenues and profitability.

We are exposed to fluctuations in the supply of, or demand for, chemicals, along with the conditions underlying such fluctuations, which could adversely affect chemicals transaction volume and price.

The volumes of supply and demand for chemicals vary from time to time resulting from changes in resource availability, government policies and regulations, costs of production, demand in end markets for chemicals. As we currently derive our revenues mainly from a limited number of chemical categories, any event that adversely affects the supply and demand for the chemicals in those chemical categories may harm our growth strategies and business prospects. As we expand our business into global markets, we are exposed to risks related to fluctuations in global production capacity and demand levels for chemicals, credit markets, chemicals transaction volume in other key export regions, such as the United States, India, Korea, Netherland, Germany, the United Kingdom, Canada, France, Russia, and Australia, as well as global and regional economic conditions.

Changes in the fluctuation conditions may also adversely impact our results of operations and financial performance. For example, a decline in economic and global financial conditions or in a specific country, region or sector may cause decline in the supply of or demand for chemicals in such country, region or sector, thus negatively affecting our business, results of operations, and earnings. Other examples of conditions which might result in fluctuations in the supply of, or demand for, chemicals include that: (i) the insolvency of key suppliers, particularly those with whom we have long-term supply agreements, could result in supply chain difficulties, unmatched chemicals price exposure and/or a reduction in chemicals available for our Online Platform; (ii) a significant reduction or increase in commodity prices could result in customers or suppliers, as the case may be, being unwilling or unable to honor their contractual commitments to purchase or sell chemicals on pre-agreed pricing terms; and (iii) a decline in the value of inventories may result in write-downs.

Due to the lack of information transparency and inefficient supply chain management in the chemical industry, there has long been an industry-wide oversupply of chemicals in China, which has caused substantial declines in prices of certain low-tech chemicals and related raw materials. If the price of certain chemicals continues to decrease, the lower selling price may cause lower benefits for us to sell chemicals under direct sales model and for us to collect commissions and service fees for suppliers conducting transactions under marketplace model on our Online Platform, as a result of which, our financial performance may be adversely affected. Under our direct sales model, we generally acquire chemicals from suppliers after the customers place an order and sell directly to customers, and we manage our inventory of chemicals so as to fulfill customer orders in a timely fashion. Therefore, in the event that the supply of chemicals decreases so that price of chemicals increases, and that we are unable to pass on the entirety or a majority of such increase in costs to our customers, our financial performance may be adversely affected.

We are reliant on chemical logistics service providers and warehouses across China to meet the growing demands of our customers.

To better serve our customers, we cooperate with third-party service providers of warehousing and logistics solutions, and rely on them to provide supporting services across our value chain. We believe we have a good business relationship with such service providers; however, there can be no assurance that we will be able to maintain a good relationship with them or renew our agreements with them on commercially reasonable terms, if at all. If we fail to continue our cooperation with such service providers, or if their business or operations are interrupted or fail, and we fail to find comparable alternatives on reasonable terms, our business may be materially and adversely affected.

We believe that providing better warehousing and logistics solutions that cover a wider range of geographical areas is essential to improve customer experience and maximize our future growth. As of September 30, 2019, we operated warehouses, all of which are leased properties, in 10 cities across China. We hired third-party delivery services providers to deliver chemicals sold on our Online Platform. As our Online Platform connects to an increasing number of suppliers and customers, and marketplace model becomes increasingly significant to our business, more types of chemicals will need to be delivered to more areas across China. Our current leased warehouses and third-party logistic service providers will not be able to meet such growing demands of our customers.

We plan to establish more warehouses in additional locations, including those smaller and less developed areas, to keep providing warehousing services to customers efficiently. We also plan to introduce more warehousing service providers to join our Chemicals Cloud Warehousing Project that matches customers’ and suppliers’ orders with available warehousing service providers. However, we cannot guarantee that we will be able to locate more warehousing resources in the abovementioned ways. If we fail to locate more warehouses either by leasing or purchasing more properties, by strategic alliance or investment in enterprises who own warehouses and required licenses, or by attracting more warehousing service providers to join Chemicals Cloud Warehousing Project, our warehousing services will not meet the demand of our customers. In addition, we need more logistics service resources to meet the growing demand for logistics solutions of our suppliers and customers. We plan to find more logistics solutions and attract more logistics service providers to register on our Chemical Community App that automatically connects logistics service providers to suppliers in need of logistics solutions. If we fail to do so either by hiring and attracting new logistics service providers, or by obtaining required licenses and operating our own vehicles, our logistics solutions will disappoint our customers, and may reduce their interest in keeping using our Online Platform. Failure to expand warehouses or logistics solutions will cause our business to be materially and adversely affected.

If we cannot manage the growth of our business or execute our strategies effectively, our business and prospects may be materially and adversely affected.

We have experienced rapid growth since our inception. Our net revenues was RMB3.2 billion, RMB4.2 billion and RMB9.1 billion (US$1.3 billion) in 2016, 2017 and 2018, and RMB6.1 billion and RMB9.1 billion (US$1.3 billion) for the nine months ended September 30, 2018 and 2019, respectively. The number of our suppliers and customers increased from 28,903 and 42,650 as of December 31, 2016, to 31,171 and 65,983 as of December 31, 2017, and further increased to 33,752 and 94,373 as of December 31, 2018, respectively. As of September 30, 2019, the number of our suppliers and customers reached 35,085 and 110,948, respectively. However, our historical growth rates may not be indicative of our future growth. We cannot assure you that we will be able to achieve similar results or grow at the same rate as we did in the past.

Our business and prospects may be materially and adversely affected if we fail to manage our growth or execute our strategies to attract and retain a critical mass of customers on our Online Platform. Our business has become increasingly complex as the scale, diversity and geographic coverage of our business and our workforce continue to grow. We are still in the process of integrating various business functions and establishing synergies. We also anticipate further expansion in the global markets. Such expansion will increase the complexity of our operations and place a significant strain on our management, operational and financial resources. We will be exposed to political, social or economic instability in foreign markets or regions in which we operate, and such tensions may impact our successful expansion into the global market.

Moreover, our current and planned staffing, systems, policies, procedures and controls may not be adequate to support our future operations. To effectively manage the expected growth of our operations and personnel, we will need to continue to improve our transaction processing, operational and financial systems, policies, procedures and internal controls, which could be particularly challenging if we start new business operations in new business sectors or geographic areas. These efforts will require significant managerial, financial and human resources. The emergence of new disruptive business models and technology could also impose risks on our future growth. We may fail to compete effectively with such new models or technology. We cannot assure you that we will be able to effectively manage our growth or to implement all these systems, procedures, control measures, business models and technological developments successfully. If we are not able to manage our growth effectively, our business and prospects may be materially and adversely affected.

We have a limited operating history in the new and dynamic chemical e-commerce industry, which makes it difficult for investors to evaluate our future prospects, and we cannot guarantee that our current or future strategies will be successfully implemented or will generate sustainable profit.

The chemical e-commerce industry is a nascent industry that emerged very recently, which may not develop into the stage and scale that we expect. We can learn from very few past experience of other industry participants’ or of ourselves’. Besides, the long term viability and prospects of the chemical e-commerce industry in China remain untested and are subject to significant uncertainty. We commenced our operations in March 2013 and have a limited operating history. We have limited experience in operating under direct sales and marketplace models, as they were first launched in 2014. In addition, we have limited experience in providing supporting solutions such as financial solutions, and warehousing and logistics solutions to our customers and suppliers. As our business grows or in response to fierce competition, we may continue to introduce new services, adjust our existing services, or adjust our business operations in general. For example, we may seek advancement in the cloud-based transport and storage management system, which may incur considerable costs. We may also seek to purchase properties and vehicles to develop our own warehousing and logistics solutions, which may result in additional costs and expenses. Furthermore, we rely on banks and other non-bank financial institutions we cooperate with, to provide financial solutions to our customers and suppliers. Our ability to continuously attract financing providers on reasonable terms is critical to our business. Any significant change to our business model that does not achieve expected results may have a material and adverse impact on our financial condition and results of operations.

You should consider our business and prospects in light of the risks and challenges that we encounter or may encounter given the rapidly-evolving market in which we operate and our limited operating history. These risks and challenges include our abilities to, among other things:

•	sustain and improve the quality of chemicals on our Online Platform and provide satisfactory customer experience;

•	maintain and enhance our relationship and business collaboration with our business partners, including suppliers, warehousing and logistics service providers, and financing providers;

•	develop sufficient, diversified, cost-efficient and reliable financing sources;

•	expand our prospective customer base, further to include customers from overseas market;

•	enhance our technology infrastructure to support the growth of our business and maintain the security of our system;

•	navigate the complex and evolving regulatory environment in China, and geopolitical tensions in global markets;

•	withstand fluctuations in the supply and demand of chemicals and related raw materials;

•	manage our strategic investments and alliances in auxiliary services and sectors;

•	respond to macroeconomic conditions and fluctuations; and

•	defend ourselves against legal and regulatory actions, such as actions involving intellectual property.

We are reliant on suppliers for our supply of chemicals under direct sales model. If we fail to maintain good relationship with them, or find alternatives on reasonable terms, our business and financial performance may be materially and adversely affected.

We source the chemicals we sell under direct sales model from suppliers. Our business, results of operations, financial condition and prospects could be materially and adversely impacted if we are unable to continue sourcing sufficient volumes of quality chemicals from current suppliers or expand our sourcing network to include new suppliers on reasonable terms and prices. We have entered into supply agreements with each of these suppliers. We cannot assure you that we will be able to maintain our existing relationships with these suppliers and continue to be able to source chemicals in stable quantities and at a reasonable price or at all. If we fail to maintain or renew these agreements on reasonable terms or enter into comparable agreements with other suppliers as substitutes, our business and operation could be materially and adversely affected.

Additionally, if our supply of chemicals is interrupted for whatever reason or there are significant increases in the prices, our business, financial condition, results of operations and prospects may be materially and adversely affected. Changes in business conditions, force majeure, governmental changes and other factors beyond our control or that we do not presently anticipate could also affect our suppliers’ ability to deliver chemicals to us on a timely basis. Any of the foregoing could materially and adversely affect our results of operations, financial condition and prospects.

We are reliant on third-party suppliers to sell their chemicals on our Online Platform under marketplace model. If we fail to keep providing satisfying services to these third-party suppliers or retain them in using our Online Platform, our business and financial performance may be materially and adversely affected.

Certain third-party suppliers sell their chemicals on our Online Platform, both through our websites, molbase.cn and molbase.com, Moku Data, one of our Weixin subscription accounts, and Chemical Business Secretary, a Weixin mini program. We rely on these third-party suppliers to provide a wide variety of chemicals that may not be available under direct sales model to customers on our Online Platform, and to enlarge our user base. We previously enabled suppliers to post information of the chemicals they sell on our Online Platform and use our intelligent matching services to connect to customers for free, and only charged service fees to certain suppliers who use value-added services on our website. As our business grows, we plan to charge suppliers higher service fees or commissions with regard to each transaction completed through our Online Platform. We believe we have good relationships with third-party suppliers both on our website and on Moku Data, but we cannot guarantee that we will be able to keep providing satisfactory services to them, especially when we start generating revenues by increasing their cost in using our services. If we fail to keep third-party suppliers using our Online Platform, we may lose certain customers, and our business and financial performance may be adversely impacted. Furthermore, in order for our marketplace model to be successful, we may need to continue to identify and attract new suppliers, and we may not be successful in this regard.

Our business is subject to intense competition, and we may fail to compete successfully against existing or new competitors, including certain matured large-scale enterprises, which may reduce demand for our services and chemicals we sell, reduce operating margins, and result in loss of market share, departures of qualified employees and increased capital expenditures.

The chemical e-commerce industry in China is intensely competitive. Our current or potential competitors include other chemical e-commerce platforms, major e-commerce companies in China that offer a wide range of general merchandise product categories, and traditional chemical manufactures in China that are moving into online retailing.

We face a variety of competitive challenges with respect to sourcing chemicals efficiently, pricing chemicals competitively, anticipating and quickly responding to changes in customer demands, maintaining favorable brand recognition and providing quality services, finding sources of warehousing and logistics solutions of good quality, and other potential challenges. If we cannot properly address these competitive challenges, our business and prospects would be materially and adversely affected.

Some of our current and potential competitors, especially major e-commerce companies in China that offer a wide range of product categories, have significantly greater financial, marketing and other resources. Certain competitors may be able to secure products from suppliers on more favorable terms, devote greater resources to marketing and promotional campaigns, adopt more aggressive pricing or inventory policies, and devote substantially more resources to website and system development. Increased competition may reduce our operating margins, market share and brand recognition, or force us to incur losses. There can be no assurance that we will be able to successfully compete against current and future competitors, and competitive pressures may have a material adverse effect on our business, prospects, financial condition and results of operations.

The sophisticated and innovative technologies we use for the operation of our business are new and require time to prove their reliability and effectiveness. We cannot assure you that the performance of these technologies will be stable enough to support our business.

We regard technology as critical to our ability to provide high-quality customer services. We have invested substantial resources in developing the sophisticated and innovative technology systems that we use for our daily operations. We expect these technologies to support the smooth performance of certain key functions in our Online Platform, such as searching for chemicals, making orders online, finding suitable sources of financing services, settling payments, and obtaining recommendations for warehousing and logistics solutions. We also expect our technologies to facilitate our customers’ retrieval of timely and accurate chemical industry related information, and the new cloud-based transport management system to improve customer experience. However, as we have been continuously upgrading our technology system, it will take time to gain reputation of reliability and effectiveness among our customers, suppliers, and other participants in the chemical industry. Furthermore, to adapt to evolving and increasingly demanding customers’ and suppliers’ requirements and emerging industry standards, we may need to develop other new technologies or upgrade our Online Platform, mobile applications and systems. If our efforts to invest in the development of new technologies are unsuccessful, our business, financial condition and results of operation may be materially and adversely affected.

In addition, the maintenance and processing of various operating and financial data are essential to the day-to-day operation of our business and formulation of our development strategies. Therefore, our business operations and growth prospects depend, in part, on our ability to maintain and make timely and cost-effective enhancement and upgrade to our technology and introduce innovative functions which can meet changing operational needs. Failure to do so could put us at a disadvantage to our competitors and cause economic losses. We can provide no assurance that we will be able to keep up with technological improvements or that the technology developed by others will not render our services less competitive or attractive.

As the technologies we use for the operation of our business are relatively new, we may need time to prove their stability, and we can provide no assurance that we will be able to adequately defend against or timely remedy interruptions caused by telecommunications or electricity power failures, computer viruses, hacking or other attempts to harm our systems, or other events beyond our control. The resultant unavailability or slowdown of our systems could have an immediate adverse impact on the services we provide, and our reputation and results of operations could accordingly be materially and adversely impacted.

Any quality issues of the chemicals offered by our suppliers or any negative publicity with respect to us, our suppliers and other partners, as well as the chemical industry in general, may materially and adversely affect our business and results of operations.

Our track record in providing all-rounded value propositions for chemicals transactions and a comprehensive suite of services in chemical e-commerce industry has established “MOLBASE ( )” as a leading brand in the industry. The risk management system we operate to demand authenticity and quality of the chemicals our suppliers provide has performed well and gained us trust among our customers. We believe that market recognition is key to our future success. As we continue our growth in size, broaden the scope of our services, and expand into foreign markets, however, it will be increasingly difficult to control the quality of chemicals sold on our Online Platform, and to maintain the efficiency and quality of our services, failure of which may negatively impact our market reputation. The failure to maintain and to further enhance our market recognition and corporate reputation may materially and adversely affect our business, financial condition and results of operations.

Many factors, some of which are beyond our control, may negatively impact our corporate reputation if not properly managed. These factors include our ability to provide superior services to our customers, successfully conduct marketing and promotional activities, manage relationships with and among suppliers and warehousing and logistics service providers, control quality of the chemicals sold on our Online Platform, monitor the quality of services provided by third-party warehousing and logistics service providers, deal with complaints timely, manage negative publicity of us as well as of suppliers and warehousing and logistics service providers on our Online Platform, and maintain a positive perception of our company, our peers and the chemical e-commerce industry in general. Any actual or perceived deterioration of our service quality, which is based on an array of factors including product quality, customer satisfaction, rate of complaints or rate of accidents, could subject us to damages such as loss of important customers. Any negative publicity directed against us, the chemical e-commerce industry in general or our business partners could cause damages to our corporate reputation and lead to further changes to government policies and the regulatory environment. If we are unable to promote our market recognition and protect our corporate reputation, we may not be able to maintain and grow our customer base, and our business and growth prospects may be adversely affected.

Failure to obtain, renew, or retain licenses, permits or approvals may affect our ability to conduct or expand our business.

We are required to hold a number of licenses, permits and approvals in connection with our business operation. Our business is subject to governmental supervision and regulation by relevant PRC governmental authorities, including, among others, the Ministry of Commerce of the People’s Republic of China, or MOFCOM, the Ministry of Industry and Information Technology, or MIIT, the Ministry of Emergency Management (formerly known as the State Administration of Work Safety), or MEM. Such government authorities promulgate and enforce laws and regulations that cover a variety of business activities that our operations concern, such as hazardous chemicals business, provision of internet information, provision of chemical e-commerce platform, financial solutions, and internet advertisement. These regulations in general regulate the entry process, the permitted scope, as well as approvals, of licenses and permits for the relevant business activities. We are required to hold a number of licenses and permits in connection with our business operation, including, among other, the Hazardous Chemical Operation License, Value-Added Telecommunication License, or the VATS License, for internet information service and online data processing and transaction processing businesses. We currently hold all such licenses. However, if we fail to maintain or renew the requisite licenses, our business, financial condition and results of operations may be significantly and adversely affected.

We provide printed materials containing professional articles, comments, data analysis, industry reports and other chemical industry related information for free to our users who subscribe for this value-added service. We also provide digital version of similar materials online to our users for free . Under PRC laws and regulations related to online publication, enterprises who publish periodicals are required to obtain a Periodical Publication Permit; enterprises who issue publications online are required to obtain an Online Publishing Service License. We believe that our printed or digital materials do not fall within the scope of periodicals that require such license or permit. However, we cannot assure you that the governmental authorities would agree to our conclusion. If the materials we provide are deemed as periodicals or online publication by the relevant governmental authorities, we may not be able to obtain the licenses in a timely manner, or at all, which will reduce the attractiveness of our Online Platform for our users, and thereby negatively affect our results of operations.

As of the date of this prospectus, we had not received any notice of warning or been subject to penalties or other disciplinary actions from the relevant governmental authorities regarding our business without the above mentioned approvals and permits. However, we cannot assure you that we will not be subject to any penalties in the future. As the chemical e-commerce industry is constantly evolving in China, new laws and regulations may be adopted from time to time that require additional licenses and permits other than those we currently have, and address new issues that may arise from time to time. As a result, substantial uncertainties exist regarding the interpretation and implementation of current and any future PRC laws and regulations applicable to the chemical e-commerce industry.

We have limited experience in providing financial solutions, which plays a substantial role in attracting customers and suppliers to use our Online Platform. Failure to accurately evaluate our customers’ or suppliers’ credit risks, to renew our agreements with banks and other financial institutions on reasonable terms or to find comparable alternatives, or regulatory changes related to the internet finance industry, may have a material adverse effect on our business and results of operations.

We started to offer financial solutions in China in 2014. We provide financial solutions to customers and suppliers of our Online Platform, and we were the pioneer and leader among chemical e-commerce platforms to offer financial solutions, which makes our Online Platform more appealing compared with our competitors. Expansion in this business area involves new risks and challenges. Our lack of familiarity with the finance business may make it difficult for us to anticipate the demand and preferences in the market and cooperate with financing providers to offer financial solutions on terms that meet our customers’ and suppliers’ requirements and preferences.

Our financial solutions may also face operational risks with respect to illegal or fraudulent activities, such as our customers or supplier providing false credit applications, credit information, or other financially related false information to us or to financing providers, or creating fictitious transactions with collaborators. Significant increases in illegal or fraudulent activities could negatively impact our relationship with financing providers we cooperate with, as well as our brand and reputation. Our failure to accurately evaluate our customers’ or suppliers’ credit risk could lead us to encounter bad debt, and negatively impact our financial solutions. Furthermore, as we put our own capital in providing guarantees for our customers and suppliers under certain circumstances, their failure to fulfill repayment obligation in time would trigger us losing a respective amount of our deposit, equivalent to the defaulted amount of the loan, immediately, therefore negatively affect our business and financial performance. Although we have devoted substantial resources in collecting necessary information to assess the creditworthiness of our customers and suppliers, we are still exposed to the potential risk of inaccurate information and failure to assess our customers or suppliers accurately.

We rely on financing providers, including banks and non-bank financial institutions, to provide financings required for financing products under commercially favorable terms and conditions. We believe we have good business relationships with such financing providers; however, there can be no assurance that we will be able to maintain good relationships with them or renew our agreements with them on commercially reasonable terms, if at all. If we fail to continue our cooperation with such financing providers, or if their business or operations are interrupted or fail, and we fail to find comparable alternatives on reasonable terms, our financial solutions may be materially and adversely affected.

In addition, PRC laws and regulations concerning the financial solutions and internet finance industry are evolving rapidly. Although we have taken measures to ensure that the financing providers we cooperate with comply with the laws and regulations applicable to the financing products, PRC governmental authorities may promulgate new laws and regulations regulating the internet finance industry in the future. We cannot assure you that any of the financial solutions we present to our customers and suppliers would not be deemed violation to any PRC laws or regulations. Furthermore, we provide deposit or other types of guarantee for our customers and suppliers who use our financial solutions to the financing providers. We cannot assure you that such guarantee will not be deemed as unlicensed financial guarantee business by the relevant PRC government authority, and may subject us to fines, termination of operation, or even criminal liability of our employees. Moreover, developments in the financial solutions and internet finance industry may lead to changes in PRC laws, regulations and policies or the interpretation and application of existing laws, regulations and policies that may limit or restrict financial solutions like those we offer, which could materially and adversely affect our financial solutions and operations.

If we fail to manage our chemical inventory effectively under direct sales model, our operations and financial condition may be materially and adversely affected.

Although for a substantial majority of chemicals sold on our Online Platform, the whole transaction process only takes a few days at most, we still bear inventory risk, and we are required to manage our inventory effectively. We depend on our internal business analysis to make purchase decisions and to manage our inventory. Demand for chemicals, however, can change between the time inventory is ordered and the date by which we expect to sell it. Demand may be affected by seasonality, development of new types of chemicals, changes in production cycles and pricing, defects, changes in customer needs with respect to our chemicals and other factors, and our customers may not order chemicals in the quantities that we expect. We are not entitled to return unsold chemicals to suppliers. In addition, when we begin to sell a new type of chemicals, it may be difficult to establish supplier relationships, determine appropriate chemical category, and accurately forecast demand.

If we fail to manage our inventory effectively, we may be subject to a heightened risk of inventory obsolescence, a decline in inventory value, and significant inventory write-downs or write-offs. In addition, we may be required to lower sale prices in order to reduce inventory level, which may lead to lower gross margins. High inventory level may require us to commit substantial capital resources, preventing us from using the capital for other important purposes. On the other hand, if we underestimate demand for chemicals we sell, or if our suppliers fail to supply chemicals in a timely manner, we may experience inventory shortage, which might result in missed sales, diminished brand loyalty and lost revenues, any of which could harm our business and reputation. Any of the above may materially and adversely affect our results of operations and financial condition.

We rely on several online payment platforms developed and supported by third-party financial institutions to process a portion of payments on our Online Platform. If services of these payment platforms are limited, restricted, curtailed or degraded in any way or become unavailable to us or to our customers for any reasons, our business may be adversely affected.

We cooperated with Ping’an Bank to develop third-party online payment platform to support payments on our Online Platform. Under its agreement with us, Ping’an Bank launched Mo Yi Fu as an independent payment platform to provide convenient payment processing to customers who make purchases on our Online Platform. As of September 30, 2019, 179 customers had set up Mo Yi Fu accounts. Although only a small portion of transactions on our Online Platform are processed through Mo Yi Fu, the limitation, restriction, curtailment, or reduction of services of Mo Yi Fu may negatively affect our customers’ transaction experience, and their trust in our services and our brand name.

These third-party payment platforms are subject to a number of risks that could materially and adversely affect their ability to provide payment services to us, including, among others, changes to laws and regulations with regard to online payment platforms; dissatisfaction with their services or lower use of these payment platforms by customers and suppliers; changes to rules or practices applicable to online banks and payment systems that link to these payment platforms; breach of customers’ personal information and concerns over the use and security of information collected from customers; adaption to our Online Platform and customers’ payment habits; and failure to manage funds accurately or loss of funds, whether due to employee fraud, security breaches, technical errors or otherwise.

In addition, the wide variety of payment methods that we offer subjects us to third-party payment processing-related risks. We accept payments using a variety of methods, including payment on delivery, bank transfers, payment platforms developed by banks who cooperate with us, such as Mo Yi Fu, online payments through third-party online payment platforms, such as Alipay, Weixin Pay and UnionPay. For certain payment methods, we pay interchange and other fees, which may increase over time and raise our operating costs and lower our profit margins. We may also be subject to fraud and other illegal activities in connection with the various payment methods we offer, including online payment and cash on logistics options. Moreover, we are subject to various rules, regulations and requirements, regulatory or otherwise, governing electronic funds transfers, which could change or be reinterpreted to make it difficult or impossible for us to comply. If we fail to comply with these rules or requirements, we may be subject to fines and higher transaction fees and lose our ability to accept credit and debit card payments from our customers, process electronic funds transfers or facilitate other types of online payments, and our business, financial condition and results of operations could be materially and adversely affected.

We are subject to risks relating to the warehousing and logistics of chemicals. If any of these risks materializes, our business, our results of operations and financial condition could be materially and adversely affected.

We hire third-party service providers, whom we have no direct control over, to provide warehousing and logistics solutions. We rely on third-party carriers to transport and deliver chemicals. Interruptions to or failures in logistics services could prevent or deter the timely or successful delivery of our chemicals. These interruptions or failures may be due to unforeseen events that are beyond our control or the control of carriers, such as inclement weather, natural disasters or labor unrest. If chemicals sold on our Online Platform are not delivered on time or are delivered in a damaged state, customers may refuse to accept chemicals and hold less confidence in us. Furthermore, the logistics personnel of carriers act on our behalf and interact with our customers personally. Any failure to provide high-quality service to our customers may negatively impact the transaction experience of our customers, damage our reputation, and cause us to lose customers.

We rely on third-party warehousing service providers to store chemicals we sell under direct sales model on MOLBASE Online Mall. Any increase in the price charged by such warehousing service providers, any safety accidents or mishandling of chemicals, or any service disruption experienced by such warehouses could have an adverse effect on our business operations.

The storage and transportation of chemicals involve inherent safety risks. We handle a large volume of chemicals, and face challenges with respect to the protection and examination of these chemicals. Chemicals we manage may be stolen, damaged, or lost for various reasons, and we and our warehousing and logistics service providers may be perceived to be or found liable for such incidents. Although we hold licenses and permits to manage hazardous chemicals, we cannot assure you that our risk management system will eliminate all possibilities of hazardous chemical diffusions, combustions, and other types of hazardous chemical accidents. In addition, vehicles and personnel of third-party logistics service providers we hire may be involved in transportation accidents, and the chemicals carried by them may be lost, damaged, destroyed, or may cause safety accidents in the case of hazardous chemicals. In addition, friction or disputes may occasionally arise from direct interactions between logistics service providers’ pickup and logistics personnel with chemical senders and recipients. Personal injuries or property damages may arise if such incidents escalate.

Moreover, as we implement the Chemicals Transportation Community Project and the Chemicals Cloud Warehousing Project, we connect third-party warehousing and logistics service providers that do not have long-term cooperation agreements with us to our customers, and let these service providers fulfill orders on our Online Platform and directly serve our customers. Under this model, we have even less control over the quality of services offered to our customers, and we bear higher risks of being negatively impacted due to third-party warehousing and logistics solutions. We and third-party warehousing and logistics service providers may face claims and incur serious liabilities if found liable or partially liable for any injuries, damages or losses. Claims against us may exceed the amount of our insurance coverage, or may not be covered by insurance at all. Governmental authorities may also impose serious fines on us or require us to adopt costly preventive measures. Furthermore, if our services are perceived to be unsafe by our customers, our transaction volume may be seriously reduced, and our business, financial condition, and results of operations may be materially and adversely affected.

We require substantial capital to expand our business and to sustain our growth, and we cannot assure you that we will be able to obtain sufficient capital on acceptable terms, or at all.

We require substantial capital to maintain and upgrade our integrated suite of solutions in response to fierce competition, technological developments, and changing laws and regulations in the industry. For example, we need substantial capital to expand our logistics and warehousing solutions, upgrade our IT system to meet the growing needs of our Online Platform users, and recruit qualified personnel to keep our innovative development. Moreover, our expansion into global markets, and the pursuit of strategic acquisitions, investments and alliances or other business opportunities may require a significant amount of capital. Our expected sources of capital include both equity and debt financing. However, financing might not be available to us in a timely manner or on terms that are acceptable, or at all.

Our ability to obtain the necessary financing to carry out our business plan is subject to a number of factors, including general market conditions and investor acceptance of our business plan. These factors may make the timing, amount, terms and conditions of such financing unattractive or unavailable to us. If we are unable to raise sufficient funds, we will have to significantly reduce our spending, delay or cancel our planned activities or substantially change our current corporate structure. We might not be able to obtain any funding, and we might not have sufficient resources to conduct our business as projected, both of which could mean that we would be forced to curtail or discontinue our operations.

Our expansion into global market may expose us to new challenges and more risks, and we may fail to expand effectively. If we fail to overcome the challenges presented by our global operations, our business, financial condition and results of operations may suffer material and adverse impact.

As we expand our global and cross-border business into an increasing number of global markets, we will face risks associated with expanding into markets in which we have limited or no experience of, and in which we may be less well-known. We may be unable to attract a sufficient number of customers and business partners, fail to anticipate competitive conditions or face difficulties in operating effectively in these new markets. The expansion of our global and cross-border business will also expose us to risks inherent in operating business globally, including but not limited to:

•	inability to recruit international and local talent and deal with challenges in replicating or adapting our company policies and procedures to operating environments different than those of China;

•	lack of acceptance of our chemicals and service offerings;

•	exposure to lawsuits and regulatory investigations;

•	trade wars;

•	geopolitical tensions, political instability and general economic or political conditions in particular countries or regions;

•	challenges and increased expenses associated with staffing and managing global and cross-border operations and managing an organization spread over multiple jurisdictions;

•	trade barriers, such as import and export restrictions, tariff, customs duties and other taxes, competition law regimes and other trade restrictions, as well as other protectionist policies;

•	differing and potentially adverse tax consequences;

•	increased and conflicting regulatory compliance requirements;

•	adaption to industry practices in different markets;

•	challenges caused by distance, language and cultural differences;

•	increased costs to protect the security and stability of our information technology systems, intellectual property and personal data, including compliance costs related to data localization laws;

•	availability and reliability of global and cross-border payment systems and logistics infrastructure; and

•	exchange rate fluctuations.

As we expand further into new regions and markets, these risks could intensify, and efforts we make to expand our global and cross-border business and operations may not be successful. Failure to expand our global and cross-border business and operations could materially and adversely affect our business, financial condition and results of operation.

Our business, financial condition and results of operations may be materially and adversely affected if we are unable to maintain satisfactory customer experience or provide customer service of high quality to retain our existing customers, or fail to acquire new customers in a cost-effective manner.

The success of our business hinges on our ability to provide superior customer experience to retain existing customers, which in turn depends on a variety of factors. These factors include our abilities to continue to offer high quality chemicals and effective supporting services at competitive prices, to find sources of timely and reliable warehousing and logistics solutions, financial solutions, and to provide superior after-sales service. Our sales may decrease if our Online Platform services are severely interrupted or otherwise fail to meet customers’ expectations. For example, should we or our logistics service providers fail to provide our chemicals delivery and return services in a convenient or reliable manner, or if our customers are not satisfied with the quality of chemicals received, our reputation and customer loyalty could be adversely affected.

We also depend on our call center and online customer service representatives to provide live or timely assistance to our customers. If our call center or online customer service representatives fail to satisfy the individual needs of customers, our reputation and customer loyalty could be adversely affected and we may lose potential or existing customers and experience a decrease in sales. As a result, if we are unable to continue to maintain our customer experience and provide high quality customer service, we may not be able to retain existing customers or attract new customers, which could materially and adversely affect our business, financial condition and results of operations.

In addition, some of our suppliers may use their own logistic services and other supporting services, which we have no control over, to serve customers making purchases on our Online Platform. If such suppliers fail to provide satisfactory service to our customers, or fail to control the quality of their chemicals properly, and we fail to deal with such defects effectively, then the experience of our customers may be adversely impacted, and consequently we may face claims raised by our customers that we should be held liable for any losses and damages arising therefrom. As a result, our reputation, business, financial condition, and results of operations might suffer significantly.

Furthermore, our future growth depends on our ability to continue to attract new customers. Our efforts to enhance our brand recognition and conduct marketing activities may cause us to incur significant expenses. These efforts may not result in increased user traffic and revenues in the immediate future or at all. Even if they do, any increases in revenues may not offset the expenses incurred. If we fail to successfully promote our services and attract customers while incurring substantial expenses, our results of operations and financial condition would be adversely affected, which may impair our business growth. On the other hand, if we fail to devote adequate resources in maintaining our reputation, enhancing our brand recognition, or increasing positive awareness of our Online Platform and our services, it may be difficult to grow our customer base, and our business and growth prospects may be materially and adversely affected.

Failure to deal effectively with any fraud perpetrated and fictitious transactions conducted on our platform could harm our business.

We face risks with respect to fraudulent activities on our Online Platform under marketplace model. Although we take steps to verify the identity of suppliers, we cannot guarantee that all suppliers registered on our

Online Platform are duly established legal entities and individuals, and all of the transactions they conduct with customers are real and commercially fair. There may be suppliers on our Online Platform who conduct fake transactions, accept customers’ payments and refuse to deliver respective chemicals, and customers who have received chemicals but refuse to pay suppliers. Although we have implemented various measures to detect and reduce the occurrence of fraudulent activities on our Online Platform, there can be no assurance that these measures will be effective in combating fraudulent transactions or improving overall satisfaction among our suppliers and consumers.

In addition, illegal, fraudulent or collusive activities by our employees could also subject us to liability and negative publicity. We have discovered four cases in which our employees conducted fraudulent activities, such as accepting payments from suppliers in order to bypass our Online Platform and to complete offline transactions, disclosing customers’ information to suppliers for personal gains, or applying for fake reimbursement. Although we have dismissed the employees responsible for these incidents, we cannot assure you that similar incidents will not occur in the future. Any illegal, fraudulent or collusive activity could severely damage our brand and reputation as an operator of a trusted online platform, which could adversely affect our business, financial condition and results of operations.

We face risks associated with the Restructuring and the subsequent operation of our business.

We undertook a Restructuring in 2018 in order to operate our Online Platform as a standalone business. For more details, see “Corporate History and Structure—Restructuring.” We expect the Restructuring to enhance our brand image as an independent chemical e-commerce platform that provides a comprehensive suite of services, thereby attracting more users to our Online Platform. However, there can be no assurance that the Restructuring will deliver such benefits. For example, existing contracts signed with the MOLBASE group may need extra time or efforts to be transferred to our company. If the resources transferred from the MOLBASE group to our company were inadequate, or if we were unable to enhance the quality of our Online Platform after the Restructuring, our business, financial condition and results of operations would be materially and adversely affected.

If we fail to implement and maintain an effective system of internal controls to remediate our material weaknesses over financial reporting, we may be unable to accurately report our results of operations, meet our reporting obligations or prevent fraud, and investor confidence and the market price of the ADSs may be materially and adversely affected.

Prior to this offering, we were a private company with limited accounting personnel and other resources with which to address our internal controls and procedures. Our independent registered public accounting firm has not conducted an audit of our internal control over financial reporting. However, in connection with the audit of our consolidated financial statements as of and for the fiscal years ended December 31, 2017 and 2018, we and our independent registered public accounting firm identified material weaknesses in our internal control over financial reporting as well as other control deficiencies. As defined in the standards established by the Public Company Accounting Oversight Board of the United States (PCAOB), a “material weakness” is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the company’s annual or interim financial statements will not be prevented or detected on a timely basis. The material weaknesses identified are the Company’s (i) lack of sufficient accounting and financial reporting personnel with requisite knowledge and experience in application of U.S. GAAP and SEC financial reporting expertise, and (ii) lack of formalized financial reporting policies and procedures that are commensurate with U.S. GAAP and SEC reporting and compliance requirements. We are in the process of implementing a number of measures to address the material weaknesses and deficiencies that have been identified. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Internal Control Over Financial Reporting.” However, we cannot assure you that these measures may fully address the material weaknesses and deficiencies in our internal control over financial reporting or that we may conclude that they have been fully remediated.

Furthermore, it is possible that, had our independent registered public accounting firm conducted an audit of our internal control over financial reporting, such accountant might have identified additional material weaknesses and deficiencies. Upon completion of this offering, we will become a public company in the United States subject to the Sarbanes-Oxley Act of 2002. Section 404 of the Sarbanes-Oxley Act of 2002 requires that we include a report of management on our internal control over financial reporting in our annual report on Form 20-F beginning with our annual report for the fiscal year ending December 31, 2020. In addition, our independent registered public accounting firm must attest to and report on the effectiveness of our internal control over financial reporting. Our management may conclude that our internal control over financial reporting is not effective. Moreover, even if our management concludes that our internal control over financial reporting is effective, our independent registered public accounting firm, after conducting its own independent testing, may issue a report that is qualified if it is not satisfied with our internal controls or the level at which our controls are documented, designed, operated or reviewed, or if it interprets the relevant requirements differently from us. In addition, as we will become a public company, our reporting obligations may place a significant strain on our management, operational and financial resources and systems for the foreseeable future. We may be unable to timely complete our evaluation testing and any required remediation.

During the course of documenting and testing our internal control procedures, in order to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act of 2002, we may identify other weaknesses and deficiencies in our internal control over financial reporting. In addition, if we fail to maintain the adequacy of our internal control over financial reporting, as these standards are modified, supplemented or amended from time to time, we may not be able to conclude on an ongoing basis that we have effective internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002. We may not be able to anticipate and identify accounting issues, or other risks critical to financial reporting that could materially impact the consolidated financial statements. Generally, if we fail to achieve and maintain an effective internal control environment, we could suffer material misstatements in our financial statements and fail to meet our reporting obligations, which would likely cause investors to lose confidence in our reported financial information. This could in turn limit our access to capital markets, harm our results of operations, and lead to a decline in the trading price of our ADSs. Additionally, ineffective internal control over financial reporting could expose us to increased risk of fraud or misuse of corporate assets and subject us to potential delisting from the stock exchange on which we list, regulatory investigations and civil or criminal sanctions.

Our success depends on the continuing efforts of our key employees, including but not limited to our senior management members, and our corporate culture. If we fail to hire, retain and motivate our key employees, or maintain our corporate culture as we grow, we could lose the innovation, collaboration and focus that contribute to our business.

Our future success is significantly dependent upon the continued service of our key executives and other key employees, who have contributed significantly to our current achievements. If we lose the services of any member of management or other key personnel, we may not be able to locate suitable or qualified replacements, and may incur additional expenses to recruit and train new staff, which could severely disrupt our business, growth, and our corporate culture. Competition for talents in the Chinese chemical e-commerce industry is intense, and the availability of suitable and qualified candidates in China is limited. Competition for these individuals could cause us to offer higher compensation and other benefits to attract and retain them.

Even if we were to offer higher compensation and other benefits such as stock-based incentives, there is no assurance that these individuals will choose to join or continue to work for us. Any failure to attract or retain key management and personnel could severely disrupt our business, growth, and our corporate culture. In addition, If any dispute arises regarding the agreements between our current or former key employees and us, we may have to incur substantial costs and expenses in order to enforce the agreements in China or we may be unable to enforce them at all. We also commit significant time and other resources to training our employees, which increases their value to competitors if they subsequently leave us for our competitors.

We believe that a critical component for our success is our corporate culture, that we put our users first, foster innovation, remain data-driven and encourage teamwork. As we develop the infrastructure of a public company and continue to grow, we may find it difficult to maintain these valuable aspects of our corporate culture. Any failure to preserve our culture could negatively impact our future success, including our ability to attract and retain employees, encourage innovation and teamwork and effectively focus on and pursue our long-term objectives.

If we are unable to recruit, train and retain qualified personnel or sufficient workforce, our business may be materially and adversely affected.

Our continued growth and success are largely dependent on the experience, abilities and dedication of our personnel and workforce. As we expand into global markets with comprehensive value-added services, we would need additional qualified personnel and sufficient workforce. Therefore, we must continue to hire, train and effectively manage new employees. If our new hires perform poorly or if we are unsuccessful in hiring, training, managing and integrating new employees, our business, financial condition and results of operations may be materially harmed.

One of the directors of our consolidated controlled entities may have potential conflicts of interest with us, and if any such conflicts of interest are not resolved in our favor, our business may be materially and adversely affected.

PRC laws and regulations provide that a director owes a fiduciary duty to the company to which he or she acts as a director. Dr. Dongliang Chang, one of the directors of our VIEs, must act in good faith and in the best interests of the VIEs and must not use his respective position for personal gains. On the other hand, as the chairman of the board of the directors of our company, Dr. Dongliang Chang has a duty of care and loyalty to our company and to our shareholders as a whole under the Cayman Islands law. We control our VIEs through contractual arrangements, and the business and operations of our VIEs are closely integrated with our subsidiaries’ business and operations. Nevertheless, conflicts of interest for Dr. Dongliang Chang may arise due to his dual roles both as director of the VIEs and as chairman of the board of the directors of our company.

We cannot assure you that should any conflicts of interest arise, Dr. Dongliang Chang, or any other similarly situated shareholders, directors or executive officers will act in the best interests of our company or such conflicts will be resolved in our favor. Currently, we do not have any arrangements to address potential conflicts of interest between these shareholders and our company. If we cannot resolve any conflicts of interest or disputes between us and these shareholders, we would have to rely on legal proceedings, which could result in disruption of our business and subject us to substantial uncertainty as to the outcome of any such legal proceedings.

Any failure to protect our intellectual property could harm our business and competitive position.

We rely on a combination of trademark, patent, copyright and trade secret protection laws in China and other jurisdictions, as well as confidentiality procedures and contractual provisions, to protect our intellectual property rights. We also enter into confidentiality agreements with our employees and any third parties who may access our proprietary information, and we rigorously control access to our proprietary technology and information.

Intellectual property protection may not be sufficient in China or other countries in which we operate. Confidentiality agreements may be breached by counterparties, and there may not be adequate remedies available to us for any such breach. Accordingly, we may not be able to effectively protect our intellectual property rights or to enforce our contractual rights in China or elsewhere. In addition, policing any unauthorized use of our intellectual property is difficult, time-consuming, and costly, and the steps we have taken may be inadequate to prevent the misappropriation of our intellectual property. In the event that we resort to litigation to enforce our intellectual property rights, such litigation could result in substantial costs and a diversion of our managerial and financial resources. We can provide no assurance that we will prevail in such litigation. In addition, our trade secrets may be leaked or otherwise become available to, or be independently discovered by, our competitors. Any failure in protecting or enforcing our intellectual property rights could have a material adverse effect on our business, financial condition and results of operations.

In addition, as requested by the trademark office, some PRC subsidiaries of MOLBASE Inc. are in the process of transferring their trademarks to us. The trademarks to be transferred to us are “MOLBASE Website ( )” and “MOLBASE Chemicals ( ).”

We may be subject to intellectual property infringement claims, which may be expensive to defend and may disrupt our business and operations.

We cannot be certain that our operations or any aspects of our business do not or will not infringe upon or otherwise violate patents, copyrights or other intellectual property rights held by third parties. We may, and from time to time in the future be, subject to legal proceedings and claims relating to the intellectual property rights of others. In addition, there may be other third-party intellectual property that is infringed by chemicals sold on our Online Platform, services or other aspects of our business. There could also be existing patents of which we are not aware that we may inadvertently infringe. We cannot assure you that holders of patents purportedly relating to some aspect of our technology or business, if any such holders exist, would not seek to enforce such patents against us in China or any other jurisdictions. Further, the application and interpretation of China’s patent laws and the procedures and standards for granting patents in China are still evolving and are uncertain, and we cannot assure you that PRC courts or regulatory authorities would agree with our analysis. If we are found to have violated the intellectual property rights of others, we may be subject to liability for our infringement activities or may be prohibited from using such intellectual property, and we may incur licensing fees or be forced to develop alternatives of our own. In addition, we may incur significant expenses, and may be forced to divert management’s time and other resources from our business and operations to defend against these third-party infringement claims, regardless of their merits.

Our operations depend on the performance of the internet infrastructure and telecommunications networks in China and in other countries.

Our business depends on the performance and reliability of the internet infrastructure in China and other countries in which we operate. Substantially all of our computer hardware and a majority of our leased cloud computing servers are currently located in China. Almost all access to the internet in China is offered through China Mobile, China Unicom and China Telecom, the state-owned telecommunication operators, operating under the administrative control and regulatory supervision of the MIIT. In addition, the national networks in China are connected to the internet through state-owned international gateways, which are the only channels through which a domestic user can connect to the internet outside of China. We may face similar or other limitations in other countries in which we operate. We may not have access to alternative networks in the event of disruptions, failures or other problems with the internet infrastructure in China or elsewhere. In addition, the internet infrastructure in the countries in which we operate may not support the demands associated with continued growth in internet usage.

The failure of telecommunications network operators to provide us with the requisite bandwidth could also interfere with the speed and availability of our websites and mobile applications. We have no control over the costs of the services provided by the telecommunications operators. If the prices that we pay for telecommunications and internet services rise significantly, our gross margins could be adversely affected. In addition, if internet access fees or other charges to internet users increase, our user traffic may decrease, which in turn may significantly decrease our revenues.

If we fail to prevent security breaches, improper access to or disclosure of our data or user data, or other hacking and attacks, we may lose users, and our business, reputation, financial condition and results of operations may be materially and adversely affected.

Although we have employed significant resources to develop our security measures against breaches, our cybersecurity measures may not detect, prevent or control all attempts to compromise our systems, including distributed denial-of-service attacks, viruses, malicious software, break-ins, phishing attacks, social engineering, security breaches or other attacks and similar disruptions that may jeopardize the security of information stored in and transmitted by our systems or that we otherwise maintain. Breaches of our cybersecurity measures could result in unauthorized access to our systems, misappropriation of information or data, deletion or modification of customer information, or a denial-of-service or other interruption to our business operations. As techniques used to obtain unauthorized access to or sabotage systems change frequently and may not be known until launched against us or our supporting service providers, we may be unable to anticipate, or implement adequate measures to protect against, these attacks.

We are likely in the future to be subject to these types of attacks. If we are unable to avert these attacks and security breaches, we could be subject to significant legal and financial liabilities, our reputation would be harmed and we could sustain substantial revenue loss from lost sales and customer dissatisfaction. We may not have the resources or technical sophistication to anticipate or prevent rapidly evolving types of cyber-attacks. Cyber-attacks may target us, our suppliers, customers or other participants, or the internet infrastructure on which we depend. Actual or anticipated attacks and risks may cause us to incur significantly higher costs, including costs to deploy additional personnel and network protection technologies, train employees, and engage third-party experts and consultants. As we do not carry cybersecurity insurance, we will not be able to mitigate such risks to any third party. Cybersecurity breaches would not only harm our reputation and business, but also could materially decrease our revenue and net income.

Our business generates and processes a large amount of data, our failure to protect the confidential information of our users or the improper use or disclose of such data may subject us to the liabilities imposed by data privacy and protection laws and regulations, negatively impact our reputation and deter our users from using our Online Platform.

We generate, collect, store and process a large amount of personal, transactional, statistical and behavioral data, including certain personal and other sensitive data from our customers. We face risks inherent in handling large volumes of data and in securing and protecting such data. In particular, we face a number of data-related challenges related to our business operations, including:

•	protecting the data in and hosted on our system, including against attacks on our system by external parties or fraudulent behavior by our employees;

•	addressing concerns related to privacy and sharing, safety, security and other factors; and

•

complying with applicable laws, rules and regulations relating to the collection, use, disclosure or security of personal information, including any requests from regulatory and government authorities relating to such data.

Although we have taken steps to protect such data, our security measures could be breached. As techniques used to sabotage or obtain unauthorized access to systems change frequently and generally are not recognized until they are launched against a target, we may be unable to anticipate these techniques or to implement adequate preventative measures. Any accidental or willful security breaches or other unauthorized access to our system could cause confidential customer information to be stolen and used for illegal purposes. Security breaches or unauthorized access to confidential information could also expose us to liability related to the loss of the information, time-consuming and expensive litigation and negative publicity. If security measures are breached because of third-party action, employee error, malfeasance or otherwise, or if design flaws in our technology infrastructure are exposed and exploited, our relationships with customers or suppliers could be severely damaged, we could incur significant liability, and our business and operations could be adversely affected.

In addition, PRC government authorities have enacted a series of laws and regulations in regard of the protection of personal information, under which telecommunication business operators, internet service providers and other value chain operators are required to comply with the principles of legality, justification and necessity, to clearly indicate the purposes, methods and scope of any information collection and usage, to obtain the consent of users, and to keep collected personal information confidential, as well as to establish user information protection system with appropriate remedial measures. However, there is uncertainty as to the interpretation and application of such laws which may be interpreted and applied in a manner inconsistent with our current policies and practices or require changes to the features of our system. We cannot assure you that our existing user information protection system and technical measures will be considered sufficient under applicable laws and regulations. If we are unable to address any information protection concerns, or to comply with the then applicable laws and regulations, we may incur additional costs and liability and our reputation, business and operations might be adversely affected.

We have obtained the consents from our customers to use their information within the scope of authorization, and we have taken technical measures to ensure the security of such information and prevent the information from being divulged, damaged or lost. However, since the Cyber Security Law and relevant regulations, rules and measures are relatively new, there are uncertainties as to the interpretation and application of these laws and regulations, and it is possible that our data protection practices are or will be inconsistent with regulatory requirements. Any violation of the provisions and requirements under the Cyber Security Law and other relevant regulations, rules and measures may subject us to warnings, fines, confiscation of illegal gains, revocation of licenses, suspension of business, shutting down of websites or even criminal liabilities. Complying with such requirements could cause us to incur substantial expenses or to alter or change our practice in a manner that could harm our business. Any systems failure or security breach or lapse that results in the unauthorized release of our user data could harm our reputation and brand and, consequently, our business, in addition to exposing us to potential legal liability. See “Regulation—Regulations on Internet Information Security and Privacy Protection.”

We plan to grant options, restricted share units and other types of awards under our share option plan, which may result in increased share-based compensation expenses.

As part of the Restructuring, we adopted the 2018 Share Plan on November 27, 2018 to grant share-based compensation awards to employees, outside directors and consultants to incentivize their performance and align their interests with ours. In October 2019, we adopted the 2019 Share Incentive Plan, or the 2019 Plan, effective upon the SEC’s declaration of effectiveness of our registration statement on F-1 of which this prospectus is a part, for the same purpose. Under our 2018 Share Plan, we are authorized to grant shares, options and restricted share units. The maximum aggregate number of shares which may be issued under the 2018 Share Plan is 48,676,179. Under our 2019 Plan, the maximum aggregate number of shares shall initially be 3% of our total number of issued and outstanding shares immediately after the completion of this offering, subject to automatic annual increase. See “Management—Share Incentive Plans.” We believe the granting of share-based compensation is of significant importance to our ability to attract and retain key personnel and employees, and we will continue to grant share-based compensation to employees in the future. As a result, our expenses associated with share-based compensation may increase, which may have an adverse effect on our results of operations.

Acquisitions, strategic alliances and investments could be difficult to integrate, which may disrupt our business, and lower our results of operations and the value of your investment.

We may enter into selected strategic alliances and potential strategic acquisitions that are complementary to our business and operations, including opportunities that can help us further expand our logistics service offerings and improve our technology system. These strategic alliances with third parties could subject us to a number of risks, including risks associated with sharing proprietary information, non-performance or default by counterparties, and increased expenses in establishing these new alliances, any of which may materially and adversely affect our business. We may have limited ability to control or monitor the actions of our strategic partners. To the extent a strategic partner suffers any negative publicity as a result of its business operations, our reputation may be negatively affected by virtue of our association with such party.

In the past, we invested in Zhejiang Moke Biotechnology Co., Ltd., which was dissolved in December 2018. Provided suitable opportunities, we may pursue strategic alliances and investments in the future. Strategic acquisitions and subsequent integrations of newly acquired businesses would require significant managerial and financial resources and could result in a diversion of resources from our existing business, which in turn could have an adverse effect on our growth and business operations. Acquired businesses or assets may not generate expected financial results immediately, or at all, and may incur losses. The cost and duration of integrating newly acquired businesses could also materially exceed our expectations. Any such negative developments could have a material adverse effect on our business, financial condition and results of operations.

We will be a “controlled company” within the meaning of the Nasdaq Stock Market Rules if after this offering MOLBASE Inc. continues to beneficially own more than 50% of our outstanding ordinary shares.

We undertook the Restructuring in 2018, after which MOLBASE Inc. continues to hold 100% of our outstanding ordinary shares. Ultimately, we expect the existing shareholders of MOLBASE Inc. to become our shareholders. However, until this Share Distribution takes place, we will be a “controlled company” as defined under the Nasdaq Stock Market Rules because MOLBASE Inc. beneficially owns more than 50% of our outstanding ordinary shares. For so long as we remain a controlled company under that definition, we are permitted to elect to rely, and will rely, on certain exemptions from corporate governance rules, including an exemption from the rule that a majority of our board of directors must be independent directors. As a result, you will not have the same protection afforded to shareholders of companies that are subject to these corporate governance requirements.

Our current risk management system may not be able to exhaustively assess or mitigate all risks to which we are exposed. If we fail to develop and maintain an effective system of internal control, our business operation might be negatively affected.

We have established risk management, quality control and internal control systems, consisting of policies and procedures, that we believe are appropriate for our business. However, the implementation of such policies and procedures may involve human error and mistakes. Moreover, we may be exposed to fraud or other misconduct committed by our employees, or other third parties, including but not limited to our customers and suppliers, or other events that are out of our control, that could adversely affect our product quality and reputation and subject us to financial losses and sanctions imposed by government authorities. As a result, despite our efforts to improve the aforementioned systems, we cannot assure you that our risk management, quality control and internal control systems are able to completely eliminate non-compliance matters or product defects.

Our insurance coverage may not be adequate, which could expose us to significant costs and business disruptions.

We have obtained insurance to cover certain potential risks and liabilities, such as domestic trade credit insurance, and casualty insurance for our employees. However, insurance companies in China and other jurisdictions in which we operate may offer only limited types of business insurance products. As a result, we may not be able to acquire any insurance for all types of risks we face in our operations in China and elsewhere, and our coverage may not be adequate to compensate for all losses that may occur, particularly with respect to loss of business or operations. For example, we do not maintain business interruption insurance, nor do we maintain key-man life insurance. In addition, we do not maintain insurance for the chemicals in our custody at the warehouse ourselves but rely on the insurance coverage maintained by our warehousing service providers that meet with our standards and the contractual arrangements with our warehousing service providers relating to reimbursement for our loss in the event that our chemicals are damaged, tainted or missing due to failure of their obligations. Even though we have required such warehousing service providers to take safety measures and maintain insurance that meet our standards during their ordinary course of operations, we cannot assure you that these warehousing service providers will provide their services properly. In the event that these warehousing service providers fail to provide their services properly or adequately and the chemicals in our custody suffer damages or losses, we cannot assure you that we may be able to obtain compensation from the warehousing service providers for all losses that may occur. Any business disruption, litigation, regulatory action, outbreak of epidemic disease or natural disaster could also expose us to substantial costs and diversion of resources. We cannot assure you that our insurance coverage is sufficient to prevent us from any loss or that we will be able to successfully claim our losses under our current insurance policy on a timely basis, or at all. If we incur any loss that is not covered by our insurance policies, or the compensated amount is significantly less than our actual loss, our business, financial condition and results of operations could be materially and adversely affected.

Failure to renew our current leases or locate desirable alternatives for our facilities could materially and adversely affect our business.

We lease properties for our company registry, offices, and warehouses. We may not be able to successfully extend or renew such leases upon expiration of the current term on commercially reasonable terms or at all, and may therefore be forced to relocate the affected operations. This could disrupt our operations and result in significant relocation expenses, which could adversely affect our business, financial condition and results of operations. In addition, we compete with other businesses for premises at certain locations or of desirable sizes. As a result, even though we could extend or renew our leases, rental payments may significantly increase as a result of the high demand for the leased properties. In addition, we may not be able to locate desirable alternative sites for our facilities as our business continues to grow, and failure in relocating our affected operations could adversely affect our business and operations.

Our use of some leased properties could be challenged by third parties or government authorities, which may cause interruptions to our business operations.

As of the date of this prospectus, some lessors of our leased offices had not provided us with their property ownership certificates or any other documentation proving their right to lease those properties to us. If our lessors are not the owners of the properties and they have not obtained consents from the owners or their lessors or permits from the competent government authorities, our leases could be invalidated. If this occurs, we may have to renegotiate the leases with the owners or the parties who have the right to lease the properties, and the terms of the new leases may be less favorable to us.

In addition, none of our leasehold interests in leased properties have been registered with the competent PRC government authorities as required by PRC laws and regulations, which may expose us to administrative fines of up to RMB10,000 if we fail to remediate after receiving any notice from the competent PRC government authorities.

As of the date of this prospectus, we were not aware of any material claims or actions being contemplated or initiated by government authorities, property owners or any other third parties with respect to our leasehold interests in or use of such properties. However, we cannot assure you that our use of such leased properties will not be challenged. In the event that our use of properties is successfully challenged, we may be subject to fines and forced to relocate the affected operations. In addition, we may become involved in disputes with the property owners or third parties who otherwise have rights to or interests in our leased properties. We can provide no assurance that we will be able to find suitable replacement sites on terms acceptable to us on a timely basis, or at all, or that we will not be subject to material liability resulting from third parties’ challenges on our use of such properties. As a result, our business, financial condition and results of operations may be materially and adversely affected.

We may be subject to legal proceedings in the ordinary course of our business. If the outcomes of these proceedings are adverse to us, they could have a material adverse effect on our business, results of operations and financial condition. Contractual disputes could be costly and time-consuming, and may harm our reputation.

From time to time, we have become and may in the future become a party to various legal or administrative proceedings arising in the ordinary course of our business, including actions with respect to labor and employment claims, breach of contract claims, anti-competition claims and other matters. Although such proceedings are inherently uncertain and their results cannot be predicted with certainty, we believe that the resolution of our current pending matters will not have a material adverse effect on our business, consolidated financial position, results of operations or cash flow. Regardless of the outcome and merit of such proceedings, however, any legal action can have an adverse impact on us because of defense costs, negative publicity, diversion of management’s attention and other factors. In addition, it is possible that an unfavorable resolution of one or more legal or administrative proceedings, whether in China or in another jurisdiction, could materially and adversely affect our financial position, results of operations, or cash flows in a particular period, or damage our reputation.

We face risks related to natural disasters, health epidemics and other outbreaks, which could significantly disrupt our operations.

Our business could be materially and adversely affected by natural disasters, such as snowstorms, earthquakes, fires or floods, the outbreak of a widespread health epidemic, such as swine flu, avian influenza, severe acute respiratory syndrome, or SARS, Ebola, Zika or other events, such as wars, acts of terrorism, environmental accidents, power shortage or communication interruptions. The occurrence of such a disaster or prolonged outbreak of an epidemic illness or other adverse public health developments in the PRC or elsewhere could materially disrupt our business and operations. Such events could also significantly affect our industry and cause a temporary closure of the facilities we use for our operations, which would severely disrupt our operations and have a material adverse effect on our business, financial condition and results of operations. Our operations could be disrupted if any of our employees were suspected of having any of the epidemic illnesses, since this could require us to quarantine some or all of such employees or disinfect the facilities used for our operations. In addition, our revenue and profitability could be materially reduced to the extent that a natural disaster, health epidemic or other outbreak harms the global or PRC economy in general. Our operations could also be severely disrupted if our customers, suppliers or other participants were affected by such natural disasters, health epidemics or other outbreaks.

We are reliant on the innovative development of the whole Chinese chemical industry, which is currently far behind the global leading standard in research and development, technology support, and application of information technology.

Although China has become the largest manufacturing country of chemicals and the largest chemicals consuming market in the world, the whole Chinese chemical industry is still relatively underdeveloped, especially in developing and producing high-tech chemicals. The lack of application of information technology in chemical industry, while offering us broader opportunities in obtaining market share in China, may also bring us disadvantages in competing with our competitors outside China and other world-wide chemical e-commerce industry participants.

An important part of our business model is to deliver a proprietary and comprehensive SaaS suite to participants in the chemical industry value chain. We are at the initial stage of charging fees for using our SaaS suite, and we also invest in research and development, and marketing and sales to strengthen the monetization of

SaaS suite and other technology-enabled services. However, we cannot guarantee that the participants in Chinese chemical industry are willing to pay for our SaaS suite and other technology-enabled services. Failure to effectively monetize our SaaS suite and other technology-enabled services may have an adverse effect on our business, financial condition or results of operations.

The underdevelopment of Chinese chemical industry, which we have little control over, can negatively impact our results of operations in various aspects of our business, including, but not limited to, shortage of manufacture and supply of high-technology chemicals, less attraction to qualified personnel in the chemical industry, and difficulties in obtaining transportation and warehousing resources competing with other consumer goods industries. While we seek to implement our business strategy and new technology to connect all parties to all types of chemicals and information in the chemical industry, we cannot guarantee how much our efforts can actually improve the standard of the whole Chinese chemical industry, and any of the abovementioned challenges may result in potential underperformance of our business.

The chemical industry faces considerable challenges due to the higher level of scrutiny in terms of environmental protection and work safety as related laws and regulations are being established and implemented, which may increase cost and create restrictions to our business.

Our business is subject to a higher level of scrutiny from PRC laws and regulations relating to environmental protection, work safety and occupational health matters. Under these laws and regulations, we are required to limit environmental pollution to a certain standard and protect the occupational safety of our employees.

The storage and transportation process of chemicals bears an inherent risk of damaging the environment by discharging pollutants and certain chemical wastes, and the storage and transporting of chemicals. While we have taken measures to ensure us meeting the requirements of current environmental protection laws and regulations, we cannot assure you that all situations that will give rise to material environmental liabilities will be discovered and addressed immediately. If we are found liable for any environmental protection laws and regulation breaches, we will be subject to fines and other forms of punishments. Should the PRC government imposes stricter environmental protection standards and regulations in the future, the cost of participants in the chemical industry to comply with such standards will generally increase, causing a negative impact of our operations. Moreover, we cannot assure you that we will be able to comply with such new regulations at reasonable costs, or at all. Any increase in production costs resulting from the implementation of additional environmental protection measures and/or failure to comply with new environmental laws or regulations may have a material adverse effect on our business, financial condition or results of operations.

In addition, the storage and transportation of chemicals inherently require relevant personnel to be exposed to chemicals, therefore bearing risks of accidents and occupational diseases. While we have conducted periodic inspections of our operating facilities and carried out equipment maintenance on a regular basis to ensure that our operations are in compliance with applicable work safety related laws and regulations, we cannot assure you that we will not experience any material accidents, worker injuries or occupational health problems in the course of our operation in the future. Any work safety laws and regulations implemented in the future may materially increase costs of our business, and negatively affect our operation results.

Uncertainties regarding the growth and continuous profitability of e-commerce in China could adversely affect our revenues and business prospects. A severe or prolonged downturn in the Chinese or global economy, or any global systemic economic and financial crisis, could materially and adversely affect our business and financial condition, given that our business is highly dependent on Chinese and global commodity and e-commerce markets.

A substantial portion of our revenue is generated through our online direct sales and marketplace model. As the chemical e-commerce business emerged in China in recent years, only a limited number of market participants have become profitable. The long term viability and prospects of the chemical e-commerce industry in China remain untested and are subject to significant uncertainty. Our business, financial condition and results of operations will depend on numerous factors affecting the chemical e-commerce business in China, which may be beyond our control. These factors include general economic conditions inside and outside China, the growth of internet usage, confidence in e-commerce and making purchase online, the emergence of alternative trade channels or business models, the success of marketing and brand building efforts by chemical e-commerce companies, and the development of payment, warehousing and logistics, knowledge engine and business intelligence services, and other supporting services.

The global macroeconomic environment is facing challenges, including the US-China trade war, escalation of the European sovereign debt crisis since 2011, the end of quantitative easing by the U.S. Federal Reserve and the economic slowdown in the Eurozone in 2014, and slowdown in growth of the Chinese economy since 2012. The US-China trade war started in January 2018, and has kept escalating ever since. Both countries have introduced tariffs on goods traded with the other, including certain chemicals and raw materials, which may cause a significant reduction in chemical trade between the two countries, and unpredictable worldwide negative influence on the chemical industry. There have been concerns over unrest in the Middle East and Africa, which have resulted in volatility in oil and other markets, and over the expansion of terrorist activities into Europe and other regions. The vote of British citizens to withdraw United Kingdom’s membership from the European Union caused significant volatility in the global financial and securities markets, and may have a negative and prolonged impact on the global economy. There have also been concerns about the tensions in the relationship among China and other countries, including surrounding Asian countries, which may potentially have various economic effects.

Economic conditions in China are sensitive to global economic conditions. Our business and operations are primarily based in China and substantially all of our revenues are derived from our operations in China. Accordingly, our financial results have been, and are expected to continue to be, affected by the economy and e-commerce industry in China. While the economy in China has grown significantly over the past decades, growth has been uneven, both geographically and among various sectors of the economy, and the rate of growth has been slowing down. The e-commerce industry is particularly sensitive to economic downturns, and the macroeconomic environment in China may affect our business and prospects. A prolonged slowdown in the global or Chinese economy may lead to a reduced level of online purchasing activities, which could materially and adversely affect our business, financial condition and results of operations.

Moreover, a slowdown in the global or Chinese economy or the recurrence of any financial disruptions may materially and adversely impact financings available to us. The weakness in the economy could erode investors’ confidence, which constitutes the basis of the credit markets. There is considerable uncertainty over the long-term effects of the expansionary monetary and fiscal policies that have been adopted by the central banks and financial authorities of some of the world’s leading economies, including China. Any prolonged slowdown in the global or Chinese economy may negatively impact our business, results of operations and financial condition, and continued turbulence in the international markets may adversely affect our ability to access the capital markets to meet liquidity needs.

Our business and results of operations are subject to seasonal fluctuations and unexpected interruptions of chemical e-commerce industry in China.

The chemical e-commerce industry in China is subject to seasonal fluctuations, which may cause our revenues to fluctuate from quarter to quarter. We generally experience less user traffic and purchase orders during national holidays in China, particularly during the Chinese New Year holiday season in the first quarter of each year. Consequently, the first quarter of each calendar year generally contributes the smallest portion of our annual revenues. Furthermore, as we are substantially dependent on online sales of chemicals, our quarterly revenues and results of operations are likely to be affected by:

•	seasonality of the chemical market and customers’ purchasing patterns;

•	our ability to retain existing customers and attract new customers for our e-commerce services;

•	our ability to successfully introduce new service offerings on our Online Platform;

•	the amount and timing of our operating expenses and capital expenditures;

•	the adoption of new, or changes to existing, governmental regulations;

•	a shortfall in our revenues relative to our forecasts and a decline in our operating results; and

•	economic conditions in general and specific to the chemical e-commerce industry and to China.

As our revenues have grown rapidly in recent years, these factors are difficult to discern based on our historical results, which, therefore, should not be relied on to predict our future performance. Our financial condition and results of operations for future periods may continue to fluctuate. As a result, the trading price of our ADSs may fluctuate from time to time due to seasonality.

Risks Related to Our Corporate Structure

If the PRC government deems that the contractual arrangements in relation to our VIEs and their subsidiary do not comply with PRC regulatory restrictions on foreign investment in the relevant industries, or if these regulations or the interpretation of existing regulations change in the future, we could be subject to severe penalties or be forced to relinquish our interests in those operations.

Foreign ownership of internet-based businesses, such as provision of online information and other value-added telecommunication services, are subject to restrictions under current PRC laws and regulations. For example, foreign investors are generally not allowed to own more than 50% of the equity interests in a value-added telecommunication service provider with the exception relating to e-commerce business, and any such foreign investor must have experience in providing value-added telecommunications services overseas and maintain a good track record.

To comply with PRC laws and regulations, our WFOE has entered into a series of contractual arrangements with our VIEs and their shareholders, which enable us to (i) exercise effective control over our VIEs, (ii) receive substantially all of the economic benefits of our VIEs, and (iii) have an exclusive option to purchase all or part of the equity interests and assets in our VIEs when and to the extent permitted by PRC law. As a result of these contractual arrangements, we have control over and are the primary beneficiary of our VIEs and hence consolidate their financial results into our consolidated financial statements under U.S. GAAP. See “Corporate History and Structure” for further details.

In the opinion of our PRC legal counsel, Global Law Office, (i) the ownership structure of our VIEs in China and our WFOE, both currently and immediately after giving effect to this offering, complies with PRC Laws in any material respect; and (ii) the contractual arrangements among our WFOE, our VIEs and their shareholders governed by PRC law constitute legal, valid and binding obligations of all the parties therein, and are enforceable against all the parties therein, and will not result in any violation of applicable PRC laws. However, our PRC legal counsel has also advised us that there are substantial uncertainties regarding the interpretation and application of current and future PRC laws, regulations and rules. Accordingly, the PRC regulatory authorities may take a view that is contrary to the opinion of our PRC legal counsel. It is uncertain whether any new PRC laws or regulations relating to VIE structures will be adopted or, if adopted, what they would provide. If we or our VIEs are found to be in violation of any existing or future PRC laws or regulations, or fail to obtain or maintain any of the required permits or approvals, the relevant PRC regulatory authorities would have broad discretion to take action in dealing with such violations or failures, including:

•	revoking or suspending the business licenses or operating licenses of our WFOE or our VIEs;

•	discontinuing or placing restrictions or onerous conditions on our operations through any transactions between our WFOE and our VIEs;

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requiring us to restructure our ownership structure or operations, including terminating the contractual arrangements with our VIEs and deregistering the equity pledges of our VIEs, which in turn would affect our ability to consolidate, derive economic interests from or exert effective control over our VIEs;

•	levying fines or confiscating our income or the income of our WFOE or our VIEs, or imposing other requirements with which we or our VIEs may not be able to comply;

•	restricting or prohibiting our use of the proceeds of this offering to finance our business and operations in China; and

•	taking other regulatory or enforcement actions that could be harmful to our business.

The imposition of any of these penalties would result in a material and adverse effect on our ability to conduct our business. In addition, it is unclear what impact the PRC government actions would have on us and on our ability to consolidate the financial results of our VIEs in our consolidated financial statements, if the PRC government authorities were to find our legal structure and contractual arrangements to be in violation of PRC laws and regulations. If the imposition of any of these government actions causes us to lose our right to direct the activities of our VIEs or our right to receive substantially all the economic benefits and residual returns from our VIEs and we are not able to restructure our ownership structure and operations in a satisfactory manner, we would no longer be able to consolidate the financial results of our VIEs in our consolidated financial statements. Either of these results, or any other significant penalties that might be imposed on us in this event, would have a material adverse effect on our financial condition and results of operations.

Uncertainties exist with respect to the interpretation and implementation of the newly enacted PRC Foreign Investment Law and how it may impact the viability of our current corporate structure, corporate governance and business operations.

On March 15, 2019, the National People’s Congress, or the NPC, approved the Foreign Investment Law, which will come into effect on January 1, 2020 and replace the trio of existing laws regulating foreign investment in China, namely, the Sino-foreign Equity Joint Venture Enterprise Law, the Sino-foreign Cooperative Joint Venture Enterprise Law and the Wholly Foreign-owned Enterprise Law, together with their implementation rules and ancillary regulations. The Foreign Investment Law embodies an expected PRC regulatory trend to rationalize its foreign investment regulatory regime in line with prevailing international practice and the legislative efforts to unify the corporate legal requirements for both foreign and domestic investments. However, since it is relatively new, uncertainties still exist in relation to its interpretation and implementation. For instance, under the Foreign Investment Law, “foreign investment” refers to the investment activities directly or indirectly conducted by foreign individuals, enterprises or other entities in China. Though it does not explicitly classify contractual arrangements as a form of foreign investment, there is no assurance that foreign investment via contractual arrangement would not be interpreted as a type of indirect foreign investment activities under the definition in the future. In addition, the definition contains a catch-all provision which includes investments made by foreign investors through means stipulated in laws or administrative regulations or other methods prescribed by the State Council. Therefore, it still leaves leeway for future laws, administrative regulations or provisions promulgated by the State Council to provide for contractual arrangements as a form of foreign investment. In any of these cases, it will be uncertain whether our contractual arrangements will be deemed to be in violation of the market access requirements for foreign investment under the PRC laws and regulations. Furthermore, if future laws, administrative regulations or provisions prescribed by the State Council mandate further actions to be taken by companies with respect to existing contractual arrangements, we may face substantial uncertainties as to whether we can complete such actions in a timely manner, or at all. Failure to take timely and appropriate measures to cope with any of these or similar regulatory compliance challenges could materially and adversely affect our current corporate structure, corporate governance and business operations.

We rely on contractual arrangements with our VIEs and their shareholders for a significant portion of our business operations, which may not be as effective as direct ownership in providing operational control.

We have relied on and expect to continue to rely on contractual arrangements with our VIEs and their shareholders to conduct our business through Jiaxing MOLBASE, Shanghai MOLBASE and Shaanxi MOLBASE. See “Corporate History and Structure—Contractual Arrangements with VIEs.” These contractual arrangements may not be as effective as direct ownership in providing us with control over our VIEs and their subsidiary. For example, our VIEs and their shareholders could breach their contractual arrangements with us by, among other things, failing to conduct their operations in an acceptable manner or taking other actions that are detrimental to our interests.

If we had direct ownership of our VIEs, we would be able to exercise our rights as a shareholder to effect changes in the board of directors of our VIEs, which in turn could implement changes, subject to any applicable fiduciary obligations, at the management and operational level. However, under the current contractual arrangements, we rely on the performance by our VIEs and their shareholders of their obligations under the contracts to exercise control over our VIEs and their subsidiary. The shareholders of our VIEs may not act in the best interests of our company or may not perform their obligations under these contracts. Such risks exist throughout the period in which we intend to operate our business through the contractual arrangements with our VIEs. If any disputes relating to these contracts remains unresolved, we will have to enforce our rights under these contracts through the operations of PRC law and arbitration, litigation and other legal proceedings and therefore will be subject to uncertainties in the PRC legal system. Therefore, our contractual arrangements with our VIEs and their shareholders may not be as effective in ensuring our control over the relevant portion of our business operations as direct ownership would be.

Any failure by our VIEs or their respective shareholders to perform their obligations under our contractual arrangements with them would have a material adverse effect on our business.

We refer to the shareholders of our VIEs as their nominee shareholders because although they remain the holders of equity interests on record in our VIEs, pursuant to the terms of the relevant shareholder voting proxy agreements, each such shareholder has irrevocably authorized any person designated by our WFOE to exercise the rights as a shareholder of the VIEs. However, if our VIEs or their shareholders fail to perform their respective obligations under the contractual arrangements, we may have to incur substantial costs and expend additional resources to enforce such arrangements. We may also have to rely on legal remedies under PRC law, including seeking specific performance or injunctive relief, and claiming damages, which we cannot assure will be effective under PRC law. For example, if the shareholders of our VIEs refuse to transfer their equity interest in our VIEs to us or our designee if we exercise the purchase option pursuant to these contractual arrangements, or if they otherwise act in bad faith toward us, then we may have to take legal actions to compel them to perform their contractual obligations.

All of the agreements under our contractual arrangements are governed by PRC law and provide for the resolution of disputes through arbitration in China. Accordingly, these contracts would be interpreted in accordance with PRC law, and any disputes arising from these contracts would be resolved in accordance with PRC legal procedures. The legal system in the PRC is not as developed as in some other jurisdictions, such as the United States. As a result, uncertainties in the PRC legal system could limit our ability to enforce these contractual arrangements. See “—Risks Related to Doing Business in China—Uncertainties with respect to the PRC legal system and changes in laws and regulations in China could adversely affect us.” Meanwhile, there are little formal guidance as to how contractual arrangements in the context of VIEs should be interpreted or enforced under PRC law. There remain significant uncertainties regarding the ultimate outcome of such arbitration should legal actions become necessary. In addition, under PRC law, rulings by arbitrators are final, which means parties cannot appeal the arbitration results in courts, and if the losing parties fail to carry out the arbitration awards within a prescribed time limit, the prevailing parties may only enforce the arbitration awards in PRC courts through arbitration award recognition proceedings, which would require additional expenses and delay. In the event we are unable to enforce these contractual arrangements, or if we suffer significant delays or other obstacles in the process of enforcing these contractual arrangements, we may not be able to exert effective control over our VIEs and their subsidiary, and our ability to conduct our business may be negatively affected.

Contractual arrangements in relation to our VIEs may be subject to scrutiny by the PRC tax authorities and they may determine that we, or our VIEs and their subsidiary, owe additional taxes, which could negatively affect our financial condition and the value of your investment.

Under applicable PRC laws and regulations, arrangements and transactions among related parties may be subject to audit or challenge by the PRC tax authorities. We could face material and adverse tax consequences if the PRC tax authorities determine that the contractual arrangements by and among us, VIEs and their shareholders were not entered into on an arm’s length basis in such a way as to result in an impermissible reduction in taxes under applicable PRC laws, rules and regulations, and adjust the income of our VIEs in the form of a transfer pricing adjustment. A transfer pricing adjustment could, among other things, result in a reduction of expense deductions recorded by our VIEs for PRC tax purposes, which could in turn increase their tax liabilities without reducing our WFOE’s tax expenses. In addition, the PRC tax authorities may impose late-payment fees and other penalties on our VIEs for the adjusted but unpaid taxes according to the applicable regulations. Our financial position could be materially and adversely affected if our VIEs’ tax liabilities increase or if they are required to pay late payment fees and other penalties.

We may lose the ability to use and benefit from assets held by our VIEs and their subsidiary that are material to the operation of our business if our VIEs or their subsidiary declare bankruptcy or become subject to a dissolution or liquidation proceeding.

Our VIEs and their subsidiary hold a majority of our assets, some of which are material to the operation of our business. If our VIEs or their subsidiary declares bankruptcy, and all or part of their assets become subject to liens or rights of third-party creditors, we may be unable to continue some or all of our business activities, which could materially and adversely affect our business, financial condition and results of operations. Under the contractual arrangements, our VIEs may not, in any manner, sell, transfer, mortgage or dispose of any of their material assets outside the ordinary course of operation or equity interests in the business operation without our prior consent. If our VIEs or their subsidiary undergoes voluntary or involuntary liquidation proceedings, independent third-party creditors may claim rights to some or all of these assets, thereby hindering our ability to operate our business, which could materially and adversely affect our business, financial condition and results of operations.

If the chops of our WFOE, our VIEs or their subsidiaries are not kept safely, are stolen or are used by unauthorized persons or for unauthorized purposes, the corporate governance of these entities could be severely and adversely compromised.

In China, a company chop or seal serves as the legal representation of the company towards third parties even when unaccompanied by a signature. Each legally registered company in China is required to maintain a company chop, which must be registered with the local Public Security Bureau. In addition to this mandatory company chop, companies may have several other chops that can be used for specific purposes. The chops of our WFOE, VIEs and their subsidiary are generally held securely by personnel we designated or approved in accordance with our internal control procedures. To the extent those chops are not kept safely, are stolen or are used by unauthorized persons or for unauthorized purposes, the corporate governance of these entities could be severely and adversely compromised and those corporate entities may be bound to abide by the terms of any documents so chopped, even if they were chopped by an individual who lacked the requisite power and authority to do so. In addition, if the chops are misused by unauthorized persons, we could experience disruption to our normal business operations. We may have to take corporate or legal action, which could involve significant time and resources to resolve while distracting management from our operations.

Risks Related to Doing Business in China

Changes in China’s economic, political or social conditions or government policies could have a material adverse effect on our business and results of operations.

A majority of our assets and operations are located in China. Accordingly, our business, financial condition, results of operations and prospects may be influenced to a significant degree by political, economic and social conditions in China generally. The Chinese economy differs from the economies of most developed countries in many respects, including the level of government involvement, level of development, growth rate, control of foreign exchange and allocation of resources. Although the Chinese government has implemented measures emphasizing the utilization of market forces for economic reform, the reduction of state ownership of productive assets and the establishment of improved corporate governance in business enterprises, a substantial portion of productive assets in China is still owned or controlled by the government. In addition, the Chinese government continues to play a significant role in regulating industry development by imposing industrial policies. The Chinese government also exercises significant control over China’s economic growth through allocating resources, controlling payment of foreign currency denominated obligations, setting monetary policy, and providing preferential treatment to particular industries or companies.

While the Chinese economy has experienced significant growth over the past decades, growth has been uneven, both geographically and among various sectors of the economy, and the rate of growth has been slowing down since 2012. Any adverse changes in economic conditions in China, in the policies of the Chinese government or in the laws and regulations in China could have a material adverse effect on the overall economic growth of China. Such developments could adversely affect our business and operating results, lead to reduction in demand for our products and adversely affect our competitive position. The Chinese government has implemented various measures to encourage economic growth and guide the allocation of resources. Some of these measures may benefit the overall Chinese economy but may have a negative effect on us. For example, our financial condition and results of operations may be adversely affected by government control over capital investments or changes in tax regulations. In addition, in the past the Chinese government has implemented certain measures, including interest rate adjustment, to control the pace of economic growth. These measures may cause decreased economic activity in China, which may adversely affect our business and operating results.

Uncertainties with respect to the PRC legal system and changes in laws and regulations in China could adversely affect us.

We conduct our business through our WFOE and its subsidiaries, and our VIEs and their subsidiary in China. Our operations in China are governed by PRC laws and regulations. Our WFOE is subject to laws and regulations applicable to foreign investment in China. The PRC legal system is a civil law system based on written statutes. Unlike the common law system, prior court decisions under the civil law system may be cited for reference but have limited precedential value. In addition, any new or changes in PRC laws and regulations related to foreign investment in China could affect the business environment and our ability to operate our business in China.

The VIE structure has been adopted by many PRC-based companies, including us, to conduct business in the industries that are currently subject to foreign investment restrictions in China. Under the discussion draft of the Foreign Investment Law for public review and comment published by MOFCOM in January 2015, or the 2015 Draft Foreign Investment Law, a VIE that is controlled via contractual arrangements would also be deemed as a foreign invested enterprise, or FIE, if it is ultimately “controlled” by foreign investors. The Foreign Investment Law published by NPC, on March 15, 2019 does not touch upon the concept and regulatory regimes of “de facto control” or “variable interest entity structure.” However, there are still substantial uncertainties regarding the interpretation and application of the Foreign Investment Law and the regulatory regimes. See “—Uncertainties exist with respect to the interpretation and implementation of the newly enacted PRC Foreign Investment Law and how it may impact the viability of our current corporate structure, corporate governance and business operations.” It is uncertain whether any new PRC laws or regulations relating to variable interest entity structures will be adopted or if adopted, what they would provide. If our VIEs are deemed as FIEs and the business operation of such VIE falls within the industry catalogue of special management measures, or the Negative List, amended by the MOFCOM and the NDRC in the future, the existing VIE structure may be scrutinized and subject to foreign investment restrictions and approval from the MOFCOM and other supervising authorities such as the MIIT. Our corporate governance practice may be materially impacted and our compliance costs could increase if our VIEs are deemed as FIEs by such supervising authorities. For more information on the Foreign Investment Law, please see “Regulation—Regulations on Foreign Investment—Foreign Investment Law.”

From time to time, we may have to resort to administrative and court proceedings to enforce our legal rights. Any administrative and court proceedings in China may be protracted, resulting in substantial costs and diversion of resources and management attention. Since PRC administrative and court authorities have significant discretion in interpreting and implementing statutory provisions and contractual terms, it may be more difficult to evaluate the outcome of administrative and court proceedings and the level of legal protection we enjoy than in more developed legal systems. These uncertainties may impede our ability to enforce the contracts we have entered into and could materially and adversely affect our business and results of operations.

Furthermore, the PRC legal system is based in part on government policies and internal rules, some of which are not published on a timely basis or at all and may have a retroactive effect. As a result, we may not be aware of our violation of any of these policies and rules until sometime after the violation. Such unpredictability towards our contractual, property and procedural rights could adversely affect our business and impede our ability to continue our operations.

We may be adversely affected by the complexity, uncertainties and changes in PRC regulation of chemical industry and internet-related businesses, and any lack of requisite approvals, licenses or permits applicable to our business may have a material adverse effect on our business and results of operations.

Our business is subject to governmental supervision and regulation by the relevant PRC governmental authorities, including but not limited to the MOFCOM, MIIT, State Administration of Market Regulation, Ministry of Emergency Management and their counterparts. Together, these government authorities promulgate and enforce regulations that cover many aspects of the operation of transaction, storage and transportation of chemicals, and internet-related business, including foreign ownership of, and the licensing and permit requirements pertaining to, companies in such business. The laws and regulations related to transaction, storage and transportation of chemicals, and internet-related business are evolving rapidly, and their interpretation and enforcement involve significant uncertainties. As a result, in certain circumstances it may be difficult to determine what actions or omissions may be deemed to be in violation of applicable laws and regulations. Under PRC laws, an entity must obtain the Hazardous Chemical Operation License from the Ministry of Emergency Management or its counterpart for conducting transaction, storage and transportation of hazardous chemicals, the value-added telecommunication service operating licenses from the MIIT or its counterpart for either online information services or e-commerce platform operation. We have made great efforts to obtain all applicable licenses and permits necessary to our business.

However, the interpretation and application of existing PRC laws, regulations and policies and possible new laws, regulations or policies relating to the transaction, storage and transportation of chemicals, and internet-related business have created substantial uncertainties regarding the legality of existing and future foreign investments in, and the businesses and activities of, transaction, storage and transportation of chemicals, and internet-related business in China, including our business, we cannot assure you that we have obtained all the permits or licenses required for conducting our business or will be able to maintain our existing licenses or obtain new ones. If the PRC government considers that we were operating without the proper approvals, licenses or permits or promulgates new laws and regulations that require additional approvals or licenses or imposes additional restrictions on the operation of any part of our business, it has the power, among other things, to levy fines, confiscate our income, revoke our business licenses, and require us to discontinue our relevant business or impose restrictions on the affected portion of our business. Any of these actions by the PRC government may have a material adverse effect on our business and results of operations.

We may rely on dividends paid by our WFOE to fund any cash and financing requirements we may have. Any limitation on the ability of our WFOE to pay dividends to us could have a material adverse effect on our ability to conduct our business and to pay dividends to holders of the ADSs and our ordinary shares.

We are a holding company, and we may rely on dividends to be paid by our WFOE for our cash and financing requirements, including the funds necessary to pay dividends and other cash distributions to the holders of the ADSs and our ordinary shares and service any debt we may incur. If our WFOE incurs debt on its own behalf in the future, the instruments governing the debt may restrict its ability to pay dividends or make other distributions to us.

Under PRC laws and regulations, wholly foreign-owned enterprises in the PRC, such as our WFOE, may pay dividends only out of its accumulated profits as determined in accordance with PRC accounting standards and regulations. In addition, a wholly foreign-owned enterprise is required to set aside at least 10% of its after-tax profits each year, after making up previous years’ accumulated losses, if any, to fund certain statutory reserve funds, until the aggregate amount of such a fund reaches 50% of its registered capital. At the discretion of the board of directors of the wholly foreign-owned enterprise, it may allocate a portion of its after-tax profits based on PRC accounting standards to staff welfare and bonus funds. These reserve funds and staff welfare and bonus funds are not distributable as cash dividends. Any limitation on the ability of our WFOE to pay dividends or make other distributions to us could materially and adversely limit our ability to grow, make investments or acquisitions that could be beneficial to our business, pay dividends or otherwise fund and conduct our business.

PRC regulation of loans to and direct investment in PRC entities by offshore holding companies and governmental control of currency conversion may delay or prevent us from using the proceeds of this offering to make loans to or make additional capital contributions to our PRC subsidiaries, which could materially and adversely affect our liquidity and our ability to fund and expand our business.

We are an offshore holding company conducting our operations in China through our WFOE and its subsidiaries, or together as our PRC subsidiaries, and our VIEs and their subsidiary. We may make loans to our WFOE and VIEs subject to the approval from governmental authorities and limitation of amount, or we may make additional capital contributions to our PRC subsidiaries in China.

Any funds we transfer to our PRC subsidiaries, either as a shareholder loan or as an increase in registered capital, are subject to filing or registration with the relevant governmental authorities in China. According to the relevant PRC regulations on foreign-invested enterprises in China, capital contributions to our PRC subsidiaries are subject to the requirement of making necessary filings and registration with other governmental authorities in China. In addition, (a) any foreign loan procured by our PRC subsidiaries is required to be registered with State Administration of Foreign Exchange, or SAFE, or its local branches, and (b) each of our PRC subsidiaries may not procure loans which exceed the statutory limit. Any medium or long-term loan that we are to provide to our VIEs must be recorded and registered by the NDRC and SAFE, or its local branches. We may not complete such recording or registrations on a timely basis, if at all, with respect to future capital contributions or foreign loans from us to our PRC subsidiaries. If we fail to complete such recording or registration, our ability to use the proceeds of this offering and to capitalize our PRC operations may be negatively affected, which could adversely affect our liquidity and our ability to fund and expand our business.

In 2008, SAFE promulgated the Notice of the General Affairs Department of the State Administration of Foreign Exchange on the Relevant Operating Issues concerning the Improvement of the Administration of Payment and Settlement of Foreign Currency Capital of Foreign-invested Enterprises, or Circular 142, which used to regulate the conversion by foreign-invested enterprises of foreign currency into Renminbi by restricting the usage of converted Renminbi. In March 2015, SAFE promulgated the Notice of the State Administration of

Foreign Exchange on Reforming the Administrative Approach Regarding the Settlement of the Foreign Exchange Capitals of Foreign-invested Enterprises, or Circular 19. Circular 19 took effect as of June 1, 2015 and superseded Circular 142 on the same date. Circular 19 launched a nationwide reform of the administration of the settlement of the foreign exchange capitals of foreign-invested enterprises and allows foreign-invested enterprises to settle their foreign exchange capital at their discretion, but continues to prohibit foreign-invested enterprises from using the Renminbi fund converted from their foreign exchange capitals for expenditures beyond their business scopes. In June 2016, SAFE promulgated the Notice of the State Administration of Foreign Exchange on Reforming and Standardizing the Administrative Provisions on Capital Account Foreign Exchange Settlement, or Circular 16. Circular 16 continues to prohibit foreign-invested enterprises from, among other things, using the Renminbi fund converted from its foreign exchange capitals for expenditure beyond its business scope, investment and financing (except for guarantee products issued by a bank or otherwise permitted by laws), providing loans to non-affiliated enterprises or constructing or purchasing real estate not for self-use (except for real estate enterprise). Circular 19 and Circular 16 may significantly limit our ability to transfer to and use in China the net proceeds from this offering, which may adversely affect our business, financial condition and results of operations.

Fluctuations in exchange rates could have a material adverse effect on our results of operations and the value of your investment.

The value of the Renminbi against the U.S. dollar and other currencies is affected by changes in China’s political and economic conditions and China’s foreign exchange policies, among other things. In 2005, the PRC government changed its decades-old policy of pegging the value of the Renminbi to the U.S. dollar, and the Renminbi appreciated more than 20% against the U.S. dollar over the following three years. Between July 2008 and June 2010, this appreciation halted and the exchange rate between Renminbi and the U.S. dollar remained within a narrow band. Since June 2010, Renminbi has fluctuated against the U.S. dollar, at times significantly and unpredictably. With the development of the foreign exchange market and progress towards interest rate liberalization and Renminbi internationalization, the PRC government may in the future announce further changes to the exchange rate system and we cannot assure you that Renminbi will not appreciate or depreciate significantly in value against the U.S. dollar in the future. It is difficult to predict how market forces or PRC or U.S. government policy may impact the exchange rate between Renminbi and the U.S. dollar in the future.

Significant revaluation of the Renminbi may have a material and adverse effect on your investment. For example, to the extent that we need to convert U.S. dollars we receive from this offering into Renminbi for our operations, appreciation of the Renminbi against the U.S. dollar would have an adverse effect on the Renminbi amount we would receive from the conversion. Conversely, if we decide to convert our Renminbi into U.S. dollars for the purpose of making payments for dividends on our ordinary shares or ADSs or for other business purposes, appreciation of the U.S. dollar against the Renminbi would have a negative effect on the U.S. dollar amount available to us.

Very limited hedging options are available in China to reduce our exposure to exchange rate fluctuations. To date, we have not entered into any material hedging transactions in an effort to reduce our exposure to foreign currency exchange risk. While we may decide to enter into hedging transactions in the future, the availability and effectiveness of these hedges may be limited and we may not be able to adequately hedge our exposure or at all. In addition, our currency exchange losses may be magnified by PRC exchange control regulations that restrict our ability to convert Renminbi into foreign currency.

Governmental control of currency conversion may limit our ability to utilize our operating revenue effectively and may affect the value of your investment.

The PRC government imposes controls on the convertibility of the Renminbi into foreign currencies and, in certain cases, the remittance of currency out of China. We receive substantially all of our net revenues in Renminbi. Under our current corporate structure, our Cayman Islands holding company primarily relies on dividend payments from our WFOE to fund any cash and financing requirements we may have. Under existing PRC foreign exchange regulations, payments of current account items, including profit distributions, interest payments and trade and service-related foreign exchange transactions, can be made in foreign currencies without prior approval of SAFE by complying with certain procedural requirements. Specifically, under the existing exchange restrictions, without prior approval of SAFE, cash generated from the operations of our WFOE in China may be used to pay dividends to our company. However, approval from or registration with appropriate government authorities is required where Renminbi is to be converted into foreign currency and remitted out of China to pay capital expenses such as the repayment of loans denominated in foreign currencies. As a result, we need to obtain SAFE approval to use cash generated from the operations of our WFOE and its subsidiaries, and our VIEs and their subsidiary to pay off their respective debt in a currency other than Renminbi owed to entities outside China, or to make other capital expenditure payments outside China in a currency other than Renminbi. The PRC government may at its discretion restrict access to foreign currencies for current account transactions in the future. If the foreign exchange control system prevents us from obtaining sufficient foreign currencies to satisfy our foreign currency demands, we may not be able to pay dividends in foreign currencies to our shareholders, including holders of our ADSs.

Failure to make adequate contributions to various employee benefit plans and withhold individual income tax on employees’ salaries as required by PRC regulations may subject us to penalties.

Companies operating in China are required to participate in various government-mandated employee benefit contribution plans, including certain social insurance, housing funds and other welfare-oriented payment obligations, and contribute to the plans in amounts equal to certain percentages of salaries, including bonuses and allowances, of our employees up to a maximum amount specified by the local government from time to time at locations where we operate our businesses. The requirement of employee benefit contribution plans has not been implemented consistently by the local governments in China given the different levels of economic development in different locations. Companies operating in China are also required to withhold individual income tax on employees’ salaries based on the actual salary of each employee upon payment. We may be subject to late fees and fines in relation to the underpaid employee benefits and under-withheld individual income tax, our financial condition and results of operations may be adversely affected.

The M&A Rules and certain other PRC regulations establish complex procedures for some acquisitions of Chinese companies by foreign investors, which could make it more difficult for us to pursue growth through acquisitions in China.

The Regulations on Mergers and Acquisitions of Domestic Companies by Foreign Investors, or the M&A Rules, adopted by six PRC regulatory agencies in 2006 and amended in 2009, and some other regulations and rules concerning mergers and acquisitions established additional procedures and requirements that could make merger and acquisition activities by foreign investors more time consuming and complex, including requirements in some instances that the MOFCOM be notified in advance of any change-of-control transaction in which a foreign investor takes control of a PRC domestic enterprise. Moreover, the Anti-Monopoly Law requires that the MOFCOM shall be notified in advance of any concentration of undertaking if certain thresholds are triggered. In addition, the security review rules issued by the MOFCOM that became effective in September 2011 specify that mergers and acquisitions by foreign investors that raise “national defense and security” concerns and mergers and acquisitions through which foreign investors may acquire de facto control over domestic enterprises that raise “national security” concerns are subject to strict review by the MOFCOM, and the rules prohibit any activities attempting to bypass a security review, including by structuring the transaction through a proxy or contractual control arrangement. In the future, we may grow our business by acquiring complementary businesses. Complying with the requirements of the above-mentioned regulations and other relevant rules to complete such transactions could be time consuming, and any required approval processes, including obtaining approval from the MOFCOM or its local counterparts may delay or inhibit our ability to complete such transactions, which could affect our ability to expand our business or maintain our market share.

PRC regulations relating to offshore investment activities by PRC residents may limit our PRC subsidiaries’ ability to increase their registered capital or distribute profits to us or otherwise expose us or our PRC resident beneficial owners to liability and penalties under PRC law.

In October 2005, SAFE issued a circular on relevant issues relating to foreign exchange administration in fund financing and roundtrip investment by domestic residents via offshore special purpose vehicles, or Circular 75, requiring PRC residents, including individual and entities, to register with the relevant local branch of SAFE before establishing or controlling any company outside of China, referred to as an offshore special purpose company, for the purpose of raising funds from overseas to acquire or exchange assets of, or acquiring equity interest in, PRC companies held by such PRC residents.

In July 2014, the SAFE issued a circular on foreign exchange administration involved in overseas investment, financing and roundtrip investment conducted by PRC residents via offshore special purpose vehicles, or Circular 37, which replaced Circular 75 and further requires PRC residents or entities to register with SAFE or its local branch in connection with their establishment or control of an offshore entity established for the purpose of overseas investment or financing by either onshore or offshore assets or equity legally held by such PRC residents. In February 2015, SAFE released the Notice of the State Administration of Foreign Exchange on Further Simplifying and Improving the Policies of Foreign Exchange Administration Applicable to Direct Investment, or Circular 13, which further clarified that offshore individuals who have foreign identification and use their offshore assets or equity to make contributions into an offshore special purpose vehicle are not subject to the registration under Circular 37.

If our shareholders who are PRC residents or entities do not complete their registration as required, our PRC subsidiaries, including our WFOE and its subsidiaries, may be prohibited from distributing their profits and proceeds from any reduction in capital, share transfer or liquidation to us, and we may be restricted in our ability to contribute additional capital to our PRC subsidiaries. Moreover, failure to comply with the SAFE registration described above could result in liability under PRC laws for evasion of applicable foreign exchange restrictions.

We may not be informed of the identities of all PRC residents holding direct or indirect interest in our company, nor can we compel our beneficial owners to comply with the requirements of Circular 37. As a result, we cannot assure you that all of our shareholders or beneficial owners who are PRC residents or entities have complied with, and will in the future make or obtain any applicable registrations or approvals required by, Circular 37 or other PRC applicable law and regulations related to outbound investment. Failure by such shareholders or beneficial owners to comply with Circular 37, or failure by us to amend the foreign exchange registrations of our PRC subsidiaries, could subject us to fines or legal sanctions, restrict our overseas or cross-border investment activities and limit our PRC subsidiaries’ ability to make distributions or pay dividends to us or affect our ownership structure, which could adversely affect our business and prospects.

Any failure to comply with PRC regulations regarding the registration requirements for employee stock incentive plans may subject the PRC plan participants or us to fines and other legal or administrative sanctions.

In February 2012, SAFE promulgated the Notices on Issues Concerning the Foreign Exchange Administration for Domestic Individuals Participating in Stock Incentive Plan of Overseas Publicly Listed Company, replacing earlier rules promulgated in 2007. Pursuant to these rules, PRC citizens and non-PRC citizens who reside in China for a continuous period of not less than one year who participate in any stock incentive plan of an overseas publicly listed company, subject to a few exceptions, are required to register with SAFE or its local branches through a domestic qualified agent, which could be the PRC subsidiary of such overseas-listed company, and complete certain other procedures. In addition, an overseas-entrusted institution must be retained to handle matters in connection with the exercise or sale of stock options and the purchase or sale of shares and interests. We and our executive officers and other employees who are PRC citizens or who reside in the PRC for a continuous period of not less than one year and who have been granted share-based awards will be subject to these regulations when our company becomes an overseas-listed company upon the completion of this offering. Failure to complete SAFE registrations may subject them to fines of up to RMB300,000 for entities and up to RMB50,000 for individuals, and legal sanctions and may also limit our ability to contribute additional capital into our WFOE and limit our WFOE’s ability to distribute dividends to us. We also face regulatory uncertainties that could restrict our ability to adopt additional incentive plans for our directors, executive officers and employees under PRC law. See “Regulation—Regulations on Labor Protection in the PRC—Employee Stock Incentive Plan.”

In addition, the State Administration of Taxation, or SAT, has issued the Notice of the State Administration of Taxation on Relevant Issues of Individual Income Tax Relating to Equity Incentive, or Notice 461 and relevant circulars concerning employee stock options and restricted shares. Under these circulars, our employees working in China who exercise stock options or are granted restricted shares will be subject to PRC individual income tax. Our PRC subsidiaries have obligations to file documents related to employee stock options or restricted shares with relevant tax authorities and to withhold individual income taxes of those employees who exercise their share options or are granted with restricted shares. If our employees fail to pay or we fail to withhold their income taxes according to relevant laws and regulations, we may face sanctions imposed by the tax authorities or other PRC governmental authorities.

U.S. regulatory bodies may be limited in their ability to conduct investigations or inspections of our operations in China.

Any disclosure of documents or information located in China by foreign agencies may be subject to jurisdiction constraints and must comply with China’s state secrecy laws, which broadly define the scope of “state secrets” to include matters involving economic interests and technologies. There is no guarantee that requests from U.S. federal or state regulators or agencies to investigate or inspect our operations will be honored by us, by entities who provide services to us or with whom we associate, without violating PRC legal requirements, especially as those entities are located in China. Furthermore, under the current PRC laws, an on-site inspection of our facilities by any of these regulators may be limited or prohibited.

If we are classified as a PRC resident enterprise for PRC income tax purposes, such classification could result in unfavorable tax consequences to us and our non-PRC shareholders or ADS holders.

Under the PRC Enterprise Income Tax Law and its implementation rules, an enterprise established outside of the PRC with a “de facto management body” within the PRC is considered a “resident enterprise” and will be subject to the enterprise income tax on its global income at the rate of 25%. The implementation rules define the term “de facto management body” as the body that exercises full and substantial control over and overall and substantial management of the business, productions, personnel, accounts and properties of an enterprise. In 2009, the SAT issued a circular known as SAT Circular 82, which provides certain specific criteria for determining whether the “de facto management body” of a PRC-controlled enterprise that is incorporated offshore is located in China. Although this circular only applies to offshore enterprises controlled by PRC enterprises or PRC enterprise groups, not those controlled by PRC individuals or foreigners, the criteria set forth in the circular may reflect the SAT’s general position on how the “de facto management body” test should be applied in determining the tax resident status of all offshore enterprises. According to SAT Circular 82, an offshore incorporated enterprise controlled by a PRC enterprise or a PRC enterprise group will be regarded as a PRC tax resident by virtue of having its “de facto management body” in China and will be subject to PRC enterprise income tax on its global income only if all of the following conditions are met: (i) the primary location where senior management personnel and departments that are responsible for the day-to-day operational management is in the PRC; (ii) decisions relating to the enterprise’s financial and human resource matters are made or are subject to approval by organizations or personnel in the PRC; (iii) the enterprise’s primary assets, accounting books and records, company seals, and board and shareholder resolutions are located or maintained in the PRC; and (iv) at least 50% of voting board members or senior executives habitually reside in the PRC.

We believe that we are not a PRC resident enterprise for PRC tax purposes. See “Regulation—Regulation on Tax in the PRC—Enterprise Income Tax.” However, the tax resident status of an enterprise is subject to determination by the PRC tax authorities and uncertainties remain with respect to the interpretation of the term “de facto management body.” If the PRC tax authorities determine that we are a PRC resident enterprise for enterprise income tax purposes, we may be required to withhold a 10% withholding tax, from dividends we pay to our shareholders that are non-resident enterprises, including the holders of our ADSs. In addition, non-resident enterprise shareholders (including our ADS holders) may be subject to PRC tax at a rate of 10% on gains realized on the sale or other disposition of ADSs or ordinary shares, if such income is treated as sourced from within the PRC. Furthermore, if we are deemed a PRC resident enterprise, dividends payable to our non-PRC individual shareholders (including our ADS holders) and any gain realized on the transfer of ADSs or ordinary shares by such shareholders may be subject to PRC tax at a rate of 20%, which, in the case of dividends, we may withhold at source, unless a reduced rate is available under an applicable tax treaty. However, it is unclear whether non-PRC shareholders of our company would be able to claim the benefits of any tax treaties between their country of tax residence and the PRC in the event that we are treated as a PRC resident enterprise. Any such tax may reduce the returns on your investment in the ADSs or ordinary shares.

Discontinuation of any of the government subsidies or imposition of any additional taxes and surcharges could adversely affect our financial condition and results of operations.

Our VIEs have received various financial subsidies from PRC local government authorities. The financial subsidies result from discretionary incentives and policies adopted by PRC local government authorities. Local governments may decide to change or discontinue such financial subsidies at any time. The discontinuation of such financial subsidies or imposition of any additional taxes could adversely affect our financial condition and results of operations.

We may not be able to obtain certain benefits under the relevant tax treaty on dividends paid by our WFOE to us through our Hong Kong subsidiary.

Pursuant to the Enterprise Income Tax Law and its implementation rules, if a non-resident enterprise has not set up an organization or establishment in the PRC, or has set up an organization or establishment but the income derived has no actual connection with such organization or establishment, it will be subject to a withholding tax on its PRC-sourced income at a rate of 10%. Pursuant to the Arrangement between Mainland China and the Hong Kong Special Administrative Region for the Avoidance of Double Taxation and Tax Evasion on Income, or the Double Taxation Arrangement, the withholding tax rate in respect to the payment of dividends by a PRC enterprise to a Hong Kong enterprise is reduced to 5% from a standard rate of 10% if the Hong Kong enterprise directly holds at least 25% of the PRC enterprise. There are also other conditions for enjoying the reduced withholding tax rate according to other relevant tax rules and regulations.

In February 2009, SAT issued SAT Notice No. 81, pursuant to which an enterprise must be the “beneficial owner” of the relevant dividend income in order to enjoy the preferential withholding tax rates on dividend. If, however, such enterprise otherwise qualifies for such preferential withholding tax rates through any transaction or arrangement, whose main purpose is to qualify for such preferential withholding tax rates, the enterprise nevertheless cannot enjoy the preferential withholding tax rates and the competent tax authority has the power to adjust the applicable withholding tax rates if it so determines. The SAT Notice No. 9 issued by SAT that took effect in April 2018 indicated that “beneficial owner” refers to a person who has ownership and disposal rights to the income or any rights and assets arising from such income, and the tax authority has discretion to determine whether or not an enterprise is determined as a “beneficial owner.” However, since the SAT Notice No. 9 is newly issued, it remains unclear how the PRC tax authorities will implement SAT Notice No. 9 in practice and to what extent they will affect the dividend withholding tax rates for dividends distributed by our WFOE to our Hong Kong subsidiary. If the relevant tax authority determines that our Hong Kong subsidiary is a conduit company and does not qualify as the “beneficial owner” of the dividend income it receives from our PRC subsidiaries, the higher 10% withholding tax rate will apply to such dividends.

Therefore, we cannot assure you that our determination regarding our qualification to enjoy the preferential tax treatment will not be challenged by the relevant PRC tax authority or we will be able to complete the necessary filings with the relevant PRC tax authority and enjoy the preferential withholding tax rate of 5% under the Double Taxation Arrangement with respect to dividends to be paid by our WFOE to Molecular Data HK.

We face uncertainty with respect to indirect transfers of equity interests in PRC resident enterprises by their non-PRC holding companies.

We face uncertainties regarding the reporting on and consequences of previous private equity financing transactions involving the transfer and exchange of shares in our company by non-PRC resident investors, and ongoing restructuring where PRC taxable assets are involved.

According to the Notice on Strengthening Administration of Enterprise Income Tax for Share Transfers by Non-PRC Resident Enterprises issued by SAT on December 10, 2009, or SAT Circular 698, where a non-PRC resident enterprise transfers the equity interests in a PRC resident enterprise indirectly through a disposition of equity interests in an offshore holding company (other than the sale on a public stock market of shares of an offshore enterprise purchased on a public stock market), or an Indirect Transfer, the non-PRC resident enterprise, as the seller, may be subject to PRC enterprise income tax of up to 10% of the gains derived from the Indirect Transfer in certain circumstances.

On February 3, 2015, the SAT issued the Announcement on Several Issues Concerning the Enterprise Income Tax on Indirect Property Transfers by Non-PRC Resident Enterprises, or SAT Notice No. 7, to supersede the existing tax rules in relation to the tax treatment of the Indirect Transfer, while the other provisions of SAT Circular 698 are irrelevant to the Indirect Transfer remain in force. SAT Notice No. 7 introduces a new tax regime that is significantly different from that under a notice issued by SAT Circular 698. It extends SAT’s tax jurisdiction to capture not only the Indirect Transfer as set forth under SAT Circular 698 but also transactions involving indirect transfer of (i) real properties in China and (ii) assets of an “establishment or place” situated in China, by a non-PRC resident enterprise through a disposition of equity interests in an offshore holding company. SAT Notice No. 7 also extends the interpretation with respect to the disposition of equity interests in an offshore holding company broadly. In addition, SAT Notice No. 7 further clarifies how to assess reasonable commercial purposes and introduces safe harbors applicable to internal group restructurings. However, it also brings challenges to both offshore transferor and transferee as they are required to make self-assessments on whether an Indirect Transfer or similar transaction should be subject to PRC tax and whether they should file or withhold any tax payment accordingly. On October 17, 2017, the SAT issued a Notice Concerning Withholding Income Tax of Non-Resident Enterprise, or SAT Notice No. 37, which abolishes SAT Circular 698 and certain provisions of SAT Notice 7. SAT Notice No. 37 further reduces the burden of the withholding obligator, such as revocation of contract filing requirements and tax liquidation procedures, strengthens the cooperation of tax authorities in different places, and clarifies the calculation of tax payable and mechanism of foreign exchange.

There is uncertainty as to the application of SAT Notice No. 7 and SAT Notice No. 37. In the event that non-PRC resident investors were involved in our private equity financing transactions and such transactions were determined by the competent tax authorities as lacking reasonable commercial purposes, we and our non-PRC resident investors may become at risk of being taxed under SAT Notice No. 7 and SAT Notice No. 37 and may be required to expend costly resources to comply with SAT Notice No. 7 and SAT Notice No. 37, or to establish a case to be tax exempt under SAT Notice No. 7 and SAT Notice No. 37, which may cause us to incur additional costs and may have a negative impact on the value of your investment in us.

The PRC tax authorities have discretion under SAT Notice No. 7 and SAT Notice No. 37 to adjust the taxable capital gains based on the difference between the fair value of the transferred equity interests and the investment cost. We may pursue acquisitions in the future that may involve complex corporate structures. If we are deemed as a non-PRC resident enterprise under the Enterprise Income Tax Law and if the PRC tax authorities adjust the taxable income of the transactions under SAT Notice No. 7 and SAT Notice No. 37, our income tax expenses associated with such potential acquisitions will increase, which may have an adverse effect on our financial condition and results of operations.

The approval of the China Securities Regulatory Commission may be required in connection with this offering, and, if required, we cannot predict whether we will be able to obtain such approval.

The M&A Rules adopted by the MOFCOM requires an overseas special purpose vehicle formed for listing purposes through acquisitions of PRC domestic companies and controlled by PRC companies or individuals to obtain the approval of China Securities Regulatory Commission, or CSRC, prior to the listing and trading of such special purpose vehicle’s securities on an overseas stock exchange. However, the application of the M&A Rules remains unclear. Currently, there is no consensus among leading PRC law firms regarding the scope and applicability of the CSRC approval requirement.

Our PRC legal counsel has advised us based on their understanding of the current PRC laws, rules and regulations that the CSRC’s approval may not be required for the listing and trading of our ADSs on Nasdaq Stock Market in the context of this offering, given that: (i) our PRC subsidiary was incorporated as wholly foreign-owned enterprises by means of direct investment rather than by merger or acquisition of equity interest or assets of a PRC domestic company owned by PRC companies or individuals as defined under the M&A Rules that are our beneficial owners; and (ii) no provision in the M&A Rules clearly classifies contractual arrangements as a type of transaction subject to the M&A Rules.

However, our PRC legal counsel has further advised us that there remains some uncertainty as to how the M&A Rules will be interpreted or implemented in the context of an overseas offering and its opinions summarized above are subject to any new laws, rules and regulations or detailed implementations and interpretations in any form relating to the M&A Rules. We cannot assure you that relevant PRC government agencies, including the CSRC, would reach the same conclusion as we do. If it is determined that CSRC approval is required for this offering, we may face sanctions by the CSRC or other PRC regulatory agencies for failure to seek CSRC approval for this offering. These sanctions may include fines and penalties on our operations in the PRC, limitations on our operating privileges in the PRC, delays in or restrictions on the repatriation of the proceeds from this offering into the PRC, restrictions on or prohibition of the payments or remittance of dividends by our WFOE, or other actions that could have a material and adverse effect on our business, financial condition, results of operations, reputation and prospects, as well as the trading price of our ADSs. The CSRC or other PRC regulatory agencies may also take actions requiring us, or making it advisable for us, to halt this offering before the settlement and delivery of the ADSs that we are offering. Consequently, if you engage in market trading or other activities in anticipation of and prior to the settlement and delivery of the ADSs we are offering, you would be doing so at the risk that the settlement and delivery may not occur.

The audit report included in this prospectus is prepared by an auditor who is not inspected by the Public Company Accounting Oversight Board and, as such, our investors are deprived of the benefits of such inspection.

Our independent registered public accounting firm that issues the audit reports included in our prospectus filed with the U.S. Securities and Exchange Commission, as auditors of companies that are traded publicly in the United States and a firm registered with the U.S. Public Company Accounting Oversight Board (United States), or the PCAOB, is required by the laws of the United States to undergo regular inspections by the PCAOB to assess its compliance with the laws of the United States and professional standards. Because our auditors are located in the Peoples’ Republic of China, a jurisdiction where the PCAOB is currently unable to conduct inspections without the approval of the Chinese authorities, our auditors are not currently inspected by the PCAOB. On May 24, 2013, PCAOB announced that it had entered into a Memorandum of Understanding on Enforcement Cooperation with CSRC, and the Ministry of Finance which establishes a cooperative framework between the parties for the production and exchange of audit documents relevant to investigations in the United States and China. PCAOB continues to be in discussions with the CSRC and the Ministry of Finance to permit joint inspections in the PRC of audit firms that are registered with the PCAOB and audit Chinese companies that trade on U.S. exchanges. On December 7, 2018, the SEC and the PCAOB issued a joint statement highlighting continued challenges faced by the U.S. regulators in their oversight of financial statement audits of U.S.-listed companies with significant operations in China. The joint statement reflects a heightened interest in an issue that has vexed U.S. regulators in recent years. However, it remains unclear what further actions the SEC and PCAOB will take to address the problem.

Inspections of other firms that the PCAOB has conducted outside of China have identified deficiencies in those firms’ audit procedures and quality control procedures, which may be addressed as part of the inspection process to improve future audit quality. This lack of PCAOB inspections in China prevents the PCAOB from regularly evaluating our auditor’s audits and its quality control procedures. As a result, investors may be deprived of the benefits of PCAOB inspections.

The inability of the PCAOB to conduct inspections of auditors in China makes it more difficult to evaluate the effectiveness of our auditor’s audit procedures or quality control procedures as compared to auditors outside of China that are subject to PCAOB inspections. Investors may lose confidence in our reported financial information and procedures and the quality of our financial statements.

As part of a continued regulatory focus in the United States on access to audit and other information currently protected by national law, in particular China’s, in June 2019, a bipartisan group of lawmakers introduced bills in both houses of the U.S. Congress that would require the SEC to maintain a list of issuers for which PCAOB is not able to inspect or investigate an auditor report issued by a foreign public accounting firm. The Ensuring Quality Information and Transparency for Abroad-Based Listings on our Exchanges (EQUITABLE) Act prescribes increased disclosure requirements for these issuers and, beginning in 2025, the delisting from U.S. national securities exchanges such as the New York Stock Exchange of issuers included on the SEC’s list for three consecutive years. Enactment of this legislation or other efforts to increase U.S. regulatory access to audit information could cause investor uncertainty for affected issuers, including us, and the market price of our ADSs could be adversely affected. It is unclear if this proposed legislation would be enacted. Furthermore, there has been recent media reports on deliberations within the U.S. government regarding potentially limiting or restricting China-based companies from accessing U.S. capital markets. If any such deliberations were to materialize, the resulting legislation may have material and adverse impact on the stock performance of China-based issuers listed in the U.S.

Proceedings instituted by the SEC against the “big four” PRC-based accounting firms, including our independent registered public accounting firm, could result in financial statements being determined to not be in compliance with the requirements of the Exchange Act.

Starting in 2011, the Chinese affiliates of the “big four” accounting firms, including our independent registered public accounting firm, were affected by a conflict between U.S. and Chinese law. Specifically, for certain U.S.-listed companies operating and audited in mainland China, the SEC and the PCAOB sought to obtain from the Chinese firms access to their audit work papers and related documents. The firms were, however, advised and directed that under Chinese law, they could not respond directly to the U.S. regulators on those requests, and that requests by foreign regulators for access to such papers in China had to be channeled through the CSRC.

In late 2012, this impasse led the SEC to commence administrative proceedings under Rule 102(e) of its Rules of Practice and also under the Sarbanes-Oxley Act of 2002 against the Chinese accounting firms, including our independent registered public accounting firm. A first instance trial of the proceedings in July 2013 in the SEC’s internal administrative court resulted in an adverse judgment against the firms. The administrative law judge proposed penalties on the firms including a temporary suspension of their right to practice before the SEC, although that proposed penalty did not take effect pending review by the Commissioners of the SEC. On February 6, 2015, before a review by the Commissioner had taken place, the firms reached a settlement with the

SEC. Under the settlement, the SEC accepts that future requests by the SEC for the production of documents will normally be made to the CSRC. The firms will receive matching Section 106 requests, and are required to abide by a detailed set of procedures with respect to such requests, which in substance require them to facilitate production via the CSRC. If they fail to meet specified criteria, the SEC retains authority to impose a variety of additional remedial measures on the firms depending on the nature of the failure. Remedies for any future noncompliance could include, as appropriate, an automatic six-month bar on a single firm’s performance of certain audit work, commencement of a new proceeding against a firm, or in extreme cases the resumption of the current proceeding against all four firms. If additional remedial measures are imposed on the Chinese affiliates of the “big four” accounting firms, including our independent registered public accounting firm, in administrative proceedings brought by the SEC alleging the firms’ failure to meet specific criteria set by the SEC with respect to requests for the production of documents, we could be unable to timely file future financial statements in compliance with the requirements of the Exchange Act.

In the event that the SEC restarts the administrative proceedings, depending upon the final outcome, listed companies in the United States with major PRC operations may find it difficult or impossible to retain auditors in respect of their operations in the PRC, which could result in financial statements being determined to not be in compliance with the requirements of the Exchange Act, including possible delisting. Moreover, any negative news about any such future proceedings against these audit firms may cause investor uncertainty regarding China-based, U.S.-listed companies and the market price of our common stock may be adversely affected.

If our independent registered public accounting firm was denied, even temporarily, the ability to practice before the SEC and we were unable to timely find another registered public accounting firm to audit and issue an opinion on our financial statements, our financial statements could be determined not to be in compliance with the requirements of the Exchange Act. Such a determination could ultimately lead to the delisting of our ADSs from Nasdaq Stock Market or deregistration from the SEC, or both, which would substantially reduce or effectively terminate the trading of our ADSs in the United States.

Risks Related to This Offering and the American Depositary Shares

An active trading market for our ordinary shares or our ADSs may not develop and the trading price for the ADSs may fluctuate significantly.

We intend to apply to list our ADSs on Nasdaq Stock Market. We have no current intention to seek a listing for our ordinary shares on any stock exchange. Prior to the completion of this offering, there has been no public market for our ADSs or our ordinary shares, and we cannot assure you that a liquid public market for our ADSs will develop. If an active public market for our ADSs does not develop following the completion of this offering, the market price and liquidity of our ADSs may be materially and adversely affected. The initial public offering price for our ADSs will be determined by negotiation between us and the underwriters based upon several factors, and we can provide no assurance that the trading price of our ADSs after this offering will not decline below the initial public offering price. As a result, investors in our securities may experience a significant decrease in the value of their ADSs.

The trading price for the ADSs may be volatile, which could result in substantial losses to investors.

The trading price of our ADSs may be volatile and could fluctuate widely due to factors beyond our control. This may happen because of broad market and industry factors, including the performance and fluctuation of the market prices of other companies with business operations located mainly in China that have listed their securities in the United States. In addition to market and industry factors, the price and trading volume for our ADSs may be volatile for factors specific to our own operations, including the following:

•	variations in our net revenues, earnings and cash flow;

•	our or our competitors’ announcements of new investments, acquisitions, strategic partnerships, or joint ventures;

•	our or our competitors’ announcements of new products and services and expansions;

•	changes in financial estimates by securities analysts;

•	failure on our part to realize monetization opportunities as expected;

•	additions or departures of key personnel;

•	release of lock-up or other transfer restrictions on our outstanding equity securities or sales of additional equity securities;

•	detrimental negative publicity about us, our management, our competitors or our industry;

•	regulatory developments affecting us or our industry; and

•	actual or potential litigation or regulatory investigations.

Any of these factors may result in large and sudden changes in the trading volume and price of the ADSs.

In the past, shareholders of public companies have often brought securities class action suits against those companies following periods of instability in the market price of their securities. If we were involved in a class action suit, it could divert a significant amount of our management’s attention and other resources from our business and operations and require us to incur significant expenses to defend the suit, which could harm our results of operations. Any such class action suit, whether or not successful, could harm our reputation and restrict our ability to raise capital in the future. In addition, if a claim is successfully made against us, we may be required to pay significant damages, which could have a material adverse effect on our financial condition and results of operations.

Our dual-class share structure with different voting rights will limit your ability to influence corporate matters and could discourage others from pursuing any change of control transactions that holders of our Class A ordinary shares and ADSs may view as beneficial.

Immediately prior to the completion of this offering, we expect to create a dual-class share structure such that our ordinary shares will consist of Class A ordinary shares and Class B ordinary shares. In respect of matters requiring the votes of shareholders, holders of Class A ordinary shares will be entitled to one vote per share, while holders of Class B ordinary shares will be entitled to ten votes per share based on our proposed dual-class share structure. We will sell Class A ordinary shares represented by our ADSs in this offering. Each Class B ordinary share is convertible into one Class A ordinary share at any time by the holder thereof, while Class A ordinary shares are not convertible into Class B ordinary shares under any circumstances. Upon any sale, transfer, assignment or disposition of any Class B ordinary share by MOLBASE Inc. to any person who is not our founder, Dr. Dongliang Chang, or his affiliate, or the change of ultimate beneficial ownership of any Class B ordinary shares from MOLBASE Inc. to any person who is not our founder, Dr. Dongliang Chang, or his affiliate, each of such Class B ordinary share shall be automatically and immediately converted into one Class A ordinary share. Upon any sale, transfer, assignment or disposition of any Class B ordinary share by our founder, Dr. Dongliang Chang, to any person who is not his affiliate, or upon a change of ultimate beneficial ownership of any Class B ordinary share from our founder, Dr. Dongliang Chang to any person who is not his affiliate, each of such Class B ordinary share shall be automatically and immediately converted into one Class A ordinary share.

Subsequent to the completion of this offering and the Share Distribution described elsewhere in this prospectus, Dr. Dongliang Chang will beneficially own all of our then outstanding Class B ordinary shares and own approximately             % of the then aggregate voting power of our company. Within six months following this offering, the existing shareholders of MOLBASE Inc. would become our shareholders through a distribution of our shares in proportion to MOLBASE Inc.’s current shareholding structure. Upon the completion of such share distribution, the existing shareholders of MOLBASE Inc. will hold Class A ordinary shares of our company except for our founder, Dr. Dongliang Chang, who will beneficially own 54,819,733 Class B ordinary shares.

The Class B ordinary shares then beneficially owned by Dr. Dongliang Chang will represent all of our issued and outstanding Class B ordinary shares upon the completion of the share distribution and will constitute approximately             % equity interests or             % voting power of our total issued and outstanding share capital immediately after the completion of the share distribution, assuming the underwriters do not exercise their over-allotment option in this offering. As a result of the dual-class share structure and the concentration of ownership, holders of our Class B ordinary shares have considerable influence over matters such as decisions regarding mergers, consolidations and the sale of all or substantially all of our assets, election of directors and other significant corporate actions. They may take actions that are not in the best interest of us or our other shareholders. This concentration of ownership may discourage, delay or prevent a change in control of our company, which could have the effect of depriving our other shareholders of the opportunity to receive a premium for their shares as part of a sale of our company and may reduce the price of our ADSs. This concentrated control will limit your ability to influence corporate matters and could discourage others from pursuing any potential merger, takeover or other change of control transactions that holders of Class A ordinary shares and ADSs may view as beneficial. In addition, we may incur incremental compensation expenses to the holders of Class B ordinary share as a result of their becoming entitled to high votes on each Class B ordinary share.

The dual-class structure of our ordinary shares may adversely affect the trading market for our ADSs.

S&P Dow Jones and FTSE Russell have changed their eligibility criteria for inclusion of shares of public companies on certain indices, including the S&P 500, to exclude companies with multiple classes of shares and companies whose public shareholders hold no more than 5% of total voting power from being added to such indices. In addition, several shareholder advisory firms have announced their opposition to the use of multiple class structures. As a result, the dual class structure of our ordinary shares may prevent the inclusion of our ADSs representing Class A ordinary shares in such indices and may cause shareholder advisory firms to publish negative commentary about our corporate governance practices or otherwise seek to cause us to change our capital structure. Any such exclusion from indices could result in a less active trading market for our ADSs. Any actions or publications by shareholder advisory firms critical of our corporate governance practices or capital structure could also adversely affect the value of our ADSs.

Because our initial public offering price is substantially higher than our net tangible book value per share, you will experience immediate and substantial dilution.

If you purchase ADSs in this offering, you will pay more for your ADSs than the amount paid by our existing shareholders for their ordinary shares on a per ADS basis. As a result, you will experience immediate and substantial dilution of US$             per ADS, representing the difference between the initial public offering price of US$             per ADS and our net tangible book value per ADS as of December 31, 2017, after giving effect to the net proceeds to us from this offering. In addition, you may experience further dilution to the extent that our ordinary shares are issued upon the exercise of any share options. See “Dilution” for a more complete description of how the value of your investment in the ADSs will be diluted upon completion of this offering.

Because we do not expect to pay dividends in the foreseeable future after this offering, you must rely on price appreciation of the ADSs for return on your investment.

We currently intend to retain most, if not all, of our available funds and any future earnings after this offering to fund the development and growth of our business. As a result, we do not expect to pay any cash dividends in the foreseeable future. Therefore, you should not rely on an investment in our ADSs as a source for any future dividend income.

Pursuant to our post-offering amended and restated memorandum and articles of association, our board of directors has complete discretion as to whether to distribute dividends. In addition, our shareholders may by ordinary resolution declare a dividend, but no dividend may exceed the amount recommended by our board of directors. In either case, all dividends are subject to certain restrictions under Cayman Islands law, namely that a Cayman Islands company may pay a dividend either out of profits or share premium account, and provided that in no circumstances may a dividend be paid if this would result in the company being unable to pay its debts as it falls due in the ordinary course of business. Even if our board of directors decides to declare and pay dividends, the timing, amount and form of future dividends, if any, will depend on, among other things, our future results of operations and cash flow, our capital requirements and surplus, the amount of distributions, if any, we receive from our WFOE, our financial condition, contractual restrictions and other factors deemed relevant by our board of directors. Accordingly, the return on your investment in our ADSs will likely depend entirely upon any future price appreciation of our ADSs. There is no guarantee that our ADSs will appreciate in value after this offering or even maintain the price at which you purchased the ADSs. You may not realize a return on your investment in our ADSs and you may even lose your entire investment in our ADSs.

We have not determined a specific use for a portion of the net proceeds from this offering, and we may use these proceeds in ways with which you may not agree.

We have not determined a specific use for a portion of the net proceeds of this offering, and our management will have considerable discretion in deciding how to apply these proceeds. You will not have the opportunity to assess whether the proceeds are being used appropriately before you make your investment decision. You must rely on the judgment of our management regarding the application of the net proceeds of this offering. We cannot assure you that the net proceeds will be used in a manner that would improve our results of operations or increase our ADS price, nor that these net proceeds will be placed only in investments that generate income or appreciate in value.

The sale or availability for sale of substantial amounts of the ADSs could adversely affect their market price.

Sales of substantial amounts of our ADSs in the public market after the completion of this offering, or the perception that these sales could occur, could adversely affect the market price of our ADSs and could materially impair our ability to raise capital through equity offerings in the future. The ADSs sold in this offering will be freely tradable without restriction or further registration under the Securities Act, and shares held by our existing shareholders may also be sold in the public market in the future subject to the restrictions in Rule 144 and Rule 701 under the Securities Act and the applicable lock-up agreements. There will be             ADSs (equivalent to             Class A ordinary shares) outstanding immediately after this offering, or             ADSs (equivalent to             Class A ordinary shares) if the underwriters exercise their over-allotment option in full. In connection with this offering, we, our directors and executive officers, our existing shareholders and [holders of share-based awards] have agreed not to sell any ordinary shares or ADSs for 180 days after the date of this prospectus without the prior written consent of the underwriters, subject to certain exceptions. In addition, we have agreed to instruct the depositary not to accept any shares for deposit for the issuance of ADSs for 180 days after the date of this prospectus (other than in connection with this offering), without prior written consent from the representatives of the underwriters. However, the underwriters may release these securities from these restrictions at any time, subject to applicable regulations of the Financial Industry Regulatory Authority, Inc. We cannot predict what effect, if any, market sales of securities held by our significant shareholders or any other shareholder or the availability of these securities for future sale will have on the market price of our ADSs. See “Underwriting” and “Shares Eligible for Future Sale” for a more detailed description of the restrictions on selling our securities after this offering.

The voting rights of holders of ADSs are limited by the terms of the deposit agreement, and you may not be able to exercise your right to direct the voting of the underlying ordinary shares which are represented by your ADSs.

Holders of ADSs do not have the same rights as our registered shareholders. As a holder of our ADSs, you will not have any direct right to attend general meetings of our shareholders or to cast any votes at such meetings. You will only be able to exercise the voting rights which are carried by the underlying Class A ordinary shares represented by your ADSs indirectly by giving, or deemed to be giving, voting instructions to the depositary in accordance with the provisions of the deposit agreement. Upon receipt of your voting instructions, the depositary will try, as far as is practicable, to vote the underlying Class A ordinary shares represented by your ADSs in accordance with your instructions. If we ask for your instructions, then upon receipt of your voting instructions, the depositary will try to vote the underlying Class A ordinary shares in accordance with these instructions. If we do not instruct the depositary to ask for your instructions, the depositary may still vote in accordance with instructions you give, but it is not required to do so. You will not be able to directly exercise your right to vote with respect to the underlying Class A ordinary shares unless you withdraw the shares, and become the registered holder of such shares prior to the record date for the general meeting. When a general meeting is convened, you may not receive sufficient advance notice of the meeting to withdraw the Class A ordinary shares represented by your ADSs and become the registered holder of such shares to allow you to attend the general meeting and to vote directly with respect to any specific matter or resolution to be considered and voted upon at the general meeting. See also “Description of American Depositary Shares—Voting Rights.”

In addition, under our post-offering memorandum and articles of association that will become effective immediately prior to the completion of this offering, for the purposes of determining those shareholders who are entitled to attend and vote at any general meeting, our directors may close our register of members and/or fix in advance a record date for such meeting, and such closure of our register of members or the setting of such a record date may prevent you from withdrawing the underlying Class A ordinary shares represented by your ADSs and becoming the registered holder of such shares prior to the record date, so that you would not be able to attend the general meeting or to vote directly. If we ask for your instructions, the depositary will notify you of the upcoming vote and will arrange to deliver our voting materials to you. We have agreed to give the depositary at least 30 days’ prior notice of shareholder meetings. Nevertheless, we cannot assure you that you will receive the voting materials in time to ensure that you can instruct the depositary to vote the underlying Class A ordinary shares represented by your ADSs. In addition, the depositary and its agents are not responsible for failing to carry out voting instructions or for their manner of carrying out your voting instructions. This means that you may not be able to exercise your right to direct how the underlying Class A ordinary shares represented by your ADSs are voted and you may have no legal remedy if the underlying Class A ordinary shares represented by your ADSs are not voted as you requested. In addition, in your capacity as an ADS holder, you will not be able to call a shareholders’ meeting.

Your right to participate in any future rights offerings may be limited, which may cause dilution to your holdings.

We may, from time to time, distribute rights to our shareholders, including rights to acquire securities. Under the deposit agreement, the depositary will not distribute rights to holders of ADSs unless the distribution and sale of rights and the securities to which these rights relate are either exempt from registration under the Securities Act with respect to all holders of ADSs, or are registered under the provisions of the Securities Act. The depositary may, but is not required to, attempt to sell these undistributed rights to third parties, and may allow the rights to lapse. We may be unable to establish an exemption from registration under the Securities Act, and we are under no obligation to file a registration statement with respect to these rights or underlying securities or to endeavor to have a registration statement declared effective. Accordingly, holders of ADSs may be unable to participate in our rights offerings and may experience dilution of their holdings as a result.

We and the depository are entitled to amend the deposit agreement and to change the rights of ADS holders under the terms of such agreement, and we may terminate the deposit agreement, without the prior consent of the ADS holders.

We and the depository are entitled to amend the deposit agreement and to change the rights of the ADS holders under the terms of such agreement, without the prior consent of the ADS holders. We and the depositary may agree to amend the deposit agreement in any way we decide is necessary or advantageous to us. Amendments may reflect, among other things, operational changes in the ADS program, legal developments affecting ADSs or changes in the terms of our business relationship with the depositary. In the event that the terms of an amendment are disadvantageous to ADS holders, ADS holders will only receive 30 days’ advance notice of the amendment, and no prior consent of the ADS holders is required under the deposit agreement. Furthermore, we may decide to terminate the ADS facility at any time for any reason. For example, terminations may occur when we decide to list our shares on a non-U.S. securities exchange and determine not to continue to sponsor an ADS facility or when we become the subject of a takeover or a going-private transaction. If the ADS facility will terminate, ADS holders will receive at least 30 days’ prior notice, but no prior consent is required from them. Under the circumstances that we decide to make an amendment to the deposit agreement that is disadvantageous to ADS holders or terminate the deposit agreement, the ADS holders may choose to sell their ADSs or surrender their ADSs and become direct holders of the underlying Class A ordinary shares, but will have no right to any compensation whatsoever.

ADSs holders may not be entitled to a jury trial with respect to claims arising under the deposit agreement, which could result in less favorable outcomes to the plaintiff(s) in any such action.

The deposit agreement governing the ADSs representing our Class A ordinary shares provides that, subject to the depositary’s right to require a claim to be submitted to arbitration in New York or Hong Kong, to the fullest extent permitted by applicable law, ADS holders irrevocably waive the right to a jury trial of any claim that they may have against us or the depositary arising out of or relating to our ordinary shares, the ADSs or the deposit agreement, including any claim under the U.S. federal securities laws.

If we or the depositary opposed a jury trial demand based on the waiver, the court would determine whether the waiver was enforceable based on the facts and circumstances of that case in accordance with the applicable state and federal law. To our knowledge, the enforceability of a contractual pre-dispute jury trial waiver in connection with claims arising under the federal securities laws has not been finally adjudicated by the United States Supreme Court. However, we believe that a contractual pre-dispute jury trial waiver provision is generally enforceable, including under the laws of the State of New York, which govern the deposit agreement, by a federal or state court in the City of New York, which has non-exclusive jurisdiction over matters arising under the deposit agreement. In determining whether to enforce a contractual pre-dispute jury trial waiver provision, courts will generally consider whether a party knowingly, intelligently and voluntarily waived the right to a jury trial. We believe that this is the case with respect to the deposit agreement and the ADSs. It is advisable that you consult legal counsel regarding the jury waiver provision before entering into the deposit agreement.

If you or any other holders or beneficial owners of ADSs bring a claim against us or the depositary in connection with matters arising under the deposit agreement or the ADSs, including claims under federal securities laws, you or such other holder or beneficial owner may not be entitled to a jury trial with respect to such claims, which may have the effect of limiting and discouraging lawsuits against us or the depositary. If a lawsuit is brought against us or the depositary under the deposit agreement, it may be heard only by a judge or justice of the applicable trial court, which would be conducted according to different civil procedures and may result in different outcomes than a trial by jury would have had, including results that could be less favorable to the plaintiff(s) in any such action.

Nevertheless, if this jury trial waiver provision is not permitted by applicable law, an action could proceed under the terms of the deposit agreement with a jury trial. No condition, stipulation or provision of the deposit agreement or ADSs serves as a waiver by any holder or beneficial owner of ADSs or by us or the depositary of compliance with any substantive provision of the U.S. federal securities laws and the rules and regulations promulgated thereunder.

You may be subject to limitations on transfer of your ADSs.

Your ADSs are transferable on the books of the depositary. However, the depositary may close its transfer books at any time or from time to time when it deems expedient in connection with the performance of its duties.

The depositary may close its books from time to time for a number of reasons, including in connection with corporate events such as a rights offering, during which time the depositary needs to maintain an exact number of ADS holders on its books for a specified period. The depositary may also close its books in emergencies, and on weekends and public holidays. In addition, the depositary may refuse to deliver, transfer or register transfers of ADSs generally when our books or the books of the depositary are closed, or at any time if we or the depositary deems it advisable to do so because of any requirement of law or of any government or governmental body, or under any provision of the deposit agreement, or for any other reason.

If securities or industry analysts do not publish research or publishes inaccurate or unfavorable research about our business, or if they adversely change their recommendations regarding the ADSs, the market price of our ADSs and trading volume could be affected.

The trading market for the ADSs will be influenced by research or reports that industry or securities analysts publish about our business. If one or more analysts who cover us downgrade the ADSs, the market price for the ADSs would likely decline. If one or more of these analysts cease to cover us or fail to regularly publish reports on us, we could lose visibility in the financial markets, which, in turn, could cause the market price or trading volume for the ADSs to decline.

We may need additional capital and may sell additional ADSs or other equity securities or incur indebtedness, which could result in additional dilution to our shareholders or increase our debt service obligations.

We may require additional cash resources due to changed business conditions or other future developments, including any investments or acquisitions we may decide to pursue. If our cash resources are insufficient to satisfy our cash requirements, we may seek to sell additional equity or debt securities or obtain a credit facility. The sale of additional equity securities or equity-linked debt securities could result in additional dilution to our shareholders. The incurrence of indebtedness would result in debt service obligations and could result in operating and financing covenants that would restrict our operations. We cannot assure you that financing will be available in amounts or terms acceptable to us, if at all.

You may not receive dividends or other distributions on our ordinary shares and you may not receive any value for them, if it is illegal or impractical to make them available to you.

The depositary of the ADSs has agreed to pay to you the cash dividends or other distributions it or the custodian receives on ordinary shares or other deposited securities underlying the ADSs, after deducting its fees and expenses. You will receive these distributions in proportion to the number of Class A ordinary shares your ADSs represent. However, the depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any holders of ADSs. For example, it would be unlawful to make a distribution to a holder of ADSs if it consists of securities that require registration under the Securities Act of 1933 but that are not properly registered or distributed under an applicable exemption from registration. The depositary may also determine that it is not feasible to distribute certain property through the mail. Additionally, the value of certain distributions may be less than the cost of mailing them. In these cases, the depositary may determine not to distribute such property. We have no obligation to register under U.S. securities laws any ADSs, ordinary shares, rights or other securities received through such distributions. We also have no obligation to take any other action to permit the distribution of ADSs, ordinary shares, rights or anything else to holders of ADSs. This means that you may not receive distributions we make on our ordinary shares or any value for them if it is illegal or impractical for us to make them available to you. These restrictions may cause a material decline in the value of the ADSs.

Certain judgments obtained against us by our shareholders may not be enforceable.

We are a Cayman Islands exempted company and substantially all of our assets are located outside of the United States. Our current operations are mainly conducted in China. In addition, A majority of our current directors and officers are nationals and residents of countries other than the United States. A majority of the assets of these persons are located outside the United States. As a result, it may be difficult or impossible for you to bring an action against us or against these individuals in the United States in the event that you believe that your rights have been infringed under the U.S. federal securities laws or otherwise. Even if you are successful in bringing an action of this kind, the laws of the Cayman Islands and of China may render you unable to enforce a judgment against our assets or the assets of our directors and officers. For more information regarding the relevant laws of the Cayman Islands and China, see “Enforceability of Civil Liabilities.”

You may face difficulties in protecting your interests, and your ability to protect your rights through U.S. courts may be limited, because we are incorporated under Cayman Islands law.

We are an exempted company limited by shares incorporated under the laws of the Cayman Islands. Our corporate affairs are governed by our memorandum and articles of association, the Companies Law (2018 Revision) of the Cayman Islands and the common law of the Cayman Islands. The rights of shareholders to take action against the directors, actions by minority shareholders and the fiduciary duties owed to us by our directors under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from the common law of England, the decisions of whose courts are of persuasive authority, but are not binding, on a court in the Cayman Islands. The rights of our shareholders and the fiduciary duties owed to us by our directors under Cayman Islands law are not as clearly established as they would be under statutes or judicial precedent in some jurisdictions in the United States. In particular, the Cayman Islands has a less developed body of securities laws than the United States. Some U.S. states, such as Delaware, have more fully developed and judicially interpreted bodies of corporate law than the Cayman Islands. In addition, Cayman Islands companies may not have standing to initiate a shareholder derivative action in a federal court of the United States.

Shareholders of Cayman Islands exempted companies like us have no general rights under Cayman Islands law to inspect corporate records or to obtain copies of lists of shareholders of these companies. Our directors have discretion under our post-offering memorandum and articles of association to determine whether or not, and under what conditions, our corporate records may be inspected by our shareholders, but are not obliged to make them available to our shareholders. This may make it more difficult for our shareholders to obtain the information needed to establish any facts necessary for them to motion or to solicit proxies from other shareholders in connection with a proxy contest.

As a result of all of the above, our public shareholders may have more difficulty in protecting their interests in the face of actions taken by management, members of our board of directors or controlling shareholders than they would as public shareholders of a company incorporated in the United States. For a discussion of significant differences between the provisions of the Companies Law of the Cayman Islands and the laws applicable to companies incorporated in the United States and their shareholders, see “Description of Share Capital—Differences in Corporate Law.”

The post-offering memorandum and articles of association that we have conditionally adopted and that will become effective immediately prior to the completion of this offering will contain anti-takeover provisions that could discourage a third party from acquiring us and adversely affect the rights of holders of our ordinary shares and the ADSs.

We have conditionally adopted an amended and restated memorandum and articles of association that will become effective immediately prior to the completion of this offering. The post-offering memorandum and articles of association contain certain provisions that could limit the ability of others to acquire control of our company, including a provision that grants authority to our board of directors to establish and issue from time to time one or more series of preferred shares without action by our shareholders and to determine, with respect to any series of preferred shares, the terms and rights of that series. These provisions could have the effect of depriving our shareholders and holders of the ADSs of the opportunity to sell their shares or ADSs at a premium over the prevailing market price by discouraging third parties from seeking to obtain control of our company in a tender offer or similar transactions.

As an exempted company incorporated in the Cayman Islands, we are permitted to adopt certain home country practices in relation to corporate governance matters that differ significantly from the Nasdaq Stock Market corporate governance listing standards; these practices may afford less protection to shareholders than they would enjoy if we complied fully with the Nasdaq Stock Market corporate governance listing standards.

As a Cayman Islands exempted company to be listed on the Nasdaq Stock Market, we will be subject to the Nasdaq Stock Market corporate governance listing standards upon the completion of this offering. However, Nasdaq Stock Market rules permit a foreign private issuer like us to follow the corporate governance practices of its home country. Certain corporate governance practices in the Cayman Islands, which is our home country, may differ significantly from the Nasdaq Stock Market corporate governance listing standards. If we choose to follow home country practice in the future, our shareholders may be afforded less protection than they would otherwise enjoy under the Nasdaq Stock Market governance listing standards applicable to U.S. domestic issuers.

There can be no assurance that we will not be a passive foreign investment company, or PFIC, for U.S. federal income tax purposes for any taxable year, which could result in adverse U.S. federal income tax consequences to U.S. investors of our ADSs or ordinary shares.

A non-U.S. corporation will be a passive foreign investment company, or PFIC, for any taxable year if either (1) at least 75% of its gross income for such year consists of certain types of “passive” income; or (2) at least 50% of the value of its assets (generally based on an average of the quarterly values of the assets) during such year is attributable to assets that produce passive income or are held for the production of passive income. Although the law in this regard is unclear, we intend to treat our VIEs (and their subsidiaries) as being owned by us for United States federal income tax purposes, not only because we exercise effective control over the operations of such entities but also because we are entitled to substantially all of their economic benefits, and, as a result, we consolidate their results of operations in our consolidated financial statements. Assuming that we are the owner of our VIEs (and their subsidiaries) for United States federal income tax purposes, and based upon our current and expected income and assets (including goodwill and taking into account the expected proceeds from this offering) and the expected market price of the ADSs following this offering, we do not expect to be a PFIC for the current taxable year or the foreseeable future.

While we do not expect to become a PFIC, because the value of our assets for purposes of the asset test may be determined by reference to the market price of the ADSs, fluctuations in the market price of the ADSs may cause us to become a PFIC for the current or subsequent taxable years. In addition, the composition of our income and assets will also be affected by how, and how quickly, we use our liquid assets and the cash raised in this offering. If we determine not to deploy significant amounts of cash for active purposes or if it were determined that we do not own the stock of our VIEs for United States federal income tax purposes, our risk of becoming a PFIC may substantially increase. Because PFIC status is a factual determination made annually after the close of each taxable year, there can be no assurance that we will not be a PFIC for the current taxable year or any future taxable year.

If we were to be or become a PFIC for any taxable year during which a U.S. investor holds our ADSs or ordinary shares, certain adverse U.S. federal income tax consequences could apply to such U.S. investor. See “Taxation—United States Federal Income Taxation—Passive Foreign Investment Company Rules.”

We will incur increased costs as a result of being a public company.

Upon completion of this offering, we will become a public company and expect to incur significant legal, accounting and other expenses that we did not incur as a private company. The Sarbanes-Oxley Act of 2002, as well as rules subsequently implemented by the SEC and the Nasdaq Stock Market, impose various requirements on the corporate governance practices of public companies, including Section 404 of the Sarbanes-Oxley Act of 2002 relating to internal control over financial reporting.

We expect these rules and regulations to increase our legal and financial compliance costs and to make some corporate activities more time-consuming and costly. For example, as a result of becoming a public company, we will need to increase the number of independent directors and adopt policies regarding internal controls and disclosure controls and procedures. We also expect that operating as a public company will make it more difficult and more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. In addition, we will incur additional costs associated with our public company reporting requirements. It may also be more difficult for us to find qualified persons to serve on our board of directors or as executive officers. We are currently evaluating and monitoring developments with respect to these rules and regulations, and we cannot predict or estimate with any degree of certainty the amount of additional costs we may incur or the timing of such costs.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that reflect our current expectations and views of future events. The forward looking statements are contained principally in the sections entitled “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business.” Known and unknown risks, uncertainties and other factors, including those listed under “Risk Factors,” may cause our actual results, performance or achievements to be materially different from those expressed or implied by the forward-looking statements.

You can identify some of these forward-looking statements by words or phrases such as “may,” “will,” “expect,” “anticipate,” “aim,” “estimate,” “intend,” “plan,” “believe,” “is/are likely to,” “potential,” “continue” or other similar expressions. We have based these forward-looking statements largely on our current expectations and projections about future events that we believe may affect our financial condition, results of operations, business strategy and financial needs. These forward-looking statements include statements relating to:

•	our mission, goals and strategies;

•	our future business development, financial conditions and results of operations;

•	the expected growth of chemical e-commerce industry in China;

•	our expectations regarding demand for and market acceptance of our platform and services;

•	our expectations regarding our relationships with our users/customers, suppliers, strategic partners and other stakeholders;

•	competition in our industry;

•	our proposed use of proceeds; and

•	relevant government policies and regulations relating to our industry.

These forward-looking statements involve various risks and uncertainties. Although we believe that our expectations expressed in these forward-looking statements are reasonable, our expectations may later be found to be incorrect. Our actual results could be materially different from our expectations. Important risks and factors that could cause our actual results to be materially different from our expectations are generally set forth in “Prospectus Summary—Our Challenges,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business,” “Regulation” and other sections in this prospectus. You should read thoroughly this prospectus and the documents that we refer to with the understanding that our actual future results may be materially different from and worse than what we expect. We qualify all of our forward-looking statements by these cautionary statements.

This prospectus contains certain data and information that we obtained from various government and private publications. Statistical data in these publications also include projections based on a number of assumptions. The chemical e-commerce industry may not grow at the rate projected by market data, or at all. Failure of this market to grow at the projected rate may have a material and adverse effect on our business and the market price of the ADSs. In addition, the rapidly evolving nature of this industry results in significant uncertainties for any projections or estimates relating to the growth prospects or future condition of our market. Furthermore, if any one or more of the assumptions underlying the market data are later found to be incorrect, actual results may differ from the projections based on these assumptions. You should not place undue reliance on these forward-looking statements.

The forward-looking statements made in this prospectus relate only to events or information as of the date on which the statements are made in this prospectus. Except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events.

You should read this prospectus and the documents that we refer to in this prospectus and have filed as exhibits to the registration statement, of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from what we expect.

USE OF PROCEEDS

We estimate that we will receive net proceeds from this offering of approximately US$            , or approximately US$             if the underwriters exercise their over-allotment option in full, after deducting underwriting discounts and commissions and the estimated offering expenses payable by us. These estimates are based upon an assumed initial public offering price of US$             per ADS, which is the midpoint of the price range shown on the front page of this prospectus. A US$1.00 increase (decrease) in the assumed initial public offering price of US$             per ADS would increase (decrease) the net proceeds to us from this offering by US$            , assuming the number of ADSs offered by us, as set forth on the front cover of this prospectus, remains the same and after deducting the estimated underwriting discounts and commissions and estimated expenses payable by us.

The primary purposes of this offering are to create a public market for our shares for the benefit of all shareholders, retain talented employees by providing them with equity incentives and obtain additional capital. We plan to use the net proceeds of this offering as follows:

•	approximately 35%, to invest in logistics and warehousing capabilities;

•	approximately 20%, to enhance our technology and retain qualified personnel;

•	approximately 30%, to make strategic acquisition and cross-border investment; and

•	the remaining amount for general corporate purposes, including general marketing and administrative purposes.

The foregoing represents our current intentions based upon our present plans and business conditions to use and allocate the net proceeds of this offering. Our management, however, will have significant flexibility and discretion to apply the net proceeds of this offering. If an unforeseen event occurs or business conditions change, we may use the proceeds of this offering differently than as described in this prospectus. See “Risk Factors—Risks Related to This Offering and the American Depositary Shares—We have not determined a specific use for a portion of the net proceeds from this offering, and we may use these proceeds in ways with which you may not agree.”

Pending any use described above, we plan to invest the net proceeds in short-term, interest-bearing, debt instruments or demand deposits.

In using the proceeds of this offering, we are permitted under PRC laws and regulations as an offshore holding company to provide funding to our PRC subsidiaries only through loans or capital contributions and to our VIEs only through loans, subject to satisfaction of applicable government registration and approval requirements. We cannot assure you that we will be able to obtain these government registrations or approvals on a timely basis, if at all. See “Risk Factors—Risks Related to Doing Business in China—PRC regulation of loans to and direct investment in PRC entities by offshore holding companies and governmental control of currency conversion may delay or prevent us from using the proceeds of this offering to make loans to or make additional capital contributions to our PRC subsidiaries, which could materially and adversely affect our liquidity and our ability to fund and expand our business.”

DIVIDEND POLICY

Our board of directors has discretion on whether to distribute dividends. In addition, our shareholders may by ordinary resolution declare a dividend, but no dividend may exceed the amount recommended by our board of directors. In either case, all dividends are subject to certain restrictions under Cayman Islands law, namely that our company may only pay dividends out of profits or share premium, and provided always that in no circumstances may a dividend be paid if this would result in our company being unable to pay its debts as they fall due in the ordinary course of business. Even if we decide to pay dividends, the form, frequency and amount will depend upon our future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors that the board of directors may deem relevant.

We do not have any present plan to pay any cash dividends on our ordinary shares in the foreseeable future after this offering. We currently intend to retain most, if not all, of our available funds and any future earnings to operate and expand our business.

We are a holding company incorporated in the Cayman Islands. We may rely on dividends from our subsidiaries in China for our cash requirements, including any payment of dividends to our shareholders. PRC regulations may restrict the ability of our PRC subsidiaries to pay dividends to us. See “Regulation—Regulations on Dividend Distributions.”

If we pay any dividends on our ordinary shares, we will pay those dividends which are payable in respect of the Class A ordinary shares underlying the ADSs to the depositary, as the registered holder of such Class A ordinary shares, and the depositary then will pay such amounts to our ADS holders in proportion to the Class A ordinary shares underlying the ADSs held by such ADS holders, subject to the terms of the deposit agreement, including the fees and expenses payable thereunder. See “Description of American Depositary Shares.” Cash dividends on our ordinary shares, if any, will be paid in U.S. dollars.

CAPITALIZATION

Molecular Data Inc. is 100% owned by MOLBASE Inc. We expect that, within six months following this offering, the existing shareholders of MOLBASE Inc. would become our shareholders through a distribution of our shares in proportion to MOLBASE Inc.’s current shareholding structure, and MOLBASE Inc. will remain our parent company until this Share Distribution takes place.

The following table sets forth our capitalization as of September 30, 2019:

•	on an actual basis;

•

on a pro forma basis to reflect (i) the redesignation of 310,627,024 ordinary shares held by MOLBASE Inc. into Class B ordinary shares on a one-for-one basis immediately prior to the completion of this offering, and (ii) the above mentioned Share Distribution; and

•

on a pro forma as adjusted basis to reflect (i) the redesignation of 310,627,024 ordinary shares held by MOLBASE Inc. into Class B ordinary shares on a one-for-one basis immediately prior to the completion of this offering, (ii) the abovementioned Share Distribution, and (iii) the sale of             ordinary shares in the form of ADSs by us in this offering at an assumed initial public offering price of US$             per ADS, which is the midpoint of the estimated range of the initial public offering price shown on the front cover of this prospectus, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us, assuming the underwriters do not exercise the over-allotment option.

You should read this table together with our consolidated financial statements and the related notes included elsewhere in this prospectus and the information under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

	As of September 30, 2019
	Actual		Pro forma		Pro forma as adjusted
	(in thousands)
	RMB	US$	RMB	US$	RMB	US$
Indebtedness:
Long term borrowing	170,748	23,889
Equity:
Ordinary shares (US$0.00005 par value; 1,000,000,000 shares authorized, 310,627,024 shares issued and outstanding as of September 30, 2019 and on a pro forma basis; shares issued and outstanding on a pro forma as adjusted basis)	98	14
Class A ordinary shares, (US$0.00005 par value; No shares authorized, issued and outstanding; 550,000,000 shares authorized, 255,807,291 shares issued and outstanding on a pro-forma basis)	—	—
Class B ordinary shares, (US$0.00005 par value; No shares authorized, issued and outstanding; 350,000,000 shares authorized, 54,819,733 shares issued and outstanding on a pro-forma basis)	—	—
Additional paid-in capital(1)	529,385	74,064
Accumulated deficits	(693,571)	(97,036)
Total shareholders’ equity/(deficit)	(164,088)	(22,958)

(1)

A US$1.00 increase (decrease) in the assumed initial public offering price of US$             per ADS, the midpoint of the estimated range of the initial public offering price shown on the cover page of this prospectus, would increase (decrease) each of additional paid-in capital, total shareholders’ equity and total capitalization by US$             million, assuming the number of ADSs offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discounts and commissions and estimated expenses payable by us.

DILUTION

If you invest in the ADSs, your interest will be diluted to the extent of the difference between the initial public offering price per ADS and our net tangible book value per ADS after this offering. Dilution results from the fact that the initial public offering price per ordinary share is substantially in excess of the book value per ordinary share attributable to the existing shareholders for our presently outstanding ordinary shares.

Our net tangible book value as of September 30, 2019 was approximately US$             million, or US$             per ordinary share as of that date and US$             per ADS. Net tangible book value represents the amount of our total consolidated tangible assets, less the amount of our total consolidated liabilities. Dilution is determined by subtracting net tangible book value per ordinary share, after giving effect to the additional proceeds we will receive from this offering, from the assumed initial public offering price of US$             per ADS, which is the midpoint of the estimated initial public offering price range set forth on the front cover of this prospectus adjusted to reflect the ADS-to-ordinary share ratio, and after deducting underwriting discounts and commissions and estimated offering expenses payable by us. Because the Class A ordinary shares and Class B ordinary shares have the same dividend and other rights, except for voting and conversion rights, the dilution is presented based on all issued and outstanding ordinary shares, including Class A ordinary shares and Class B ordinary shares.

Without taking into account any other changes in net tangible book value after September 30, 2019, other than to give effect to our sale of the ADSs offered in this offering at the assumed initial public offering price of US$             per ADS, which is the midpoint of the estimated initial public offering price range, after deduction of the underwriting discounts and commissions and estimated offering expenses payable by us, our pro forma as adjusted net tangible book value as of September 30, 2019 would have been US$            , or US$             per ordinary share and US$             per ADS. This represents an immediate increase in net tangible book value of US$             per ordinary share and US$             per ADS to the existing shareholders and an immediate dilution in net tangible book value of US$             per ordinary share and US$             per ADS to investors purchasing ADSs in this offering. The following table illustrates such dilution:

	Per Ordinary Share	Per ADS
Assumed initial public offering price	US$	US$
Net tangible book value as of September 30, 2019	US$	US$
Pro forma net tangible book value per ordinary share as adjusted to give effect to this offering, as of September 30, 2019	US$	US$
Amount of dilution in net tangible book value to new investors in this offering	US$	US$

A US$1.00 increase (decrease) in the assumed initial public offering price of US$             per ADS would increase (decrease) our pro forma as adjusted net tangible book value after giving effect to this offering by US$            , the pro forma as adjusted net tangible book value per ordinary share and per ADS after giving effect to this offering by US$             per ordinary share and US$             per ADS and the dilution in pro forma as adjusted net tangible book value per ordinary share and per ADS to new investors in this offering by US$                per ordinary share and US$             per ADS, assuming no change to the number of ADSs offered by us as set forth on the front cover of this prospectus, and after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

The following table summarizes, on a pro forma as adjusted basis as of September 30, 2019, the differences between existing shareholders and the new investors with respect to the number of ordinary shares (in the form of ADSs or shares) purchased from us, the total consideration paid and the average price per ordinary share and per ADS paid before deducting the underwriting discounts and commissions and estimated offering expenses payable by us (assuming the completion of the Restructuring and completion of the share distribution). The total number of ordinary shares does not include ordinary shares underlying the ADSs issuable upon the exercise of the over-allotment option granted to the underwriters.

	Ordinary Shares Purchased			Total Consideration			Average Price Per Ordinary Share	Average Price Per ADS
	Number	Percent		Amount	Percent
Existing shareholders			%	US$		%	US$	US$
New investors			%	US$		%	US$	US$

Total				US$	100.0%

The pro forma as adjusted information discussed above is illustrative only. Our net tangible book value following the completion of this offering is subject to adjustment based on the actual initial public offering price of the ADSs and other terms of this offering determined at pricing.

The discussion and tables above assume no exercise of any share options outstanding as of the date of this prospectus. As of the date of this prospectus, there are             ordinary shares issuable upon exercise of outstanding share options at a weighted average exercise price of RMB             (US$            ) per share. To the extent that any of these options are exercised, there will be further dilution to new investors.

ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated under the laws of the Cayman Islands as an exempted company with limited liability. We are incorporated in the Cayman Islands to take advantage of certain benefits associated with being a Cayman Islands exempted company, such as:

•	political and economic stability;

•	an effective judicial system;

•	a favorable tax system;

•	the absence of foreign exchange control or currency restrictions; and

•	the availability of professional and support services.

However, certain disadvantages accompany incorporation in the Cayman Islands. These disadvantages include but are not limited to:

•

the Cayman Islands has a less developed body of securities laws as compared to the United States and these securities laws provide significantly less protection to investors as compared to the United States; and

•	Cayman Islands companies may not have standing to sue before the federal courts of the United States.

Our constituent documents do not contain provisions requiring that disputes, including those arising under the securities laws of the United States, between us, our officers, directors and shareholders, be arbitrated.

Substantially all of our operations are conducted in China, and substantially all of our assets are located in China. A majority of our directors and executive officers are nationals or residents of jurisdictions other than the United States and most of their assets are located outside the United States. As a result, it may be difficult for a shareholder to effect service of process within the United States upon these individuals, or to bring an action against us or these individuals in the United States, or to enforce against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States.

We have appointed Cogency Global Inc., located at 122 East 42nd Street, 18th Floor, New York, NY 10168, as our agent upon whom process may be served in any action brought against us under the securities laws of the United States.

We have been informed by Maples and Calder (Hong Kong) LLP that the United States and the Cayman Islands do not have a treaty providing for reciprocal recognition and enforcement of judgments of U.S. courts in civil and commercial matters and that a final judgment for the payment of money rendered by any federal or state court in the United States based on civil liability, whether or not predicated solely upon the U.S. federal securities laws, would not be automatically enforceable in the Cayman Islands. We have also been advised by Maples and Calder (Hong Kong) LLP that a judgment obtained in any federal or state court in the United States will be recognized and enforced in the courts of the Cayman Islands at common law, without any re-examination of the merits of the underlying dispute, by an action commenced on the foreign judgment debt in the Grand Court of the Cayman Islands provided that such judgment (i) is given by a foreign court of competent jurisdiction, (ii) imposes on the judgment debtor a liability to pay a liquidated sum for which the judgment has been given, (iii) is final, (iv) is not in respect of taxes, a fine or a penalty, and (v) was not obtained in a manner and is not of a kind the enforcement of which is contrary to natural justice or the public policy of the Cayman Islands.

There is uncertainty as to whether the courts of the Cayman Islands would recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States. Such uncertainty relates to whether a judgment obtained from the United States courts under the civil liability provisions of the securities laws will be determined by the courts of the Cayman Islands as penal or punitive in nature. If such a determination is made, the courts of the Cayman Islands will not recognize or enforce the judgment against a Cayman Islands company or its directors and officers. Because the courts of the Cayman Islands have yet to rule on whether such judgments are penal or punitive in nature, it is uncertain whether they would be enforceable in the Cayman Islands.

Global Law Office, our counsel as to PRC law, has advised us that there is uncertainty as to whether the courts of China would:

•

recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States; or

•	entertain original actions brought in each respective jurisdiction against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.

Global Law Office has further advised us that the recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedures Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedures Law and other applicable laws and regulations based either on treaties between China and the country where the judgment is made or on principles of reciprocity between jurisdictions. China does not have any treaties or other form of reciprocity with the United States or the Cayman Islands that provide for the reciprocal recognition and enforcement of foreign judgments. In addition, according to the PRC Civil Procedures Law, courts in the PRC will not enforce a foreign judgment against us or our directors and officers if they decide that the judgment violates the basic principles of PRC law or national sovereignty, security, or public interest. As a result, it is uncertain whether and on what basis a PRC court would enforce a judgment rendered by a court in the United States or in the Cayman Islands. Under the PRC Civil Procedures Law, foreign shareholders may originate actions based on PRC law against a company in China for disputes if they can establish sufficient nexus to the PRC for a PRC court to have jurisdiction, and meet other procedural requirements, including, among others, the plaintiff must have a direct interest in the case, and there must be a concrete claim, a factual basis and a cause for the suit.

It will be, however, difficult for U.S. shareholders to originate actions against us in the PRC in accordance with PRC laws because we are incorporated under the laws of the Cayman Islands and it will be difficult for U.S. shareholders, by virtue only of holding the ADSs or ordinary shares, to establish a connection to the PRC for a PRC court to have jurisdiction as required under the PRC Civil Procedures Law.

CORPORATE HISTORY AND STRUCTURE

Corporate History

We commenced our operations in 2013, when Jiaxing MOLBASE Information Technology Co., Ltd. was established in preparation for the launch of our Online Platform.

MOLBASE Inc. was established in February 2014 as the offshore holding company for our business. MOLBASE Inc. established MOLBASE (HK) Limited in February 2014 as its intermediary holding company. MOLBASE (HK) Limited subsequently established MOLBASE (Shanghai) Biotechnology Co., Ltd., or Shanghai Biotech, a wholly owned subsidiary in China, in May 2014.

We established following entities in China to operate our PRC business:

•	In March 2013, we established Jiaxing MOLBASE Information Technology Co., Ltd., or Jiaxing MOLBASE, to operate chemical e-commerce business, financial solutions, and logistics solutions.

•	In January 2014, we established Shanghai MOLBASE Technology Co., Ltd., or Shanghai MOLBASE, to manage our knowledge engine and business intelligence services, and operate our websites.

•

In August 2017, Shanghai Biotech established Shaanxi MOLBASE Biotechnology Co., Ltd., or Shaanxi MOLBASE, a wholly owned subsidiary of Shanghai Biotech, to operate hazardous chemicals transaction business.

MOLBASE Inc. has completed five rounds of equity financing since its inception. In May 2014, MOLBASE Inc. sold Series A preferred shares to Innovation Works Development Fund II, L.P., Innovation Works Parallel Fund II, L.P. and Trustbridge Partners IV, L.P. for an aggregate consideration of U.S. dollar equivalent to RMB10.0 million. In January 2015, MOLBASE Inc. sold Series B preferred shares to Vangoo China Growth Fund II L.P. and Trustbridge Partners IV, L.P. for an aggregate consideration of US$3.0 million. In May 2015, MOLBASE Inc. sold Series B-1 preferred shares to Greatest Investments Limited and Vangoo China Growth Fund II, L.P. for an aggregate consideration of US$3.5 million, and redesignated certain ordinary shares to Series B-1 preferred shares for Greatest Investments Limited. In January 2016, MOLBASE Inc. sold Series C-1 preferred shares to Max Smart Limited for a consideration of US$10.0 million, sold Series C-2 preferred shares to Greatest Investments Limited, Trustbridge Partners V, L.P., Vangoo Target Fund II, L.P., Innovation Works Development Fund II, L.P., and Innovation Works Parallel Fund II, L.P. for an aggregate consideration of US$20.0 million, and redesignated certain ordinary shares to Series C-3 preferred shares for Max Smart Limited, Vangoo Target Fund II, L.P., Innovation Works Development Fund II, L.P., and Innovation Works Parallel Fund II, L.P. In March 2017, MOLBASE Inc. sold Series D-1 preferred shares to TR Grand Fund Inc., Vangoo Asia Investment Fund L.P. and Max Smart Limited for an aggregate consideration of US$27.0 million, and sold Series D-2 preferred shares to Innovation Works Development Fund II, L.P., Innovation Works Parallel Fund II, L.P., Trustbridge Partners V L.P. and Greatest Investments Limited for an aggregate consideration of US$10.6 million.

MOLBASE Inc. obtained control and became the primary beneficiary of Jiaxing MOLBASE and Shanghai MOLBASE through our WFOE’s entering into a series of contractual arrangements with Jiaxing MOLBASE, Shanghai MOLBASE and their shareholders. Due to the PRC legal restrictions on foreign ownership of internet-based businesses, MOLBASE Inc. has relied on these contractual arrangements to conduct its internet-based operations in China.

We refer to MOLBASE Inc., MOLBASE (HK) Limited and its subsidiaries, and VIEs, excluding Molecular Data Inc. and its subsidiaries, in this prospectus as the MOLBASE group. We undertook a corporate restructuring in 2018, as referred to as “Restructuring” in this prospectus, in order to operate our Online Platform as a standalone business and thus enhance our brand image as an independent open platform and attract more chemical industry participants to our platform. For more details, see “—Restructuring” below.

We have been operating our business through the MOLBASE group since 2013. Through the MOLBASE group, we launched our knowledge engine in September 2013, and developed our comprehensive knowledge engine and business intelligence services therefrom. We subsequently started operating our chemical e-commerce business in March 2014, and we started offering warehousing and logistics solutions as a supplement to our chemical e-commerce business. In 2014, we started offering financial solutions.

In addition to our business, the MOLBASE group started operating commercial factoring business and investment in chemical industry, or Separate Business, through MOXIN Commercial Factoring (Shenzhen) Co., Ltd., MOLBASE (Tianjin) Biotechnology Co., Ltd. and Hele (Tianjin) Investment Management Co., Ltd.. After the Restructuring is completed, the MOLBASE group will keep operating the Separate Business as a supplement to our business.

Restructuring

On February 28, 2018, MOLBASE Inc. established a wholly owned subsidiary, Molecular Data Inc., in the Cayman Islands in anticipation of the offering. On March 14, 2018, Molecular Data Inc. established a wholly owned subsidiary, Molecular Data (HK) Limited, or Molecular Data HK, in Hong Kong. Shanghai MOHUA Information Technology Co., Ltd., or our WFOE, was established on July 27, 2018 as a wholly owned PRC subsidiary of Molecular Data HK. On October 14, 2018, Shanghai MOLBASE acquired 100% equity interest in Shaanxi MOLBASE. On December 21, 2018, we terminated the previous series of contractual arrangements between Shanghai Biotech and Jiaxing MOLBASE and its shareholders as well as the contractual arrangements between Shanghai Biotech and Shanghai MOLBASE and its shareholders. Immediately after termination of such VIE agreements, our WFOE entered into a series of contractual arrangements with Jiaxing MOLBASE, Shanghai MOLBASE and their shareholders. As a result of these contractual arrangements, we are currently the primary beneficiary of Jiaxing MOLBASE and Shanghai MOLBASE, and we accordingly treat them as our VIEs under U.S. GAAP. We consolidate the financial results of Jiaxing MOLBASE, Shanghai MOLBASE and their subsidiary in our consolidated financial statements in accordance with U.S. GAAP.

We entered into a series of business and assets transfer agreements on December 21, 2018 with the MOLBASE group, pursuant to which the MOLBASE group transferred all operating assets and liabilities relating to our business to us. We are liable to pay consideration to MOLBASE group for assets and liabilities that it incurred for the development of our business. This liability was presented as amount due to MOLBASE (Shanghai) Biotechnology Co., Ltd. in our consolidated balance sheets. Any actual funding provided by the MOLBASE group for our business before or during the Restructuring in excess of this consideration amount will be settled by the MOLBASE group and deemed as a contribution to us.

As a result of the foregoing, Molecular Data Inc. has become our holding company in the Cayman Islands, and it is wholly owned by MOLBASE Inc. For as long as MOLBASE Inc. remains our parent company following the completion of this offering, we will be a “controlled company” as defined under the Nasdaq Stock Market Rules because MOLBASE Inc. will hold             % of our then outstanding ordinary shares, assuming that the underwriters do not exercise their over-allotment option, or             % of our then outstanding ordinary shares if the underwriters do exercise their over-allotment option in full. We expect that, within six months following this offering, the existing shareholders of MOLBASE Inc. would become our shareholders through a distribution of our shares in proportion to MOLBASE Inc.’s current shareholding structure, and MOLBASE Inc. will remain our parent company until this Share Distribution takes place. A wholly owned subsidiary of Molecular Data Inc., Molecular Data HK, is our intermediary holding company in Hong Kong. Molecular Data HK has one wholly owned subsidiary, Shanghai MOHUA, in China. Shanghai MOHUA in turn has two wholly owned subsidiaries, Shanghai MOKAI and Shanghai MOCHUANG. After the Restructuring, we expect to rely on the operations of Shanghai MOKAI and Shanghai MOCHUANG, and our contractual arrangements with Jiaxing MOLBASE, Shanghai MOLBASE (including its wholly owned subsidiary, Shaanxi MOLBASE) and their shareholders, to conduct all of our operations in China.

Corporate Structure

The following diagram illustrates our corporate structure, including our significant subsidiaries and other entities that are material to our business, after giving effect to the contemplated issuance and sale of             Class A ordinary shares in this offering, assuming the underwriters do not exercise their over-allotment option and the completion of the Share Distribution:

Notes:

(1)

Beneficial ownership percentages represent beneficial ownership of our total issued and outstanding share capital immediately after the completion of this offering, assuming the underwriters do not exercise their over-allotment option and the completion of the Share Distribution. Beneficial ownership is determined in accordance with the rules and regulations of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, we have included shares that the person has the right to acquire within 60 days, including through the exercise of any option, warrant, or other right or the conversion of any other security. These shares, however, are not included in the computation of the percentage ownership of any other person. See also “Principal Shareholders.”

(2)

Voting power percentages represent aggregate voting power of our total issued and outstanding share capital immediately after the completion of this offering, assuming the underwriters do not exercise their over-allotment option and the completion of the Share Distribution, and are calculated by dividing the voting power beneficially owned by such person or group by the voting power of all of our issued and outstanding Class A ordinary shares and Class B ordinary shares as a single class. In respect of matters requiring a shareholder vote, each Class A ordinary share is entitled to one vote and each Class B ordinary share is entitled to ten votes and is convertible into one Class A ordinary share at any time by the holder thereof. Class A ordinary shares are not convertible into Class B ordinary shares under any circumstances. See also “Description of Share Capital—Ordinary Shares.”

(3)	Dr. Dongliang Chang, Mr. Zhengyu Wu and Zhejiang Xingke Technology Development Investment Co., Ltd. hold 76%, 19% and 5% equity interests in Jiaxing MOLBASE, respectively.
(4)	Dr. Dongliang Chang and Mr. Zhengyu Wu hold 80% and 20% equity interests in Shanghai MOLBASE, respectively.

Contractual Arrangements with VIEs

Due to the PRC legal restrictions on foreign ownership of internet-based businesses, we conduct all of our internet-based operations in China through our VIEs and their subsidiary after the Restructuring. We have entered into a series of contractual arrangements, including exclusive option agreements, equity pledge agreements, shareholders’ voting rights proxy agreements and exclusive technical support and services agreements, with our VIEs and their shareholders.

These contractual arrangements allow us to exercise effective control over our VIEs, receive substantially all of the economic benefits of VIEs, and have an exclusive option to purchase all or part of the equity interests in VIEs when and to the extent permitted by PRC law. As a result of these contractual arrangements, we are the primary beneficiary of our VIEs, and we accordingly treat them as our VIEs under U.S. GAAP. We consolidate the financial results of our VIEs and their subsidiaries in our consolidated financial statements in accordance with U.S. GAAP.

Shanghai MOLBASE, Jiaxing MOLBASE and their shareholders have all entered into a series of contractual arrangements with our WFOE, and the terms and conditions of the two sets of agreements are substantially identical. The following is a summary of the currently effective contractual arrangements by and among our WFOE, our VIEs and their shareholders.

Agreements that provide us with effective control over the VIEs

Shareholders’ Voting Rights Proxy Agreements. On December 21, 2018, our WFOE entered into shareholders’ voting rights proxy agreements with our VIEs and their shareholders. Pursuant to the shareholders’ voting rights proxy agreements, each shareholder of Shanghai MOLBASE and Jiaxing MOLBASE irrevocably authorized our WFOE to act as his or its attorney-in-fact to exercise all of his or its rights as a shareholder of the respective VIE, including, but not limited to, the right to convene and attend shareholders’ meetings, vote on any resolution that requires a shareholder vote, such as the appointment of legal representative, directors, and officers, as well as other shareholders’ voting rights permitted by the articles of association of the VIEs. The shareholders’ voting rights proxy agreement will remain effective, as long as the shareholders of the VIEs remain as registered shareholders of the VIEs, unless otherwise instructed by our WFOE in writing.

Equity Pledge Agreements. On December 21 2018, our WFOE entered into equity pledge agreements with our VIEs and their shareholders. Pursuant to the equity pledge agreements, the shareholders of the VIEs have pledged 100% equity interests in the VIEs to our WFOE to guarantee performance by the shareholders of their obligations under the respective exclusive technical support and services agreement, exclusive option agreement and shareholders’ voting rights proxy agreement, or together referred to as the “Master Agreements.” In the event of a breach by the VIEs or any of their shareholders of contractual obligations under the Master Agreements or the equity pledge agreement, our WFOE, as pledgee, will be entitled to dispose of the pledged equity. The VIEs and their shareholders also undertake that, without the prior written consent of our WFOE, the shareholders of the VIEs will not dispose of, create or allow any encumbrance on the pledged equity interests. The equity pledge agreements will remain effective until our VIEs and their shareholders discharge all their obligations under the Master Agreements. As of the date of this prospectus, we have registered such equity pledges with relevant governmental authority.

Agreement that allows us to receive economic benefits from the VIEs

Exclusive Technical Support and Services Agreements. On December 21, 2018, our WFOE and our VIEs entered into exclusive technical support and services agreements. Pursuant to the exclusive technical support and services agreements, our WFOE has the exclusive right to provide the VIEs with comprehensive technology and business support as well as the relevant consultations services required by the business of the VIEs, or to appoint a third party to provide the VIEs with such services. Without our WFOE’s prior written consent, the VIEs may not directly or indirectly accept any services that are identical or similar to the services provided by our WFOE under the respective exclusive technical support and services agreement from any third party. The VIEs agree to pay our WFOE a quarterly service fee, which is at our WFOE’s discretion. Our WFOE has the exclusive ownership of all the intellectual property rights created as a result of the performance of the exclusive technical support and services agreement to the extent permitted by applicable PRC law. During the term of the agreements, the VIEs shall not accept any consultations and/or services provided by any third party and shall not cooperate with any third party for the provision of identical or similar services without prior consent of our WFOE. The exclusive technical support and services agreements will remain effective for ten years and will be renewed thereafter upon the written confirmation of our WFOE.

Agreement that provides us with the option to purchase the equity interests in and assets of the VIEs

Exclusive Option Agreements. On December 21, 2018, our WFOE entered into exclusive option agreements with our VIEs and their shareholders. Pursuant to the exclusive option agreements, each of the shareholders of the VIEs has irrevocably granted our WFOE an exclusive option to purchase, or have its designated third party to purchase, at its discretion, to the extent permitted under PRC law, all or part of his or its equity interests in the VIEs. Our WFOE or any third party designated by our WFOE may exercise such options at the price of RMB1.0, or such other price as agreed by WFOE and the VIE shareholders based on the then appraised value, if required by PRC Laws. Any proceeds received by the nominee shareholders from the exercise of the options shall be remitted to the WFOE or its designated party, to the extent permitted by the PRC law. The VIEs undertake that, without our WFOE’s prior written consent, they will not, among other things, (i) change their registered capital or shareholding structure, (ii) amend their articles of association, (iii) create any pledge or encumbrance on any of their assets, (iv) undertake any debt or enter into any material contract with an aggregate value (except in the ordinary course of business), or (v) merge with any other entity. In addition, the shareholders of the VIEs undertake that, without our WFOE’s prior written consent, they will not create any pledge or encumbrance on their equity interests in the VIEs, or transfer or otherwise dispose of their equity interests in the VIEs. The exclusive option agreements will remain effective until all equity interests in the VIEs have been transferred to our WFOE or its designated third party.

In the opinion of Global Law Office, our PRC legal counsel:

•

the ownership structures of our VIEs in China and our WFOE, both currently and immediately after giving effect to this offering, are not in violation of applicable PRC laws and regulations currently in effect; and

•

the contractual arrangements between our Company, our WFOE, our VIEs and their shareholders governed by PRC law are valid, binding and enforceable, and will not result in any violation of applicable PRC laws and regulations currently in effect.

However, our PRC legal counsel has also advised us that there are substantial uncertainties regarding the interpretation and application of current and future PRC laws, regulations and rules. Accordingly, the PRC regulatory authorities may take a view that is contrary to the opinion of our PRC legal counsel. It is uncertain whether any new PRC laws or regulations relating to VIE structures will be adopted or if adopted, what they would provide. If we or any of our VIEs are found to be in violation of any existing or future PRC laws or regulations, or fail to obtain or maintain any of the required permits or approvals, the relevant PRC regulatory authorities would have broad discretion to take action in dealing with such violations or failures. See “Risk Factors—Risks Related to Our Corporate Structure—If the PRC government deems that the contractual arrangements in relation to our VIEs and their subsidiary do not comply with PRC regulatory restrictions on foreign investment in the relevant industries, or if these regulations or the interpretation of existing regulations change in the future, we could be subject to severe penalties or be forced to relinquish our interests in those operations.”

SELECTED CONSOLIDATED FINANCIAL AND OPERATING DATA

The following selected consolidated statements of comprehensive loss data for the years ended December 31, 2016, 2017 and 2018, selected consolidated balance sheets data as of December 31, 2017 and 2018 and selected consolidated cash flows data for the year ended December 31, 2016, 2017 and 2018 have been derived from our audited consolidated financial statements included elsewhere in this prospectus. The following selected consolidated statements of comprehensive loss for the nine months ended September 30, 2018 and 2019, selected consolidated balance sheet data as of September 30, 2019, and selected consolidated cash flow data for the nine months ended September 30, 2018 and 2019 have been derived from our unaudited interim condensed consolidated financial statements included elsewhere in this prospectus and have been prepared on the same basis as our audited consolidated financial statements and include all adjustments, consisting only of normal and recurring adjustments, that we consider necessary for a fair presentation of our financial position and operating results for the periods presented.

Our consolidated financial statements are prepared and presented in accordance with accounting principles generally accepted in the United States of America, or U.S. GAAP. Our historical results are not necessarily indicative of results expected for future periods. You should read this Selected Consolidated Financial Data section together with our consolidated financial statements and the related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.

The following table represents our selected consolidated statements of comprehensive loss data for the periods indicated:

	For the Year Ended December 31,				For the Nine Months Ended September 30,
	2016	2017	2018		2018	2019
	RMB	RMB	RMB	US$	RMB	RMB	US$
					(Unaudited)	(Unaudited)
	(in thousands, except for per share data)
Selected Consolidated Statements of Comprehensive Loss Data:
Net revenues	3,206,079	4,201,907	9,053,266	1,266,598	6,083,686	9,144,639	1,279,382
Chemical trading—direct sales model	3,203,742	4,199,661	9,045,458	1,265,506	6,080,902	9,126,389	1,276,829
Chemical trading—marketplace model	1,560	972	4,387	614	1,117	10,917	1,527
Online membership service	777	1,274	3,421	478	1,667	6,910	967
Financial service	—	—	—	—	—	423	59
Cost of revenues	(3,179,961)	(4,151,673)	(8,973,097)	(1,255,382)	(6,037,234)	(9,078,986)	(1,270,197)

Gross profit	26,118	50,234	80,169	11,216	46,452	65,653	9,185

Operating expenses:
Sales and marketing expenses(1)	(59,160)	(64,962)	(103,293)	(14,451)	(53,013)	(83,169)	(11,636)
General and administrative expenses(1)	(41,801)	(41,718)	(173,872)	(24,325)	(40,793)	(78,117)	(10,929)
Research and development expenses(1)	(20,067)	(18,608)	(36,889)	(5,161)	(19,730)	(30,503)	(4,268)
Allowance for doubtful accounts	(10,863)	(14,677)	(1,907)	(267)	(4,943)	(7,481)	(1,047)
Impairment for long-term investment	—	(1,450)	—	—	—	—	—

Total operating expenses	(131,891)	(141,415)	(315,961)	(44,204)	(118,479)	(199,270)	(27,880)
Operating loss	(105,773)	(91,181)	(235,792)	(32,988)	(72,027)	(133,617)	(18,695)
Interest expenses, net	(8,436)	(16,828)	(19,049)	(2,665)	(15,107)	(2,175)	(304)
Foreign exchange gain (loss)	(1,057)	(552)	(3,033)	(424)	(3,024)	173	24
Other income, net	1,330	754	3,235	452	2,397	2,397	335

Loss before income tax	(113,936)	(107,807)	(254,639)	(35,625)	(87,761)	(133,222)	(18,640)

	For the Year Ended December 31,				For the Nine Months Ended September 30,
	2016	2017	2018		2018	2019
	RMB	RMB	RMB	US$	RMB	RMB	US$
					(Unaudited)	(Unaudited)
	(in thousands, except for per share data)
Income tax expense	—	—	—	—	(277)	—	—
Net loss	(113,936)	(107,807)	(254,639)	(35,625)	(88,038)	(133,222)	(18,640)

Net loss attributable to Molecular Data Inc.	(113,936)	(107,807)	(254,639)	(35,625)	(88,038)	(133,222)	(18,640)

Loss per share
Basic and diluted	(0.37)	(0.35)	(0.82)	(0.11)	(0.28)	(0.43)	(0.06)
Weighted average shares outstanding
Basic and diluted	310,627,024	310,627,024	310,627,024	310,627,024	310,627,024	310,627,024	310,627,024
Other comprehensive income, net of tax of nil	—	—	—	—	—	—	—

Comprehensive loss	(113,936)	(107,807)	(254,639)	(35,625)	(88,038)	(133,222)	(18,640)

Comprehensive loss attributable to Molecular Data Inc.	(113,936)	(107,807)	(254,639)	(35,625)	(88,038)	(133,222)	(18,640)

Note:

(1)	Including share-based compensation expenses as follows:

	For the Year Ended December 31,				For the Nine Months Ended September 30,
	2016	2017	2018		2018	2019
	RMB	RMB	RMB	US$	RMB	RMB	US$
					(Unaudited)	(Unaudited)
	(in thousands)
Sales and marketing expenses	—	—	7,942	1,111	—	11,246	1,573
General and administrative expenses	—	—	109,956	15,383	—	16,715	2,339
Research and development expenses	—	—	6,124	857	—	2,798	391
Total	—	—	124,022	17,351	—	30,759	4,303

The following table presents our selected consolidated balance sheets data as of the dates indicated:

	As of December 31,			As of September 30,
	2017	2018		2019
	RMB	RMB	US$	RMB	US$
				(Unaudited)
	(in thousands)
Selected Consolidated Balance Sheets Data:
Cash and cash equivalents	38,522	6,477	906	36,867	5,158
Restricted cash	67,500	—	—	39,001	5,456
Accounts receivable, net	53,928	40,730	5,698	26,839	3,755
Prepayments and other current assets	153,606	295,985	41,410	209,610	29,325
Total current assets	376,456	367,702	51,443	375,041	52,470
Total assets	381,148	371,598	51,989	381,027	53,307
Total current liabilities	299,855	255,417	35,734	374,094	52,338
Total liabilities	375,247	433,223	60,610	545,115	76,265
Total shareholders’ equity (deficit)	5,901	(61,625)	(8,621)	(164,088)	(22,958)

The following table presents our selected consolidated cash flow data for the periods indicated:

	For the Year Ended December 31,				For the Nine Months Ended September 30,
	2016	2017	2018		2018	2019
	RMB	RMB	RMB	US$	RMB	RMB	US$
					(Unaudited)	(Unaudited)
	(in thousands)
Selected Consolidated Cash Flows Data:
Net cash used in operating activities	(145,592)	(186,703)	(134,636)	(18,836)	(53,426)	(33,412)	(4,675)
Net cash used in investing activities	(2,645)	(3,982)	(2,242)	(314)	(1,332)	(1,666)	(233)
Net cash generated from financing activities	173,302	262,849	37,333	5,223	21,178	104,469	14,616

Net increase/(decrease) in cash and cash equivalents and restricted cash	25,065	72,164	(99,545)	(13,927)	(33,580)	69,391	9,708
Cash, cash equivalents and restricted cash at beginning of the period	8,793	33,858	106,022	14,833	106,022	6,477	906
Cash, cash equivalents and restricted cash at end of the period	33,858	106,022	6,477	906	72,442	75,868	10,614

The following table presents certain of our operating data for the periods indicated or as of the dates indicated:

	For the Year Ended December 31,			For the Nine Months Ended September 30,
	2016	2017	2018	2018	2019
	(RMB in billions)
GMV
Direct sales model	3.2	4.2	9.0	6.1	9.1
Marketplace model	36.4	79.0	160.7	120.8	176.8
Total GMV	39.6	83.2	169.7	126.9	185.9

	For the Year ended December 31,			For the Nine Months Ended September 30,
	2016	2017	2018	2018	2019
Total number of transacting customers	20,475	27,430	35,565	27,960	24,368
Direct sales model	2,666	3,436	4,032	3,279	3,244
Marketplace model	19,018	25,308	32,534	25,927	21,726
Total number of transacting suppliers	11,229	15,787	17,156	15,435	17,419
Direct sales model	1,857	2,078	2,493	2,044	2,096
Marketplace model	9,949	14,208	15,408	14,013	15,721
Total number of transaction orders	89,712	110,499	166,136	117,777	119,651
Direct sales model	31,752	38,827	50,384	34,200	40,073
Marketplace model	57,960	71,672	115,752	83,577	79,578

	As of December 31,			As of September 30,
	2016	2017	2018	2018	2019
Direct sales model(1)(2):
Total number of customers	3,131	5,375	9,007	7,486	11,119
Total number of suppliers	2,346	3,725	5,163	4,783	6,168
Marketplace model(1)(2):
Total number of customers	41,045	63,409	90,129	84,221	105,581
Total number of suppliers	28,419	30,280	32,013	31,820	32,675
Total number of customers(1)(3)	42,650	65,983	94,373	87,526	110,948
Total number of suppliers(1)(3)	28,903	31,171	33,752	33,302	35,085
Total number of chemical compounds(1)	1,377,043	7,020,855	8,790,356	8,785,754	10,299,811

Notes:

(1)	Calculated on a cumulative basis since our inception, which included customers or suppliers that may not be current users of our platform.
(2)	Customers and suppliers may have presence under both direct sales model and marketplace model. Dual presence under both models have not been eliminated.
(3)	Duplicates have been eliminated so that customers or suppliers who uses both our direct sales model and marketplace model would be counted as one customers or suppliers as of the specified date.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations in conjunction with section entitled “Selected Consolidated Financial Data” and our consolidated financial statements and related notes included elsewhere in this prospectus. Our actual results and the timing of selected events may differ materially from those we currently anticipate in these forward-looking statements as a result of various factors, including those we describe under “Risk Factors” and elsewhere in this prospectus.

Overview

We are a leading technology-driven platform in China’s chemical industry, connecting participants along the chemical value chain through our integrated solutions. According to the Frost & Sullivan Report, we are the largest chemical e-commerce platform in China in terms of GMV in 2017 and 2018. Built upon our core knowledge engine and supported by our artificial intelligence (AI) engine and software-as-a-service (SaaS) suite, we offer e-commerce solutions, financial solutions, and warehousing and logistics solutions to all participants across the chemical value chain. Our e-commerce solutions are mainly delivered through our online platform, consisting of our two websites, molbase.com and molbase.cn, Moku Data Weixin account, Chemical Community App and other ancillary platforms, or, collectively, our Online Platform.

Our business is built upon our proprietary chemicals knowledge engine, which serves as the fundamental infrastructure for our comprehensive services and solutions. We have accumulated a significant amount of chemicals and transaction data to build MOLBASE Encyclopedia, the most comprehensive knowledge engine for commercially available chemicals in China, according to the Frost & Sullivan Report. As the entry point of our Online Platform, users may search for chemicals based on molecular structures. We subsequently provide search results covering the synthetic routes of the searched chemicals, along with pricing and supplier information.

Leveraging our MOLBASE Encyclopedia knowledge engine and deep understanding on how to transform the traditional chemical value chain, we provide our suppliers and customers with information services empowered by our AI engine, which primarily consist of intelligent matching systems and MOLBASE Intelligent Chemical Industry Maps, as well as a comprehensive SaaS suite.

We offer our chemical e-commerce solutions through direct sales and marketplace models. Our direct sales model involves acquiring chemicals from suppliers at customers’ requests in most cases and selling them directly to customers, generating revenues from the sale of chemicals. We leverage our accumulated transaction data to optimize inventory management and adopt efficient pricing strategies via our AI engine. In our marketplace model, we connect suppliers and customers and currently charge commissions on only a small portion of transactions in order to attract and encourage users to transact on our platform. We continuously gain insights into the dynamic chemical market by gathering transactional information through this model.

We have successfully implemented our business model, and our business has grown substantially since our inception. Our customer and supplier bases continue to grow meaningfully. As of September 30, 2019, we had accumulated 110,948 customers and 35,085 suppliers on our Online Platform and had built a nationwide supplier network covering more than 380 cities in China. The GMV under our direct sales model increased from RMB3.2 billion in 2016 to RMB4.2 billion in 2017, and further increased to RMB9.0 billion in 2018; while the GMV under our marketplace model increased from RMB36.4 billion in 2016 to RMB79.0 billion in 2017, and further increased to RMB160.7 billion in 2018. The GMV under our direct sales model increased from RMB6.1 billion for the nine months ended September 30, 2018 to RMB9.1 billion for the nine months ended September 30, 2019; while the GMV under our marketplace model increased from RMB120.8 billion for the nine months ended September 30, 2018 to RMB176.8 billion for the nine months ended September 30, 2019. Our total net revenues were RMB3.2 billion, RMB4.2 billion and RMB9.1 billion (US$1.3 billion) in 2016, 2017 and 2018, and RMB6.1 billion and RMB9.1 billion (US$1.3 billion) for the nine months ended September 30, 2018 and 2019, respectively. As we were in the process of enhancing our market position, we recognized a net loss of RMB113.9 million, RMB107.8 million and RMB254.6 million (US$35.6 million) in 2016, 2017 and 2018 and RMB88.0 million and RMB133.2 million (US$18.6 million) for the nine months ended September 30, 2018 and 2019, respectively.

Key Factors Affecting Our Results of Operations

Our results of operations and financial condition are affected by the general factors driving China’s chemical e-commerce industry, including, among others, (i) China’s overall economic growth, (ii) continued demand and price trends for chemicals and related products, (iii) business prospects of our customers and suppliers, (iv) growth of e-commerce, internet usage and the chemical e-commerce market penetration rate, (v) governmental policies and initiatives affecting the chemical industry and the e-commerce industry, and (vi) regulation on data collection and internet, as well as the other general factors affecting the chemical e-commerce industry in domestic and overseas markets. Unfavorable changes in any of these general industry conditions could negatively affect demand for our products and services and materially and adversely affect our results of operations.

While our business is influenced by these general factors, our results of operations are more directly affected by company-specific factors, including the following major factors:

•	Our ability to attract, maintain and expand our user base and user activity;

•	Our ability to diversify and grow chemicals portfolio and services;

•	Our ability to establish and maintain relationships with suppliers and service providers;

•	Our ability to create value for participants in our ecosystem and increase monetization;

•	Our ability to develop and leverage our technology capacities in a cost-effective manner;

•	Our ability to control costs and expenses and improve efficacy; and

•	Our ability to manage working capital.

Our ability to attract, maintain and expand our user base and user activity

We generate our profits primarily from the price difference between the purchase price and the sales price of the chemicals from our e-commerce business under our direct sales model. Therefore, the size and characteristics of our user base on our platform and the GMV the customers and suppliers generate significantly affect our revenue and results of operations. We monitor GMV under both direct sales and marketplace models as the indicator for the scale of each model and our Online Platform as well as the engagement of our customers and suppliers. Our user base has been expanding over the past few years. Our transacting customers and suppliers increased from 20,475 and 11,229 in 2016 to 27,430 and 15,787 in 2017, and further increased to 35,565 and 17,156 in 2018, respectively. Our transacting customers and suppliers were 27,960 and 15,435 for the nine months ended September 30, 2018 and 24,368 and 17,419 for the nine months ended September 30, 2019, respectively. We acquired 18,258 new customers and 6,445 new suppliers in 2016, 23,333 new customers and 2,268 new suppliers in 2017, and 28,390 new customers and 2,581 new suppliers in 2018, respectively. We acquired 21,543 new customers and 2,131 new suppliers for the nine months ended September 30, 2018 and 16,575 new customers and 1,333 new suppliers for the nine months ended September 30, 2019, respectively. We must continue to maintain a large and active customer and supplier base that conduct chemicals transactions on our Online Platform and use our comprehensive value-added services to improve our results of operations and monetization.

We devoted considerable resources to marketing activities and user traffic acquisition as we have grown our business. To achieve profitability, we must be able to retain and expand our user base and user activity in a cost-effective manner.

Our ability to diversify and grow chemicals portfolio and services

Our operation results are affected by the mix of chemicals and value-added services that we offer on our Online Platform. We currently derive our revenues primarily from the sale of chemicals on our Online Platform. We also earn commission fee from marketplace customers or suppliers who request our chemicals transaction services if the transaction we help match is completed. In addition, we have started to charge users of our SaaS suite to improve profitability and diversify our revenue stream.

Different products and services have different cost structures. The revenue contributions from our online direct sales model, our marketplace model, our online membership services and the initiatives we recently launched have a major influence on our profitability. We plan to better manage the mix of our chemicals portfolio and service offerings in order to improve our profitability.

Our ability to establish and maintain relationships with suppliers and service providers

We rely on suppliers for sourcing chemicals and third-party service providers for value-added services. Our relationship with suppliers and service providers are essential to our e-commerce solutions. Our ability to provide a broad selection of chemicals and value-added services on our Online Platform at competitive and transparent prices depends on our ability to maintain good relationships with them. As we expand our business scale, we must maintain our strong relationships with suppliers and service providers to ensure chemicals and services supply.

Our ability to create value for participants in our ecosystem and increase monetization

Our operation results depend on our ability to create value for participants in our ecosystem and offer more monetization opportunities for them. We draw customers, suppliers and other service providers to our Online Platform because our ecosystem has established a closed-loop value chain driven by our intelligent matching systems, creating value for all participants in the ecosystem. Within such closed-loop ecosystem, we are able to utilize the resources of its participants and effectively direct demands and supplies, thus performing as a supply chain management hub to create a compelling value proposition to the participants.

As transaction volume continues to increase, our warehousing and logistics service providers and financing providers can execute more transactions in a timely and cost-effective manner, whereas our customers can have access to comprehensive services with competitive costs. We must achieve and increase monetization of our value-added services, including, among others, business intelligence services, financial solutions, and warehousing and logistics solutions. As we further enhance our technologies, we aim to create more value for the ecosystem participants, increasing their engagement and connection in our ecosystem, which we anticipate will create additional monetization venues for us to drive our revenue growth.

Our ability to leverage our technology capabilities in a cost-effective manner

We have incurred significant expenses in building our platform and developing capabilities in data analytics and AI technology. Our ability to leverage our technology capabilities to develop and enhance our platform and services in a cost-effective manner affects our revenue and results of operations. We expect our research and development expenses to increase as we continue to develop and enhance our data analytics and AI technology capabilities. While we expect our research and development expenses to increase in absolute terms as our business expands, we expect that such expenses as a percentage of our total revenue will decrease as we leverage our knowledge engine and achieve more economies of scale.

Our ability to control costs and expenses and improve efficacy

Our cost of revenues represents primarily the purchase price of chemicals. As our business further grows in scale, we expect to obtain more favorable terms from suppliers, including pricing terms, credit period and volume-based rebates. In addition, we aim to create value for our suppliers, especially chemical companies, by providing an effective and transparent channel for selling of their products on our Online Platform and by offering them valuable business intelligence on market demand, customer preferences and supply chain information. We believe this value proposition will also help us deepen our relationships with suppliers, obtain favorable terms and reduce our procurement costs.

Our sales and marketing expenses are a significant contributor to our operating costs and expenses, and they primarily consist of salaries and travel expenses for sales and marketing personnel and advertising costs. We expect our sales and marketing expenses to remain substantial in absolute terms as we implement new business initiatives. As our business grows, we anticipate that our research and development expenses will increase in absolute terms in the foreseeable future in light of our anticipated expansion and investment plans.

Our ability to manage working capital

Our ability to effectively control our working capital has affected and will continue to affect our cash flow from operations. We actively manage our trade receivables and our trade payables. We leverage our scale to negotiate attractive contractual terms with our customers, merchants and suppliers.

Key Components of Results of Operations

Net revenues

Our net revenues are primarily generated from sales of chemicals under direct sales model, provision of chemical trading matching service under marketplace model and provision of online membership services. Currently, substantially all of our net revenues are derived from sales of chemicals under direct sales model. Under direct sales model, we generally acquire chemicals from suppliers after the customers place an order and sell them directly to customers primarily through our Online Platform. We also generate revenues from chemical trading under marketplace model, online membership service and recently financial solutions, which represented immaterial portion of our net revenues for the years ended December 31, 2016, 2017 and 2018 and the nine months ended September 30, 2018 and 2019. In 2016, 2017 and 2018, we generated net revenues of RMB3.2 billion, RMB4.2 billion and RMB9.1 billion (US$1.3 billion), respectively. For the nine months ended September 30, 2018 and 2019, we generated net revenues of RMB6.1 billion and RMB9.1 billion (US$1.3 billion), respectively. The following table sets forth the components of our net revenues by amounts and percentages of our total revenues for the periods presented:

	For the Year Ended December 31,							For the Nine Months Ended September 30,
	2016		2017		2018			2018		2019
	RMB	%	RMB	%	RMB	US$	%	RMB	%	RMB	US$	%
								(Unaudited)		(Unaudited)
	(in thousands, except for percentages)
Net Revenues:
Chemical trading—direct sales model	3,203,742	99.9	4,199,661	99.9	9,045,458	1,265,506	99.9	6,080,902	99.9	9,126,389	1,276,829	99.8
Chemical trading—marketplace model	1,560	0.1	972	0.0	4,387	614	0.1	1,117	0.0	10,917	1,527	0.1
Online membership service	777	0.0	1,274	0.1	3,421	478	0.0	1,667	0.1	6,910	967	0.1
Financial service	—	—	—	—	—	—	—	—	—	423	59	0.0

Total revenues	3,206,079	100.0	4,201,907	100.0	9,053,266	1,266,598	100.0	6,083,686	100.0	9,144,639	1,279,382	100.0

Chemical trading—direct sales model. We generate a substantial majority of our net revenues from chemical trading under our direct sales model. We generally acquire chemicals from suppliers after the customers place an order and sell them directly to customers primarily through our Online Platform as well as handle the delivery of the chemicals.

Chemical trading—marketplace model. Our chemical trading under marketplace model provide an integrated supplier-customer matching system, directing demands and supplies in a cost-effective manner. We generate revenue by charging commission fees, the amount of which is at our discretion for the periods presented, upon the completion of our matching services.

Online membership service. We generate revenue from the service fees charged to our online members in relation to the membership services, including advertising services and market updates. The service provided to the online members are unique and member-specific with no other alternative use. We typically charge a fixed amount for the service subscribed over the membership term.

Financial service. We cooperate with banks and non-bank financial institutions to provide financial solutions to certain customers and suppliers who use our Online Platform. We charge a fixed fee for the facilitation service provided among the customers, suppliers and the banks and non-bank financial institutions and the guarantees provided on the loan repayments as stipulated in the purchase agreements for the underlying chemicals transactions.

We expect our net revenues will continue to increase in the foreseeable future as we strengthen our Online Platform, offer more chemicals and services, and further expand our business. While chemicals selling will continue to constitute a substantial majority of our net revenues, we expect that the revenues generated from chemicals transaction commission fees, online membership services fees, financial solutions services fee, and the initiatives we recently launched will increase in absolute amounts in the foreseeable future.

Costs of revenues

Our costs of revenues represent the cost of chemicals that we sold. We had costs of revenues of RMB3.2 billion, RMB4.2 billion and RMB9.0 billion (US$1.3 billion) in 2016, 2017 and 2018, and RMB6.0 billion and RMB9.1 billion (US$1.3 billion) for the nine months ended September 30, 2018 and 2019, respectively. We expect that our cost of revenues will increase in the foreseeable future as we increase our chemical sales volume and expand our chemicals offering portfolio.

Gross margin

Our gross margin is mainly affected by the selling price, chemical sales volume and the cost of chemicals. The following table sets forth our gross profit and gross margin for each of the periods presented:

	For the Year Ended December 31,			For the Nine Months Ended September 30,
	2016	2017	2018	2018	2019
				(Unaudited)	(Unaudited)
	(RMB in thousands, except for percentage data)
Gross profit	26,118	50,234	80,169	46,452	65,653
Gross margin	0.8%	1.2%	0.9%	0.8%	0.7%

We expect that our gross margin will increase in the foreseeable future as we optimize our product mix, diversify our service offerings and utilize our market position to improve monetization.

Operating expenses

Our operating expenses consist of sales and marketing expenses, general and administrative expenses, research and development expenses, allowance for doubtful accounts and impairment for long-term investment. The following table sets forth the components of our operating expenses by amounts and percentages of operating expenses for the periods presented:

	For the Year Ended December 31,							For the Nine Months Ended September 30,
	2016		2017		2018			2018		2019
	RMB	%	RMB	%	RMB	US$	%	RMB	%	RMB	US$	%
								(Unaudited)		(Unaudited)
	(in thousands, except for percentages)
Operating expenses:
Sales and marketing expenses	(59,160)	44.9	(64,962)	45.9	(103,293)	(14,451)	32.7	(53,013)	44.7	(83,169)	(11,636)	41.7
General and administrative expenses	(41,801)	31.7	(41,718)	29.5	(173,872)	(24,325)	55.0	(40,793)	34.4	(78,117)	(10,929)	39.2
Research and development expenses	(20,067)	15.2	(18,608)	13.2	(36,889)	(5,161)	11.7	(19,730)	16.7	(30,503)	(4,268)	15.3
Allowance for doubtful accounts	(10,863)	8.2	(14,677)	10.4	(1,907)	(267)	0.6	(4,943)	4.2	(7,481)	(1,047)	3.8
Impairment for long-term investment	—	—	(1,450)	1.0	—	—	—	—	—	—	—	—

Total operating expenses	(131,891)	100.0	(141,415)	100.0	(315,961)	(44,204)	100.0	(118,479)	100.0	(199,270)	(27,880)	100.0

Sales and marketing expenses. Our sales and marketing expenses consist primarily of (i) salaries and travel expenses for sales and marketing personnel, (ii) shipping and other handling costs in relation to the warehousing and logistics solutions attributable to the purchase and warehousing of inventories as well as packaging and preparation for shipment, and (iii) advertising costs. We expense all sales and marketing expenses as incurred.

We expect our sales and marketing expenses to increase in absolute terms as we hire additional sales and marketing personnel, expand our business and engage in more sales and marketing activities.

General and administrative expenses. Our general and administrative expenses consist primarily of (i) salaries and benefits for general and administrative personnel, (ii) office-related expenses, and (iii) agency services fees in relation to this offering. We expense all general and administrative expenses as incurred.

Research and development expenses. Our research and development expenses consist primarily of salaries and benefits for research and development personnel. To a lesser extent, our research and development expenses also consist of rental expenses incurred for the development of, enhancement to, and maintenance of our technology infrastructure to support our business operations, which currently represented immaterial portion of our total research and development expenses. We expense all research and development expenses as incurred.

We expect that our research and development expenses will increase in absolute terms as we continue to develop new technology and services.

Allowance for doubtful accounts. Our allowance for doubtful accounts consist primarily of debts recorded in the period when loss is probable based on an assessment of specific evidence indicating troubled collection, historical experience, accounts aging and other factors.

Taxation

We are subject to various rates of income tax under different jurisdictions. The following summarizes major factors affecting our applicable tax rates in the Cayman Islands, Hong Kong and China.

Cayman Islands

According to Maples and Calder (Hong Kong) LLP, our Cayman Islands counsel, the Cayman Islands currently levies no taxes on individuals or corporations based upon profits, income, gains or appreciation and there is no taxation in the nature of inheritance or estate duty. There are no other taxes likely to be material to us levied by the government of the Cayman Islands except for stamp duties which may be applicable on instruments executed in, or brought within the jurisdiction of the Cayman Islands. In addition, the Cayman Islands does not impose withholding tax on dividend payments.

Hong Kong

Our subsidiary incorporated in Hong Kong, Molecular Data (HK) Limited, is subject to Hong Kong profit tax rate of 16.5% on its activities conducted in Hong Kong. Dividends income received from subsidiaries in China are not subject to Hong Kong profits tax.

China

Generally, Our PRC subsidiaries, the VIEs and their subsidiaries are subject to corporate income tax on their taxable income in China at a statutory income tax rate of 25%. The corporate income tax is calculated based on the corporate’s global income as determined under PRC tax laws and accounting standards. On November 24, 2016, Shanghai MOLBASE obtained its certificate of “High and New Technology Enterprises,” or HNTE, therefore it is subject to a preferential tax rate of 15% for the fiscal years ended December 31, 2016 to 2018 to the extent it has taxable income under the PRC Enterprise Income Tax Law. In addition, we are subject to value-added tax at a rate of 6%, less any deductible value-added tax we have already paid or borne. We are also subject to surcharges on value-added tax payments in accordance with PRC law.

Dividends paid by our wholly foreign-owned subsidiaries in China to our intermediary holding company in Hong Kong will be subject to a withholding tax rate of 10%, unless the relevant Hong Kong entity satisfies all the requirements under the Arrangement between China and the Hong Kong Special Administrative Region on the Avoidance of Double Taxation and Prevention of Fiscal Evasion with respect to Taxes on Income and Capital and receives approval from the relevant tax authority. If our Hong Kong subsidiary satisfies all the requirements under the tax arrangement and receives approval from the relevant tax authority, then the dividends paid to the Hong Kong subsidiary would be subject to withholding tax at the standard rate of 5%. Effective from November 1, 2015, the above mentioned approval requirement has been abolished, but a Hong Kong entity is still required to file an application package with the relevant tax authority, and settle the overdue taxes if the preferential 5% tax rate is denied based on the subsequent review of the application package by the relevant tax authority. See “Risk Factors—Risks Related to Doing Business in China—We may not be able to obtain certain benefits under the relevant tax treaty on dividends paid by our WFOE to us through our Hong Kong subsidiary.”

If our holding company in the Cayman Islands or any of our subsidiaries outside of China were deemed to be a “resident enterprise” under the PRC Enterprise Income Tax Law, it would be subject to enterprise income tax on its worldwide income at a rate of 25%. See “Risk Factors—Risks Related to Doing Business in China—If we are classified as a PRC resident enterprise for PRC income tax purposes, such classification could result in unfavorable tax consequences to us and our non-PRC shareholders or ADS holders.”

Results of Operations

The following table sets forth a summary of our consolidated results of operations for the periods presented, both in absolute amount and as a percentage of our net revenues for the periods presented. This information should be read together with our consolidated financial statements and related notes included elsewhere in this prospectus. The results of operations in any particular period are not necessarily indicative of our future trends.

	For the Year Ended December 31,							For the Nine Months Ended September 30,
	2016		2017		2018			2018		2019
	RMB	%	RMB	%	RMB	US$	%	RMB	%	RMB	US$	%
								(Unaudited)		(Unaudited)
	(in thousands, except for percentages)
Net revenues	3,206,079	100.0	4,201,907	100.0	9,053,266	1,266,598	100.0	6,083,686	100.0	9,144,639	1,279,382	100.0
Cost of revenues	(3,179,961)	(99.2)	(4,151,673)	(98.8)	(8,973,097)	(1,255,382)	(99.1)	(6,037,234)	(99.2)	(9,078,986)	(1,270,197)	(99.3)

Gross profit	26,118	0.8	50,234	1.2	80,169	11,216	0.9	46,452	0.8	65,653	9,185	0.7
Operating expenses:
Sales and marketing	(59,160)	(1.8)	(64,962)	(1.5)	(103,293)	(14,451)	(1.1)	(53,013)	(0.9)	(83,169)	(11,636)	(0.9)
General and administrative	(41,801)	(1.3)	(41,718)	(1.0)	(173,872)	(24,325)	(1.9)	(40,793)	(0.7)	(78,117)	(10,929)	(0.9)
Research and development	(20,067)	(0.6)	(18,608)	(0.4)	(36,889)	(5,161)	(0.4)	(19,730)	(0.3)	(30,503)	(4,268)	(0.3)
Allowance for doubtful accounts	(10,863)	(0.3)	(14,677)	(0.3)	(1,907)	(267)	(0.0)	(4,943)	(0.1)	(7,481)	(1,047)	(0.1)
Impairment for long-term investment	—	—	(1,450)	(0.0)	—	—	—	—	—	—	—	—

Total operating expenses	(131,891)	(4.1)	(141,415)	(3.4)	(315,961)	(44,204)	(3.4)	(118,479)	(2.0)	(199,270)	(27,880)	(2.2)
Operating loss	(105,773)	(3.3)	(91,181)	(2.2)	(235,792)	(32,988)	(2.6)	(72,027)	(1.2)	(133,617)	(18,695)	(1.5)
Interest expenses, net	(8,436)	(0.3)	(16,828)	(0.4)	(19,049)	(2,665)	(0.2)	(15,107)	(0.2)	(2,175)	(304)	(0.0)
Foreign exchange gain (loss)	(1,057)	(0.0)	(552)	(0.0)	(3,033)	(424)	(0.0)	(3,024)	(0.0)	173	24	0.0
Other income, net	1,330	0.0	754	0.0	3,235	452	0.0	2,397	0.0	2,397	335	0.0

Loss before income taxes	(113,936)	(3.6)	(107,807)	(2.6)	(254,639)	(35,625)	(2.8)	(87,761)	(1.4)	(133,222)	(18,640)	(1.5)
Income tax expense	—	—	—	—	—	—	—	(277)	(0.0)	—	—	—

Net loss	(113,936)	(3.6)	(107,807)	(2.6)	(254,639)	(35,625)	(2.8)	(88,038)	(1.4)	(133,222)	(18,640)	(1.5)

Nine months ended September 30, 2019 compared to nine months ended September 30, 2018

Net revenues

Our net revenues increased by 50.3% from RMB6.1 billion for the nine months ended September 30, 2018 to RMB9.1 billion (US$1.3 billion) for the nine months ended September 30, 2019. The increase was primarily due to our efforts to diversify our product offerings and an increase in average GMV and the amount of transaction orders contributed by each transacting customer and transacting supplier. The average GMV contributed by each transacting customer and transacting supplier increased from RMB4.5 million and RMB8.2 million in the nine months ended September 30, 2018 to RMB7.6 million and RMB10.7 million in the nine months ended September 30, 2019, respectively.

Net revenues for chemical trading under direct sales model increased by 50.1% from RMB6.1 billion for the nine months ended September 30, 2018 to RMB9.1 billion (US$1.3 billion) for the nine months ended September 30, 2019. The increase in net revenues from chemical trading under direct sales model was primarily due to the increase in our total number of users, customers and suppliers, the increase in the average GMV contributed by each transacting customer and transacting supplier, our expansion of chemical product categories, and the introduction of our value-added services.

Net revenues for chemical trading under marketplace model increased significantly from RMB1.1 million for the nine months ended September 30, 2018 to RMB10.9 million (US$1.5 million) for the nine months ended September 30, 2019. The increase in net revenues from chemical trading under marketplace model was primarily due to our efforts to diversify the services offering, the popularity of our chemical trading services under marketplace model and increase in the proportion of transaction orders we charge commission fees.

Net revenues for online membership service increased by 314.5% from RMB1.7 million for the nine months ended September 30, 2018 to RMB6.9 million (US$1.0 million) for the nine months ended September 30, 2019. The increase in net revenues from online membership service was primarily due to the increased members using our online marketing services as we expand our online member base and diversify our services offerings.

Net revenues for financial service was RMB0.4 million (US$59 thousand) in the nine months ended September 30, 2019, compared to nil in the nine months ended September 30, 2018, as we commenced monetizing on financial service in July 2019.

Cost of revenues

Our cost of revenues increased by 50.4% from RMB6.0 billion for the nine months ended September 30, 2018 to RMB9.1 billion (US$1.3 billion) for the nine months ended September 30, 2019. The increase was primarily due to the increase in the purchase volume of chemicals, which was in line with the growth of our net revenues.

Gross profit and gross margin

As a result of the foregoing, our gross profit was RMB65.7 million (US$9.2 million) for the nine months ended September 30, 2019, as compared to RMB46.5 million for the nine months ended September 30, 2018. Our gross margin slightly decreased from 0.8% for the nine months ended September 30, 2018 to 0.7% for the nine months ended September 30, 2019 due to our strategy of diversifying our product offerings and expanding our business coverage, most of which tend to have relatively low margin, in order to gain market share and strengthen our market position.

Operating expenses

Our total operating expenses increased by 68.2% from RMB118.5 million for the nine months ended September 30, 2018 to RMB199.3 million (US$27.9 million) for the nine months ended September 30, 2019, as all of the components of operating expenses increased due to our business growth, the development and introduction of new technology and the expansion of our supplier and customer base.

Sales and marketing expenses. Our sales and marketing expenses increased by 56.9% from RMB53.0 million for the nine months ended September 30, 2018 to RMB83.2 million (US$11.6 million) for the nine months ended September 30, 2019, primarily due to (i) an increase of RMB22.6 million in payroll costs for our sales and marketing personnel (including share-based compensation) as the headcount of our sales and marketing grew, and (ii) an increase of RMB6.4 million in advertising expenses.

General and administrative expenses. Our general and administrative expenses increased by 91.5% from RMB40.8 million for the nine months ended September 30, 2018 to RMB78.1 million (US$10.9 million) for the nine months ended September 30, 2019, primarily due to (i) an increase of RMB22.6 million in payroll costs for our general and administrative personnel (including share-based compensation) related to the increase in our general and administrative personnel headcount, (ii) an increase of RMB7.1 million in office related expenses, and (iii) an increase of RMB6.1 million in agency service fees.

Research and development expenses. Our research and development expenses increased by 54.6% from RMB19.7 million for the nine months ended September 30, 2018 to RMB30.5 million (US$4.3 million) for the nine months ended September 30, 2019, primarily due to an increase of RMB9.6 million in payroll costs (including share-based compensation) related to the increase in our research and development personnel headcount.

Allowance for doubtful accounts. Our allowance of doubtful accounts increased by 51.3% from RMB4.9 million for the nine months ended September 30, 2018 to RMB7.5 million (US$1.0 million) for the nine months ended September 30, 2019, primarily due to our business expansion and temporary operational difficulties experienced by some of our customers.

Operating loss

As a result of the foregoing, we incurred operating loss of RMB133.6 million (US$18.7 million) for the nine months ended September 30, 2019, as compared to operating loss of RMB72.0 million for the nine months ended September 30, 2018.

Interest expenses, net

We had net interest expenses of RMB2.2 million (US$0.3 million) for the nine months ended September 30, 2019, as compared to RMB15.1 million for the nine months ended September 30, 2018, primarily due to the decrease in the loan amount incurred.

Foreign exchange gain (loss)

We had foreign exchange gain of RMB0.2 million (US$0.02 million) for the nine months ended September 30, 2019, as compared to foreign exchange loss of RMB3.0 million for the nine months ended September 30, 2018, primarily due to the appreciation of Renminbi against the U.S. dollar.

Other income, net

We had net other income of RMB2.4 million (US$0.3 million) and RMB2.4 million for the nine months ended September 30, 2019 and 2018, respectively.

Net loss

As a result of the foregoing, we incurred a net loss of RMB133.2 million (US$18.6 million) for the nine months ended September 30, 2019, as compared to a net loss of RMB88.0 million for the nine months ended September 30, 2018.

Year ended December 31, 2018 compared to year ended December 31, 2017

Net revenues

Our net revenues increased by 115.5% from RMB4.2 billion in 2017 to RMB9.1 billion (US$1.3 billion) in 2018. The increase was primarily due to our efforts to diversify our product offerings and an increase in transacting customers under direct sales model from 3,436 in 2017 to 4,032 in 2018, as we expanded our business. We acquired 2,244 and 3,632 new customers under the direct sales model in 2017 and 2018, and such new customers contributed 9,913 and 17,606 transaction orders over the corresponding year, respectively.

Net revenues for chemical trading under direct sales model increased by 115.4% from RMB4.2 billion in 2017 to RMB9.0 billion (US$1.3 billion) in 2018. The increase in net revenues from chemical trading under direct sales model was primarily due to the increase in our total number of users, customers and suppliers, our expansion of chemical product categories, and the introduction of our value-added services.

Net revenues for chemical trading under marketplace model increased by 351.3% from RMB1.0 million in 2017 to RMB4.4 million (US$0.6 million) in 2018. The increase in net revenues from chemical trading under marketplace model was primarily due to our efforts to diversify the services offering and the popularity of our chemical trading services under marketplace model.

Net revenues for online membership service increased by 168.5% from RMB1.3 million in 2017 to RMB3.4 million (US$0.5 million) in 2018. The increase in net revenues from online membership service was primarily due to the increased members using our online marketing services as we expand our online member base and diversify our services offerings.

Cost of revenues

Our cost of revenues increased by 116.1% from RMB4.2 billion in 2017 to RMB9.0 billion (US$1.3 billion) in 2018. The increase was primarily due to the significant increase in the purchase volume of chemicals, which was in line with the growth of our net revenues.

Gross profit and gross margin

As a result of the foregoing, our gross profit was RMB80.2 million (US$11.2 million), representing a gross margin of 0.9%, in 2018, as compared to RMB50.2 million, representing a gross margin of 1.2%, in 2017. The decrease in gross margin over those periods was due to our strategy of diversifying our product offerings and expanding our business coverage, most of which tend to have relatively low margin, in order to gain market share and strengthen our market position.

Operating expenses

Our total operating expenses increased by 123.4% from RMB141.4 million in 2017 to RMB316.0 million (US$44.2 million) in 2018, as substantially all of the components of operating expenses increased due to our business growth, the development and introduction of new technology and the expansion of our supplier and customer base.

Sales and marketing expenses. Our sales and marketing expenses increased by 59.0% from RMB65.0 million in 2017 to RMB103.3 million (US$14.5 million) in 2018. The increase was primarily due to increase in (i) advertising costs, (ii) share-based compensation expenses, and (iii) salaries and travel expenses for sales and marketing personnel. Our advertising costs increased from RMB2.9 million in 2017 to RMB25.3 million (US$3.5 million) in 2018 as we devoted more resources into our marketing efforts to enhance our brand and attract customers and suppliers. We recorded share-based compensation expenses of RMB7.9 million (US$1.1 million) in 2018 due to the grants of share incentive awards in November 2018 as compared to nil in 2017. Our salaries and travel expenses for sales and marketing personnel increased from RMB42.6 million in 2017 to RMB47.5 million (US$6.6 million) in 2018 mainly due to an increase in our sales and marketing personnel headcount, and, to a lesser extent, the improvement of their sales achievement. The headcount of our sales and marketing personnel increased from 170 as of December 31, 2017 to 209 as of December 31, 2018.

General and administrative expenses. Our general and administrative expenses increased by 316.8% from RMB41.7 million in 2017 to RMB173.9 million (US$24.3 million) in 2018, primarily due to the increase in (i) share-based compensation expenses, and (ii) salaries and benefits for general and administrative personnel. We recorded share-based compensation expenses of RMB110.0 million (US$15.4 million) in 2018 due to the grants of share incentive awards in November 2018, as compared to nil in 2017. Our salaries and benefits for general and administrative personnel increased from RMB21.0 million in 2017 to RMB34.8 million (US$4.9 million) in 2018 mainly due to an increase in our general and administrative personnel headcount, including certain high-level personnel, as the scale of our business grew. The headcount of our general and administrative personnel increased from 32 as of December 31, 2017 to 48 as of December 31, 2018.

Research and development expenses. Our research and development expenses increased by 98.2% from RMB18.6 million in 2017 to RMB36.9 million (US$5.2 million) in 2018, primarily due to the increase in our research and development personnel headcount, which increased from 63 as of December 31, 2017 to 81 as of December 31, 2018.

Allowance for doubtful accounts. Our allowance for doubtful accounts decreased by 87.0% from RMB14.7 million in 2017 to RMB1.9 million (US$0.3 million) in 2018, primarily due to the decrease in accounts receivable in relation to troubled accounts as we enhanced management efforts to our business.

Operating loss

As a result of the foregoing, we incurred operating loss of RMB236.0 million (US$33.0 million) in 2018, as compared to operating loss of RMB91.2 million in 2017.

Interest expenses, net

We had net interest expenses of RMB19.0 million (US$2.7 million) in 2018, as compared to RMB16.8 million in 2017, primarily due to the increase in the loan amount incurred.

Foreign exchange loss

We had foreign exchange loss of RMB3.0 million (US$0.4 million) in 2018, as compared to RMB0.6 million in 2017, primarily due to the depreciation of Renminbi against the U.S. dollar.

Other income, net

We had net other income of RMB3.2 million (US$0.5 million) in 2018, as compared to RMB0.8 million in 2017.

Net loss

As a result of the foregoing, we incurred a net loss of RMB254.6 million (US$35.6 million) in 2018, as compared to a net loss of RMB107.8 million in 2017.

Year ended December 31, 2017 compared with year ended December 31, 2016

Net revenues

Our net revenues increased by 31.1% from RMB3.2 billion in 2016 to RMB4.2 billion in 2017. The increase was primarily due to our efforts to diversify our product offerings and an increase in transacting customers under direct sales model from 2,666 in 2016 to 3,436 in 2017, as we expanded our business. We acquired 2,115 and 2,244 new customers under the direct sales model in 2016 and 2017, and such new customers contributed 14,009 and 9,913 transaction orders over the same period, respectively.

Net revenues for chemical trading under direct sales model increased by 31.1% from RMB3.2 billion in 2016 to RMB4.2 billion in 2017. The increase in net revenues from chemical trading under direct sales model was primarily due to the increase in our total number of users, customers and suppliers, our expansion of chemical product categories, and the introduction of our value-added services.

Net revenues for chemical trading under marketplace model decreased by 37.7% from RMB1.6 million in 2016 to RMB1.0 million in 2017. The decrease in net revenues from chemical trading under marketplace model was primarily due to our strategy to gain market share by charging only nominal fees rather than monetization.

Net revenues for online membership service increased by 64.0% from RMB0.8 million in 2016 to RMB1.3 million in 2017. The increase in net revenues from online membership services was primarily due to the increased number of members using our online marketing services as we expanded our online member base and diversified our services offering.

Cost of revenues

Our cost of revenues increased by 30.6% from RMB3.2 billion in 2016 to RMB4.2 billion in 2017. The increase was primarily due to the significant increase in the purchase volume of chemicals, which was in line with the growth of our net revenues.

Gross profit and gross margin

As a result of the foregoing, our gross profit was RMB26.1 million, representing a gross margin of 0.8%, in 2016, as compared to RMB50.2 million, representing a gross margin of 1.2%.

Operating expenses

Our total operating expenses increased by 7.2% from RMB131.9 million in 2016 to RMB141.4 million in 2017, primarily due to the increase in our sales and marketing expenses.

Sales and marketing expenses. Our sales and marketing expenses increased by 9.8% from RMB59.2 million in 2016 to RMB65.0 million in 2017. The increase was primarily due to increase in salaries and travel expenses for sales and marketing personnel. Our salaries and travel expenses for sales and marketing personnel increased from RMB37.7 million to RMB42.6 million mainly due to adjustments to our sales and marketing personnel, including severance payments.

General and administrative expenses. Our general and administrative expenses decreased from RMB41.8 million in 2016 to RMB41.7 million in 2017.

Research and development expenses. Our research and development expenses decreased from RMB20.1 million in 2016 to RMB18.6 million in 2017, primarily due to the decrease in our research and development personnel expenses.

Allowance for doubtful accounts. Our allowance for doubtful accounts increased from RMB10.9 million in 2016 to RMB14.7 million in 2017, primarily due to our business expansion.

Operating loss

As a result of the foregoing, we incurred operating loss of RMB91.2 million in 2017, as compared to operating loss of RMB105.8 million in 2016.

Interest expenses, net

We had net interest expenses of RMB16.8 million in 2017, as compared to RMB8.4 million in 2016, primarily due to the increase in the loan amount incurred.

Foreign exchange loss

We had foreign exchange loss of RMB0.6 million in 2017, as compared to RMB1.1 million in 2016, primarily due to the appreciation of Renminbi against the U.S. dollar.

Other income, net

We had net other income of RMB0.8 million in 2017, as compared to RMB1.3 million in 2016.

Net loss

As a result of the foregoing, we incurred net loss of RMB107.8 million in 2017, as compared to a net loss of RMB113.9 million in 2016.

Liquidity and Capital Resources

The following table sets forth a summary of our cash flows for the periods presented:

	For the Year Ended December 31,				For the Nine Months Ended September 30,
	2016	2017	2018		2018	2019
	RMB	RMB	RMB	US$	RMB	RMB	US$
					(Unaudited)	(Unaudited)
	(in thousands)
Net cash used in operating activities	(145,592)	(186,703)	(134,636)	(18,836)	(53,426)	(33,412)	(4,675)
Net cash used in investing activities	(2,645)	(3,982)	(2,242)	(314)	(1,332)	(1,666)	(233)
Net cash generated from financing activities	173,302	262,849	37,333	5,223	21,178	104,469	14,616

Net increase / (decrease)in cash and cash equivalents	25,065	72,164	(99,545)	(13,927)	(33,580)	69,391	9,708
Cash, cash equivalents and restricted cash at beginning of the year	8,793	33,858	106,022	14,833	106,022	6,477	906

Cash, cash equivalents and restricted cash at end of the year	33,858	106,022	6,477	906	72,442	75,868	10,614

To date, we have financed our operating and investing activities through cash generated by historical equity financing activities. As of December 31, 2017 and 2018 and September 30, 2019, our cash and cash equivalents were RMB38.5 million, RMB6.5 million (US$0.9 million) and RMB36.9 million (US$5.2 million), respectively. Our cash and cash equivalents primarily consist of cash on hand and bank deposits, which are unrestricted as to withdrawal or use.

We are at the early stage of our monetization and therefore have incurred significant losses and negative net cash flows used in operating activities in the past. We are rapidly growing and we believe our enhanced ability to expand business coverage and maintain a large user base has resulted in improved monetization in 2017, 2018 and the nine months ended September 30, 2019. As our business continues to evolve, the trend of our net revenues and cash flows used in operating activities we have experienced in the past may not apply to, or be indicative of, our future operating results. We will further implement the following initiatives to enhance revenue growth, margin improvements and financing capabilities: (i) to continue to expand the scale of our business and transaction volume completed on our Online Platform to generate more revenue and achieve increased economies of scale, (ii) to utilize our market position and the stickiness of our customers, suppliers and users to increase our gross profit, which, combined with the increased economies of scale, could result in gross margin improvement, (iii) to continue to invest in and develop new products, services and features for our Online Platform and ecosystem, and (iv) to further explore the possibilities to cooperate with financial institutions for financing options. While the uncertainties related to the successful implementation of the foregoing initiatives could impact our ability to achieve net profitability and positive cash flows in the near term, we believe they will improve our results of operations, increase cash flows and create shareholder value over the long-term.

We believe that our current cash and cash equivalents, our anticipated cash flows from operations, and potential debt and equity financing will be sufficient to meet our anticipated working capital requirements and capital expenditures for at least the next 12 months. After this offering, we may decide to enhance our liquidity position or increase our cash reserve for future investments through additional capital and finance funding. The issuance and sale of additional equity would result in further dilution to our shareholders. The incurrence of indebtedness would result in increased fixed obligations and could result in operating covenants that would restrict our operations. We cannot assure you that financing will be available in amounts or on terms acceptable to us, if at all. However, we will be able to conduct planned operations using only currently available capital resources without regard to any potential debt and equity financing for at least 12 months from the date of this prospectus.

We had short-term borrowings of RMB13.7 million (US$1.9 million) as of September 30, 2019, which represented Renminbi-denominated borrowings obtained from financial institutions with repayment terms of less than three months. The outstanding amount as of September 30, 2019 bore weighted average interest rate of 10.00% per annum.

As of September 30, 2019, substantially all of our cash and cash equivalents were held in China, and 99.0% were held by our VIEs and denominated in Renminbi. Although we consolidate the results of our VIEs and their subsidiaries, we only have access to the assets or earnings of our VIEs and their subsidiaries through our contractual arrangements with our VIEs and their shareholders. See “Corporate History and Structure—Contractual Arrangements with Our VIEs.” For restrictions and limitations on liquidity and capital resources as a result of our corporate structure, see “—Holding Company Structure.”

In utilizing the proceeds we expect to receive from this offering, we may make additional capital contributions to our PRC subsidiaries, establish new PRC subsidiaries and make capital contributions to these new PRC subsidiaries, make loans to our PRC subsidiaries, or acquire offshore entities with operations in China in offshore transactions. However, most of these uses are subject to PRC regulations.

See “Risk Factors—Risks Related to Doing Business in China—PRC regulation of loans to and direct investment in PRC entities by offshore holding companies and governmental control of currency conversion may delay or prevent us from using the proceeds of this offering to make loans to or make additional capital contributions to our PRC subsidiaries, which could materially and adversely affect our liquidity and our ability to fund and expand our business” and “Use of Proceeds.”

We expect that substantially all of our future revenues will be denominated in Renminbi. Under existing PRC foreign exchange regulations, payments of current account items, including profit distributions, interest payments and trade and service-related foreign exchange transactions, can be made in foreign currencies without prior SAFE approval as long as certain routine procedural requirements are fulfilled. Therefore, our PRC subsidiary is allowed to pay dividends in foreign currencies to us without prior SAFE approval by following certain routine procedural requirements. However, approval from or registration with competent government authorities is required where the Renminbi is to be converted into foreign currency and remitted out of China to pay capital expenses such as the repayment of loans denominated in foreign currencies. The PRC government may at its discretion restrict access to foreign currencies for current account transactions in the future.

Operating activities

Net cash used in operating activities in the nine months ended September 30, 2019 was RMB33.4 million (US$4.7 million), as compared to net loss of RMB133.2 million (US$18.6 million) in the nine months ended September 30, 2019. The difference was primarily due to (i) a decrease in prepayments and other current assets of RMB81.4 million (US$11.4 million), (ii) an increase in accounts payable of RMB65.6 million (US$9.2 million), (iii) an increase in accrued expenses and other liabilities of RMB40.0 million (US$5.6 million), and (iv) a non-cash adjustment in share-based compensation of RMB30.8 million (US$4.3 million), and was partially offset by (i) a decrease in amounts due to related parties of RMB82.9 million (US$11.6 million), primarily attributable to repayment of Restructuring consideration, (ii) an increase in unbilled receivables of RMB45.2 million (US$6.3 million), and (iii) a decrease in deferred revenue of RMB15.8 million (US$2.2 million). The foregoing changes in working capital described were primarily attributable to growth of our business.

Net cash used in operating activities in 2018 was RMB134.6 million (US$18.8 million), as compared to net loss of RMB254.6 million (US$35.6 million) in 2018. The differences was primarily due to (i) a non-cash adjustment in share-based compensation of RMB124.0 million (US$17.4 million), (ii) an increase in deferred revenue of RMB108.6 million (US$15.2 million), (iii) a decrease in accounts receivables, unbilled receivables and inventories of RMB43.7 million (US$6.1 million), (iv) an increase in accounts payable of RMB14.0 million (US$2.0 million), and (v) an increase in accrued expenses and other liabilities of RMB12.7 million (US$1.8 million), including VAT and other tax payable, and was partially offset by (i) an increase in prepayments and other current assets of RMB144.8 million (US$20.3 million) primarily due to an increase in prepayments to suppliers, and (ii) an increase in amounts due to related parties of RMB48.9 million (US$6.8 million) primarily due to our Restructuring. The foregoing changes in working capital described were primarily attributable to growth of our business.

Net cash used in operating activities in 2017 was RMB186.7 million, as compared to net loss of RMB107.8 million in 2017. The difference was primarily due to (i) a decrease in deferred revenue of RMB103.3 million, and (ii) a decrease in accounts payable of RMB26.5 million, and was partially offset by (i) a decrease in prepayment and other current assets of RMB23.5 million, (ii) a decrease in accounts receivables of RMB15.2 million. The principal non-cash item affecting the difference between our net loss and our net cash used in operating activities in 2017 was allowance for doubtful accounts of RMB14.7 million.

Net cash used in operating activities in 2016 was RMB145.6 million, as compared to net loss of RMB113.9 million in 2016. The difference was primarily due to an increase in prepayments and other current assets of RMB169.9 million, partially offset by an increase in deferred revenue of RMB138.0 million.

Investing activities

Net cash used in investing activities was RMB1.7 million (US$0.2 million) in the nine months ended September 30, 2019, which was attributable to purchase of property and equipment of RMB0.7 million (US$0.1 million) and purchase of intangible assets of RMB0.9 million (US$0.1 million).

Net cash used in investing activities was RMB2.2 million (US$0.3 million) in 2018, which was primarily attributable to purchases of intangible assets of RMB1.8 million (US$0.2 million).

Net cash used in investing activities was RMB4.0 million in 2017, which was attributable to payments for long-term investments of RMB2.1 million, purchases of intangible assets of RMB1.4 million and purchase of property and equipment of RMB0.5 million.

Net cash used in investing activities was RMB2.6 million in 2016, which was primarily attributable to purchase of property and equipment of RMB2.6 million.

Financing activities

Net cash generated from financing activities was RMB104.5 million (US$14.6 million) in the nine months ended September 30, 2019, which was attributable to proceeds generated by loan from related parties of RMB50.5 million (US$7.1 million) and proceeds from other borrowings of RMB54.0 million (US$7.5 million).

Net cash generated from financing activities was RMB37.3 million (US$5.2 million) in 2018, which was primarily attributable to proceeds from other borrowings of RMB712.8 million (US$99.7 million), proceeds from loan from related parties of RMB167.0 million (US$23.4 million) and proceeds from capital contribution of RMB69.9 million (US$9.8 million), partially offset by repayment of other borrowings of RMB833.2 million (US$116.6 million) and repayment of loan to related parties of RMB72.4 million (US$10.1 million).

Net cash generated from financing activities was RMB262.8 million in 2017, which was primarily attributable to proceeds from other borrowings of RMB1.1 billion, proceeds from capital contribution of

RMB180.0 million and proceeds from loan from related parties of RMB55.1 million, primarily offset by repayment of other borrowings of RMB975.0 million and repayment of loan to related parties of RMB72.9 million.

Net cash generated from financing activities was RMB173.3 million in 2016, which was primarily attributable to proceeds from other borrowings of RMB622.8 million, proceeds from capital contribution of RMB92.0 million and proceeds from loan from related parties of RMB87.4 million, partially offset by repayment of other borrowings of RMB633.4 million.

Capital expenditures

Our capital expenditures were RMB2.6 million, RMB1.9 million, RMB2.2 million (US$0.3 million) and RMB0.7 million (US$0.1 million) in 2016, 2017, 2018 and nine months ended September 30, 2019, respectively. We intend to fund our future capital expenditures with our existing cash balance and proceeds from this offering. We will continue to make capital expenditures to meet the expected growth of our business.

Contractual Obligations and Commitments

The following table sets forth our contractual obligations as of December 31, 2018:

	Payment Due by Period
	Total	2019	2020	2021 and thereafter
	(in thousands of US$)
Operating lease obligations	970	506	464	—
Payment to related party(1)	24,872	—	24,872	—

Note:

(1)	Payment to related party refers to the Restructuring consideration due to MOLBASE (Shanghai) Biotechnology Co., Ltd.

Off-Balance Sheet Commitments and Arrangements

For the years ended December 31, 2016, 2017 and 2018, we have not entered into any material financial guarantees or other commitments to guarantee the payment obligations of any third parties. In addition, we have not entered into any derivative contracts that are indexed to our shares and classified as shareholder’s equity or that are not reflected in our consolidated financial statements. Furthermore, we do not have any retained or contingent interest in assets transferred to an unconsolidated entity that serves as credit, liquidity or market risk support to such entity. We do not have any variable interest in any unconsolidated entity that provides financing, liquidity, market risk or credit support to us or engages in leasing, hedging or product development services with us.

In January 2019, we, together with Dr. Dongliang Chang and Shanghai Biotech entered into an agreement with a bank institution to modify certain terms and conditions of an existing loan agreement between such bank institution and Shanghai Biotech due to the Restructuring we undertook in 2018. Pursuant to the amended agreement, Shanghai Biotech agreed to pay the bank institution a fee calculated using a predetermined formula based on the average market price of the shares during the three-month period starting from the six months following the completion of the this offering. We and Dr. Dongliang Chang provided a joint guarantee on the payment of this contingent fee by Shanghai Biotech to the bank institution.

Holding Company Structure

Molecular Data Inc. is a holding company with no material operations of its own. We conduct our operations primarily through our WFOE and our VIEs. As a result, Molecular Data Inc.’s ability to pay dividends depends upon dividends paid by our WFOE. If our WFOE or any newly formed PRC subsidiaries incur debt on their own behalf in the future, the instruments governing their debt may restrict their ability to pay dividends to us. In addition, our WFOE is permitted to pay dividends to us only out of its retained earnings, if any, as determined in accordance with PRC accounting standards and regulations. Under PRC law, each of our WFOE and our VIE is required to set aside at least 10% of its after-tax profits each year, if any, to fund certain statutory reserve funds until such reserve funds reach 50% of its registered capital. In addition, our WFOE may allocate a portion of its after-tax profits based on PRC accounting standards to enterprise expansion funds and staff bonus and welfare funds at its discretion, and our VIEs may allocate a portion of their after-tax profits based on PRC accounting standards to a discretionary surplus fund at its discretion. The statutory reserve funds and the discretionary funds are not distributable as cash dividends. Remittance of dividends by a wholly foreign-owned company out of China is subject to examination by the banks designated by SAFE. Our WFOE has not paid dividends and will not be able to pay dividends until it generates accumulated profits and meets the requirements for statutory reserve funds.

Inflation

Since our inception, inflation in China has not materially affected our results of operations. According to the National Bureau of Statistics of China, the year-over-year percent changes in the consumer price index for December 2016, December 2017 and December 2018 were increases of 2.1%, 1.8% and 1.9%, respectively. Although we have not been materially affected by inflation in the past, we may be affected if China experiences higher rates of inflation in the future.

Quantitative and Qualitative Disclosures about Market Risk

Foreign exchange risk

Substantially all of our net revenues and expenses are denominated in Renminbi. We do not believe that we currently have any significant direct foreign exchange risk and have not used any derivative financial instruments to hedge exposure to such risk. Although our exposure to foreign exchange risks should be limited in general, the value of your investment in our ADSs will be affected by the exchange rate between U.S. dollar and Renminbi because the value of our business is effectively denominated in Renminbi, while our ADSs will be traded in U.S. dollars.

The value of Renminbi against the U.S. dollar and other currencies may fluctuate and is affected by, among other things, changes in political and economic conditions and the foreign exchange policy adopted by the PRC government. On July 21, 2005, the PRC government changed its policy of pegging the value of the Renminbi to the U.S. dollar. Following the removal of the U.S. dollar peg, the Renminbi appreciated more than 20% against the U.S. dollar over the following three years. Between July 2008 and June 2010, this appreciation halted and the exchange rate between the Renminbi and the U.S. dollar remained within a narrow band. Since June 2010, the PRC government has allowed the Renminbi to appreciate slowly against the U.S. dollar again, and it has appreciated more than 10% since June 2010. On August 11, 2015, the People’s Bank of China announced plans to improve the central parity rate of the Renminbi against the U.S. dollar by authorizing market-makers to provide parity to the China Foreign Exchange Trading Center operated by the People’s Bank of China with reference to the interbank foreign exchange market closing rate of the previous day, the supply and demand for foreign currencies as well as changes in exchange rates of major international currencies. Effective from October 1, 2016, the International Monetary Fund added Renminbi to its Special Drawing Rights currency basket. Such change and additional future changes may increase volatility in the trading value of the Renminbi against foreign currencies. In the fourth quarter of 2016, the Renminbi has depreciated significantly in the backdrop of a surging U.S. dollar and persistent capital outflows of China. This depreciation halted in 2017, and the Renminbi appreciated approximately 7% against the U.S. dollar during this one-year period. The PRC government may adopt further reforms of its exchange rate system, including making the Renminbi freely convertible in the future. Accordingly, it is difficult to predict how market forces or PRC or U.S. government policy may impact the exchange rate between Renminbi and the U.S. dollar in the future.

To the extent that we need to convert U.S. dollars into Renminbi for our operations, appreciation of Renminbi against the U.S. dollar would reduce the Renminbi amount we receive from the conversion. Conversely, if we decide to convert Renminbi into U.S. dollars for the purpose of making payments for dividends on our ordinary shares or ADSs, servicing our outstanding debt, or for other business purposes, appreciation of the U.S. dollar against the Renminbi would reduce the U.S. dollar amounts available to us.

As of September 30, 2019, we had Renminbi-denominated cash and cash equivalents of RMB36.9 million. A 10% depreciation of Renminbi against the U.S. dollar based on the foreign exchange rate on September 30, 2019 would result in a decrease of US$0.5 million in cash and cash equivalents. A 10% appreciation of Renminbi against the U.S. dollar based on the foreign exchange rate on September 30, 2019 would result in an increase of US$0.5 million in cash and cash equivalents.

Interest rate risk

Our exposure to interest rate risk primarily relates to the interest income generated by excess cash, which is mostly held in interest-bearing bank deposits. Interest-earning instruments carry a degree of interest rate risk. We have not been exposed to material risks due to changes in interest rates, and we have not used any derivative financial instruments to manage our interest risk exposure.

After completion of this offering, we may invest the net proceeds we receive from the offering in interest-earning instruments. Investments in both fixed rate and floating rate interest earning instruments carry a degree of interest rate risk. Fixed rate securities may have their fair market value adversely impacted due to a rise in interest rates, while floating rate securities may produce less income than expected if interest rates fall.

Critical Accounting Policies

We prepare our financial statements in conformity with U.S. GAAP, which requires us to make judgments, estimates and assumptions. We continually evaluate these estimates and assumptions based on the most recently available information, our own historical experiences and various other assumptions that we believe to be reasonable under the circumstances. Since the use of estimates is an integral component of the financial reporting process, actual results could differ from our expectations as a result of changes in our estimates. Some of our accounting policies require a higher degree of judgment than others in their application and require us to make significant accounting estimates.

The following descriptions of critical accounting policies, judgments and estimates should be read in conjunction with our consolidated financial statements and other disclosures included in this prospectus. The selection of critical accounting policies, the judgments and other uncertainties affecting application of those policies and the sensitivity of reported results to changes in conditions and assumptions are factors that should be considered when reviewing our financial statements. We believe the following accounting policies involve the most significant judgments and estimates used in the preparation of our financial statements.

Principles of consolidation

The consolidated financial statements include the financial statements of our company, our subsidiaries, our VIEs and the subsidiary of our VIEs. All significant inter-company transactions and balances between our company, our subsidiaries, our VIEs and subsidiary of our VIEs have been eliminated upon consolidation.

Revenue recognition

Effective January 1, 2017, we elected to early adopt the requirements of Accounting Standards Update (ASU) 2014-09, Revenue from contracts with Customers (Topic 606) using the full retrospective method. Our revenues are primarily derived from sales of chemicals through direct sales model, provision of matching service through marketplace model and provision of online membership services. Revenue is recognized to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services under Topic 606.

Chemical trading—direct sales model

We sell chemicals to customers through our Online Platform or sales representatives. Sales contracts are entered into with each individual customer. We are the principal under the direct sales model as we control the chemicals with the ability to direct the use of, and obtain substantially all the remaining benefits from the chemicals before selling to our customers. We have a single performance obligation to sell chemicals to the customers. We estimate the amount of variable consideration including sales return using the expected value method and includes variable consideration in the transaction price to the extent that it is probable that a significant reversal will not occur. Revenue for chemical trading under direct sales model is recognized at a point in time when the single performance obligation is satisfied when the chemicals are delivered to the customer.

Chemical trading—marketplace model

We match suppliers and customers through our vendor-supplier matching recommendation system. We charge a commission fee to either the supplier or customer, depending on which party requests the matching services based on the commission agreements signed. We have a single performance obligation to provide the matching service. As we are a service provider and do not control the goods prior to transfer to the customer, we recognize commission fee as an agent on a net basis. We estimate the amount of variable consideration including payment contingent on product delivery to customer using the most likely amount method and includes in the transaction price to the extent that it is probable that a significant reversal will not occur. Revenue for chemical trading under marketplace model is recognized at a point in time when the performance obligation is satisfied upon the completion of the matching service.

Online membership service

We provide access to the users who subscribed for our online membership service to upload their product information on our Online Platform for promotion purposes and to attend the online trainings and marketing activities organized by us during the membership period. We typically charge a fixed fee over the membership period. We have a single performance obligation to stand ready to perform the membership services during the membership period. As our members simultaneously receive and consume the benefits provided by our performance, revenue for online membership service is recognized ratably over the contract period.

Financial service

Starting from July 2019, we enter into financial service contracts with its suppliers, customers, and financing providers, including banks and non-bank financial institutions, to facilitate lending arrangements between the financing providers and the customers and suppliers who use the our online platforms. In addition to the loan facilitation service, we provide guarantee to the financing providers on the loan repayments. The guarantees are within the scope of ASC 460, Guarantees. We typically charge our customers and suppliers a fixed fee based on a percentage of the loan amount for the facilitation service and the guarantee. We first allocate the transaction price to the guarantee obligation at fair value and allocates the remaining transaction price to the facilitation service under ASC 606. We recognize revenue generated from the facilitation service when we successfully matche the customers or suppliers with the financing providers. We amortize the guarantee obligation into revenue outside the scope of ASC 606 as we are released from risk under the guarantee. We subsequently account for the contingent loss arising from the guarantee arrangement in accordance with ASC 450, Contingencies.

The transaction price allocated to guarantee obligation and the subsequent contingent loss were historically immaterial for the year ended December 31, 2018 and nine months ended September 30, 2019. The maximum potential undiscounted future payments which we would be required to make under our guarantee obligation were RMB26.4 million and RMB39.1 million (US$5.5 million) as of December 31, 2018 and September 30, 2019, respectively.

When we perform by transferring goods or services to a customer before the customer pays consideration or before payment is due, we recognize our unconditional right to consideration as a contract asset, which is classified as “unbilled receivables” on the consolidated balance sheets. When a customer pays consideration before we transfer goods or services, we record the obligation as contract liability, which is classified as deferred revenue.

Income taxes

We follow the liability method of accounting for income taxes in accordance with ASC 740 Accounting for Income Taxes, to account for uncertainty in income taxes, or ASC 740, Income Taxes. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial reporting and tax bases of assets and liabilities using enacted tax rates that will be in effect in the period in which the differences are expected to reverse. We record a valuation allowance to offset deferred tax assets if based on the weight of available evidence, it is more-likely-than-not that some portion, or all, of the deferred tax assets will not be realized. The effect on deferred taxes of a change in tax rate is recognized in tax expense in the period that includes the enactment date of the change in tax rate.

We evaluate our uncertain tax positions using the provision of ASC 740, which prescribes a recognition threshold that a tax position is required to meet before being recognized in the consolidated financial statements. We recognize in the consolidated financial statements the benefit of a tax position which is “more likely than not” to be sustained under examination based solely on the technical merits of the position assuming a review by tax authorities having all relevant information. Tax positions that meet the recognition threshold are measured using a cumulative probability approach, at the largest amount of tax benefit that has a greater than fifty percent likelihood of being realized upon settlement. It is our policy to recognize interest and penalties related to unrecognized tax benefits, if any, as a component of income tax expense.

Share-based compensation

We apply ASC 718, Compensation—Stock Compensation, or ASC 718, to account for our employee share-based payments. In accordance with ASC 718, we determine whether an award should be classified and accounted for as a liability award or an equity award. All of our share-based awards to employees were classified as equity awards and are recognized in the consolidated financial statements based on their grant date fair values. For awards with only service conditions, we have elected to recognize compensation expense using the accelerated method for the awards that have a graded vesting location. We adopted Accounting Standard Update (ASU) ASU 2016-09, Compensation—Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting and elected to account for forfeitures as they occur.

Fair value of our ordinary shares

We have been a private company with no quoted market prices for our ordinary shares. We therefore need to make estimates of the fair value of our ordinary shares at various dates in order to determine the fair value of our ordinary shares at the date of the grant of a share-based compensation award to our employees. The fair value of share options was determined using the binominal option valuation model, with the assistance from an independent third-party valuation firm. Estimates will not be necessary to determine the fair value of new awards once the American depositary shares underlying our ordinary shares begin trading.

The following table sets forth the fair value of our ordinary shares estimated taking into account independent valuation advice:

Date of Valuation	Fair Value Per Share (US$)	Discount of Lack of Marketability (DLOM)	Discount Rate
November 27, 2018	0.97	17.00%	20.00%

The assumptions used to estimate the fair value of the share options granted to employees are as follows:

For the year ended December 31, 2018
Risk-free interest rate(1)	2.93%~3.06%
Expected volatility(2)	55.46%~58.33%
Suboptimal early exercise multiple(3)	2.2 and 2.8
Expected post-vesting forfeiture rate	4.9%
Fair value per ordinary share(4)	US$0.97

Notes:

(1)	The risk-free rate for periods within the contractual life of the options is based on the market yield of U.S. Treasury Bonds in effect at the time of grant.
(2)	Expected volatility is estimated based on historical volatilities of several comparable companies.
(3)	The suboptimal early exercise factor was estimated based on the Company’s expectation of exercise behavior of the grantees.
(4)	The estimated fair value of the ordinary shares at the grant date, was determined with the assistance from an independent third-party valuation firm.

Internal Control Over Financial Reporting

Prior to this offering, we have been a private company with limited accounting and financial reporting personnel and other resources to address our internal controls and procedures. In connection with the audits of our consolidated financial statements as of and for the year ended December 31, 2018, we and our independent accountant identified two material weaknesses in our internal control over financial reporting. As defined in the standards established by the Public Company Accounting Oversight Board of the United States, a “material weakness” is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of the company’s annual or interim financial statements will not be prevented or detected on a timely basis.

The material weaknesses identified are the Company’s lack of sufficient accounting and financial reporting personnel with requisite knowledge and experience in application of United States generally accepted accounting principles and Securities and Exchange Commission financial reporting expertise, and lack of formalized financial reporting policies and procedures that are commensurate with U.S. GAAP and SEC reporting and compliance requirements.

We are in the process of implementing a number of measures to address these material weaknesses identified, including: (i) hiring additional accounting and financial reporting personnel with U.S. GAAP and SEC reporting and compliance experience, (ii) increase the number of qualified financial reporting personnel, (iii) improving the capabilities of existing accounting and financial reporting personnel through continuous training and education in the accounting and reporting requirements under U.S. GAAP, and SEC rules and regulations, (iv) developing, communicating and implementing an accounting policy manual for our accounting and financial reporting personnel for recurring transactions and period-end closing processes, and (v) establishing effective monitoring and oversight controls for non-recurring and complex transactions to ensure the accuracy and completeness of our consolidated financial statements and related disclosures.

The process of designing and implementing an effective financial reporting system is a continuous effort that requires us to anticipate and react to changes in our business and the economic and regulatory environments and to expend significant resources to maintain a financial reporting system that is adequate to satisfy our reporting obligation. See “Risk Factors—Risks Related to Our Business—If we fail to implement and maintain an effective system of internal controls to remediate our material weaknesses over financial reporting, we may be unable to accurately report our results of operations, meet our reporting obligations or prevent fraud, and investor confidence and the market price of the ADSs may be materially and adversely affected.”

Recently Issued Accounting Pronouncements

We discuss recently adopted and issued accounting standards in Note 2 of the notes to our consolidated financial statements included elsewhere in this prospectus.

INDUSTRY

The information presented in this section has been derived from an industry report commissioned by us and prepared by Frost & Sullivan, an independent research firm, regarding our industry and our market position in China.

Overview of the Domestic and Global Chemical Industry

Chemical industry introduction

The chemical industry is a vital part of the global economy, closely connected to other downstream industrial and consumer sectors by providing raw input materials. The “chemical industry” refers to the broad sector comprised of both chemicals (including basic chemicals and specialty chemicals), and plastic and rubber related compounds. We have distinguished plastic and rubber related compounds from other chemicals as the majority of such compounds are highly standardized polymers with a limited number of SKUs, whereas the majority of chemicals are monomers with a significant number of SKUs. Basic chemicals are homogeneous products used either directly as ingredients or to aid in processing, whereas specialty chemicals are distinguished and highly technical products often used for specific purposes.

As the global economy grows and the manufacturing activity of industrial and consumer products continues to increase, the global market size of the chemical industry, measured by consumption value, has increased steadily from US$5,016.9 billion in 2014 to US$5,503.4 billion in 2018 representing a CAGR of 2.3%. The global chemical industry is expected to continue growing at a CAGR of 3.1% in next five years, reaching US$6,410.9 billion by 2023.

The majority of global chemical consumption value is contributed by specialty chemicals as compared to basic chemicals. Specialty chemical consumption increased from US$2,883.3 billion in 2014 to US$3,322.5 billion in 2018, representing a CAGR of 3.6%. In 2018, basic chemicals consumption reached US$1,552.8 billion while the consumption of plastic and rubber compounds reached US$628.1 billion. The specialty chemicals segment is expected to continue to lead growth in the overall industry with an expected CAGR of 4.6% from 2018 to 2023.

China is one of the leading markets in the global chemical industry with a market size of US$2,304.3 billion in 2018, accounting for 41.9% of global chemical consumption value. With a CAGR of 6.3% from 2014 to 2018, China has outperformed the global growth rate for the chemical industry and is expected to remain in a leading position with an expected CAGR of 6.0% from 2018 to 2023, driven by booming industrial and consumer sectors.

The chemical industry in China is highly fragmented. In China, there are approximately 30,000 above-scaled chemical companies with average annual sales of US$2.9 million or above. In 2018, the largest 500 chemical companies in China only accounted for 37% of the total market share, and the market concentration ratio for the top eight chemical companies was only 5.2%. The total addressable market for small and medium-sized enterprises in the Chinese chemical industry is about US$772.0 billion, or 63% of the overall market, and this portion of the market is not presumed to be covered by traditional distributors. In addition, the commissions charged by traditional distributors as a percentage of total product value is about 3%, which is relatively high for upstream suppliers and downstream customers.

Unlike the steel industry in China, where an upstream steel manufacturer can supply almost all kinds of steel to satisfy the needs of downstream clients, upstream manufacturers in the Chinese chemical industry can only supply a limited number of chemical products. Therefore, downstream clients need to be in close and regular contact with multiple upstream chemical manufacturers to guarantee sufficient access to supply.

Business model for chemical transaction

The below charts compare traditional chemicals transactions and chemicals e-commerce transactions:

Traditional chemicals transactions pain points and the solutions provided by e-commerce platforms

E-commerce platforms can transform traditional chemicals transactions by solving the following pain points:

•

Information asymmetry. The chemical industry has a vast number of suppliers that are dispersed across various locations and specialties, making it difficult for customers to obtain sufficient information on the quality and price of chemicals. On the other hand, with multiple intermediaries, suppliers cannot sense market demand in a timely manner and adjust manufacturing accordingly, resulting in market inefficiencies. E-commerce platforms enable customers to discover and compare products offered by multiple suppliers, while suppliers receive direct market feedback to optimize their production processes and product offerings.

•

Inefficient matching. Traditionally, customers with a scattered geographic footprint and varying needs are connected to suppliers through multiple layers of intermediaries, whom suppliers rely upon to develop business through offline channels, resulting in a lengthy, complex and costly supply chain. Chemical e-commerce platforms allow customers to directly connect with suppliers, thereby alleviating the price premium from intermediaries, and reducing the unnecessary marketing expenses of suppliers by charging commissions on actual consumption value. The shortened supply chain provides more effective matching between suppliers and customers in a more efficient way.

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Cumbersome payment procedures. Traditionally, a lack of transaction history with a new partner causes uncertainty and doubt as risks in delayed payment or default can be significant. Credit letters and other payment services provided by banks often involve cumbersome procedures, causing delays in business transactions and operations. E-commerce platforms can simplify the payment process by incorporating online settlement from third-parties and providing financial guarantees to alleviate credit risk, thereby lowering the transaction cost in general.

•	Limited warehousing and logistics services. Because some chemicals are unstable by nature or inherently dangerous to human beings or the environment, the Chinese government has implemented stringent regulations on the storage, handling, and transportation of such chemicals. Therefore, it has become extremely costly for suppliers to store and transport these chemicals under the current regulatory framework, resulting in minimum order quantities to ensure profitability. While customers suffer from additional costs and minimum order quantity requirements, suppliers also have difficulty finding competent warehousing and logistics service providers. Chemical e-commerce platforms can aggregate customers’ orders and demands, eliminating minimum order quantity requirements. It can also connect suppliers with qualified warehousing and logistics services with ease, boosting the overall efficiency of the market.

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Limited financing resources. Suppliers and customers range from large conglomerates to small companies with a single plant. Smaller companies normally face limited financing resources to sustain their manufacturing and purchasing activities, thereby limiting business growth. E-commerce platforms can leverage their scale and data from accumulated transaction records to introduce financial institution partners to chemical industry participants, creating high-quality business opportunities for all parties.

Overview of China’s Chemical E-commerce Market

Size of the Chinese chemical e-commerce market

In recent years, increasing penetration of internet and the growing impact of e-commerce have gradually shifted chemicals transaction from offline to online. In 2013, chemical e-commerce platforms emerged in China to provide transaction services for suppliers and customers. Since 2014, the market size of China’s chemical e-commerce industry, measured by the revenue of chemical e-commerce platforms, has increased exponentially at a CAGR of 67.1%, reaching US$18.7 billion in 2018. Driven by the stronger need for chemical industry participants to improve their operational efficiency, the steady growth of chemical industry, and an increasing internet penetration rate, the market size of China’s chemical e-commerce market is expected to grow at a CAGR of 28.9% from 2018 to 2023, and online penetration rate is expected to reach 2.2% by 2023, as compared to 0.8% in 2018.

Value-added services provided by chemical e-commerce platforms

In addition to core transaction services, chemical e-commerce platforms can offer additional value-added services along the chemicals transaction value chain, including data and information services, financial services, as well as warehousing and logistics facilitation services.

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Chemicals data and information services. In order for chemical e-commerce platforms to successfully deliver a comprehensive set of services, a specialized and complete database on chemicals information that is maintained and optimized constantly is critical. According to the Frost & Sullivan Report,

MOLBASE Encyclopedia ranked as the most comprehensive knowledge engine of commercially available chemicals in China.

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Chemical financial services. The expansion of the chemical industry, supportive government policy, and penetration of online financial services are the main demand drivers for chemical financial service.

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Chemical warehousing and logistics facilitation services. The expansion of the chemical industry, increasingly stringent government regulations, and growing demand for specialized warehousing and logistics services are the main demand drivers for chemical warehousing and logistics facilitation services.

Large-scale chemical e-commerce platforms are better positioned to provide value-added services to customers. With massive amount of accumulated transaction data and advanced analytics technology, large-scale chemical e-commerce platforms are able to identify customers’ needs and gain insights into the credibility of customers more promptly and precisely. Not only can third-party financing institutions and warehousing and logistics service providers benefit from these valuable insights, chemical e-commerce platforms have great potential to carry out these value-added services by themselves as well.

Key drivers of China’s chemical e-commerce market

Improving efficiency in the chemical industry. Chemical e-commerce platforms have resolved many of the pain points associated with traditional chemicals transactions, such as information asymmetry, inefficient matching, payment issues, and limited resources for warehousing, logistics, and financing services. By providing real-time market insights and direct matching services to chemical industry participants, accumulating transaction data for payment acceleration, and introducing third-party financial institutions and warehousing and logistics service providers, chemical e-commerce platforms have significantly reduced the cost of information, transactions, operations and financing, hence increasing the overall efficiency of all participants.

Growing chemicals transaction volume. The underlying chemical industry for chemical e-commerce platforms has witnessed steady growth globally. In addition, China has implemented stimulating policies for the petroleum and chemical industry through its “13th Five-Year Plan” aimed at boosting manufacturing activity in the sector. China’s growing and economically significant manufacturing and consumer sectors, both heavily relying on raw materials provided by the chemical industry, are expected to expand, creating greater demand for chemicals. As China’s chemical industry is expected to outperform other major countries, the chemical e-commerce market in China is also expected to grow.

Increasing internet penetration rate. Globally, there has been a stable increase in internet penetration rate and the development of diversified mobile terminals. Management teams of enterprises increasingly rely on online tools to conduct market research, and have become more comfortable with e-commerce and online payments. Hence, the shift from the traditional chemicals transaction to chemical e-commerce platforms is inevitable, driving the growth of the chemical e-commerce market. In China, internet user penetration rate rose from 45.8% in 2013 to 55.8% in 2017, and is expected to reach 68.1% in 2022.

Barriers of entry into China’s chemical e-commerce market

Data management capability. The number of chemical compounds in the world exceeds 70 million, with hundreds of thousands more being added on a yearly basis. To enable customers to search for desired chemicals efficiently, it is essential to implement an advanced data storage strategy alongside a set of data search algorithms customized to meet customers’ data queries for chemicals. Through years of data accumulation and analytics, leading chemical e-commerce companies have established a comprehensive and complete database on available chemicals supported by a set of smart algorithms based on compound structures to fulfill customers’ search queries. The establishment of a well-structured chemical database requires substantial expertise on both chemical compounds and information technology.

User base accumulation. For chemical e-commerce platforms, website visits and popularity are critical resources, and sustainable profitability heavily depends on a large user base consisting of high-quality suppliers and customers. It takes significant time and efforts for e-commerce platforms to gain trust from large suppliers and develop a stable supply relationship, the success of which enables the platform to attract more customers. Therefore, first movers in the chemical e-commerce market are able to grow their user base organically as time advances and form a self-reinforcing user growth cycle, thereby establishing a leading market position. Meanwhile, new entrants face significant constraints due to costly user acquisition and relationship building.

Talent barriers. Chemical e-commerce platforms require personnel with inter-disciplinary talent, specializing in both e-commerce management and broader chemical industry. The chemical industry is renowned for its high demand for professionals with specialized, technical knowledge and techniques. Since the chemical e-commerce market is still in an early stage, it faces challenges in identifying and retaining talents with requisite technical skills, particular for new entrants in the industry.

BUSINESS

Our Mission

Our mission is to become the integrated technology-enabled platform to provide comprehensive solutions for global participants along the chemical value chain.

Overview

We are a leading technology-driven platform in China’s chemical industry, connecting participants along the chemical value chain through our integrated solutions. According to the Frost & Sullivan Report, we are the largest chemical e-commerce platform in China in terms of GMV in 2017 and 2018. Built upon our core knowledge engine and supported by our artificial intelligence (AI) engine and software-as-a-service (SaaS) suite, we offer e-commerce solutions, financial solutions, and warehousing and logistics solutions to all participants across the chemical value chain. Our e-commerce solutions are mainly delivered through our online platform, consisting of our two websites, molbase.com and molbase.cn, Moku Data Weixin account, Chemical Community App and other ancillary platforms, or, collectively, our Online Platform.

The following chart summarizes the key participants in our ecosystem and how the interactions among them form a virtuous cycle:

Our knowledge engine. Our business is built upon our proprietary chemicals knowledge engine, which serves as the fundamental infrastructure for our comprehensive services and solutions. We have accumulated a significant amount of chemicals and transaction data to build MOLBASE Encyclopedia, the most comprehensive and innovative knowledge engine for commercially available chemicals in China, according to the Frost & Sullivan Report. As the entry point of our Online Platform, users may search for chemicals based on molecular structures. We subsequently provide search results covering the synthetic routes of the searched chemicals, along with pricing and supplier information.

Our technology services. Leveraging our MOLBASE Encyclopedia knowledge engine and deep understanding on how to transform the traditional chemical value chain, we provide our suppliers and customers with information services empowered by our AI engine, which primarily consist of intelligent matching systems and MOLBASE Intelligent Chemical Industry Maps, as well as a comprehensive SaaS suite.

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AI engine: our proprietary intelligent matching systems recommend relevant and useful information on chemicals to our customers, and effectively match orders among suppliers and customers by identifying chemicals on the synthetic routes and structurally similar chemicals. Built upon the significant amounts of transaction data accumulated on our platform, our MOLBASE Intelligent Chemical Industry Maps provide visualizations of the industry participants for particular chemicals and their relationships, allowing suppliers and customers to locate each other efficiently. Our intelligent matching systems and MOLBASE Intelligent Chemical Industry Maps are popular among users on our Online Platform, enabling us to facilitate a massive number of chemicals transactions and effectively cross-sell our other services and solutions.

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SaaS suite: we have developed a full-fledged SaaS suite enabling suppliers and customers to optimize and digitalize their business operations. Our SaaS suite includes online store maintenance, orders and client relationship management, online payment solutions, instant messages, and promotional and marketing services. The comprehensive range of services provided by our SaaS suite offer a positive transaction experience for our customers and suppliers, enhance our brand name within the chemical industry, and empower the growth of our business. As of September 30, 2019, there are more than 98,000 users of our SaaS suite, and we expect that more customers and suppliers will adopt our SaaS suite in the foreseeable future.

Our e-commerce solutions. We offer our chemical e-commerce solutions through direct sales and marketplace models. Our direct sales model involves acquiring chemicals from suppliers at customers’ requests in most cases and selling them directly to customers, generating revenues from the sale of chemicals. We leverage our accumulated transaction data to optimize inventory management and adopt efficient pricing strategies via our AI engine. In our marketplace model, we connect suppliers and customers and currently charge commissions on only a small portion of transactions in order to attract and encourage users to transact on our platform. We continuously gain insights into the dynamic chemical market by gathering transactional information through this model.

Our financial solutions. We cooperate with banks and other non-bank financial institutions to introduce low-cost financing opportunities for chemical industry participants. We may provide guarantees for selected users requesting financial solutions, based on our review of their historical performance, credit records, and transaction history on our platform.

Our warehousing and logistics solutions. We have developed warehousing and logistics solutions to facilitate smooth and timely order fulfillment on our Online Platform. Our platform enables suppliers and customers to quickly find warehousing and logistics service providers and easily track the location and status of their goods.

We have successfully implemented our business model, and our business has grown substantially since our inception. Our customer and supplier bases continue to grow meaningfully. As of September 30, 2019, we had accumulated 110,948 customers and 35,085 suppliers on our Online Platform and had built a nationwide supplier network covering more than 380 cities in China. The GMV under our direct sales model increased from RMB3.2 billion in 2016 to RMB4.2 billion in 2017, and further increased to RMB9.0 billion in 2018; while the GMV under our marketplace model increased from RMB36.4 billion in 2016 to RMB79.0 billion in 2017, and further increased to RMB160.7 billion in 2018. The GMV under our direct sales model increased from RMB6.1 billion for the nine months ended September 30, 2018 to RMB9.1 billion for the nine months ended September 30, 2019; while the GMV under our marketplace model increased from RMB120.8 billion for the nine months ended September 30, 2018 to RMB176.8 billion for the nine months ended September 30, 2019. Our total net revenues were RMB3.2 billion, RMB4.2 billion and RMB9.1 billion (US$1.3 billion) in 2016, 2017 and 2018, and RMB6.1 billion and RMB9.1 billion (US$1.3 billion) for the nine months ended September 30, 2018 and 2019, respectively. As we were in the process of enhancing our market position, we recognized a net loss of RMB113.9 million, RMB107.8 million and RMB254.6 million (US$35.6 million) in 2016, 2017 and 2018, and RMB88.0 million and RMB133.2 million (US$18.6 million) for the nine months ended September 30, 2018 and 2019, respectively.

Our Value Propositions

As a leading technology-driven platform in China’s chemical e-commerce industry, we offer all participants in the chemical e-commerce industry a seamless, one-stop transaction experience.

Value Proposition to Suppliers	Value Proposition to Customers	Value Proposition to Other Participants in the Ecosystem

•   Enable cost-effective customer acquisition with access to 110,948 customers as of September 30, 2019, one of the largest networks of chemical customers in China;

•   Identify potential customers with strong transaction intent efficiently, and help increase market penetration and conversion rates for suppliers;

•   Diversify marketing and distribution channels to enhance brand awareness; and

•   Improve operational efficiency through our proprietary SaaS suite, including store maintenance systems and other business management systems.

•   Offer the world’s largest knowledge engine for commercial chemicals with approximately 10.3 million chemicals compounds provided by 35,085 suppliers as of September 30, 2019;

•   Provide real-time chemicals pricing and demand information, and dynamic matching to suppliers through big data and AI technology;

•   Increase transparency to simplify purchase decisions, coupled with efficient and seamless transaction experience; and

•   Combine integrated e-commerce solutions, favourable and convenient financial solutions and reliable logistics solutions.

•   Connect financing service providers with potential financing demands, enabled by our proprietary risk management system and data analytics capabilities;

•   Match chemicals logistics demand and supply, and equip chemical logistics participants with digitalized dispatching and tracking systems; and

•   Transform the conventional way of transacting in the chemical business with our chemical-focused SaaS suite.

Our Competitive Strengths

We believe the following strengths have contributed to our success:

Largest Technology-enabled Platform in China’s Fast-growing Chemical E-commerce Industry

We operate the largest technology-enabled platform in China’s fast-growing chemical e-commerce industry, connecting participants along the chemical value chain through our integrated solutions. We are the market leader in terms of the following metrics, all of which testify to the success of our business model.

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transaction value: our platform recorded chemical transactions in the aggregate value of RMB83.2 billion in 2017 and RMB169.7 billion in 2018, making us the largest chemical e-commerce platform in China in terms of GMV in 2017 and 2018, according to the Frost & Sullivan Report;

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number of registered suppliers and customers: we had 35,085 suppliers and 110,948 customers on our platform as of September 30, 2019, enabling us to offer one of the largest chemical industry participant networks, according to the Frost & Sullivan Report;

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value-added services enabled by technology: we are the pioneer in digitalizing a traditional industry through a comprehensive knowledge engine, efficient AI engine, and a comprehensive SaaS suite, according to the Frost & Sullivan Report.

With our industry-leading scale, our business model has led to strong network effects across our platform, which improves efficiency and transparency for all of the participants on our platform. We continue to facilitate more transactions with limited inventory risk, and effectively address a highly fragmented and fast-growing chemical market.

Strong network effect. Through our data-driven and integrated chemical e-commerce platform, we eliminate unnecessary and redundant intermediaries between customers and suppliers, and establish a highly efficient network for chemical industry participants. We also address the information asymmetry issues that exist within the chemical industry through our powerful chemical knowledge engine and real-time intelligent matching systems powered by our AI engine, creating more business opportunities for suppliers and customers. Our business model not only improves the efficiency of conducting chemical transactions, but also optimizes the traditional chemical transaction value chain. This in turn reforms the way that chemical industry participants conduct and operate their businesses.

Great opportunities in a fragmented and fast-growing market. China is one of the leading markets within the global chemical industry with a market size of US$2,304.3 billion in 2018. The Chinese chemical market is highly fragmented on both the supply and demand sides, according to the Frost & Sullivan Report. In addition, China’s chemical e-commerce industry is expected to grow at a CAGR of 28.9% from 2018 to 2023. Leveraging our established technology-enabled platform, comprehensive services and solutions, massive supplier and customer networks and valuable market insights, we are well positioned to further penetrate the market and expand along the chemical industry value chain. For example, we have launched flagship stores for notable chemical companies and have expanded our capability set to provide chemical logistics services in China.

Efficient Supplier and Customer Acquisition Driven by the China’s Most Comprehensive Chemical Knowledge Engine

Since our inception, we have accumulated a substantial amount of multidimensional data on chemicals and chemical transactions, which provide us with an in-depth understanding of the chemical market and chemical e-commerce industry. As a result, we have built MOLBASE Encyclopedia, which is the most comprehensive and innovative knowledge engine of commercially available chemicals in China, according to the Frost & Sullivan Report.

As of September 30, 2019, there were approximately 10.3 million chemical compounds, millions of synthetic routes and reference documents, over 2.6 million pieces of the latest Material Safety Data Sheet / Safety Data Sheet data, and data of upstream and downstream products corresponding to approximately 5.4 million compounds and 320,000 toxic substances in our Encyclopedia. In addition, we updated more than 1.5 million pieces of information related to compound chemicals in the nine months ended September 30, 2019.

MOLBASE Encyclopedia serves as a fundamental knowledge engine to attract user traffic and drive our value-added services. Users may search for chemicals based on molecular structures, and through our clustering algorithms, we provide search results of chemicals covering the synthetic routes with pricing and supplier information. By bridging technical chemicals information to industrial pricing and supply insights, our MOLBASE Encyclopedia becomes an effective entry point for chemical industry participants and naturally converts users of MOLBASE Encyclopedia into transacting participants on our platform.

Industry-leading AI Engine and SaaS Suite Driving Platform Loyalty

Our innovative big data and AI technologies drive and power the smooth operation and performance of our Online Platform and e-commerce business. Based on MOLBASE Encyclopedia, we have built our AI engine to continuously ingest and draw insights from massive amounts of fragmented data along the chemical value chain, enabling us to efficiently match market demand with supply.

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Intelligent matching system. Our intelligent matching system generates efficient and accurate matchings between customers and suppliers and serves as the driver of our chemical e-commerce business and value-added services. Available on our websites as well as on Moku Data, the intelligent matching system efficiently matches customer demand with the chemicals offered by suppliers. It also uses our proprietary technology and data analytics capabilities to recommend relevant chemicals to our customers based on real-time pricing information and identification of chemicals on the synthetic routes and structurally similar chemicals.

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Intelligent industry maps. We launched MOLBASE Intelligent Chemical Industry Maps on our websites and our mobile platform in January 2019. Each MOLBASE Intelligent Chemical Industry Map presents a complete, structured and searchable picture of supplier networks for particular chemicals, and allows customers and suppliers to locate one another in an efficient manner. As of September 30, 2019, MOLBASE Intelligent Chemical Industry Maps covered over 6,100 chemicals involving over 600 sub-industries, and over 54,000 suppliers in over 2,900 cities in China.

In addition to our AI engine, we have developed our proprietary SaaS suite for our Online Platform users, providing access to a variety of functions, including online store maintenance, orders and client relationship management, accounting tools, instant messenger, and ads and marketing services. In addition to ordinary business services, our SaaS suite leverages data analytics to provide further guidance and suggestions regarding traffic flow management, database optimization and business intelligence services.

With our SaaS suite, small-to-medium sized chemical industry participants gain access to advanced business management systems and experience significant improvements in their operational efficiency. Large companies benefit from our SaaS suite through our integration services that seamlessly connect their existing business management systems with our SaaS suite, optimizing the performance of both systems. Large companies can also automatically synchronize their inventories, purchasing orders, pricing and other chemical-related information directly to our Online Platform, greatly reducing the operational costs of transacting on our platform. As of September 30, 2019, over 98,000 users on our Online Platform used our SaaS suite, and we expect that more suppliers will adopt our SaaS suite in the foreseeable future.

We believe that our AI engine and SaaS suite together help attract new users and drive user loyalty on our platform. By analyzing collected transaction data and providing efficient intelligent matching services and industrial insights, we continuously attract new suppliers and customers onto our platform while increasing the trust and loyalty of existing participants by enhancing their transaction experience. Our SaaS suite further increases user engagement by optimizing the business operations of those suppliers and customers. The increasing traffic in turn allows us to capture more data and better understand market dynamics, resulting in more accurate and powerful AI engine and more useful and efficient SaaS suite.

Unique Ecosystem with China’s Largest Network of Chemical Suppliers and Customers Strengthening Monetization Potential

Growing from 31,171 suppliers and 65,983 customers on our platform as of December 31, 2017 to 33,752 suppliers and 94,373 customers as of December 31, 2018, and further growing to 35,085 suppliers and 110,948 customers as of September 30, 2019, we have established one of the largest supplier and customer networks in the chemical industry, according to the Frost & Sullivan Report. Leveraging our tremendous supplier and customer bases along with our advanced research and development capabilities, we seamlessly integrate all market participants across the chemical industry value chain, allowing us to build a prosperous, active, and thriving ecosystem.

As a one-stop integrated platform delivering high quality chemicals and superior transaction experience, we provide comprehensive solutions in addition to e-commerce solutions that meet the customers’ specific and complex needs for financing, warehousing, and logistics, each offering monetization potential for our platform.

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Financial solutions: we are the leader and pioneer in the chemical e-commerce industry to introduce financial solutions, according to the Frost and Sullivan Report. By introducing low interest rate financing products, we actively help small-to-medium sized companies obtain capital, lower the risk for banks and other financial institutions, and successfully drive business volume on our platform.

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Warehousing solutions: as warehousing resources for chemicals are limited in the market, we address this shortage by introducing warehousing service providers into our ecosystem in order to provide chemicals storage solutions. We match customers’ and suppliers’ orders with licensed and qualified warehousing service providers within the vicinity to increase operational efficiency and directly address warehousing pain points for both customers and suppliers.

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Logistics solutions: we launched Chemicals Transportation Community Project to engage and bring logistics service providers into our ecosystem by matching parties who require chemical logistics services with service providers. As of September 30, 2019, we had more than 310 logistics service providers registered with our Chemicals Transportation Project, which facilitated over 10,000 chemical transportation orders in 2018 and 9,800 chemical transportation orders in the nine months ended September 30, 2019. We expect that logistics service providers may manage their capacity more efficiently, hence attracting more logistics service providers into our community and increasing the number of orders facilitated with our logistics solutions.

These comprehensive solutions enrich our service offerings and provide a unique and smooth one-stop experience to both the suppliers and customers on our platform. We have streamlined the chemicals transaction process to deliver a seamless experience to our customers across early-stage searching, browsing, rounds of negotiations with various intermediaries, finding capital resources and securing logistics and storage options. Suppliers and third-party service providers benefit from our knowledge and AI engines, and our extensive customer base. Suppliers can also improve operational efficiency, make informed production planning decisions, optimize their pricing strategy, improve inventory turnover, conduct precise marketing activities, and effectively manage their orders and track their goods. With the increase of our customer and supplier bases benefiting from our comprehensive solutions, we are well positioned to monetize each of these solutions to their full potential.

Professional and Visionary Management Team with Proven Track Record

A professional and visionary management team that possesses both chemical industry expertise and experience in the internet industry has led to our company’s success. In particular, our core management team consists of five members, led by our co-founder and chief executive officer, Dr. Dongliang Chang and Dr. Zheng Wang. Dr. Chang received his doctorate degree in biotechnology from Swiss Federal Institute of Technology and has more than 15 years of experience in the chemical and pharmaceutical industries. Dr. Zheng Wang has more than 20 years of chemical industry experience. Our management team is further supported by a team of more than eight management members with an average of more than 15 years of relevant industry experience in information technology, e-commerce, logistics, big data analytics and artificial intelligence technologies.

Under the leadership of our senior management team, we have developed strong execution capabilities that have enabled us to capture to the leading market position in our industry and achieve the current scale of our operations. We have also developed a cohesive set of corporate values that inspire and encourage innovation, which we believe is the foundation to creating a disruptive and innovative business model in the chemical e-commerce industry, as well as serving as the driving force to attract, retain, and motivate our team to continue along our journey of rapid growth. Additionally, our management team’s clear sense of mission, long-term focus and commitment to the corporate values that define our corporate culture have been instrumental to our success.

Our Strategies

Going forward, we strive to further strengthen our market leadership in China’s chemical e-commerce industry by enhancing our fundamental infrastructure and technology services, increasing our market penetration rate and user conversion rate, and strengthening our network effects.

We plan to achieve our mission through the following key strategies:

Continue to Invest in Our Knowledge Engine to Support Our Business

The knowledge engine is the core that drives our technology services and our solutions. To further grow and scale our chemical knowledge engine, we will continue to accumulate useful industry data related to chemicals, supplies, purchases and users from our Online Platform, offline data collection points, and third-party service providers. We continuously strive to enhance our data storage and integration capacity, boost our data processing efficiency, and optimize our data analytics algorithms. We continue to develop and incorporate additional functionality into our platform as well as develop new products associated with our knowledge engine, through which suppliers and customers may gain useful insights into the chemical market, leading them to initiate transactions on our platform. We plan to monetize our chemical knowledge engine and offer related value-added services, such as credit and risk management services to financing providers.

Strengthen Our AI Engine Capabilities and Enrich Our SaaS Suite

We plan to continue optimizing our AI engine and SaaS suite to attract more users to our Online Platform and increase our retention rate by offering a superior transaction experience. We plan to strengthen and optimize our intelligent matching systems, so that we can drive more transactions onto our Online Platform and improve business efficiency for all participants in our ecosystem. We will also continue to develop and integrate additional functions into our SaaS suite to adapt to rapidly increasing market demand and, as a result, attract new users and increase our market share in the chemical e-commerce market.

As we continue to enhance our AI engine capabilities and integrate a range of functions into our SaaS suite, we plan to generate incremental revenues from the provision of technology services. We offer a paid membership plan for advertising services, business intelligent services and store maintenance for our enterprise users. With free-trial periods, we plan to enhance the use rates of our AI engine and SaaS suite and further explore monetization opportunities.

Further Develop and Expand Our Solutions on our Online Platform

We strive to further develop and expand our Online Platform solutions, including e-commerce solutions, financial solutions, and warehousing and logistics solutions, in order to provide a superior transaction experience for all participants in our ecosystem.

For our e-commerce solutions, we aim to implement our flagship store initiatives and strengthen our cooperation with large chemical manufacturers and suppliers by offering more streamlined integration services, which we believe will attract and motivate more small-to-medium sized companies to sell their chemicals on our Online Platform.

For our financial solutions, we plan to diversify our base of financing providers to effectively drive lower financing costs and encourage customers and suppliers to use our financial services. Utilizing our advanced big data technology and risk management systems, we plan to offer more customized financing products and credit solutions to accommodate evolving user demands.

For our warehousing and logistics solutions, we will continue to grow our logistics offerings which are supported by our intelligent matching systems, especially in regions with high demand, in order to significantly expand and build our fulfillment network.

Explore Strategic Business Opportunities

Leveraging our operating expertise in China, we plan to further expand into international markets to strengthen our global competitive position and brand recognition, as well as unlock new business growth opportunities. Specifically, we aim to enter and provide our services in emerging markets with strong chemical import demand, and developed markets with strong export and import demand.

Additionally, we plan to strategically pursue alliances and investment opportunities that are complementary to our existing business and operations. In particular, we seek opportunities that can help us expand our supplier and customer bases and brand coverage in international markets, diversify our product and service offerings, and improve our solutions for warehousing and logistics. We also plan to strategically offer more solutions and pursue investment and acquisition opportunities to help us better integrate the chemical value chain.

Business Model

We primarily generated revenue from the sale of chemicals under our direct sales model, provision of chemicals transaction matching services under our marketplace model, and provision of online membership services for the three years ended December 31, 2018 and the nine months ended September 30, 2019. In the third quarter of 2019, we started to enter into financial solutions service agreements with our users and separately record financial service revenue, which currently represented immaterial portion of our total net revenues.

Under our direct sales model, we acquire chemicals from suppliers after customers place an order in most cases, and then sell the chemicals directly to customers primarily through our Online Platform. We also handle the delivery of such chemicals. We generate revenue primarily from the sales price of relevant chemicals sold through our Online Platform. We estimate sales revenue and other variable factors based on transaction data that we have accumulated from our past operations.

Under our marketplace model, we provide an integrated supplier-customer matching system in a cost-effective manner whereby third-party suppliers offer chemicals directly to customers on our Online Platform through our facilitation. We do not take ownership or title of the products sold under marketplace model, nor do we bear any inventory risk. Our marketplace model is designed for chemicals that are typically sold and purchased in relatively smaller scales. Currently, we primarily generate revenue by charging commission fees upon the completion of our matching services. We have experienced exponential GMV growth supported by our marketplace model throughout the years. We believe there are several additional monetization opportunities available to us, including the ability to embed additional revenue generation points throughout the transaction process under our marketplace model via, among others, quotations services before an order is placed, facilitation, payment and financing services during the order placement process, as well as warehousing and logistics services after an order is placed.

We have developed several other solutions and services for our platform’s business participants, including financing solutions, logistics and warehousing solutions and business intelligence service. Such solutions and services allow the business participants to improve their operational efficiency and digitalize traditional offline operations. Currently, we selectively charge service fees in relation to the services business participants subscribe for. Other monetization opportunities we are currently exploring include data intelligence sharing services and packaged SaaS operations optimization. We have launched several internal initiatives that provide us with a roadmap for executing on our monetization strategy.

Knowledge Engine and Business Intelligence

Leveraging the massive knowledge and data we possess on chemicals and transactions, we have developed our proprietary MOLBASE Encyclopedia knowledge engine and provide our users with such business intelligence and capabilities. Supported and maintained by our research and development team, MOLBASE

Encyclopedia is offered on our Online Platform and ranked as the most comprehensive knowledge engine comprised of commercially available chemicals in China according to the Frost & Sullivan Report. As of September 30, 2019, there were approximately 10.3 million chemical compounds, millions of synthetic routes and reference documents, over 2.6 million pieces of the latest Material Safety Data Sheet / Safety Data Sheet data, upstream and downstream products corresponding to approximately 5.4 million compounds, and 320,000 toxic substances in our MOLBASE Encyclopedia. In addition, we updated more than 1.5 million pieces of information of compound chemicals in the nine months ended September 30, 2019.

Our knowledge engine is the entry point for our Online Platform, and also serves as a fundamental data infrastructure and driving force in connecting, attracting, and retaining various participants of the chemical industry within our ecosystem. Our proprietary knowledge engine gives us an edge compared with other chemical e-commerce platforms in the ability to provide users with business intelligence, supply chain capabilities, and a convenient one-stop experience through our Online Platform.

Enabled by our knowledge engine, we provide chemical business intelligence to our users through our MOLBASE Industry Trend Reports and the Mol’s Vision industry journal. Through our business intelligence services, participants in the chemical industry gain deeper insights into chemicals transactions and are able to make informed business decisions. With the help of MOLBASE Encyclopedia, we compile, aggregate and analyze our detailed real-time sales data to discover purchase patterns and predict future user behaviors and customer demands. With our broad customer base and vast number of transactions conducted via our Online Platform, we are able to extract valuable raw data, conduct analysis, and publish results in Industry Trend Reports and Mol’s Vision.

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Industry Trend Reports. Hosted on our Online Platform, our reports cover analysis on chemicals and various business subsectors in the chemical field targeting all participants in the chemical industry. As of September 30, 2019, Industry Trend Reports cover more than 600 products and 18 business subsectors, and we updated more than 3,000 pieces of pricing information on a daily basis in the nine months ended September 30, 2019. In addition, we present industry-related news weekly and monthly, and provide predictions of products’ price changes.

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Mol’s Vision. This is our professional journal on chemistry, chemical engineering, and biological chemistry that is viewable on both PCs and smart phones, targeting all participants in the chemical industry. As of September 30, 2019, we had complied 41 journals containing more than 600 articles covering more than 300 analysis reports on chemicals and benchmarking companies in the chemical industry. The total amount of page views of Mol’s Vision was approximately 16.0 million as of September 30, 2019.

AI Engine and SaaS Suite

AI Engine

Leveraging our MOLBASE Encyclopedia knowledge engine, we have developed our AI engine which collects and connects massive amounts of fragmented data along the chemical value chain and automatically matches demand and supply. This in turn enables us to deliver our intelligent matching system and MOLBASE Intelligent Chemical Industry Maps, as well as our comprehensive SaaS suite.

Our intelligent matching system facilitates efficient and accurate matchings between potential customers and suppliers and directs the associated demand and supply among the chemicals e-commerce value chain and related ancillary services. Out intelligent matching system is integrated into our websites and Moku Data. Synergizing with our knowledge engine and utilizing our data analytics technology, our intelligent matching system is able to identify and recommend alternative chemicals derivatives for our customers by identifying and analyzing synthetic routes and structurally similar chemicals to provide the most suitable and optimized chemicals selection.

We launched MOLBASE Intelligent Chemical Industry Maps on both our website and mobile end in January 2019. Each MOLBASE Intelligent Chemical Industry Map presents a complete, structured and searchable visual of chemical-specific supplier network and allows customers and suppliers to locate each other in an efficient manner. As of September 30, 2019, MOLBASE Intelligent Chemical Industry Maps covered over 6,100 chemicals involving over 600 sub-industries, and over 54,000 suppliers in over 2,900 cities in China.

SaaS Suite

In addition to our AI engine, we have developed our proprietary SaaS suite for our Online Platform users with access to various functions, including online store maintenance, orders and client relationship management, accounting tools, instant messenger, advertising and marketing services and logistics and warehousing facilitation. We design and offer multiple SaaS suite packages on a subscription basis for companies of different sizes and we charge membership fees accordingly. The vast majority of our SaaS suite users are small-to-medium sized chemicals companies. Our comprehensive SaaS suite enables such companies to digitalize their traditional business operations, diversify their distribution channels, conduct transactions on our Online Platform and expand their business reach in a cost-effective manner. As of September 30, 2019, we accumulated more than 98,000 users of our SaaS suite, and we expect that more suppliers will adopt our SaaS services in the foreseeable future.

We also select and partner with reputable and large-scale brands in the chemical industry to enable them to open their flagship stores on our Online Platform. Through flagship stores, we combine our advantages in managing online stores and in advertising and applying data technologies to business development, with brand awareness to further expand our user base and our brand recognition. For all flagship stores, customers place orders on our Online Platform, and suppliers deliver chemicals directly to customers. We do not take inventory, nor do we bear any inventory risk. We charge a one-time management fee plus commission for each order completed through flagship stores. As of the date of this prospectus, AkzoNobel, Dutch State Mines (DSM), Lanxess, Nippon Point, Qingdao Siwei and Jotun Coatings had opened flagship stores on our Online Platform.

Moreover, we are continuously exploring partnership opportunities with large chemicals companies. We have successfully managed to connect the internal databases and inventory management systems of several large chemicals companies with our platform through our SaaS suite, so that their internal demand and supply records can be simultaneously synchronized to our Online Platform. These types of seamless connections enable these large chemicals companies to access the chemical market immediately and in real-time, while also improving their operating efficiency. These dynamics have allowed us to deepen the level of loyalty of these large chemicals companies to our company.

Our Online Platform and E-commerce Solutions

Our Online Platform empowers us to conduct our core e-commerce business, primarily proving our e-commerce solutions. Benefiting from our expanding product set, service offerings, and our proprietary technologies, we continue to grow the number of transactions that take place on our Online Platform. In particular, we had transaction orders of 89,712, 110,499 and 166,136 in 2016, 2017 and 2018, and transaction orders of 117,777 and 119,651 for the nine months ended September 30, 2018 and 2019, respectively. We had average monthly transacting users of 5,582, 6,893 and 11,095 in 2016, 2017 and 2018, respectively, and average monthly transacting users of 11,061 and 10,911 for the nine months ended September 30, 2018 and 2019, respectively. As of September 30, 2019, we had more than 210,000 cumulative registered users of our Online Platform. Our Online Platform primarily consists of the following components:

Our Websites

We offer our chemical e-commerce solutions through two websites, molbase.cn that targets domestic customers, and molbase.com that focuses on international customers. Our websites offer a broad selection of chemicals and easy navigation, containing the following information and features:

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Finding products: Customers can easily get access to the products they intend to purchase by simply clicking on the “Finding Products” button on the home page and entering either the CAS number or the name of a compound as keywords. The suppliers of such products appear in a list, with associated information on the location of the supplier, product purity, quantity, specification, delivery period, and price. After locating certain products, customers can opt to obtain quotations from particular suppliers, or to purchase such products directly in MOLBASE Online Mall, if available.

•	Placing orders: For products available on MOLBASE Online Mall, customers can submit their orders directly on molbase.cn.

•	Payment: Our customers can pay via the following methods: Weixin Payment, Alipay, Paypal, credit cards, banks’ online payment, and Mo Yi Fu.

•	Delivery: Our customers can select logistics services when they place and check out orders on MOLBASE Online Mall under the direct sales model or by using our Chemical Community App.

•	Data services: Users of molbase.cn can search in the MOLBASE Encyclopaedia section, and view Industry Trend Reports and Mol’s Vision from links on our home page.

•	Customer service: At any time during business hours, our customers may contact customer service by means of online chat and telephone for assistance with all aspects of the transaction.

Direct Sales

Our direct sales model has been expanding significantly, evidenced by the rapid increase in the numbers of customers, transacting customers, suppliers and GMV under the direct sales model. We have accumulated 11,119 customers and 6,168 suppliers under our direct sales model as of September 30, 2019. Transacting customers under our direct sales model increased from 2,666 in 2016 to 3,436 in 2017, and further increased to 4,032 in 2018. Transacting customers under our direct sales model were 3,279 and 3,244 for the nine months ended September 30, 2018 and 2019, respectively. The GMV from our direct sales model increased by 31.1% from RMB3.2 billion in 2016 to RMB4.2 billion in 2017, and further increased by 115.4% to RMB9.0 billion in 2018. The GMV from our direct sales model increased by 50.3% from RMB6.1 billion for the nine months ended September 30, 2018 to RMB9.1 billion for the nine months ended September 30, 2019.

Direct Sales via MOLBASE Online Mall

We post and sell a large variety of chemicals in our MOLBASE Online Mall directly to our customers, including, among others, biochemical and pharmaceutical chemicals, agrochemicals, dyes and pigments, household chemicals, commodity chemicals, natural products and extracts, and paints and coatings.

We provide easy access to MOLBASE Online Mall from both PCs and mobile devices. In MOLBASE Online Mall, customers can easily search for chemicals using chemicals names, CAS numbers, molecular formulas or molecular structures of chemicals, and efficiently find products with price, specification and logistics information. Once customers find chemicals they intend to purchase, they can place orders directly in MOLBASE Online Mall, choose among various payment and logistics methods, and provide their shipping address and invoice information. The image below captures the front page of MOLBASE Online Mall:

For a substantial majority of transactions on MOLBASE Online Mall, we generally purchase chemicals from the suppliers after we receive and confirm orders from customers. Under this model, the requested chemicals are transported directly from the suppliers’ warehouses to customer-specified locations. The whole transaction process only takes a few hours or a few days at most.

For the rest of transactions that take place on MOLBASE Online Mall, we purchase chemicals from the suppliers, hold the inventory in our warehouses, and hire third-party logistics service providers to deliver the chemicals to customers from our warehouses once the customers place their orders. We accommodate for such transactions primarily for repeat customers with relatively stable and predictable demand of large quantity orders based on our transaction data which is accumulated over time, and includes but is not limited to, the types and quantities of chemicals purchased routinely. Taking advantage of the rich transaction data collected from our chemical e-commerce platform and applying our big data analytics technology, we manage to optimize our inventory management and pricing strategy both efficiently and effectively.

Direct Sales via Intelligent Matching

Complementary to MOLBASE Online Mall, we also sell chemicals directly to customers through our intelligent matching system on molbase.cn. Empowered by AI technology, we have developed an intelligent matching system accessible on molbase.cn that through which we can connect suppliers and customers. After we receive the customers’ posts of their purchase needs, we look for the most suitable supplier in our supplier base via our intelligent matching system. When a customer places an order, we immediately purchase chemicals from the most suitable supplier, and then arrange delivery from the supplier to the customer.

Direct sales via intelligent matching systems are typically for transactions involving basic chemicals with frequent pricing changes. For direct sales conducted via our intelligent matching systems, we generally do not hold inventory for each particular order. Therefore, the inventory risk in this model is relatively low.

Marketplace on molbase.cn

Suppliers can establish online stores to directly post and sell chemicals through the marketplace on molbase.cn, after passing our requisite certifications review process. Suppliers can easily upload their chemicals catalogues to the website and showcase product information, including chemicals name, CAS number, purity, catalog number, region, stock, and package information. Suppliers can also set geographical restrictions, limit purchases to registered website customers, or put restraints on product specifications for certain customers. Customers can search for chemicals through the “Finding Products” link on molbase.cn, and the website will present a list of suppliers that sell such chemicals. Customers can then contact suppliers directly for specific quotations and place orders.

For the years ended December 31, 2018 and the nine months ended September 30, 2019, we collected commission from a portion of suppliers and customers for transactions completed through our marketplace on molbase.cn. As we expand our user base and enhance our relationships with our existing suppliers and customers, we believe we will generate more revenue from commission fees. The image below is the interface of our marketplace on molbase.cn:

Our Mobile Platforms

Following the increase of smartphone users and peoples’ growing habit of acquiring information and conducting transactions on mobile devices, we developed Moku Data, Chemical Community App, MOLBASE Weixin subscription account, and our Weixin mini program as part of our mobile platform offerings. These mobile platforms, especially the Chemical Community App and Moku Data, have become an increasing area of focus for our Online Platform, as well as a key component of our ecosystem. There were 49,730 orders in 2018 completed through our mobile platforms.

Marketplace on Moku Data

We launched Moku Data in January 2018. Moku Data is the mobile platform embedded in Weixin where customers and suppliers are linked together through our intelligent matching system. On Moku Data, we present daily-updated chemicals pricing information and provide a marketplace for our suppliers and customers to complete chemicals transactions using our intelligent matching system. Based on the price ranges, suppliers post their supply availability of particular chemicals with the chemicals name, asking price, quantity, and brand information. At the same time, customers post their purchase requests with name of chemicals being sought, asking price, quantity, and brand preferences. Through monitoring posts from suppliers and customers, the system runs an algorithm and automatically generates recommendations for proper “matches” between suppliers and customers based on the chemicals of interest, intended purchase price, and geographical regions. The matched supplier and customer are further invited by our customer service personnel to form a Weixin chat group, and allows the two parties to directly negotiate the details of the transaction.

As we continue to cultivate our Moku Data user base to increase our brand recognition and attract more customers and suppliers onto our Online Platform, we initially did not charge any fees to users of Moku Data.

Instead, we selectively charged certain commissions for orders completed through Moku Data. However, as the sales quantities have increased and users become more adhesive to our Online Platform, we may charge suppliers a service fee for using our intelligent matching service, and furthermore, a portion of payment as commission for each order completed through our intelligent matching services on Moku Data in the near future. The image below is the interface of our marketplace on Moku Data:

We have experienced meaningful growth under our marketplace model, evidenced by the rapid increase in the number of customers, suppliers and GMV under the marketplace model. We have accumulated 105,581 customers and 32,675 suppliers under our marketplace model as of September 30, 2019. The GMV from our marketplace model increased by 117.0% from RMB36.4 billion in 2016 to RMB79.0 billion in 2017, and further increased by 103.4% to RMB 160.7 billion in 2018. The GMV from our marketplace model increased by 46.4% from RMB120.8 billion for the nine months ended September 30, 2018 to RMB176.8 billion for the nine months ended September 30, 2019.

Chemical Community App

We launched our Chemical Community App in November 2017. Chemical Community App seamlessly combines chemicals transaction, information posting, and social functionality. The design of our Chemical Community App is based on our underlying knowledge engine, user generated content, behaviorial data, and the multi-dimensional relationship between suppliers and customers. The Chemical Community App also serves as a hub for upstream and downstream information flows within the chemical industry value chain. As of September 30, 2019, we accumulated more than 35,000 registered users on our Chemical Community App.

Users of our Chemical Community App are required to use their real name, employer’s name, job title, and specific sector within the chemical industry to register themselves on the app. Upon registration, users receive recommendations for professional networks that are automatically generated based on their locations and business sectors they work in. Users can easily expand their current networks and discover new business opportunities using this feature. Furthermore, in the “Activities” tab, users can post their recent professional updates, purchase requests, delivery requests, and chemicals supply information with supporting text and graphics, and view other users’ posts as well. More importantly, Chemical Community App offers all of the functionality related to online chemical e-commerce, similar to molbase.cn. MOLBASE Encyclopedia and Mol’s

Vision are available in the “Discovery” tab of the app. With these collective functions, the Chemical Community App has significantly increased and enhanced the interactions among various participants in our ecosystem.

The below pictures show the basic features of our Chemical Community App:

In addition to the aforementioned features, Chemical Community App supports our internal operations and ground marketing activities exclusively accessible by our employees. These internal features cover client management, chemicals price search, company search, chemicals supply and demand management, logistics tracking, and payment records management. Moreover, in the financial solutions section of the internal features, authorized employees can browse information related to customers’ and suppliers’ financial solutions information, such as the approval status, credit assessment, interest rate, contact person, and loan term. Through these features, Chemical Community App helps our employees provide high-quality service to customers and suppliers using our Online Platform.

Chemical Business Secretary

We launched our Chemical Business Secretary mini program based on the Weixin infrastructure in 2018. Our Chemical Business Secretary mini program offers comprehensive chemicals transaction functionality. Users of our Chemical Business Secretary mini program can search for product information, post purchase requests, and place orders directly on the Chemical Business Secretary mini program. We initiated the new membership version in June 2019 and started to charge our mini program users membership fees. As of September 30, 2019,

120 chemicals companies have paid for our Chemical Business Secretary mini program. The below pictures show the basic features of our Chemical Business Secretary mini program:

Financial Solutions

We started providing our financial solutions in 2014 and were the leader and pioneer to offer financial solutions within the chemical e-commerce industry. A majority of our customers and suppliers are small-to-medium sized companies who have difficulties securing financing at a reasonable cost due to the lack of collateral or inability to pass the credit assessments of financial institutions. We directly negotiate with financing providers, including banks and non-bank financial institutions, on financing options for our customers and suppliers at favorable terms. Consequently, our customers and suppliers are able to efficiently access financial solutions with better-than-market terms. In providing these financial solutions, we serve as the information intermediary between customers or suppliers and financing providers. As of September 30, 2019, more than 2,200 of our customers used our financial solutions. We recently started to separately charge for our financial solutions.

We are parties to multiple agreements with banks or non-bank financial institutions that provide financing support to our customers and suppliers. Pursuant to those agreements, we recommend qualified customers who meet the standards determined by those financing providers and are in need of financial support. The financing providers run their independent credit assessment process and have the sole discretion on whether to approve the financing requests from those qualified customers. The financing providers may set an upper limit for aggregate facility amount and amount for each draw-down, and such loan shall only be used for transactions on our Online Platform. We provide guarantees for the loans and a predetermined deposit is deposited by us per the request of the financing providers. From late July 2019, we started to request our new customers to provide deposit to us to cover our guarantee obligation. The financing providers have the right to terminate the agreements with us in the event that certain credit risk metrics and/or operating metrics reach predetermined thresholds. For example, we cooperated with several non-bank financial institutions to launch Ding Yi Tong ( ), where the financing providers provide short-term loans to suppliers and customers at an annual financing cost ranging from 4.35% to 11.00%, as compared with the average annual interest rate on the market in China of 12.1% to 21.0%.

Upon receiving online financing requests from our customers or suppliers, our customer service personnel would contact such customers or suppliers who made the requests, introduce our products that are available to them, and help them choose the most suitable products. For certain financing products, we provide our customers or suppliers with guarantees that we will pay a specified amount of the loans if they become overdue to our customers’ or suppliers’ financing providers.

As part of our financial solutions, we cooperate with banks to develop our proprietary online payment platform. When placing orders, customers can choose from various payment methods, including an online direct payment channel that banks specifically customize for us. For example, we launched Mo Yi Fu ( ), a multifunctional payment platform, in collaboration with Ping’an Bank, for our customers. To ensure payment security of Mo Yi Fu, we use an advanced and secure infrastructure, encrypt all communications between financial institutions and our platform, and require signature verification at all ports. In addition, we compile logs for all user actions and transaction data for backtracking purposes.

To maintain adequate credit risk management oversight, we have developed a rigorous credit assessment model and a robust risk-management system which plays a critical role in our ability to deliver financial solutions. For those customers or suppliers who apply for financing, we require proof of their ongoing business, such as business certificates and licenses, and we conduct online investigations regarding their credit records. In addition, we prioritize customers and suppliers who already have transaction history records on our Online Platform and hold clean transaction records when assessing their credit records. Moreover, we pay close attention to the repayment schedule of customers and suppliers, and arrange for our employees to remind them several days before each repayment date. As a result of these efforts above, as of September 30, 2019, substantially all of our customers and suppliers fulfilled their obligations under relevant agreements, and the number of customers and suppliers who breached their obligations has been decreasing due to our rigorous risk management system. The default rates of the financing products we offered on our Online Platform based on financing amounts facilitated were 0.47%, 0.14% and 0.12% in 2016, 2017 and 2018, and 0.12% and nil for the nine months ended September 30, 2018 and 2019, respectively.

Warehousing and Logistics Solutions

In line with our continuing efforts to enhance the user transaction experience on our Online Platform, we provide facilitation services and easy access to integrated warehousing and logistics solutions to our customers that purchase chemicals under both our direct sales model and marketplace model.

For warehousing solutions, as of September 30, 2019, we had 12 leased warehouses in 10 cities across China, including Shanghai, Tianjin, Guangzhou, Chengdu, Qingdao, Zibo, Zhenjiang, Changzhou, Xiamen and Zhengzhou, to hold inventory under the direct sales model. In order to further improve our ability to serve customers across China, we plan to cooperate with companies who hold requisite licenses for chemicals storage and have their own warehouses through equity investment. Furthermore, as warehousing resources for chemicals are limited on the market, we expect to address this shortage by introducing more warehousing service providers into our ecosystem to provide chemicals storage for our customers. Thus, we launched our Chemicals Cloud Warehousing Project that operates on our Online Platform and is dedicated to providing warehousing services. We match customers’ and suppliers’ orders with licensed and qualified warehousing service providers in their vicinity and have available warehouse capacity to hold the chemicals. By introducing more and more warehousing service providers across China into our ecosystem, we strive to eliminate the limitation to warehouse capacity and expand our ability to operate warehouses throughout China. We continue to explore the monetization potential of our warehousing solutions.

For our logistics solutions, we arrange third-party logistics service providers to deliver products sold on MOLBASE Online Mall under our direct sales model. We select logistics service providers based on a set of stringent criteria, including qualifications, cost, reputation, equipment, processing capability and location. As of September 30, 2019, we had cumulatively collaborated with 537 logistics services providers. We have entered into long-term framework agreements with logistics services providers that we have carefully selected to serve our customers. Although the durations of our agreements vary, our agreements with logistics service providers typically include the material terms of price, freight risk, payments, and insurance. After purchasing chemicals from the MOLBASE Online Mall, customers can make a request to us for logistics solutions, after which we would engage a third-party logistics service provider to fulfill product delivery. From the customers’ perspective, they only need to place a request for logistics solutions during check-out and will be provided with a proposed scope of work and price quotes based on our available resources.

To engage more logistics service providers in our ecosystem and match parties who need logistics solutions with the logistics service providers, we launched our Chemicals Transportation Community Project in November 2017. This project relies on Chemicals Transporters website and Chemicals Transporters App, both of which were developed by us. Chemicals Transporters website provides an open platform to match suppliers with third-party logistics service providers, including those who do not necessarily operate under existing logistics service agreements with us. When a supplier needs logistics service, it posts a delivery request either on the Chemicals Transporters website or the Chemicals Transporters App, and our system generates recommendations and displays contact information of available delivery service providers directly to the supplier. Logistics services providers use Chemicals Transportation for Drivers App to receive order information, take orders, and complete orders upon delivery. Real-time logistics tracking information will be collected via the Chemicals Transportation for Drivers App and be simultaneously uploaded and provided to our customers and suppliers. As of September 30, 2019, we had more than 310 logistics service providers registered with our Chemicals Transportation Project. More than 10,000 chemicals transportation orders and more than 9,800 chemicals transportation orders were facilitated by our Chemicals Transportation Community Project in 2018 and the nine months ended September 30, 2019, respectively. We expect such chemicals transportation orders to increase significantly as more and more suppliers and logistics service providers register on the Chemicals Transporters website and the Chemicals Transporters App. We continue to explore the monetization potential of our warehousing solutions.

Recent Initiatives

Data Intelligence Sharing Services

Our proprietary knowledge engine has enabled us to launch projects aimed at further monetizing our capabilities and value-added services, including ability to connect with other companies in the chemical industry to integrate our knowledge and data intelligence systems with their own infrastructure and backend systems. Such integrations will enable these companies to get efficient access to the information on MOLBASE Encyclopedia and MOLBASE Intelligent Chemical Industry Maps and achieve automated data synchronization. They can also customize their own data and business intelligence systems based on our underlying infrastructure. We recently started to charge such companies service fees and believe that we will further penetrate into the chemical industry via such services.

Packaged SaaS Operations Optimization

We recently launched our operations optimization services in June 2019. These services are designed to empower other companies in the chemical industry to effortlessly manage and efficiently obtain access to specific industry updates and price fluctuation trends, analyze market movements, and provide real-time market rankings based on certain filters. We have developed a suite of comprehensive solutions based on our proprietary knowledge engine and AI engine to help traditional offline chemical companies to digitalize certain aspects of their business operations without incurring excessive costs. We may further develop other customizable tools to allow such companies to more efficiently manage their businesses.

Our operations optimization services are scenario-based and are designed to address the different operating needs and demands for various chemical companies. These services are delivered as a standalone SaaS package through customized systems, apps, or mini programs and can work seamlessly with any existing infrastructure.

We currently charge development and consulting fees for our operations optimization services and may also charge services and maintenance fees in the future for the solutions developed and maintained by us. We believe these solutions will enhance user loyalty and stickiness.

Our Customers

Overview

Our Online Platform has been able to scale quickly after accumulating a sizable customer base. We have been rapidly accumulating and attracting new customers over the past few years by expanding our business coverage and diversifying our product offerings. As of September 30, 2019, we had 110,948 customers. We have witnessed a significant increase in the activity level of our customers on our Online Platform over the past few years. The total number of transacting customers under either our direct sales model or marketplace model increased from 20,475 in 2016 to 27,430 in 2017, and further increased to 35,565 in 2018. For the nine months ended September 30, 2018 and 2019, we had transacting customers under either our direct sales model or marketplace model of 27,960 and 24,368, respectively. The number of transacting customers who made at least two transactions on our Online Platform accounted for 42.2%, 39.5% and 48.4% in 2016, 2017 and 2018, and 48.3% and 44.7% for the nine months ended September 30, 2018 and 2019, respectively. The average GMV contributed by each transacting customer increased from RMB1.9 million in 2016 to RMB3.0 million in 2017, and further increased to RMB4.8 million in 2018. The average GMV contributed by each transacting customer increased from RMB4.5 million in the nine months ended September 30, 2018 to RMB7.6 million in the nine months ended September 30, 2019.

We provide high-quality services to encourage repeat purchases by our customers. Our ability to attract new customers to our ecosystem has contributed significantly to our growth. We take measures to retain our customers, including attractive price points and promotional activities, financial solutions, smart deliveries, data analysis, and market reports.

Compelling Transaction Experience

We believe that providing compelling transaction experience is critical to attracting new customers and retaining existing users in our ecosystem, thereby increasing sales volume. We have moved away from the traditional inefficient and opaque chemical e-commerce model, and we are capable of facilitating transactions and serving all participants in the chemical industry in an efficient and cost-effective manner. We provide transparent product and pricing information, data on the entire industry, warehousing and logistics solutions, and financing support. We believe the comprehensive and compelling transaction experience we deliver will continue to drive the expansion of our customer base.

Pricing Policy

We set our price based on data collected from our websites, comparisons with our competitors, market surveys, and premiums from additional online services.

Under our direct sales model, we price chemicals based on real-time market conditions. Under our marketplace model, we sell a portion of our chemicals based on a guiding settlement price set by suppliers on a daily basis. We develop our sales strategy based on this guiding settlement price and then sell to customers. We make payments to suppliers based on this settlement price after the sale. Under our marketplace model, suppliers determine the prices for chemicals at their full discretion.

Customer Services

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Ground marketing and service team: we have built a dedicated, nationwide ground marketing and service team consisting of more than 160 members as of September 30, 2019. To better combine our online service and offline marketing, our team members provide customers with comprehensive face-to-face customer service in relevant geographic areas. These marketing efforts target clusters of customers in industrial parks, gathering information on customers’ needs, advertising our Online Platform and our products sold on MOLBASE Online Mall, assisting customers in their registration on MOLBASE Online Mall and their online purchase, following up on the delivery and receipt of goods, and on-site evaluation of credit risk.

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After-sale service: We believe our emphasis on customer service enhances our brand image and customer loyalty. Our around-the-clock customer service center provides real-time assistance to our customers. Customers can access our sales and after-sales service phone hotlines and online representatives during business hours. We offer, among other services, a return policy within a maximum of seven days of delivery covering for product defects and damages during transportation.

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Consultation service: We offer phone hotline support and online consultation for customers to reach us for information regarding products or orders, or for providing us with general feedback. Our customer service center is located in Shanghai, China. We train our customer service representatives to answer customer inquiries, proactively educate potential customers on our chemicals and transaction platform, and promptly resolve customer complaints. Each representative is required to complete mandatory training conducted by experienced managers on chemicals knowledge, complaint handling and communication skills.

Our Suppliers

Overview

We have been dedicated to building an extensive network of suppliers since our inception and have established strong, long-term relationships with our suppliers in our ecosystem. We have managed to foster a competitive supplier community by accumulating suppliers from multiple channels over the past few years. As of September 30, 2019, we had 35,085 suppliers, among which 70.2% are manufacturers and 29.8% are intermediaries. Similar to the trend presented by our customers, we have also witnessed the increase in the activity level of our suppliers on our Online Platform over the past few years. The total transacting suppliers under either our direct sales model or our marketplace model increased from 11,229 in 2016 to 15,787 in 2017, and further increased to 17,156 in 2018. For the nine months ended September 30, 2018 and 2019, we had transacting suppliers under either our direct sales model or marketplace model of 15,435 and 17,419, respectively. Among which, the transacting suppliers who made at least two transactions on our Online Platform accounted for 74.9%, 70.7% and 73.3% in 2016, 2017 and 2018, and 70.7% and 70.5% for the nine months ended September 30, 2018 and 2019, respectively. The average GMV contributed by each transacting supplier increased from RMB3.5 million in 2016 to RMB5.3 million in 2017, and further increased to RMB9.9 million in 2018. The average GMV contributed by each transacting supplier increased from RMB8.2 million in the nine months ended September 30, 2018 to RMB10.7 million in the nine months ended September 30, 2019. We believe that competitive sources are readily available for substantially all of the merchandise we carry on our Online Platform, and hence we have diversified our procurement sources to obtain more favorable terms and minimize our inventory risk.

Our suppliers are located throughout the world. As of September 30, 2019, 78.5% of our suppliers were domestic, and 21.5% were international. Our supply chain has covered nearly all provinces in China. Our Online Platform has facilitated transactions in more than 50 countries.

Supplier Selection

We have established a strict supplier selection process for potential suppliers. We use standardized criteria and qualifications for the selection of our suppliers on the basis of product quality, reputation, scale of production, price and ability to deliver products or services on time. To be eligible to establish a store on MOLBASE Online Mall and connect with our online system, we perform a three-step background check on each potential supplier by examining: (i) their business license and their product qualification certificates and production facilities, (ii) corporate’s authorized verification to establish a store on MOLBASE Online Mall, and (iii) a security check on the store and chemicals information.

For all suppliers, we conduct a thorough online review after the suppliers register and submit their products to us before we list any of their products by: (i) verifying the corporate license of the registered companies, (ii) verifying the accuracy of information relating to the online store, (iii) assessing product quality, and (iv) monitoring supplier performance. We have established an internal risk alert system that monitors the credit status of our suppliers, ensuring that we can take appropriate and timely steps when risks arise. Our supplier database is updated from time to time based on our continuing evaluation.

Relationship with Our Suppliers

We usually enter into long-term procurement agreements with suppliers under our direct sales model, setting forth the annual procurement amount and pricing policies for relevant products under the direct sales model. Payment terms granted by our suppliers vary depending on a number of factors, including our relationship with the supplier and transaction size. We normally settle our trade payables by bank transfer or credit notes.

We provide our suppliers with comprehensive value-added services under our marketplace model.

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Cost-effective customer acquisition. Compared with the traditional chemicals transactions, our Online Platform enables suppliers to sell their products not only within a certain geographical area but also across China and globally. The elimination of intermediaries reduces transaction cost for suppliers as well as for customers.

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Comprehensive support services. To optimize transaction efficiency for suppliers, we offer customer matching, promotion and marketing, and logistics services to our suppliers. By reducing the complexity of chemicals transactions, our comprehensive support services improve the transaction efficiency of our suppliers on our Online Platform. We have established a standardized application program interface, and we will implement our Platform as a Service to connect an increasing number of suppliers and customers through our Online Platform.

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SaaS services. We offer comprehensive SaaS services to suppliers who establish online stores in the marketplace on molbase.cn, including but not limited to online store maintenance, orders and client relationship management, instant messages, as well as promotional and marketing services. Additionally, using our database and business intelligence services, suppliers are able to better understand customer demands and optimize their business planning.

Inventory Management

We keep inventory of chemicals for our direct sales model. Our inventory control policy requires us to monitor our inventory level and to minimize obsolete inventory. Risk is passed to our customers (or to delivery service providers) upon the delivery of chemicals to our customers. For a substantial majority of chemicals sold through our Online Platform, the whole transaction process only takes a few hours or a few days at most, thus our inventory risk is limited. For a small portion of our transactions under direct sales model, we hold inventories for repeated customers with relatively stable demands of large quantity based on our transaction data accumulated. We continually seek to improve our inventory control processes to minimize inventory risk. We analyze historical sales data and days in inventory to establish inventory management plans. We monitor our real-time inventory volume, and adjust our inventory management plans based on factors such as fluctuations in supply and prices, seasonality, and sales of a particular product. Our inventory optimization model uses sophisticated algorithms to help determine the replenishment schedules of chemicals. We also monitor the shelf life of our chemicals by conducting periodic reviews, and either design promotional events or conduct inventory write-downs depending on the status of the inventory.

Quality Control

We believe that high quality and standards are key to our success and we administer quality control measures throughout our business operations. We have set up internal control systems to monitor and ensure the quality of chemicals. We undertake holistic evaluations of our suppliers in both our direct sales model and marketplace model to meet our standards for authenticity and reliability on a monthly basis based upon a wide range of factors, including, among others, level of stock, associated sales volume, associated profits, quality related complaints, promptness in issuing invoices and legal risks. Our goal is to offer customers high-quality chemicals and a smooth transaction experience, regardless of the source of the chemicals they choose.

Marketing

Our marketing strategy revolves around promoting brand recognition, increasing user traffic, attracting new users, building strong user loyalty and developing incremental revenue opportunities. We conduct both online and offline marketing and other promotional activities.

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Online marketing and user acquisition channels. We have established a precise marketing strategy since our inception through online marketing, such as search engines, social media platform, Weixin subscription accounts and Mol’s Vision industry journal. Our collaboration with search engines is mainly through paid search, whereby we purchase key words and brand-linked products. We have established core partnerships with leading online search companies such as Google and Baidu to conduct precise marketing globally. With the help of social media, our Weixin subscription accounts are able to publish our products and industry information regularly, targeting both customers and suppliers. Additionally, Mol’s Vision, our online industry journal, fulfills portions of our online marketing needs. Mol’s Vision features chemical and pharmaceutical industry landscape, market trend, product and our industry insights, which not only promote our products and services, but also our MOLBASE brand.

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Offline business development and customer relationship management. We conduct offline marketing primarily in the form of ground marketing, industry summit conferences, MOLBASE industry forum, exhibitions and other promotional activities. We consider it important to attend important forums and high-end summits to promote our business model and establish ourselves as the industry leader. For example, our “Chemistry + Internet” Forum attracted notable industry practitioners and received strong industry accolades.

We believe that the most effective form of marketing is to continually enhance our customer and supplier experience, as customer and supplier satisfaction engenders word-of-mouth referrals, additional purchases by customers, and increased willingness by suppliers to sell on MOLBASE Online Mall. We have been able to build a large base of loyal customers primarily through providing a superior customer experience. Unlike customers that purchase consumer goods on generic e-commerce platforms, customers in the chemical e-commerce industry display rational purchase behaviors. Accordingly, we do not focus exclusively on marketing campaigns. More importantly, we focus on providing better service to our suppliers and customers, not only through our core online chemical e-commerce business, but also through our value-added services.

Technology and Infrastructure

Technology is the key to our success in achieving efficiency for our business, improving customer and supplier experience, and enabling active transactions and cooperation. Our proprietary technology platform supports our rapidly growing processing capacity requirements, provides us with detailed and accurate information collected through our operation value chain, and enables the harnessing of insightful data analytics. From our websites, the primary customer interface, to back-end management support systems, our technology platform facilitates smooth execution and seamless data flow.

Big Data Technology

We have developed a comprehensive data collection and analytics platform that can efficiently handle complex big data analytics tasks. Powered by data on users’ transaction behaviors and usage patterns, we have developed proprietary big data analytics and artificial intelligence technology to enhance the accuracy of user behavior predictions and user profiling to improve the user experience, facilitate a seamless transaction process, and optimize targeted marketing.

The seamless collaboration among our technology and operational teams, together with our big data analytics capabilities, give us a significant edge in operational efficiency. Our proprietary algorithms are embedded in all critical operational areas. Our engineers have a thorough understanding of the computational needs and requirements from different business segments, and are therefore capable of providing technological support to address diversified needs in operating our business.

Artificial Intelligence

We have developed two intelligent matching systems using artificial intelligence technology, one on our website, molbase.cn, and the other on Moku Data, one of our Weixin subscription accounts. The intelligent matching system on molbase.cn is based on our Neuron System, our proprietary data analytics technology that recommends chemicals for our customers based on patterns and similarities in our massive chemical database. The intelligent matching system on Moku Data is based on the Bayesian model.

Both of these systems rely on large amounts of data accumulated from the transactions completed on our Online Platform as well as pricing information which we update weekly. In addition, both of these systems provide proper matches between customers in need of certain chemicals and suppliers selling such chemicals, and between suppliers in need of logistics solutions and logistics service providers who are available within the relevant period of time. The two intelligent matching systems now support both our direct sales model and our marketplace model for our chemical e-commerce business, and our warehousing and logistics facilitation services. Our matching systems are efficient and precise and generally do not require human intervention.

Security and Data Privacy

We are committed to maintaining a secure platform and protecting the information security of all participants on our platform. The security and data privacy measures we undertake include:

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Operations and maintenance: All of our operations logged and audited,, enabling immediate interruptions of abnormal operations during any emergencies. We constantly monitor key documents and indicators to ensure timely notifications whenever abnormalities occur.

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Firewall: We have developed a proprietary anti-crawler system to prevent malicious access and attacks, suspicious data requests, and data leakage. We proactively close unused ports on our servers, and leave the service ports open only to whitelist IPs. Additionally, we deploy a three-layer firewall to protect against all common types of attacks.

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System development security review: We have developed and implemented a set of development specifications and quality standards, ensuring robust code review, version protection, and code vulnerability scanning.

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System sign in authority control: We pay particular attention to make sure that only authorized personnel have access to our system. Anyone who applies for system authority needs to go through a review and recording process. In addition, we maintain regular employee safety awareness trainings to educate our employees to protect their account information, and to clear login information immediately after logging in on third-party online platforms. Upon employees’ leaving the company, their accounts and login authority are closed immediately.

IT Infrastructure

Our current IT infrastructure drives our knowledge engine and the operation of our online business. Our cloud-hosting server room is equipped with additional electricity facilities and an emergency power supply vehicle, which provides over two hours of power supply in the case of an electricity breakdown. Our cloud host ensures the stability and elasticity of our network operation in the database. In emergency situations where our service is disrupted, our cloud host is able to continue its service without human intervention. Furthermore, our server is freely adjustable and can expand quickly to meet the demand of our business growth.

Research and Development

We have devoted significant research and development resources to establish our technology support platform, for the purposes of ensuring the safety, stability and high efficiency of our Online Platform’s operation and maintenance. We believe that the investment in research and development will bring forth solid technology support for our high-speed development of future business operations and expansion. As of September 30, 2019, we had a total of 84 research and development staff, focusing on product development, systems maintenance and data analysis. For the year ended December 31, 2016, 2017 and 2018, we incurred research and development expense of RMB20.1 million, RMB18.6 million and RMB36.9 million (US$5.2 million), respectively. For the nine months ended September 30, 2018 and 2019, we incurred research and development expense of RMB19.7 million and RMB30.5 million (US$4.3 million), respectively.

Risk Management and Internal Control

We have adopted and implemented various policies and procedures to ensure rigorous risk management and internal controls, and we are dedicated to continually improving these policies and procedures to maintain a healthy ecosystem. Our risk management and internal control policies and procedures cover various aspects of our business operations such as product safety and quality, regulatory risk management, government affairs and regulatory compliance.

Fraud Prevention

Our fraud prevention system uses a multifaceted detection process to identify both individual and collusive frauds. We use existing fraud databases, including credit blacklists maintained by us or our business partners. We continuously update our fraud database with new information from similar customers or suppliers to improve the effectiveness of our fraud detection.

Additionally, we have established an internal risk alert system and constantly monitor the credit status of our suppliers, ensuring that we can take appropriate and timely steps when risks arise. Our supplier database is updated from time to time based on our continuing evaluation.

Product Quality and Safety

We place strong emphasis on the quality and safety of the products we sell on our Online Platform. We conduct random quality inspections of the chemicals we procure, and reject shipments that fail to meet our quality standards. Our quality control department rigorously implements quality control procedures.

Information and Data Safety

Sufficient maintenance, storage and protection of user data and other related information is critical to our success. We have implemented relevant internal procedures and controls to ensure that user data is adequately protected and that leakage and loss of such data could be prevented. We strictly comply with laws and regulations and do not distribute or sell our users’ personal data for any purpose. We encrypt user data in network transmissions and in backend storage to ensure confidentiality. To minimize the risk of data loss, we conduct regular data backup and data recovery tests. Our database can only be accessed by certain designated and authorized personnel after assessment and approval procedures, whose actions are thoroughly recorded and monitored.

Regulatory Compliance

We have designed and adopted strict internal procedures to ensure compliance to our business operations with all relevant laws and regulations and have established a code of conduct to regulate employees’ behavior and activities. In addition, we continually review the implementation of our risk-management policies and measures to ensure our policies and implementation are effective and sufficient.

We work closely with relevant government agencies that have jurisdiction over our business, and we maintain frequent communications with industrial associations. Industrial associations, such as Hazardous Chemicals Logistics Association and China E-Commerce Association, rely on our comprehensive database and invite our comments when formulating and implementing new business initiatives.

As part of our risk management and internal control measures, we have adopted a series of internal regulations against corruption and fraudulent activities, which include measures against receiving bribes and kickbacks, and misuse of company assets. We have anti-corruption and anti-bribery clauses in a majority of our major business contracts, and we require our suppliers and other third parties who cooperate with us to comply with relevant laws and regulations.

Competition

We believe that our business model is unique and that our services encompass the entire chemical value chain. It is also our belief that there are no comparable companies in the chemical e-commerce industry that directly compete with us. However, we face competition against other online e-commerce platforms which list commercial chemical products, for example, 1688.com. We also compete with other chemical information platforms, and numerous chemical retail companies and traditional chemical distributors.

We believe we compete primarily on the basis of our comprehensive and sophisticated chemical knowledge engine and business intelligence capabilities, our ability to provide a one-stop comprehensive suite of services in the chemical e-commerce industry, our ability to develop innovative big data and AI technologies, our ability to provide favorable financial solutions and our quality standards, and our reputation among customers, suppliers and other users of our Online Platform.

As our business continues to grow rapidly, we face significant competition for highly skilled personnel, including management, engineers, and risk-management personnel. The success of our growth strategy depends in part on our ability to retain existing personnel and recruit additional highly skilled employees. Meanwhile, as the chemical industry is the most complex industrial ecology in e-commerce with the longest business chain, the barrier to enter the market remains high. We believe our leading market position and our sophisticated knowledge engine and management capabilities enable us to compete effectively against our existing and potential competitors.

Employees

The following table sets forth the numbers of our employees categorized by function as of September 30, 2019.

	As of September 30, 2019
	Number	% of Total
Functions:
Business	195	38.6%
Supply chain	54	10.7%
Financial solutions	21	4.2%
Operation department	87	17.2%
Research and development	84	16.6%
General and administrative	58	11.5%
Cloud storage	6	1.2%

Total	505	100.0%

As required by laws and regulations in China, we participate in various employee social security plans that are organized by municipal and provincial governments including, among other things, pension, medical insurance, unemployment insurance, maternity insurance, on-the-job injury insurance and housing fund plans through a PRC government-mandated benefit contribution plan. We are required under PRC law to make contributions to employee benefit plans at specified percentages of the salaries, bonuses and certain allowances of our employees, up to a maximum amount specified by the local government from time to time.

We typically enter into standard employment agreements and confidentiality agreements or clauses with our senior management and core personnel. These contracts include a standard non-compete covenant that prohibits the employee from competing with us, directly or indirectly, during his or her employment and for two years after termination of his or her employment.

We maintain a good working relationship with our employees and we have not experienced any material labor disputes. Working together, our employees build our corporate culture that fosters innovation, cultivates efficiency, encourages teamwork and bravely faces challenges, and has significantly contributed to our achievements.

Properties

Our corporate headquarter is located in Shanghai, China. We lease office spaces in Shanghai, Jiaxing and Shaanxi from unrelated third parties under operating lease agreements, and we do not hold any facilities of our own. We believe that our existing facilities are generally adequate to meet our current needs, but we expect to seek additional space as needed to accommodate future growth.

Intellectual Property

We regard our trademarks, copyrights, patents, domain names, know-how, proprietary technologies, and similar intellectual property as critical to our success, and we rely on copyright, trademark and patent law and confidentiality, invention assignment and non-compete agreements with our employees and others to protect our proprietary rights.

As of the date of this prospectus, we had four patents, 12 patent applications, 113 registered computer software copyrights, 76 registered domain names, including but not limited to molbase.cn and molbase.com, and over 100 registered trademarks.

Insurance

We maintain certain insurance policies to safeguard us against risks and unexpected events. For example, we provide social security insurance including pension insurance, unemployment insurance, work-related injury insurance and medical insurance for our employees in compliance with applicable PRC laws. We also maintain casualty insurance for our employees. We do not maintain business interruption insurance. We do not maintain insurance for chemicals while they are in our custody at the warehouse ourselves but rely on the insurance coverage maintained by our warehousing service providers that meet with our standards and the contractual arrangements with our warehousing service providers relating to reimbursement for loss in the event that our chemicals are damaged, tainted or missing due to failure of their obligations. We consider our insurance coverage to be sufficient for our business operations in China.

Legal Proceedings

We are currently not involved in any material legal or administrative proceedings. From time to time, we may be subject to various legal or administrative claims and proceedings arising in the ordinary course of business. Such legal or administrative claims and proceedings, even if without merit, could result in the expenditure of financial and management resources and potentially result in civil liability for damages.

REGULATION

All of our business operations are based in the People’s Republic of China, or the PRC, and are subject to comprehensive monitoring, supervision and regulation by the PRC Government. This section summarizes the major laws, rules and regulations which could impact key aspects of our business.

Regulations on Foreign Investment

Guidance Catalogue of Industries for Foreign Investment

Investment activities in the PRC by foreign investors are principally governed by the Guidance Catalogue of Industries for Foreign Investment, or the Catalogue, which was promulgated and is amended from time to time jointly by the Ministry of Commerce, or MOFCOM, and the National Development and Reform Commission, or NDRC. The Special Administrative Measures for Access of Foreign Investment (the Negative List for Access of Foreign Investment) under the Foreign Investment Catalogue was replaced by the Special Administrative Measures for Access of Foreign Investment (the Negative List), or the Negative List, which was jointly promulgated by the MOFCOM and NDRC on June 28, 2018 and took effect on July 28, 2018 and subsequently amended on June 30, 2019 and became effective on July 30, 2019, and the encouraged foreign-invested industries list under the Foreign Investment Catalogue was replaced by the Encouraged Foreign Investment Catalogue (2019 version) which was promulgated by the NDRC on June 30, 2019 and took effect on July 30, 2019. The Negative List narrows the scope of the industries restricted on the ownership requirements, requirements for senior executives and other special administrative measures for the access of foreign investment, which stipulates that, except for e-commerce, domestic multi-party communication, store-and-forward, and call center, the foreign stake in a value-added telecommunication service may not exceed 50%.

In October 2016, MOFCOM issued the Interim Measures for Record-filing Administration of the Establishment and Change of Foreign-invested Enterprises, or FIE Record-filing Interim Measures, most recently amended in June 2018. Pursuant to FIE Record-filing Interim Measures, the establishment and change of foreign-invested enterprises are subject to record-filing procedures, instead of prior approval requirements, provided that such establishment or change does not involve special entry administration measures. If the establishment or change of foreign-invested enterprises involves the special entry administration measures, the approval of the MOFCOM or its local counterparts is still required.

To comply with PRC laws and regulations, we have relied on contractual arrangements with our VIEs to operate our Online Platform. For further information, see “Risk Factors—Risks Related to Our Corporate Structure—We rely on contractual arrangements with our VIEs and their shareholders, for a significant portion of our business operations, which may not be as effective as direct ownership in providing operational control.”

Foreign Investment Law

In January 2015, MOFCOM published a draft Foreign Investment Law for public comment, or 2015 Draft Foreign Investment Law, which purports to replace the case-by-case approval system for foreign investment with “limited permission plus comprehensive reporting” access management system by means of pre-access national treatment and negative lists.

MOFCOM suggests both registration and approval as potential options for the regulation of variable interest entity structures, depending on whether they are “Chinese-controlled” or “foreign-controlled.” One of the core concepts of the 2015 draft Foreign Investment Law is “de facto control,” which is broadly defined and includes cases where (i) the party directly or indirectly holds 50% or more of the shares, equity, property shares, voting rights or other similar rights and interests of the enterprise; (ii) the party directly or indirectly holds less than 50% of the shares, equity, property shares, voting rights or other similar rights and interests of the enterprise, but is entitled to secure at least 50% of the seats on the board of directors or other equivalent decision-making bodies, or having the voting power to exert material influence on the shareholders’ meeting over the board of directors or other equivalent decision-making bodies; or (iii) the party has the power to exert a decisive influence on the operations, finance, personnel, technology, etc. of the enterprise through contract, trust or other means. The 2015 Draft Foreign Investment Law specifically provides that entities established in China but ultimately “controlled” by foreign investors, such as via contracts or trusts, will be treated as foreign-invested enterprises, or FIEs. If a foreign-invested enterprise proposes to conduct business in a restricted industry, the foreign-invested enterprise shall go through the market entry clearance by MOFCOM before being established.

The 2015 Draft Foreign Investment Law also emphasizes on the national security review requirements and imposes stringent ad hoc and periodic information reporting requirements on foreign investors and the applicable FIEs. Any company found to be non-compliant with these information reporting requirements may potentially be subject to fines and/or administrative or criminal liabilities, and the persons directly responsible for non-compliance may be subject to criminal liabilities.

On March 15, 2019, the NPC published the Foreign Investment Law, or the FIL, which will take effect on January 1, 2020. The FIL applies to PRC enterprises established, acquired or otherwise invested wholly or partially by foreign investors in a manner prescribed under applicable PRC laws and regulations.

The FIL has removed all references to the definitions of “de facto control” or “variable interest entity structure” included under the 2015 Draft Foreign Investment Law, and has further specified that all “foreign investments” shall be conducted pursuant to the negative list issued or approved to be issued by the State Council. If a foreign investor is found to invest in any prohibited industry in the “negative list,” such foreign investor may be required to, among other aspects, suspend its investment activities, dispose of its equity interests or assets in the target companies and forfeit its income. In addition, if a foreign investor is found to invest in any restricted industry in the negative list, the relevant competent department shall require the foreign investor to take the measures to correct itself.

When the Foreign Investment Law comes into force, the three existing laws regulating foreign investment in China, including the Sino-foreign Equity Joint Venture Enterprise Law, as amended, the Sino-foreign Cooperative Joint Venture Enterprise Law, as amended, and the Wholly Foreign-Owned Enterprise Law, as amended, together with their implementation rules and ancillary regulations, will be abolished.

There are substantial uncertainties regarding the interpretation and application of current or future PRC laws and regulations, and whether any new PRC laws or regulations relating to variable interest entity structures will be adopted or if adopted, what they would provide, it is still possible that relevant PRC government agencies will not hold the view that the contractual arrangements with our VIEs under which we operate our online chemical e-commerce business should be treated as a domestic investment. For further information, please see “Risk Factors—Risks Related to Our Corporate Structure—Uncertainties exist with respect to the interpretation and implementation of the newly enacted PRC Foreign Investment Law and how it may impact the viability of our current corporate structure, corporate governance and business operations.”

Regulations on Chemical Industry

Regulations on the Safety Management of Hazardous Chemicals

In accordance with Regulations on the Safety Management of Hazardous Chemicals, promulgated by the State Council on January 26, 2002, and recently revised on December 7, 2013, enterprises engaged in production, storage, usage, operation and transportation of hazardous chemicals are required to meet the safety conditions set out by relevant laws, administrative regulations, national standards and industrial standards and obtain relevant permits. For example, enterprises shall obtain an operation license for hazardous chemicals before engaging in operations related to hazardous chemicals. A hazardous chemical operation enterprise may not purchase hazardous chemicals from any enterprise which is unlawfully engaged in the production or business operations of hazardous chemicals, or operate hazardous chemicals without the chemical safety technical instructions or chemical safety labels. And in the process of selling highly toxic chemicals or hazardous chemicals which can be used to produce explosives, a hazardous chemical operation enterprise shall check the purchasers’ permits or evidentiary materials required under the regulation. It is prohibited to sell highly toxic chemicals or hazardous chemicals which can be used to produce explosives to the enterprise that do not have the required permits or certificates. Those who have a permit to purchase highly toxic chemicals shall, when purchasing highly toxic chemicals, stick to the category and quantity of highly toxic chemicals as indicated in the permit.

Regulations on the Operation Permit of Hazardous Chemicals

According to the Administrative Measures of the Operation Permit of Hazardous Chemicals issued by the State Administration of Work Safety (now known as the Ministry of Emergency Management), or the MOEM, on July 17, 2012, and amended on May 27, 2015, an enterprise engaged in the business operation of hazardous chemicals shall obtain a permit for the business operation of hazardous chemicals (hereinafter referred to as the “operation permit”). Without an operation permit, no enterprise or individual may engage in the business operation of hazardous chemicals. To obtain an operation permit, the hazardous chemical operation enterprises should meet all the statutory requirements on business premises, staff training, regulatory system, rescue equipment and other aspects. When an enterprise that has obtained an operation permit modifies the enterprise name, principal person in charge, registered address or hazardous chemical storage facilities and monitoring measures, it shall, within 20 workdays from the date of modification, file a written application for modification with the permit-issuing agency and submit the relevant documents and materials.

To comply with these laws and regulations, Jiaxing MOLBASE has obtained an operation permit of hazardous chemicals from Jiaxing Administration of Work Safety in April 2018 which remains valid until April 2021. Shaanxi MOLBASE has obtained an operation permit of hazardous chemicals from Administration of Work Safety in Yaozhou District Tongchuan City which remains valid until May 2021. Shanghai MOKAI has obtained an operation permit of hazardous chemicals from Administration of Work Safety in Jiading District Shanghai which remains valid until February 2022. Shanghai MOCHUANG has obtained an operation permit of hazardous chemicals from Shanghai Jiading Emergency Administration Bureau which remains valid until September 2022.

Regulations on the Operation of Precursor Chemicals

According to the Regulation on the Administration of Precursor Chemicals adopted by the State Council on August 26, 2005, and most recently amended on September 18, 2018, the PRC government implements the classified administration and licensing or filing system for production, distribution, purchase, transportation and import and export of precursor chemicals. The precursor chemicals are classified into three categories based on the Catalog of Classification and Types of Precursor Chemicals. Category I refers to the major materials that may be used to produce narcotic drugs. Categories II and III refer to the chemical auxiliary substances that may be used to produce narcotic drugs. An application for operating the precursor chemicals under the item of pharmaceuticals and non-pharmaceuticals in Category I shall be subject to the examination and approval of the Drug Administration and the MOEM respectively of all provinces, autonomous regions and municipalities. An enterprise that operates the chemicals which are used to produce chemicals in Category II shall, within 30 days as of operation, report such information as variety, quantity and major flow to the local municipal work safety administration for archival filing. An enterprise that operates the chemicals which are used to produce chemicals in Category III shall, within 30 days as of operation, report such information as variety, quantity and major flow to the local county work safety administration for archival filing. Shanghai MOKAI has obtained an operation permit of non-pharmaceutical precursor chemicals from Shanghai Emergency Administration Bureau which remains valid until June 2022. Shanghai MOCHUANG has obtained an operation permit of non-pharmaceutical precursor chemicals in Category II from Shanghai Emergency Administration Bureau which remains valid until November 2022, and another operation permit of non-pharmaceutical precursor chemicals in Category III from Shanghai Jiading Emergency Administration Bureau which remains valid until November 2022.

Regulations on the Operation of Non-Pharmaceutical Precursor Chemicals

According to the Measures for the Licensing for Production and Operation of Non-Pharmaceutical Precursor Chemicals promulgated by the MOEM on April 5, 2006, and effective on April 15, 2006, whoever intends to produce or operate a non-pharmaceutical precursor chemical of Catalogue II or Catalogue III must file for its production and operation of non-pharmaceutical precursor chemicals. If an enterprise produces or operates non-pharmaceutical precursor chemicals without licensing or filing, the relevant work safety administrative department may impose a fine to the enterprise, confiscate its illegal income, or cause its business license revoked by the administrative department for industry and commerce. If the said act constitutes a crime, the concerned party could be subject to criminal liability according to law; and the relevant agencies would not accept its application for licensing or filing for production and operation of non-pharmaceutical precursor chemicals within three years after the decision of administrative penalty made by the relevant agencies. Shanghai MOKAI has obtained an operation permit of non-pharmaceutical precursor chemicals from Shanghai Emergency Administration Bureau which remains valid until June 2022. Shanghai MOCHUANG has obtained an operation permit of non-pharmaceutical precursor chemicals in Category II from Shanghai Emergency Administration Bureau which remains valid until November 2022, and another operation permit of non-pharmaceutical precursor chemicals in Category III from Shanghai Jiading Emergency Administration Bureau which remains valid until November 2022.

Regulations on the Import and Export of Commodity

Regulations on Record-Filing and Registration of Foreign Trade Operators

According to the Foreign Trade Law of the PRC which was promulgated by the SCNPC on May 12, 1994, and most recently amended on November 7, 2016, and the Measures for the Record-Filing and Registration of Foreign Trade Operators promulgated by the MOFCOM on June 25, 2004, and most recently amended on November 11, 2019, foreign trade operators that engage in the import and export of goods shall go through the formalities for record-filing and registration with the MOFCOM or an agency authorized by the MOFCOM, unless laws, administrative regulations and rules of the MOFCOM provide that it is unnecessary to go through such formalities. If foreign trade operators fail to go through the formalities for record-filing and registration in accordance with relevant provisions, the PRC customs agency shall refuse to handle the declaration and clearance formalities of their imports and exports.

Pursuant to the PRC Law on Import and Export Commodity Inspection which was promulgated by the SCNPC on February 21, 1989, and most recently amended on December 29, 2018, and the Regulations for the Implementation of the PRC Law on Import and Export Commodity Inspection, which was promulgated by the former State Bureau of Import and Export Commodities Inspection on October 23, 1992, and promulgated by the State Council on August 31, 2005, and most recently amended on March 2, 2019, the consignees or consigners of import and export commodities may go through formalities of application for inspection by themselves, or may entrust an inspection application agency to go through such formalities, provided that they shall file a record with the entry and exit inspection and quarantine agency in both cases. If anyone exports without permission any export commodity subject to statutory inspection without applying for inspection or without having the commodity inspected, or exports without permission any export commodity without applying for export checking as required, the entry and exit inspection and quarantine agency shall confiscate the entity’s illegal gains and impose a fine upon the entity. If a crime is committed, the entity shall be subject to criminal liabilities.

Regulations on Import and Export Duties

Pursuant to the Regulations on Import and Export Duties of the PRC recently amended by the State Council on the March 1, 2017, the PRC Customs is the PRC agency in charge of the collection of customs duties. Customs duties of import and export goods may be levied by means of ad valorem, specific duties, or other means specified by the PRC government. In calculating duties, import and export commodities shall be classified under applicable tax items in accordance with the Category Provisions of the Customs Import and Export Tariff and shall be taxed at relevant tax rates.

Regulations on the Registration of Customs Declaration Entities

Customs Law of the PRC, which was promulgated by the SCNPC on January 22, 1987, and most recently amended on November 4, 2017 and became effective on November 5, 2017, stipulates that all import and export goods, except for otherwise stipulated, must be declared and have duties on them paid by their consigner or consignee or by representatives entrusted by the sender or receiver and approved by and register with the Customs. To fulfill customs declaration formalities, the consignees or consigners for imported or exported goods and the customs declaration enterprises must legally register with the customs offices. Engaging in customs declaration without such registration shall be prohibited. Besides, the consignee of import goods and the consigner of export goods are obliged to make an accurate declaration and submit the import or export license and relevant papers to the Customs office for examination. In the absence of an import or export license, goods are not permitted to be released for importation or exportation.

Provisions of the Customs of the PRC on the Administration of Registration of Customs Declaration Entities adopted by General Administration of Customs on March 31, 2005, and most recently amended on May 29, 2018 and became effective on July 1, 2018, set forth that the registration of customs declaration entities includes the registration of customs declaration enterprises and the registration of the consignees or consignors of imported or exported goods. Enterprises may complete declaration business after obtaining the registration license from the local customs directly under the General Administration of Customs or the subordinate Customs authorized thereby, and the consignee or consignor of imported or exported goods may go through the registration procedure directly at the local customs office.

To comply with these laws and regulations, Jiaxing MOLBASE, Shanghai MOLBASE, and Shaanxi MOLBASE have obtained long-term effective Registration Certificates of the Customs of the PRC for Customs Declaration Entities respectively from the subordinate customs.

Regulations on Value-Added Telecommunication Service Business Operating Licenses

The Telecommunications Regulations of the PRC, or the Telecom Regulations, were issued by the State Council in September 2000 and amended in February 2016 as the primary governing law on telecommunication services. The Telecom Regulations set out the general framework for the provision of telecommunication services by PRC companies. Under the Telecom Regulations, telecommunications service providers are required to procure operating licenses prior to their commencement of operations. The Telecom Regulations draw a distinction between “basic telecommunication services” and “value-added telecommunication services.” In December 2015, the Ministry of Industry and Information Technology, or the MIIT, released the Catalog of Telecommunication Business (2015 Revision), or the Telecom Catalog, which was recently amended and became effective on June 6, 2019. Under the Telecom Catalog, both the online data processing and transaction processing business (i.e., operating e-commerce business) and information service business provided via public communication networks, continue to be categorized as value-added telecommunication services, and the information service business as defined under the Telecom Catalog includes information release platform and delivery services, information search and query services, information community platform services, information real-time interactive services, and information protection and processing services.

In March 2009, MIIT issued the Administrative Measures for Telecommunications Business Operating Permit, or the Telecom Permit Measures, effective in April 2009 and most recently amended in July 2017. The Telecom Permit Measures set out that there are two types of telecommunication operating licenses for operators in China, namely, licenses for basic telecommunication services and licenses for value-added telecommunication services. The license specifies permitted activities of the enterprise to which it is granted. An approved telecommunication services operator shall conduct its business in accordance with the specifications recorded on its value-added telecommunication business operating licenses, or VATS Licenses. In addition, a VATS License holder is required to obtain approval from the original license-issuing agency in respect of any change to its shareholders or business scope. In February 2015, the State Council has issued the Decisions on Cancelling and

Adjusting a Batch of Administrative Approval Items, which, among others, replaced the prior approval requirement for telecommunications business with post-registration regulation.

Regulations on Foreign Investment in Value-Added Telecommunication Services

Pursuant to the Provisions on Administration of Foreign-Invested Telecommunications Enterprises promulgated by the State Council in December 2001 and most recently amended in February 2016, or the FITE Regulations, the ultimate proportion of contribution from the foreign investors in a foreign-funded telecommunication enterprise that is engaged in the value-added services shall not exceed 50%. Besides, the major foreign investor of a foreign-funded telecommunication enterprise that is engaged in the value-added telecommunication businesses shall have good performances and operation experience in managing the value-added telecommunication businesses. Moreover, foreign investors qualified in the aforesaid requirements must obtain approvals from the MIIT and MOFCOM or their authorized local counterparts, which retain considerable discretion in granting approvals. MIIT issued the Circular on Strengthening the Administration of Foreign Investment in and Operation of Value-added Telecommunication Business, or the MIIT Circular, in July 2006. A foreign investor investing in the telecommunications services within the Chinese territory shall comply with the requirements of the Provisions strictly, apply for the establishment of a foreign-funded telecommunications enterprise as well as a license for telecommunications business. Absence of any aforesaid procedures, the foreign investor shall be forbidden to invest in the telecommunications business in China. Under the MIIT Circular, a domestic company that holds a telecommunications business operating license is prohibited from leasing, transferring or selling the license to foreign investors in any form, and from providing any assistance, including providing resources, sites or facilities, to foreign investors that conduct value-added telecommunication business illegally in China.

In June 2015, MIIT issued the Circular on Removing the Restrictions on Equity Ratio Held by Foreign Investors in Online Data Processing and Transaction Processing (Operating E-Commerce) Business, which removes the restrictions on foreign equity ratios in online data processing and transaction processing (operating e-commerce) business across the country, allowing the foreign equity ratios to be increased to 100%. However, other requirements provided by the FITE Regulations (such as good performances and operation experiences for a major foreign investor) still apply, and foreign investors are still prohibited from holding more than 50% of equity interest in a provider of other subcategories of value-added telecommunication services.

Shanghai MOLBASE, as our value-added telecommunication service provider, has obtained a VATS License covering both internet information service and online data processing and transaction processing businesses, which remains valid until July 3, 2024.

Regulations on Publishing Information of Hazardous Chemicals

On February 5, 2015, the Ministry of Public Security of the PRC, or the MPS, the State Internet Information Office, the MIIT, the Ministry of Environmental Protection, the State Administration for Industry and Commerce (now known as State Administration of Market Regulation), or the SAMR, and the MOEM jointly issued Regulations on the Administration of the Release of Dangerous Goods Information on the Internet. According to this Regulation, the Internet access providers shall sign an agreement with the dangerous goods business entities or confirm the provision of services, and shall not provide Internet access for the dangerous goods business entities that have not obtained the VATS License for Internet Information Service, or the ICP License, or have not completed the non-profit-making Internet information service filing procedures. The Internet access provider shall not provide Internet access services to any entity or individual other than the dangerous goods operating entities to publish dangerous goods information.

Shanghai MOLBASE, as our online chemical e-commerce platform service provider, has obtained an ICP License from the Shanghai Administration of Telecommunications, which remains valid until July 3, 2024. And the Internet access provider has confirmed the provision of services to Shanghai MOLBASE.

Regulations on Internet Information Service

On September 25, 2000, the State Council promulgated the Administrative Measures on Internet Information Services, or the Internet Measures, which was amended in January 2011. Under the Internet Measures, profit-making Internet information services operators shall obtain an ICP License, with the relevant telecommunication administrative agency before engaging in any profit-making Internet information services in China.

Under the Telecom Catalog, Internet information services, or ICP service and online data processing and transaction processing services, or EDI Service are classified as value-added telecommunications services, and the provider of ICP Service and EDI Service shall obtain ICP License and EDI Licenses from the MIIT, or its provincial branches, prior to the provision of ICP Services or EDI Services. If a service operator fails to obtain EDI License, it may be subject to various penalties, such as confiscation of the net revenues that were generated through the unlicensed internet activities, the imposition of fines and the termination or restriction of its operations.

Pursuant to the Internet Measures, the PRC government may shut down the websites of ICP License holders and revoke their ICP Licenses if they produce, reproduce, disseminate or broadcast internet information content that is prohibited by laws or administrative regulations. Profit-making internet information services operators are also required to supervise their websites. They may not post or disseminate any content that falls within the prohibited categories, and must remove any such content from their websites, retain the relevant records and report to the relevant governmental agencies if there is such information.

Shanghai MOLBASE has obtained a VATS License covering both internet information service and online data processing and transaction processing businesses, which remains valid until July 3, 2024.

Regulations on Information Services of Mobile Internet Application Programs

On June 28, 2016, the State Internet Information Office promulgated the Administrative Provisions on Information Services of Mobile Internet Application Programs, or the Mobile Application Administrative Provisions which became effective on August 1, 2016, to strengthen the regulation of the mobile application information services. Pursuant to the Mobile Application Administrative Provisions, an internet application program provider must verify a user’s mobile phone number and other identity information under the principle of mandatory real name registration at the back-end and voluntary real name display at the front-end. An internet application program provider shall protect user information, and obtain the consent of users while collecting and using users’ personal information in a lawful and proper manner and adopt proper measures such as warning, limiting functions, suspending updates, and closing accounts, to prevent releasing illegal information content, keep records and report to the competent department. An internet application program provider shall not enable functions that can collect a user’s geographical location information, access a user’s contacts, activate the camera or recorder of the user’s mobile smart device or other functions irrelevant to its services, nor shall it conduct bundle installations of irrelevant application programs, unless it has clearly indicated to the user and obtained the user’s consent on enabling such functions and application programs.

Regulations on E-Commerce

In January 2014, the SAMR adopted the Administrative Measures for Online Trading, or the Online Trading Measures, which took effect in March 2014. Under the Online Trading Measures, e-commerce platform operators shall examine and register the identity information of the merchants applying for access to their platforms, and such information shall be kept verified and updated regularly. It is further provided that e-commerce platform operators shall make available to public the link to or the information contained in the business licenses of such merchants (in the case of business entities) or a label confirming the verified identity of the merchants (in the case of individuals).

In August 2018, the SCNPC issued E-Commerce Law, which came into force as of January 1, 2019. Under The E-commerce Law, “e-commerce businesses” mean natural persons, legal persons or organizations without the status of legal person that engage in the business activities of selling commodities, or providing services, through the Internet or any other information network, including e-commerce platform businesses, in-platform businesses, and e-commerce businesses that sell commodities or provide services through a self-built website or any other network services. The E-commerce Law proposes a series of requirements on e-commerce operators including individuals and entities carrying out business online, e-commerce platform operators and merchants within the platform. For example, e-commerce platform operators are required to (i) take necessary actions or report to relevant competent government agencies when such operators notice any illegal production or services provided by merchants on the e-commerce platforms; (ii) verify the identity of the business operators on the platforms; (iii) provide identity and tax related information of merchants to local branches of State Administration for Market Regulation and tax bureaus; (iv) record and preserve goods and service information and transaction information on the e-commerce platform; and (v) respect and equally protect consumers’ legitimate rights and provide options to consumers without targeting their personal characteristics. The E-Commerce Law also specifically stipulates that e-commerce platform operators shall not impose unreasonable restrictions or conditions on the transactions of their business operators on the platforms. According to the E-Commerce Law, e-commerce platform operators who fail to take necessary actions when they know or should have known that the merchants on the platform infringe others’ intellectual property rights or the products or services provided by the merchants do not meet the requirements for personal and property security, or otherwise infringe upon consumers’ legitimate rights, will be imposed joint liability with the merchants. With respect to the products or services affecting consumers’ life and health, the e-commerce platform operators will be held jointly liable with the merchants if they fail to review the qualifications of merchants or fail to safeguard the interests of the consumers. According to the E-Commerce Law, failures to comply with these requirements may subject the e-commerce platform operators to administrative penalties, fines and/or suspension of business.

In March 2016, the State Administration of Taxation, or the SAT, the Ministry of Finance, or the MOF and the General Administration of Customs jointly issued the Notice of the Ministry of Finance, the General Administration of Customs and the State Administration of Taxation on the Tax Policies on Cross-Border E-Commerce Retail Imports, effective in April 2016. Pursuant to this notice, the imported commodities in cross-border e-commerce retail shall be subject to tariffs, import value-added tax (“VAT”) and consumption tax as goods. Individuals purchasing any goods imported through cross-border e-commerce retail are taxable, and e-commerce companies, companies operating e-commerce transaction platforms or logistic companies are required to withhold the taxes. In November 28, 2018, the SAT, the MOF and the General Administration of Customs jointly issued the Notice of the Ministry of Finance, the General Administration of Customs and the State Administration of Taxation on Improving the Tax Policies on Cross-Border E-Commerce Retail Imports, or the Amended Notice, which came into force as of January 1, 2019. Pursuant to this Amended Notice, some of the regulations are amended, including but not limited to purchased e-commerce imports which fall under end-user products used by consumer individuals that shall not be resold in domestic market, and that in principle, bonded imports purchased online shall not be allowed to adopt the “online purchase of bonded goods plus offline self-collection” outside the Customs special supervision area. The other requirements under the notice issued in March 2016, which have not been amended in the Amended Notice, shall still apply.

Regulations on Internet Information Security and Privacy Protection

The National People’s Congress, or the NPC, has enacted the Decisions on Preserving Internet Security in December 2000 and amended in August 2009, which subject violators to potential criminal punishment in China for any attempt to: (i) gain improper entry into a computer or system of strategic importance; (ii) disseminate politically disruptive information; (iii) leak state secrets; (iv) spread false commercial information; or (v) infringe intellectual property rights. The Ministry of Public Security of the PRC, or the MPS, has promulgated measures that prohibit use of the internet in ways which, among other things, result in a leak of state secrets or a spread of socially destabilizing content. If an internet information service provider violates these measures, the MPS and its local branches may revoke its operating license and shut down its websites.

PRC governmental agencies have enacted laws and regulations on internet use to protect personal information from any unauthorized disclosure. In December 2012, the SCNPC promulgated the Decision on

Strengthening Network Information Protection to enhance the legal protection of information security and privacy on the internet. In July 2013, the MIIT promulgated the Provisions on Protection of Personal Information of Telecommunication and Internet Users, or Personal Information Protection Rule, to regulate the collection and use of users’ personal information in the provision of telecommunication services and internet information services in China. Telecommunication business operators and internet service providers are required to establish its own rules for collecting and using of users’ information and cannot collect or use users’ information without users’ consent. Telecommunication business operators and internet service providers are prohibited from disclosing, tampering with, damaging, selling or illegally providing others with collected personal information. Moreover, pursuant to the Ninth Amendment to the Criminal Law issued by the SCNPC in August 2015 which became effective in November 2015, any internet service provider that fails to fulfill the obligations related to internet information security administration as required by applicable laws and refuses to rectify upon orders, shall be subject to criminal penalty for the result of (i) any dissemination of illegal information in large scale; (ii) any severe effect due to the leakage of the client’s information; (iii) any serious loss of criminal evidence; or (iv) other severe situation. Any individual or entity that (i) sells or provides personal information to others in a way violating the applicable law, or (ii) steals or illegally obtains any personal information, shall be subject to criminal penalty in severe situation. In addition, the Interpretations of the Supreme People’s Court and the Supreme People’s Procuratorate of the PRC on Several Issues Concerning the Application of Law in Handling Criminal Cases of Infringing Personal Information, issued in May 2017 and effective in June 2017, clarified certain standards for the conviction and sentencing of the criminals in relation to personal information infringement. Furthermore, the NPC promulgated a new National Security Law, effective July 2015, to replace the former National Security Law and covers various types of national security including technology security and information security.

Under the Several Provisions on Regulating the Market Order of Internet Information Services, issued by the MIIT in December 2011 and effective March 2012, an internet information service provider may not collect any user’s personal information or provide any such information to third parties without the consent of the user. In addition, an internet information service provider must expressly inform the users of the method, content and purpose of the collection and processing of such user’s personal information and may only collect such information necessary for the provision of its services. An internet information service provider shall ensure that the personal information of users is properly kept. When the personal information of users it keeps is divulged or may be divulged, it shall immediately take remedial measures. Where serious consequences are caused or may be caused, internet information service provider shall immediately report to the telecommunications administrative agencies which approved the internet information service licensing or filing, and shall cooperate with the relevant department in carrying out investigation and handling.

In November 2016, the SCNPC promulgated the Cyber Security Law of the PRC, or the Cyber Security Law, effective June 2017, to protect cyberspace security and order. The Cyber Security Law requires that a network operator, which includes, among others, internet information services providers, takes technical measures and other necessary measures in accordance with applicable laws and regulations and the compulsory requirements of the national and industrial standards to safeguard the safe and stable operation of its networks. The Cyber Security Law sets forth various security protection obligations for network operators, which are defined as “owners and administrators of networks and network service providers,” including, among others, complying with a series of requirements of tiered cyber protection systems, identifying users’ real identity, localizing the personal information and important data gathered and produced by key information infrastructure operators during operations within the PRC, and providing assistance and support to government agencies where necessary for protecting national security and investigating crimes. Any violation of the Cyber Security Law may subject the internet information service provider to warnings, fines, confiscation of illegal gains, revocation of licenses, cancellation of filings, shutdown of websites or criminal liabilities.

Furthermore, Personal Information Protection Rule, effective September 2013, contain detailed requirements on the use and collection of personal information as well as security measures required to be taken by telecommunications business operators and internet information service providers.

To comply with these laws and regulations, we have required our users to consent to our collecting and using their personal information, and have established information security systems to protect our Internet information security and user’s privacy. For further information, see “Risk Factors—Risks Related to Our Business and Industry—Our business generates and processes a large amount of data, our failure to protect the confidential information of our users or the improper use or disclose of such data may subject us to the liabilities imposed by data privacy and protection laws and regulations, negatively impact our reputation and deter our users from using our Online Platform. ”

Regulations on Internet Advertising Business

In July 2016, SAMR issued the Interim Measures for the Administration of Internet Advertising to regulate internet advertising activities, which became effective in September 2016, defining internet advertising as any commercial advertising that directly or indirectly promotes goods or services through websites, webpages, internet applications and other internet media in the forms of words, picture, audio, video or others, including promotion through emails, texts, images, video with embedded links and paid-for search results. According to these measures, no advertisement of any medical treatment, medicines, food for special medical purpose, medical apparatuses, pesticides, veterinary medicines, dietary supplement or other special commodities or services subject to examination by an advertising examination agency as stipulated by laws and regulations may be published unless the advertisement has passed such examination. In addition, no entity or individual may publish any advertisement of over-the-counter medicines or tobacco on the internet. An internet advertisement must be identifiable and clearly identified as an “advertisement” to the consumers. Paid search advertisements are required to be clearly distinguished from natural search results. In addition, the following internet advertising activities are prohibited: providing or using any applications or hardware to intercept, filter, cover, fast forward or otherwise restrict any authorized advertisement of other persons; using network pathways, network equipment or applications to disrupt the normal data transmission of advertisements, alter or block authorized advertisements of other persons or load advertisements without authorization; or using fraudulent statistical data, transmission effect or matrices relating to online marketing performance to induce incorrect quotations, seek undue interests or harm the interests of others. Internet advertisement publishers are required to verify relevant supporting documents and check the content of the advertisement and are prohibited from publishing any advertisement with unverified content or without all the necessary qualifications. Internet information service providers that are not involved in internet advertising business activities but simply provide information services are required to block any attempt to publish an illegal advisement that they are aware of or should reasonably be aware of through their information services.

Regulations on the Financing Guarantee

Pursuant to the Reply of the Enterprise Registration Bureau of the State Administration for Industry and Commerce to the Request for Instructions on Whether Prior Examination and Approval Is Needed for Establishing Financial Guarantee Enterprise issued by the SAMR, on July 8, 1999, the Enterprise Registration Bureau of the SAMR affirms that financing guarantee institutions are not financial institutions, therefore, the establishment of financing and non-financing guarantee enterprises shall not be examined and approved by the People’s Bank of China, or the PBOC. However, since such institutions are not financial institutions, they shall not engage in financial business as well. Registration of such institutions shall be proceeded pursuant to the Regulations on the Administration of the Registration of Enterprise Legal Persons, the Regulations on the Administration of the Registration of Companies and the Guarantee Law of the PRC.

In March 2010, China Banking Regulatory Commission (now known as China Banking and Insurance Regulatory Commission), or the CBIRC, NDRC, MIIT, MOFCOM, PBOC, SAMR and MOF promulgated the Interim Regulations for Financing Guarantee Companies, which require an entity or individual to obtain a prior approval from the relevant regulatory body to engage in the financing guarantee business, and define “financing guarantee” as an activity whereby the guarantor and the creditor, such as a financial institution in the banking sector, agree that the guarantor shall bear the guarantee obligations in the event that the secured party fails to perform its financing debt owed to the creditor. According to the Interim Regulations for Financing Guarantee Companies, a financing guarantee company shall set aside 50% of the security fee income of the year as reserve for non-matured obligations and set aside no less than 1% of the security obligation balance as of year-end as security compensation reserve. If the security compensation reserve accumulates to 10% of the security obligation balance of the year, the difference of the amount shall be set aside.

In August 2017, the State Council promulgated the Regulations on the Supervision and Administration of Financing Guarantee Companies, or the Financing Guarantee Regulations, effective on October 1, 2017, which stipulate that the departments designated by the people’s governments of all provinces, autonomous regions and municipalities directly under the State Council shall be responsible for the supervision and administration of financing guarantee companies in their respective regions. Moreover, the establishment of a financing guarantee company or engagement in the financing guarantee business without approval may result in several penalties, including but not limited to banning, an order to cease business operation, confiscation of illegal gains, fines of up to RMB 1,000,000 and criminal liabilities.

Concerning the operation of a financing guarantee company, Financing Guarantee Regulations set out that in addition to financing guarantee business such as guarantee of borrowings and guarantee of bond issuance, a financing guarantee company with stable operations and a favorable financial position may also engage in non-financing guarantee business such as guarantee of bid submission, guarantee of project performance and guarantee of litigation preservation, as well as consulting and other services related to guarantee business. A financing guarantee company shall not engage in taking deposits directly or in any disguised form, proprietary lending or entrusted lending business, or making investment upon entrustment. Besides, the Financing Guarantee Regulations also set forth that the outstanding guarantee liabilities of a financing guarantee company shall not exceed ten times of its net assets, and that the outstanding guarantee liabilities of a financing guarantee company vis-à-vis the same guaranteed party shall not exceed 10% of the net assets of the financing guarantee company, while the outstanding guarantee liabilities of a financing guarantee company vis-à-vis the same guaranteed party and its affiliated parties shall not exceed 15% of its net assets.

The disclosure obligation of a financing guarantee company, as stipulated in the Notice on Issuing the Guidelines for Information Disclosure of Financing Guarantee Companies promulgated by the CBIRC and effective on November 25, 2010, includes annual reports, temporary reports on material incidents and other information required by the laws, regulations, rules and the relevant regulatory agency.

Regulations on Foreign Investment in Financing Guarantee Business

According to the Notice of the Ministry of Commerce on Relevant Issues Concerning the Approval and Administration of Financial Guarantee Companies with Foreign Investment issued by the MOFCOM on August 25, 2010, after the approval of the supervision departments of financial guarantee companies designated by the provincial people’s governments, the issues concerning the establishment and changes of financial guarantee companies with foreign investment shall be subject to the approval and administration of the provincial commerce departments in accordance with the Interim Regulations for Financing Guarantee Companies and relevant national laws and regulations on foreign investment.

The Guidelines for Approval of Foreign Investors to Invest in the Guarantee Industry issued by the MOFCOM on February 25, 2009, allow foreign investors to set up limited liability companies engaged in guarantee operating business in forms of wholly-owned enterprises or joint ventures founded with Chinese investors. In addition, the foreign investors shall have good credit, with necessary economic strength to set up guarantee companies, and their total net assets shall be no less than USD50,000,000 in the year previous to the application. If the guarantee company is established in the form of joint venture, the Chinese investors shall have good credit, and the net assets of the investors shall be no less than RMB50,000,000 in the year previous to the application. Where there are more than two foreign investors or more than two Chinese investors applying for establishment of the guarantee company, at least one of the investors who hold larger percentage of shares shall meet the conditions above. The basic requirements for establishing guarantee enterprises are that: (i) the registered capital shall be no less than USD10,000,000 and all paid in monetary form; (ii) there are senior management staff with qualifications of guarantee agencies and qualified practitioners who are familiar with guiding business; and (iii) there are comprehensive organizational structures, internal management systems and risk control systems.

According to the Guidelines for Approval of Foreign Investors to Invest in the Guarantee Industry, the application for investment in financing guarantee business shall be preliminarily examined and approved by the commercial agencies in the project location and ultimately approved by the provincial commercial agencies. The changes in guarantee companies such as increase of business scope, stock right transfer and increase or decrease in registered capital shall be reported and approved by the original examination and approval agencies.

As a value-added service in our financial solutions business, we provide deposit or other types of guarantee for the benefit of our customers and suppliers strictly limited to their transactions conducted on our Online Platform. We believe that this value-added service is an integrated part of our financial solutions rather than a separate financing guarantee business, but we cannot assure you that the relevant PRC government authority would not deem our guarantee service as unlicensed financial guarantee business which may subject us to fines, order to terminate the guarantee service, as well as other legal liabilities. See “Risk Factors—Risks Related to Our Business and Industry—We have limited experience in providing financial solutions, which plays a substantial role in attracting customers and suppliers to use our Online Platform. Failure to accurately evaluate our customers’ or suppliers’ credit risks, to renew our agreements with banks and other financial institutions on reasonable terms or to find comparable alternatives, or regulatory changes related to the internet finance industry, may have a material adverse effect on our business and results of operations.”

Regulations on Illegal Financing

Illegal financing is banned in accordance with Measures Banning Illegal Financial Institutions and Illegal Financial Business Activities promulgated by the State Council on July 13, 1998, and amended on January 8, 2011, and Notice on Punishing Illegal Financing of the State Council. The “illegal financial” activities mean the following activities conducted without the approval of the PBOC: (i) illegally taking public deposits or taking public deposits in any disguised form; (ii) without obtaining approval in accordance with the law, illegally raising funds from unspecific investors in any name; (iii) illegally granting loans, settling funds, discounting bills, lending funds, making trust investment, engaging in financial lease, providing financing guarantee, or trading foreign exchange; and (iv) Other illegal financial activities as specified by the PBOC.

Regulations on Anti-Money Laundering

The PRC Anti-money Laundering Law, effective in January 2007, sets forth the principal anti-money laundering requirements applicable to financial institutions as well as non-financial institutions with anti-money laundering obligations, including the adoption of precautionary and supervisory measures, establishment of various systems for client identification, retention of clients’ identification information and transactions records, and reports on large transactions and suspicious transactions. Financial institutions that are subject to the PRC Anti-Money Laundering Law include banks, credit unions, trust investment companies, stock brokerage companies, futures brokerage companies, insurance companies and other financial institutions as listed and published by the State Council. The PBOC and other governmental agencies issued a series of administrative rules and regulations to specify the anti-money laundering obligations of financial institutions and certain non-financial institutions, such as payment institutions. However, the State Council has not promulgated a list of the non-financial institutions subject to anti-money laundering obligations.

Regulations on Publication

Restrictions on Offline Distribution

According to Regulation on the Administration of Publication promulgated by the State Council on December 25, 2001, and most recently revised on February 6, 2016, “publishing activities” mean the publication, print/reproduction, import and distribution of publications; “publishing entity” includes newspaper offices, periodical offices, book publishing houses, audio and video product publishing houses and electronic publication publishing houses, etc.; “publications” mean the newspapers, periodicals, books, audio and video products and electronic publications, which shall, according to the relevant provisions of the state, state the names and addresses of the author, publisher, typographer/reproducer or distributor, the book number, serial number/version number, data on catalogue in publication, the publication date, issue and other relevant items. Besides, prohibited from being included in any publication are contents that: (i) object to the basic principles determined in the Constitution; (ii) endanger the unity of the nation, sovereignty or territorial integrity; (iii) divulge secrets of the State, endanger national security or damage the honor or benefits of the State; (iv) incite the national hatred or discrimination, undermine the solidarity of the nations, or infringe upon national customs and habits; (v) propagate evil cults or superstition; (vi) disturb the public order or destroy the public stability; (vii) propagate obscenity, gambling, violence or instigate crimes; (viii) insult or slander others, or infringe upon the lawful rights and interests of others; (ix) endanger public ethics or the fine folk cultural traditions; and (x) otherwise prohibited by laws, administrative regulations or provisions of the State.

On June 28, 2012, the General Administration of Press and Publication (one of the predecessors of the General Administration of Press, Publication, Radio, Film and Television, now known as National Radio and Television Administration), or the NRTA, promulgated the Implementing Rules of the General Administration of Press and Publication for Supporting Private Capital’s Participation in Publishing Operation Activities, pursuant to which, NRTA, among other things, (i) continuously supports private capital to invest in the establishment of enterprises of publication issuance, wholesale, retailing and chain operation to engage in the issuance and operation activities of publication products, such as books, newspaper, periodicals, video and audio products and electronic publications; and (ii) continuously supports private capital to invest in the establishment of Internet digital publishing enterprises, including online game publishing, mobile publishing, e-book publishing and content software development to engage in publishing and operation activities.

The Administrative Provisions on the Publication Market, or the New Administrative Provisions were jointly issued by the NRTA and MOFCOM on May 31, 2016, and became effective on June 1, 2016. The New Administrative Provisions, which superseded the previous Administrative Provisions on the Publication Market promulgated on March 25, 2011, regulate the activities of publication distribution, including wholesale or retail publication activities, which shall be carried out with the publication operation license. Without licensing, such entity or individual may be ordered to cease illegal acts by the competent administrative department of publication, given a warning, and concurrently subject to a fine.

Regulations on Periodical Publication

Provisions on the Administration of Periodical Publication promulgated by the NRTA on September 30, 2005, and most recently amended on December 11, 2017, or Periodical Regulation, stipulate that periodicals shall be published by lawfully established periodical publication entities. A periodical publication entity shall, when publishing any periodical, seek the approval of the NRTA, hold a CN Serial Number and obtain a License for Periodical Publication. The NRTA shall, after receiving the application for starting a periodical and establishing a periodical publication entity, make a decision on granting approval or not, and notify the sponsor directly or indirectly via the administrative department of press and publication of the province, autonomous region, or municipality directly under the Central Government. Moreover, a periodical publication entity is prohibited to sell, lease, or transfer the name of its own entity, the serial number or title of the periodical or any section of the periodical it publishes, nor shall it lend, transfer, lease or sell the License for Periodical Publication.

Besides, there are several conditions which shall be met for starting a periodical or establishing a periodical publication entity, including: (i) having a fixed name that does not conflict with that of any existing periodical; (ii) having the name and the articles of associations of the periodical publication entity; (iii) having the competent entity in charge and the sponsor that comply with the conditions as determined by the NRTA; (iv) having a clear scope of business for periodical publication; (v) having a registered capital of RMB 300,000 or more; (vi) having an organization that meets the needs of the periodical publication activities and the professional editing personnel that comply with the qualification conditions as prescribed by the state; (vii) having a fixed work place that is situated in the same administrative district as the sponsor; (viii) having a definite legal representative or person-in-charge and the legal representative or the person-in-charge shall be the Chinese citizen who lives permanently within the territory of China; and (ix) other conditions as prescribed by any law or administrative regulations.

In addition to the approval formalities, in case any periodical publishes any content involving national security or social stability or other major selected topics, it shall go through the formalities for archival filing in light of the provisions on the administration of archival filing on major selected topics.

We provide printed materials containing professional articles, comments, data analysis, industry reports and other chemical industry related information to our users who subscribe for this value-added service for free. We do not think our printed materials fall within the scope of periodicals under the Periodical Regulation which are subject to the requirement of Periodical Publication Permit. However, we cannot assure you that the governmental authorities would agree to our conclusion. If our materials are deemed as periodicals and we are required to obtain the relevant license, we may not be able to obtain the licenses in a timely manner, or at all, and we would conduct our publication business by cooperation with qualified third parties who have already obtained such license and having such third party to publish the printed materials. See “Risk Factors—Risks Related to Our Business and Industry—Failure to obtain, renew, or retain licenses, permits or approvals may affect our ability to conduct or expand our business.”

Regulations on Internet Publication

On February 4, 2016, the NRTA and MIIT issued the Provisions on the Administration of Online Publishing Services, which took effect on March 10, 2016, or Online Publication Regulation. According to the Provisions on the Administration of Online Publishing Services, the provision of online publishing services must be subject to the approval of the publication administrative department in accordance with the law, and an Online Publishing Service License shall be obtained. Moreover, there are several specific conditions for entities (except for book, audiovisual, electronic, newspaper and periodical publishers) engaged in Internet publication services to meet, including: (i) having definite website domains, intelligent terminal applications and other publishing platforms for online publishing business; (ii) having a definite scope of Internet publication services; (iii) having technical equipment necessary for engaging in Internet publication services, provided that the relevant servers and storage devices must be located within the territory of the PRC; (iv) having the name and the articles of association for the online publishing service provider, and the name is definite and different from any of those of other publishers; (v) having a legal representative and main responsible person in compliance with the requirements of the PRC, which means that the legal representative must be a Chinese citizen with full civil capacity and permanently residing in the territory of PRC, and that either the legal representative or the main responsible person should have vocational qualifications for technicians engaged in the profession of publishing at or above the intermediate level; (vi) in addition to the legal representative and the main responsible person, having at least eight full-time editorial and publishing employees with technical and vocational qualifications for the profession of publishing and other related professions as approved by the NRTA that can meet the needs within the scope of online publishing services, of which there are at least three employees with professional qualifications at or above the intermediate level; (vii) having a content review system required for online publishing services; (viii) having a fixed work place; and (ix) other conditions as provided by laws, administrative regulations and the NRTA.

If any entity arbitrarily engages in Internet publication services without approval, it might be banned by the competent publication administrative department and the administrative department for industry and commerce with statutory agency and a fine up to ten times the illegal operating income may be imposed.

In addition, based on the Provisions on the Administration of Online Publishing Services, an annual verification system shall apply to Internet publishing service providers and shall be carried out once every year. The competent administrative departments shall carry out the annual verification of Internet publishing service providers within their respective administrative regions and report relevant information to the NRTA.

Regulations on Foreign Investment in Internet Publication

On July 6, 2005, the Ministry of Culture (now known as Ministry of Culture and Tourism, or the MOCT), the NRTA, the NDRC, and the MOFCOM jointly adopted the Several Opinions on Canvassing Foreign Investment into the Cultural Sector, or the Opinion on Canvassing Foreign Investment. According to the Opinion on Canvassing Foreign Investment, foreign investors are prohibited from engaging in such business as the Internet publication and offline publication.

According to the Provisions on the Administration of Online Publishing Services, the NRTA and its local branches are responsible for the approval, supervision and administration of the Internet publication services nationwide, and any Internet publication service and Internet publication item, or publication of Internet publication item via the Internet is required to obtain an Internet publishing service license. Pursuant to the Internet Publication Measures, Sino-foreign equity joint ventures, Sino-foreign cooperative ventures and foreign invested entities shall not engage in Internet publication services.

We provide digital materials including professional articles, comments, data analysis, industry reports and other chemical industry related information online to our users for free. We do not think our digital materials fall within the scope of online publication as defined under the Online Publication Regulations which requires the service provider to hold an Online Publishing Service License. However, we cannot assure you that the governmental authorities would agree with our conclusion. If our materials are deemed as online publication and we are required to obtain the relevant licenses, we may not be able to obtain the licenses in a timely manner, or at all, and we would conduct our publication business by cooperation with qualified third parties who have already obtained such license and having such third parties to publish the digital materials. See “Risk Factors—Risks Related to Our Business and Industry—Failure to obtain, renew, or retain licenses, permits or approvals may affect our ability to conduct or expand our business.”

Regulations on Intellectual Property in the PRC

Copyright and Software Products

Pursuant to the Copyright Law of the PRC, as amended in 2010, copyrights include personal rights such as the right of publication, the right of attribution, and property rights such as the right of production and right of distribution. Reproducing, distributing, performing, projecting, broadcasting or compiling a work or communicating the same to the public via an information network without permission from the owner of the copyright therein, unless otherwise provided in the Copyright Law of the PRC, shall constitute infringement of copyrights. The infringer shall, according to the circumstances of the case, undertake to cease the infringement, take remedial action, offer an apology, and pay damages, etc.

In order to further implement the Regulations for the Protection of Computer Software promulgated by the State Council on December 20, 2001, and amended on January 30, 2013, the National Copyright Administration of the PRC issued the Computer Software Copyright Registration Measures on February 20, 2002, which is applicable to software copyright registration, license contract registration and transfer contract registration. We have registered 113 computer software copyrights as of the date of this prospectus.

Trademark

Pursuant to the Trademark Law of the PRC, as amended in 1993, 2001, 2013 and 2019, and the Implementing Regulations of the Trademark Law of the PRC, issued by the State Council in 2002 and amended on April 29, 2014, the right to exclusive use of a registered trademark shall be limited to trademarks which have been approved for registration and to goods where the use of such trademark has been approved. The period of validity of a registered trademark shall be ten years, counted from the day the registration is approved. According to this law, using a trademark that is identical to or similar to a registered trademark in connection with the same or similar goods without the authorization of the owner of the registered trademark constitutes an infringement of the exclusive right to use a registered trademark. The Trademark Law of the PRC has adopted a “first-to-file” principle with respect to trademark registration. For goods or services that are identical or similar, if the trademark to be applied is identical or similar to another trademark that has already been registered or been used following a preliminary examination and approval, then the application for registration of such trademark may be rejected. An application for trademark registration shall not prejudice any pre-existing right of others. It is prohibited to forestall the registration, through any improper means, of a trademark that is already used by another party and has produced a certain influence. The infringer shall, in accordance with the regulations, undertake to cease the infringement, take remedial action, and pay damages, etc. To date, we have not received any third-party claims against our trademarks or trademark applications.

Patent

Pursuant to the Patent Law of the PRC, as amended in 2008, after the grant of the patent right for an invention or utility model, except where otherwise provided for in the Patent Law, no entity or individual may, without the authorization of the patent owner, exploit the patent, that is, make, use, offer to sell, sell or import the patented product, or use the patented process, or use, offer to sell, sell or import any product which is a direct result of the use of the patented process, for production or business purposes. The Chinese patent system adopts a first-to-file principle, which means that when more than one person file different patent applications for the same invention, only the person who files the application first is entitled to obtain a patent of the invention. To be patentable, an invention or a utility model must meet three criteria: novelty, inventiveness and practicability. A patent is valid for twenty years in the case of an invention and ten years for a utility model and a design. Once the infringement of patent is confirmed, the infringer shall, in accordance with the regulations, undertake to cease the infringement, take remedial action, and pay damages, etc. To date, we have not received any third-party claims against our patents or patent applications.

Domain Name

Pursuant to the Measures on Administration of Internet Domain Names promulgated in November 2004 and effective December 2004, or the 2004 Domain Names Measures, and the Measures for the Administration of Internet Domain names promulgated in August 2017 and effective November 2017 to replace the 2004 Domain Names Measures, “domain name” shall refer to the character mark of hierarchical structure, which identifies and locates a computer on the internet and corresponds to the internet protocol (IP) address of that computer. The principle of first-to-file is followed for the domain name registration service. The applicants will become the holder of such domain names upon the completion of the registration procedure. Any organization or individual may file an application for settlement with the domain names dispute resolution institution or file a lawsuit in the people’s court in accordance with the law, if such organization or individual consider its/his legal rights and interests to be infringed by domain names registered or used by others. As of the date of this prospectus, we have registered 76 domain names.

Regulations on Labor Protection in the PRC

Labor Law

Pursuant to the Labor Law of the PRC promulgated on July 5, 1994, and amended on August 27, 2009 and December 29, 2018, the Labor Contract Law of the PRC promulgated on June 29, 2007, and amended on

December 28, 2012, and the Regulations on Implementation of the Labor Contract Law of the PRC promulgated on September 18, 2008, labor relationships between employers and employees shall be specified in written form. Wages shall not be lower than the local standards of minimum wages. Employers must establish and perfect their systems of labor safety and health, strictly implement the State’s rules and standards for labor safety and health, provide education on labor safety and health to laborers. It is stipulated by the Labor Contract Law and the Implementation Regulations on Labor Contract Law that a labor contract must be made in writing. An employer and an employee may enter into a fixed-term labor contract, an un-fixed term labor contract, or a labor contract that agrees upon the completion of certain work assignments, after reaching agreement upon due negotiations. An employer may legally terminate a labor contract and dismiss its employees after reaching agreement upon due negotiations with the employee or by fulfilling the statutory conditions. Labor contracts signed prior to the enactment of the Labor Contract Law and subsisting within the validity period thereof shall continue to be honored. With respect to the circumstance where a labor relationship has already been established but no formal contract has been entered into, a written labor contract shall be entered into within one month from the effective date of the Labor Contract Law.

Social Insurance and Housing Fund

As required under the Regulation of Insurance for Labor Injury implemented on January 1, 2004, and amended in 2010, the Provisional Measures for Maternity Insurance of Employees of Corporations implemented on January 1, 1995, the Decisions on the Establishment of a Unified Program for Old-Aged Pension Insurance of the State Council issued on July 16, 1997, the Decisions on the Establishment of the Medical Insurance Program for Urban Workers of the State Council promulgated on December 14, 1998, the Unemployment Insurance Measures promulgated on January 22, 1999, and the Social Insurance Law of the PRC implemented on July 1, 2011, and amended in 2018, employers are required to provide their employees in the PRC with welfare benefits covering pension insurance, unemployment insurance, maternity insurance, labor injury insurance and medical insurance. These insurance payments shall be made to local administrative agencies. Any employer that fails to make social insurance contributions may be ordered to rectify the non-compliance and pay the required contributions within a prescribed time limit and be subject to a late fee. If the employer still fails to make the relevant contributions within the prescribed time, it may be subject to a fine ranging from one to three times the amount overdue.

In accordance with the Regulations on the Management of Housing Fund, which was promulgated by the State Council in 1999 and amended in 2002 and 2019, employers must register at the designated administrative centers and open bank accounts for depositing employees’ housing funds. Employers and employees are required to pay and deposit housing funds, with an amount no less than 5% of the average monthly salary of the employee in the preceding year in full and on time. The employer shall timely pay up and deposit housing provident fund contributions in full amount and late or insufficient payments shall be prohibited.

Employee Stock Incentive Plan

Pursuant to the Notice of Issues Related to the Foreign Exchange Administration for Domestic Individuals Participating in Stock Incentive Plan of Overseas Listed Company, or Circular 7, which was issued by the State Administration of Foreign Exchange, or the SAFE on February 15, 2012, employees, directors, supervisors, and other senior management who participate in any stock incentive plan of a publicly-listed overseas company and who are PRC citizens or non-PRC citizens residing in China for a continuous period of no less than one year, subject to a few exceptions, are required to register with SAFE or its local branches through a qualified domestic agent, which may be a PRC subsidiary of such overseas listed company, and complete certain other procedures.

In addition, the SAT has issued the Notice of the State Administration of Taxation on Relevant Issues of Individual Income Tax Relating to Equity Incentive, or Notice 461 and relevant circulars concerning employee stock options and restricted shares. Under these circulars, employees working in the PRC who exercise stock options or are granted restricted shares shall be subject to PRC individual income tax. The PRC subsidiaries of an overseas listed company are required to file documents related to employee stock options and restricted shares with relevant tax agencies and to withhold individual income taxes of employees who exercise their stock option or purchase restricted shares. If the employees fail to pay or the PRC subsidiaries fail to withhold income tax in accordance with relevant laws and regulations, the PRC subsidiaries may face sanctions imposed by the tax agencies or other PRC governmental agencies. See “Risk Factors—Risks Related to Doing Business in China—Any failure to comply with PRC regulations regarding the registration requirements for employee stock incentive plans may subject the PRC plan participants or us to fines and other legal or administrative sanctions.”

Regulations on Tax in the PRC

Enterprise Income Tax

On March 16, 2007, the SCNPC promulgated the Enterprise Income Tax Law of the PRC, which was amended on February 24, 2017 and December 29, 2018, and the State Council enacted the Regulations for the Implementation of the Enterprise Income Tax Law, or collectively, the EIT Law. The EIT Law came into effect on January 1, 2008 and was amended on April 23, 2019. Under the EIT Law, both resident enterprises and non-resident enterprises are subject to tax in the PRC. Resident enterprises are defined as enterprises that are established in China in accordance with PRC laws, or that are established in accordance with the laws of foreign countries but are actually or in effect controlled from within the PRC. Non-resident enterprises are defined as enterprises that are organized under the laws of foreign countries and whose actual management is conducted outside the PRC, but have established institutions or premises in the PRC, or have no such established institutions or premises but have income generated from inside the PRC. Under the EIT Law and relevant implementing regulations, a uniform corporate income tax rate of 25% is applied. However, if non-resident enterprises have not formed permanent establishments or premises in the PRC, or if they have formed permanent establishment or premises in the PRC but there is no actual relationship between the relevant income derived in the PRC and the established institutions or premises set up by them, enterprise income tax is set at the rate of 10% with respect to their income from the PRC sources.

Value-added Tax

The Provisional Regulations of the PRC on Value-added Tax were promulgated by the State Council on December 13, 1993 and came into effective January 1, 1994, which were subsequently amended on November 10, 2008, came into effect on January 1, 2009, and most recently amended on November 19, 2017. The Detailed Rules for the Implementation of the Provisional Regulations of the PRC on Value-added Tax (Revised in 2011) was promulgated by the MOF on December 25, 1993 and subsequently amended on December 15, 2008, and October 28, 2011, or collectively, VAT Law. On November 19, 2017, the State Council promulgated the Decisions on Abolishing the Provisional Regulations of the PRC on Business Tax and Amending the Provisional Regulations of the PRC on Value-added Tax, or the Order 691. In March 2019, MOF, SAT and the General Administration of Customs jointly issued the Circular on Relevant Policies for Deepening the Value-Added Tax Reform, or the Circular 39, effective on April 1, 2019. According to the Provisional Regulations of the PRC on Value-added Tax and the Circular 39, all enterprises and individuals engaged in the sale of goods, the provision of processing, repair and replacement services, sales of services, intangible assets, real property and the importation of goods within the territory of the PRC are the taxpayers of VAT. The VAT tax rates generally applicable are simplified as 13%, 9%, 6%, 0% and the VAT tax rate applicable to the small-scale taxpayers is 5% and 3%.

Dividend Withholding Tax

The EIT Law provides that since January 1, 2008, an income tax rate of 10% will normally be applicable to dividends declared to non-PRC resident investors who do not have an establishment or place of business in the PRC, or who have such establishment or place of business but the relevant income is not effectively connected with the establishment or place of business, to the extent such dividends are derived from sources within the PRC.

Pursuant to an Arrangement Between the Mainland of China and the Hong Kong Special Administrative Region for the Avoidance of Double Taxation and the Prevention of Fiscal Evasion with Respect to Taxes on Incomes, or the Double Tax Avoidance Arrangement, and other applicable PRC laws, if a Hong Kong resident enterprise is determined by the competent PRC tax agency to have satisfied the relevant conditions and requirements under such Double Tax Avoidance Arrangement and other applicable laws, the 10% withholding tax on the dividends the Hong Kong resident enterprise receives from a PRC resident enterprise may be reduced to 5%. However, based on the Circular on Certain Issues with Respect to the Enforcement of Dividend Provisions in Tax Treaties, or the SAT Circular 81, issued on February 20, 2009, by the SAT, if the relevant PRC tax authorities determine, in their discretion, that a company benefits from such reduced income tax rate due to a structure or arrangement that is primarily tax-driven, such PRC tax agencies may adjust the preferential tax treatment. According to the Circular on Several Questions regarding the “beneficial owner” in Tax Treaties, which was issued on February 3, 2018 by the SAT and effective on April 1, 2018, when determining the applicant’s status as a “beneficial owner” regarding tax treatments in connection with dividends, interest or royalties in the tax treaties, several factors, including without limitation, whether the applicant is obligated to pay more than 50% of his or her income in twelve months to residents in third country or region, whether the business operated by the applicant constitutes the actual business activities, and whether the counterparty country or region to the tax treaties does not levy any tax or grant, tax exemption on relevant income or levy tax at an extremely low rate, will be taken into account, and they will be analyzed according to the actual circumstances of the specific cases. This circular further provides that applicants who intend to prove his or her status as the “beneficial owner” shall submit the relevant documents to the relevant tax bureau according to the Announcement on Issuing the Measures for the Administration of Non-Resident Taxpayers’ Enjoyment of the Treatment under Tax Agreements issued by the SAT on August 27, 2015 and amended on June 15, 2018 which will be further replaced by the Announcement on Issuing the Administrative Measures for Non-Resident Taxpayer’s Enjoyment of the Treatment under Agreements issued by SAT on October 14, 2019 to come into effect on January 1, 2020.

Tax on Indirect Transfer

On February 3, 2015, the SAT issued the Circular on Issues of Enterprise Income Tax on Indirect Transfers of Assets by Non-PRC Resident Enterprises, or Circular 7. Pursuant to Circular 7, an “indirect transfer” of assets, including equity interests in a PRC resident enterprise, by non-PRC resident enterprises, may be recharacterized and treated as a direct transfer of PRC taxable assets, if such arrangement does not have a reasonable commercial purpose and was established for the purpose of avoiding payment of PRC enterprise income tax. As a result, gains derived from such indirect transfer may be subject to PRC enterprise income tax. When determining whether there is a “reasonable commercial purpose” of the transaction arrangement, factors to be taken into consideration include, inter alia, whether the main value of the equity interest of the relevant offshore enterprise derives directly or indirectly from PRC taxable assets; whether the assets of the relevant offshore enterprise mainly consist of direct or indirect investment in China or if its income is mainly derived from China; and whether the offshore enterprise and its subsidiaries directly or indirectly holding PRC taxable assets have real commercial nature that is evidenced by their actual function and risk exposure. The Circular 7 does not apply to transactions of sale of shares by investors through a public stock exchange where such shares were acquired on a public stock exchange. On October 17, 2017, the SAT issued the Circular on Issues of Tax Withholding regarding Non-PRC Resident Enterprise Income Tax, or SAT Circular 37, which further elaborates on the relevant implemental rules regarding the calculation, reporting and payment obligations of the withholding tax by the non-resident enterprises. Nonetheless, there remain uncertainties as to the interpretation and application of the SAT Circular 7. The SAT Circular 7 may be determined by the tax agencies to be applicable to our offshore transactions or sale of our shares or those of our offshore subsidiaries where non-resident enterprises, being the transferors, were involved.

Regulations on Dividend Distributions

The principal regulations governing the distribution of dividends paid by foreign-invested enterprises include the Wholly Foreign-Owned Enterprise Law issued in 1986 and amended in 2016, and the Implementation Regulations on the Wholly Foreign-Owned Enterprise Law issued in 1990 and amended in 2014. Pursuant to the regulations above, domestic foreign-invested enterprises shall not distribute any profits as dividend until any losses from prior fiscal years have been offset, if any, as determined in accordance with PRC accounting standards and regulations. Moreover, a PRC company is required to set aside as statutory reserve funds at least 10% of its after-tax profit, until the cumulative amount of such reserve funds reaches 50% of its registered capital unless laws regarding foreign investment provide otherwise. However, these reserve funds may not be distributed as cash dividends.

Regulations on Foreign Exchange

Regulations on Foreign Currency Exchange

Under the PRC Foreign Currency Administration Rules promulgated on January 29, 1996 and most recently amended on August 5, 2008, Renminbi is convertible into other currencies for current account transactions, including dividends distribution, interest payments, trade and service-related foreign exchange transactions, but not for capital account transactions, such as direct investments, loans, repatriation of investments and investments in securities outside of China, unless prior approval is obtained from SAFE and the formalities for registration is made with SAFE.

SAFE promulgated the Notice on Reforming the Mode of Management of Settlement of Foreign Exchange Capital of Foreign-Funded Enterprises, or Circular 19, in March 2015 and effective June 2015 and the Notice of the State Administration of Foreign Exchange on Reforming and Standardizing the Administrative Provisions on Capital Account Foreign Exchange Settlement, or Circular 16, in June 2016, which came into effect simultaneously. Under Circular 16, domestic enterprises (including Chinese-funded enterprises and foreign-funded enterprises, but excluding financial institutions) may go through foreign exchange settlement procedures for their external debts at their discretion. According to Circular 19 and Notice 16, the flow and use of the RMB capital converted from registered foreign currency capital of a foreign-invested company are under control. Unless otherwise permitted under its business scope, such RMB capital shall not be directly or indirectly used for transactions beyond its business scope or for providing loans to persons other than affiliates.

In February 2015, SAFE promulgated the Notice of the State Administration of Foreign Exchange on Further Simplifying and Improving the Policies of Foreign Exchange Administration Applicable to Direct Investment, or Circular 13, effective on June 1, 2015, which delegates the power to enforce the foreign exchange registration related to inbound and outbound direct investments under relevant SAFE rules from branches of SAFE to banks, thereby further simplifying the procedure of foreign exchange registration for inbound and outbound direct investments.

In January 2017, SAFE promulgated the Notice of the State Administration of Foreign Exchange on Further Promoting the Reform of Foreign Exchange Administration and Improving the Examination of Authenticity and Compliance, or Circular 3, effective simultaneously. Circular 3 sets out various capital control measures to tighten authenticity and compliance verification of cross-border transactions and cross-border capital flow, which include, without limitation, requiring banks to verify resolution of the board of directors on distribution of profits (or resolution of partners on distribution of profits), original tax recordation form, and audited financial statements relating to the outward remittance before conducting the outward remittance of profits above US$50,000, and making up for losses in previous years with profits pursuant to the law before it is allowed to remit the profits overseas.

Regulations on Foreign Exchange Registration of Overseas Investment by PRC Residents

Notice of the State Administration of Foreign Exchange on Issues concerning Foreign Exchange Administration of the Overseas Investment and Financing and the Round-tripping Investment Made by Domestic Residents through Special-Purpose Companies, or Circular 37, issued and effective in July 2014, regulates foreign exchange matters where PRC residents or entities seek offshore investment and financing and conduct round tripping investment in China via special purpose vehicles, or SPVs. As mentioned in Circular 37, a SPV refers to an overseas enterprise directly formed or indirectly controlled for investment or financing purposes by a domestic resident (domestic institution or domestic resident individual) with the assets or interests it legally holds in a domestic enterprise, or with the overseas assets and interests it legally holds. “Round tripping investment” refers to the direct investments made in China by domestic residents directly or indirectly through SPV, namely, the behavior of establishing foreign-funded enterprises or projects, in which case PRC residents or entities are required to complete foreign exchange registration with SAFE or its local branch. Circular 13 as mentioned above allows Chinese residents or entities to register with qualified banks in connection with their establishment or control of an offshore entity established for the purpose of overseas investment or financing. In addition, such Chinese residents or entities shall update their SAFE registrations when the offshore SPV undergoes material matters relating to any change of basic information (including changes of its Mainland resident individual shareholder, its name, operating period), increase or decrease in contribution by the Mainland resident individual, the transfer or replacement of equity, or merger or division into an SPV. Circular 37 further provides that option or equity incentives owners of a non-listed SPV shall conduct registration with SAFE before exercising their right of option or equity incentives.

Under the relevant rules, failure to comply with the registration procedures set forth in the Circular 37 may result in bans on the foreign exchange activities of the relevant onshore company, including the payment of dividends and other distributions to its offshore parent or affiliates, and may also subject relevant PRC residents to penalties under PRC foreign exchange administration regulations.

As of the date of this prospectus, our PRC resident shareholder Dr. Dongliang Chang has completed required registration with the local counterpart of SAFE in relation to his investment in our company, but Mr. Hao Wang has not yet filed for such registration. For further information, see “Risk Factors—Risks Related to Doing Business in China—PRC regulations relating to offshore investment activities by PRC residents may limit our PRC subsidiaries’ ability to increase their registered capital or distribute profits to us or otherwise expose us or our PRC resident beneficial owners to liability and penalties under PRC law.”

Regulations on M&A and Overseas Listings

On August 8, 2006, the MOFCOM, SAMR, SAT, SAFE, the State-owned Assets Supervision and Administration Commission of the State Council and the China Securities Regulatory Commission, or the CSRC, promulgated the Provisions of the Ministry of Commerce on M&A of a Domestic Enterprise by Foreign Investors, or the M&A Rules, effective on September 8, 2006, and amended on June 22, 2009, regulating the mergers and acquisitions of a domestic enterprise by foreign investors. The M&A Rules set out that whenever a domestic company, enterprise or natural person merges its affiliated domestic company in the name of a company legally established or controlled by the aforesaid domestic company, enterprise or natural person in foreign countries or regions, it shall be subject to the approval of the MOFCOM. The M&A Rules also stipulate that where a SPV is to be listed overseas, the listing shall be approved by the CSRC prior to overseas listing and trading of such SPV’s securities on an overseas stock exchange.

MANAGEMENT

Directors and Executive Officers

The following table sets forth information regarding our directors and executive officers as of the date of this prospectus.

Directors and Executive Officers	Age	Position/Title
Dongliang Chang	44	Founder and Chairman of Board of Directors
Zheng Wang	51	Director and Chief Executive Officer
Xiaona Feng	38	Director
Qi Shan	40	Director
Kai Liu	43	Director
Hualong Jin	35	Director
Qingsheng Zheng	42	Director
Zheng Zhang	32	Director
Dawei Ma	56	Independent Director Appointee*
Ning Zhu	46	Independent Director Appointee*
Zhaohong Li	50	Chief Financial Officer
Qiaoqiao Sun	39	Co-Chief Financial Officer
Li Li	34	Co-founder and Vice President

*

Dr. Dawei Ma and Dr. Ning Zhu have accepted appointments as our independent directors, effective upon the SEC’s declaration of effectiveness of our registration statement on Form F-1 of which this prospectus is a part.

Dr. Dongliang Chang is our founder and has served as the chairman of our board of directors since our inception. Dr. Chang is a renowned expert in biochemistry and has been instrumental to the growth and success of our Company. His research focuses on organic synthesis, bio-informatics, heterocyclic intermediates, bio-catalysis and published more than 30 articles at reputable publishers, including, among others, Biocatalysis and Biotransformation, The Journal of Organic Chemistry and Chemical Communications, and received 11 patents. Dr. Chang received his doctorate degree from Swiss Federal Institute of Technology in biotechnology in 2004.

Dr. Zheng Wang has served as our chief executive officer since 2018 and our director since October 2019. Dr. Wang has more than 20 years’ experience in operation management. Prior to joining us, Dr. Wang served as the chief executive officer of XinQi Biotechnology Inc. from 2006 to 2012. From 2001 to 2006, he served as the supervisor of China Investment Group, a South Korean company. Dr. Wang received his bachelor’s degree, master’s degree and doctorate degree from Shanghai Second Medical University in 1991, 1998 and 2001, respectively.

Ms. Xiaona Feng has served as our director since November 2018. Ms. Feng has served at Sinovation Ventures since 2012 and has been the executive director of Sinovation Ventures since 2017. Prior to joining Sinovation Ventures, Ms. Feng served as a product manager in China Unicom, one of the largest Chinese telecommunication companies from 2008 to 2010. From 2006 to 2007, she served as a product manager in Huawei, a leading electronic product brand in China. Ms. Feng received her bachelor’s degree from Beijing Jiaotong University in 2003, her master’s degree from Beijing Institute of Technology in 2006, and her MBA from Cheung Kong Graduate School of Business in 2011.

Ms. Qi Shan has served as our director since November 2018. Ms. Shan has served at Trustbridge Partners since 2009. Prior to joining Trustbridge Partners, she served as the treasury manager at Shanghai Shimao Co., Ltd. from 2005 to 2009. Ms. Shan received her master’s degree in finance management from The University of Melbourne in 2004.

Mr. Kai Liu has served as our director since November 2018. Mr. Liu has served as a partner of Vangoo Capital Limited (Beijing) since 2014. Prior to joining Vangoo Capital Limited (Beijing), he was in the business management team at Alcatel-Lucent from 2006 to 2014. Mr. Liu received his MBA from Tsinghua University in 2008.

Mr. Hualong Jin has served as our director since November 2018. Mr. Jin is currently the senior assistant president of Fosun International and chairman of Fosun RZ Capital. He has over ten years’ professional experience in the financial service and investment industries and has been in charge of global investments in internet and advanced technology. Prior to joining Fosun RZ Capital, Mr. Jin worked at the investment banking department at China International Capital Corporation (SEHK: 3908), for several years. Mr. Jin received his MBA from Boston University in 2008.

Mr. Qingsheng Zheng has served as our director since November 2018. Mr. Zheng has been a partner in Sequoia China since October 2014. Prior to joining Sequoia, Mr. Zheng served as a partner and director of Trustbridge from 2007 to 2014. Mr. Zheng also worked for Shanda Interactive, BearingPoint, IBM and PwC from 1999 to 2007. Mr. Zheng received his bachelor’s degree in economics from Fudan University in 1999.

Mr. Zheng Zhang has served as our director since November 2018. Mr. Zhang has been a director of TFTR Investment since 2015. Prior to joining TFTR Investment, he served as a senior associate at Infinity Group from 2011 to 2013. Prior to that, he served as a junior analyst at Ernst & Young Assurance & Advisory from 2007 to 2009. From 2009 to 2011, he served as an associate at New Access Capital from 2009 to 2011.

Dr. Dawei Ma will serve as our director starting from the SEC’s declaration of effectiveness of our registration statement on Form F-1 of which this prospectus is a part. Dr. Ma is currently the deputy director of Shanghai Institute of Organic Chemistry and an associate editor of Journal of Organic Chemistry. Prior to that, Dr. Ma served as the director of the State Key Laboratory of Bioorganic and Natural Products Chemistry of Shanghai Institute of Organic Chemistry from 2001 to 2010. Dr. Ma has been appointed as research professor at Shanghai Institute of Organic Chemistry since 1995. Dr. Ma received his bachelor’s degree in chemistry from Shandong University in 1984 and doctorate degree from Shanghai Institute of Organic Chemistry in 1989, and was a postdoctoral scholar at Mayo Clinic of University of Pittsburgh.

Dr. Ning Zhu will serve as our director starting from the SEC’s declaration of effectiveness of our registration statement on Form F-1 of which this prospectus is a part. Dr. Zhu has been a professor of finance and the deputy dean of Shanghai Advanced Institute of Finance of Shanghai Jiaotong University since January 2010. Prior to that, Dr. Zhu was a tenured professor of finance at University of California from 2003 to January 2010. Dr. Zhu is also an independent non-executive director of China Huarong Asset Management Co., Ltd. Dr. Zhu received his bachelor’s degree in international finance from Peking University in 1997, master’s degree in management from Cornell University in 1999, and doctorate degree in finance from Yale University in 2003.

Mr. Zhaohong Li has served as our chief financial officer since April 2019. He has served as a director of Harvest Year Asia since 2017. He was the vice president of Zhejiang Xinyuan Holding Co., Ltd and the chief financial officer of the technology group of Xinyuan Group in 2018 and the deputy director of investment department of Cross-strait Tsinghua Research Institute from 2017 to 2018. Prior to that, Mr. Li served as the senior director at China International Marine Containers Group Ltd. from 2015 to 2016. From 2011 to 2015, he served as the head of China at 360ip Pte Ltd. In 2010, Mr. Li served as the assistant to the CEO, managing director and the head of investment department at BOCGI Zheshang Capital Co. Ltd. Mr. Li received his bachelor’s degree in engineering and applied sciences from California Institute of Technology in 1991 and his Master of Management from Northwestern University’s Kellogg School of Management in 1998.

Mr. Qiaoqiao Sun has served as our co-chief financial officer since September 2019 and served as our financial officer from 2018 to September 2019. Prior to joining us, he served as the vice general manager of finance department at Wanda Network Technology Group from 2016 to 2018. From 2015 to 2016, he served as the financial director at Lvnengbao Group, in charge of financial department of internet business group. From 2013 to 2015, he served as the finance manager at China Everbright Limited, in charge of financial department of the Shanghai region. From 2011 to 2013, he served as the accounting manager at Fosun Pharma. Group. Mr. Sun received his bachelor’s degree from Shanghai University of Finance and Economics in 2004 and his master’s degree from Shanghai Jiaotong University in 2015.

Mr. Li Li has served as our co-founder and vice president since our inception. Mr. Li is in charge of data operation, financial services and investments. Prior to joining us, he served as the assistant to president at Hua-Yin Kang Institution of Genetic Research from 2011 to 2012. From 2007 to 2011, he founded China Youth Climate-action Network and was in charge of its overall operation. Mr. Li received his bachelor’s degree from Information Technology University in 2007 and his FMBA from Tsinghua University PBC School of Finance in 2018.

Employment Agreements and Indemnification Agreements

We plan to enter into employment agreements with each of our executive officers. Under these agreements, each of our executive officers is employed for a specified time period. We may terminate employment for cause, at any time, without advance notice or remuneration, for certain acts of the executive officer, such as conviction or plea of guilty to a felony or any crime involving moral turpitude, negligent or dishonest acts to our detriment, or misconduct or a failure to perform agreed duties. We may also terminate an executive officer’s employment without cause upon 60-day advance written notice. In such case of termination by us, we will provide severance payments to the executive officer as expressly required by applicable law of the jurisdiction where the executive officer is based. The executive officer may resign at any time with a 60-day advance written notice.

Each executive officer has agreed to hold, both during and after the termination or expiry of his or her employment agreement, in strict confidence and not to use, except as required in the performance of his or her duties in connection with the employment or pursuant to applicable law, any of our confidential information or trade secrets, any confidential information or trade secrets of our clients or prospective clients, or the confidential or proprietary information of any third party received by us and for which we have confidential obligations. The executive officers have also agreed to disclose in confidence to us all inventions, designs and trade secrets which they conceive, develop or reduce to practice during the executive officer’s employment with us and to assign all right, title and interest in them to us, and assist us in obtaining and enforcing patents, copyrights and other legal rights for these inventions, designs and trade secrets.

In addition, each executive officer has agreed to be bound by non-competition and non-solicitation restrictions during the term of his or her employment and typically for one year following the last date of employment. Specifically, each executive officer has agreed not to (i) approach our suppliers, clients, customers or contacts or other persons or entities introduced to the executive officer in his or her capacity as a representative of us for the purpose of doing business with such persons or entities that will harm our business relationships with these persons or entities; (ii) assume employment with or provide services to any of our competitors, or engage, whether as principal, partner, licensor or otherwise, any of our competitors, without our express consent; or (iii) seek directly or indirectly, to solicit the services of any of our employees who is employed by us on or after the date of the executive officer’s termination, or in the year preceding such termination, without our express consent.

We plan to enter into indemnification agreements with each of our directors and executive officers. Under these agreements, we agree to indemnify our directors and executive officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being a director or officer of our company.

Board of Directors

Our board of directors will consist of ten directors upon the SEC’s declaration of effectiveness of our registration statement on Form F-1 of which this prospectus is a part. A director is not required to hold any shares in our company by way of qualification. A director who is in any way, whether directly or indirectly, interested in a contract or proposed contract with our company is required to declare the nature of his interest at a meeting of our directors. A director may vote with respect to any contract notwithstanding that he may be interested therein, and if he does so his vote shall be counted and he may be counted in the quorum at any meeting of our directors at which any such contract or proposed contract or arrangement is considered. Our directors may exercise all the powers of our company to borrow money, mortgage or charge its undertaking, property and uncalled capital, and to issue debentures or other securities whenever money is borrowed or as security for any debt, liability or obligation of our company or of any third party.

Committees of the Board of Directors

Prior to the completion of this offering, we intend to establish an audit committee, a compensation committee and a nominating committee under the board of directors. We intend to adopt a charter for each of the three committees prior to the completion of this offering. Each committee’s members and functions are described below.

Audit Committee. Our audit committee will consist of Dr. Dongliang Chang, Dr. Dawei Ma and Dr. Ning Zhu. Dr. Ning Zhu will be the chairman of our audit committee. We have determined that Dr. Dawei Ma and Dr. Ning Zhu satisfy the “independence” requirements of Rule 5605(a)(2) of the Listing Rules of the Nasdaq Stock Market and Rule 10A-3 under the Exchange Act. We have determined that Dr. Ning Zhu qualifies as an “audit committee financial expert.” The audit committee will oversee our accounting and financial reporting processes and the audits of the financial statements of our company. The audit committee will be responsible for, among other things:

•	appointing the independent auditors and pre-approving all auditing and non-auditing services permitted to be performed by the independent auditors;

•	reviewing with the independent auditors any audit problems or difficulties and management’s response;

•	discussing the annual audited financial statements with management and the independent auditors;

•	reviewing the adequacy and effectiveness of our accounting and internal control policies and procedures and any steps taken to monitor and control major financial risk exposures;

•	reviewing and approving all proposed related party transactions;

•	meeting separately and periodically with management and the independent auditors; and

•	monitoring compliance with our code of business conduct and ethics, including reviewing the adequacy and effectiveness of our procedures to ensure proper compliance.

Compensation Committee. Our compensation committee will consist of Dr. Dongliang Chang, Dr. Dawei Ma and Dr. Ning Zhu. Dr. Dongliang Chang will be the chairman of our compensation committee. We have determined that Dr. Dawei Ma and Dr. Ning Zhu satisfy the “independence” requirements of Rule 5605(a)(2) of the Listing Rules of the Nasdaq Stock Market. The compensation committee will assist the board in reviewing and approving the compensation structure, including all forms of compensation, relating to our directors and executive officers. Our chief executive officer may not be present at any committee meeting during which his compensation is deliberated. The compensation committee will be responsible for, among other things:

•	reviewing and approving, or recommending to the board for its approval, the compensation for our chief executive officer and other executive officers;

•	reviewing and recommending to the board for determination with respect to the compensation of our non-employee directors;

•	reviewing periodically and approving any incentive compensation or equity plans, programs or similar arrangements; and

•	selecting compensation consultant, legal counsel or other adviser only after taking into consideration all factors relevant to that person’s independence from management.

Nominating and Corporate Governance Committee. Our nominating and corporate governance committee will consist of Dr. Dongliang Chang, Dr. Dawei Ma and Dr. Ning Zhu. Dr. Dongliang Chang will be the chairperson of our nominating and corporate governance committee. Dr. Dawei Ma and Dr. Ning Zhu satisfy the “independence” requirements of Rule 5605(a)(2) of the Listing Rules of the Nasdaq Stock Market. The nominating and corporate governance committee will assist the board of directors in selecting individuals qualified to become our directors and in determining the composition of the board and its committees. The nominating and corporate governance committee will be responsible for, among other things:

•	selecting and recommending to the board nominees for election by the shareholders or appointment by the board;

•	reviewing annually with the board the current composition of the board with regards to characteristics such as independence, knowledge, skills, experience and diversity;

•	making recommendations on the frequency and structure of board meetings and monitoring the functioning of the committees of the board;

•	advising the board periodically with regards to significant developments in the law and practice of corporate governance as well as our compliance with applicable laws and regulations; and

•	making recommendations to the board on all matters of corporate governance and on any remedial action to be taken.

Duties of Directors

Under Cayman Islands law, our directors owe fiduciary duties to our company, including a duty of loyalty, a duty to act honestly, and a duty to act in what they consider in good faith to be in our best interests. Our directors must also exercise their powers only for a proper purpose. Our directors also owe to our company a duty to act with skill and care. It was previously considered that a director need not exhibit in the performance of his duties a greater degree of skill than may reasonably be expected from a person of his knowledge and experience. However, English and Commonwealth Courts have moved toward an objective standard with regards to the required skill and care and these authorities are likely to be followed in the Cayman Islands. In fulfilling their duty of care to us, our directors must ensure compliance with our memorandum and articles of association, as amended and restated from time to time, and the class rights vested thereunder in the holders of the shares. In certain limited exceptional circumstances, a shareholder may have the right to seek damages in our name if a duty owed by our directors is breached.

Our board of directors has all the powers necessary for managing, and for directing and supervising, our business affairs. The functions and powers of our board of directors include, among others:

•	convening shareholders’ annual and extraordinary general meetings and reporting its work to shareholders at such meetings;

•	declaring dividends and distributions;

•	appointing officers and determining the term of office of the officers;

•	exercising the borrowing powers of our company and mortgaging the property of our company; and

•	approving the transfer of shares in our company, including the registration of such shares in our share register.

Terms of Directors and Officers

Our directors may be elected by a resolution of our board of directors or by an ordinary resolution of our shareholders. Our directors are not subject to a term of office and hold office until such time as they are removed from office by ordinary resolution of the shareholders. A director will cease to be a director if, among other things, the director (i) becomes bankrupt or makes any arrangement or composition with his creditors; (ii) dies or is found by our company to be or becomes of unsound mind; (iii) resigned his office by notice in writing to the company; or (iv) without special leave of absence from our board, is absent from three consecutive board meetings and our directors resolve that his office be vacated.

Our officers are elected by and serve at the discretion of the board of directors.

Compensation of Directors and Executive Officers

For the year ended December 31, 2018, we paid an aggregate of RMB1.4 million in cash to our executive officers, and we did not pay any compensation to our non-executive directors. We have not set aside or accrued any amount to provide pension, retirement or other similar benefits to our directors and executive officers. Our PRC subsidiaries and our VIEs are required by law to make contributions equal to certain percentages of each employee’s salary for his or her pension insurance, medical insurance, unemployment insurance and other statutory benefits and a housing provident fund.

Share Incentive Plans

2018 Share Plan

As part of the Restructuring, we have adopted a share incentive plan, which we refer to as the 2018 Share Plan, or 2018 Plan, in this prospectus, to offer persons selected by our company an opportunity to acquire a proprietary interest in our success, or to increase such interest, by acquiring our ordinary shares. The maximum aggregate number of ordinary shares that may be issued under the 2018 Plan is 48,676,179 ordinary shares. As of the date of this prospectus, awards to purchase 37,565,539 ordinary shares have been granted and are outstanding, excluding options that were forfeited or canceled after the relevant grant dates.

The following paragraphs describe the principal terms of the 2018 Plan.

Type of Awards. The 2018 Plan permits the awards of options and restricted share units as well as any other award to acquire our ordinary shares under the 2018 Plan.

Plan Administration. Our board of directors or one or more committees appointed by the board of directors will administer the 2018 Plan. Each committee will have such authority and be responsible for such functions as the board of directors has assigned to it.

Award Agreement. Awards granted under the 2018 Plan are evidenced by an award agreement that sets forth the terms, conditions and limitations for each award, which may include the term of the award, the provisions applicable in the event that the grantee’s employment or service terminates, and our authority to unilaterally or bilaterally amend, modify, suspend, cancel or rescind the award.

Eligibility. We may grant awards to our employees, outside directors and consultants.

Vesting Schedule. In general, the plan administrator determines the vesting schedule, which is specified in the relevant award agreement.

Exercise of Options. The board of directors determines the exercise price for each award, which is stated in the relevant award agreement. Options that are vested and exercisable will terminate if they are not exercised prior to the time as the plan administrator determines at the time of grant. However, the maximum exercisable term is ten years from the date of grant.

Transfer Restrictions. Awards may not be transferred in any manner by the participant other than in accordance with the exceptions provided in the 2018 Plan or the relevant award agreement or otherwise determined by the plan administrator, such as transfers by will or the laws of descent and distribution.

Termination and Amendment of the 2018 Plan. Unless terminated earlier, the 2018 Plan has a term of ten years. Our board of directors has the authority to terminate, amend or suspend the 2018 Plan in accordance with our articles of association. However, without the prior written consent of the participant, no such action may adversely affect in any material way any award previously granted pursuant to the 2018 Plan.

2019 Share Incentive Plan

In October 2019, our board of directors adopted the 2019 Share Incentive Plan, effective upon the SEC’s declaration of effectiveness of our registration statement, which we refer to as the 2019 Plan in this prospectus, to attract and retain the best available personnel, provide additional incentives to employees, directors and consultants and promote the success of our business. The maximum aggregate number of shares which may be issued pursuant to all awards under the 2019 Plan is initially 3% of the total number of shares issued and outstanding immediately after the completion of this offering, plus annual increase on the first day of each fiscal year during the term of 2019 Plan commencing with the fiscal year beginning January 1, 2020, by (i) an amount equal to 2% of the total number of our issued and outstanding shares on the last day of the immediately preceding fiscal year, or (ii) such number of shares as may be determined by our board of directors, and (iii) the size of the award pool shall be equitably adjusted in the event of any share dividend, subdivision, reclassification, recapitalization, split, reverse split, combination, consolidation or similar transactions.

As of the date of this prospectus, no award has been granted under the 2019 Share Incentive Plan.

The following paragraphs describe the principal terms of the 2019 Plan.

Types of Awards. The 2019 Plan permits the awards of options, restricted shares, restricted share units or any other type of awards approved by the plan administrator.

Plan Administration. Our board of directors or a committee of one or more members of the board of directors will administer the 2019 Plan. The committee or the full board of directors, as applicable, will determine the participants to receive awards, the type and number of awards to be granted to each participant, and the terms and conditions of each award.

Award Agreement. Awards granted under the 2019 Plan are evidenced by an award agreement that sets forth terms, conditions and limitations for each award, which may include the term of the award, the provisions applicable in the event that the grantee’s employment or service terminates, and our authority to unilaterally or bilaterally amend, modify, suspend, cancel or rescind the award.

Eligibility. We may grant awards to our employees, directors and consultants of our company. However, we may grant options that are intended to qualify as incentive share options only to our employees and employees of our subsidiaries.

Vesting Schedule. In general, the plan administrator determines the vesting schedule, which is specified in the relevant award agreement.

Exercise of Options. The plan administrator determines the exercise price for each award, which is stated in the award agreement. The vested portion of option will expire if not exercised prior to the time as the plan administrator determines at the time of its grant. However, the maximum exercisable term is ten years from the date of a grant.

Transfer Restrictions. Awards may not be transferred in any manner by the participants other than in accordance with the exceptions provided in the 2019 Plan, such as transfers by will or the laws of descent and distribution.

Termination and Amendment of the 2019 Plan. Unless terminated earlier, the 2019 Plan has a term of ten years. Our board of directors has the authority to amend or terminate the plan. However, no such action may adversely affect in any material way any awards previously granted unless agreed by the participants.

The following table summarizes, as of the date of this prospectus, the awards granted under our 2018 Plan to several of our officers and our other employees, excluding awards that were forfeited or canceled after the relevant grant dates.

Name	Ordinary Shares Underlying Options	Exercise Price (US$/Share)	Date of Grant	Date of Expiration
Zheng Wang	* *	US$0.0515 US$0.3522	2018/11/27 2018/11/27	2024/6/2 2026/5/19
Qiaoqiao Sun	*	US$0.8004	2018/11/27	2027/3/16
Li Li	5,376,979	US$0.0515	2018/11/27	2024/6/2
Other grantees	27,003,387	US$0.0515 ~ US$0.8004	2018/11/27	2024/6/2 ~ 2027/3/16

*	Less than 1% of our total outstanding shares.

PRINCIPAL SHAREHOLDERS

Molecular Data Inc. is 100% owned by MOLBASE Inc. We expect that, within six months following this offering, the existing shareholders of MOLBASE Inc. would become our shareholders through a distribution of our shares in proportion to MOLBASE Inc.’s current shareholding structure, and MOLBASE Inc. will remain our parent company until this Share Distribution takes place.

Except as specifically noted, the following table sets forth information with respect to the beneficial ownership of our ordinary shares on an as-converted basis as of the date of this prospectus by (assuming the completion of the abovementioned Share Distribution):

•	each of our directors and executive officers; and

•	each of our principal shareholders who beneficially own 5% or more of our total outstanding shares.

The calculations in the table below are based on 310,627,024 ordinary shares outstanding as of the date of this prospectus, and                ordinary shares outstanding immediately after the completion of this offering, assuming the completion of the Share Distribution, including (i)                Class A ordinary shares to be sold by us in this offering in the form of ADSs, assuming the underwriters do not exercise their over-allotment option, (ii)              Class A ordinary shares redesignated from our outstanding ordinary shares held by existing shareholders of MOLBASE Inc. other than Dr. Dongliang Chang, and (iii) 54,819,733 Class B ordinary shares redesignated from our outstanding ordinary shares held by our founder, Dr. Dongliang Chang. All preferred shares referenced below are to the preferred shares of MOLBASE Inc.

Beneficial ownership is determined in accordance with the rules and regulations of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, we have included shares that the person has the right to acquire within 60 days, including through the exercise of any option, warrant or other right or the conversion of any other security. These shares, however, are not included in the computation of the percentage ownership of any other person.

	Ordinary Shares Beneficially Owned Prior to This Offering		Ordinary Shares Beneficially Owned Immediately After This Offering
			Class A ordinary shares	Class B ordinary shares	% of beneficial ownership	% of aggregate voting power***
	Number	%	Number	Number	%	%
Directors and Executive Officers**:
Dongliang Chang(1)	54,819,733	17.6	—	54,819,733
Zheng Wang(2)	4,485,173	1.4	4,485,173	—
Xiaona Feng(3)	—	—	—	—
Qi Shan(4)	—	—	—	—
Kai Liu(5)	—	—	—	—
Hualong Jin(6)	—	—	—	—
Qingsheng Zheng(7)	—	—	—	—
Zheng Zhang(8)	—	—	—	—
Dawei Ma(9)†	—	—	—	—
Ning Zhu(10)†	—	—	—	—
Zhaohong Li	—	—	—	—
Qiaoqiao Sun	—	—	—	—
Li Li(11)	5,376,979	1.7	5,376,979	—
All Directors and Executive Officers as a Group	64,681,885	20.7	9,862,152	54,819,733

Principal Shareholders:
Cool Emotion International Limited(12)	54,819,733	17.6	—	54,819,733

	Ordinary Shares Beneficially Owned Prior to This Offering		Ordinary Shares Beneficially Owned Immediately After This Offering
			Class A ordinary shares	Class B ordinary shares	% of beneficial ownership	% of aggregate voting power***
	Number	%	Number	Number	%	%
Trustbridge entities(13)	52,940,896	17.0	52,940,896	—
Max Smart Limited(14)	49,351,150	15.9	49,351,150	—
Greatest Investments limited(15)	43,801,792	14.1	43,801,792	—
Vangoo entities(16)	38,814,375	12.5	38,814,375	—
Sinovation Ventures entities(17)	36,225,916	11.7	36,225,916	—
TR Grand Fund Inc.(18)	24,987,925	8.0	24,987,925	—

**

Except as indicated otherwise below, the business address of our directors and executive officers is 5/F, Building 12, 1001, North Qinzhou Road, Xuhui District, Shanghai 201109, People’s Republic of China.

***

For each person and group included in this column, percentage of voting power is calculated by dividing the voting power beneficially owned by such person or group by the voting power of all of our Class A and Class B ordinary shares as a single class. Each holder of Class A ordinary shares is entitled to one vote per share and each holder of our Class B ordinary shares is entitled to one vote per share prior to this offering, and will be entitled to ten votes per share upon the completion of this offering on all matters submitted to them for a vote. Our Class A ordinary shares and Class B ordinary shares vote together as a single class on all matters submitted to a vote of our shareholders, except as may otherwise be required by law. Our Class B ordinary shares are convertible at any time by the holder thereof into Class A ordinary shares on a one-for-one basis.

†

Dr. Dawei Ma and Dr. Ning Zhu have accepted appointments as our independent directors, effective upon the SEC’s declaration of effectiveness of our registration statement on Form F-1 of which this prospectus is a part.

(1)

Represents 54,819,733 ordinary shares held by Cool Emotion International Ltd., a British Virgin Island company beneficially owned by Dr. Dongliang Chang. Cool Emotion International Ltd. is ultimately held by Cool Emotion Trust, a trust established under the laws of British Virgin Islands and managed by TMF (Cayman) Ltd. as the trustee. Under the terms of this trust, Dr. Dongliang Chang has the power to direct the trustee with respect to the retention or disposal of, and the exercise of any voting and other rights attached to, the shares held by Cool Emotion International Ltd. in MOLBASE Inc. The registered address of Cool Emotion International Ltd. is Craigmuir Chambers, Road Town, Tortola, VG1110, British Virgin Islands. Upon the completion of the Share Distribution, these shares will be in the form of Class B ordinary shares.

(2)

Represents 4,485,173 ordinary shares issuable upon the exercise of the option to acquire 4,485,173 ordinary shares held by Mr. Zheng Wang. Upon the completion of the Share Distribution, these shares will be in the form of Class A ordinary shares.

(3)	The business address of Ms. Xiaona Feng is Building3, No.200 Guoding East Road, Yangpu District, Shanghai 200433, People’s Republic of China.
(4)	The business address of Ms. Qi Shan is No.669 Haike Road, Pudong New District, Shanghai 200135, People’s Republic of China.
(5)	The business address of Mr. Kai Liu is Unit 23B, 36F, China World Tower 3, No.1 Jianguomenwai Avenue, Chaoyang District, Beijing 100020, People’s Republic of China.
(6)	The business address of Mr. Hualong Jin is Room 2509, 25th Floor, Fosun International Center, No.237 North Chaoyang Road, Chaoyang District, Beijing 100001, People’s Republic of China.
(7)	The business address of Mr. Qingsheng Zheng is Room 2805, 1366 Nanjing West Road, Jingan District, Shanghai 200040, People’s Republic of China.
(8)	The business address of Mr. Zheng Zhang is Room 502, No.39, Lane 1788, West Zhongshan Road, Xuhui District, Shanghai 200235, People’s Republic of China.

(9)	The business address of Dr. Dawei Ma is Shanghai Institute of Organic Chemistry, 345 Lingling Lu, Shanghai 200032, People’s Republic of China.
(10)	The business address of Dr. Ning Zhu is Room 606, 211 West Huaihai Road, Shanghai 200030, People’s Republic of China.
(11)

Represents 5,376,979 ordinary shares issuable upon the exercise of the option to acquire 5,376,979 ordinary shares held by Mr. Li Li. Upon the completion of the Share Distribution, these shares will be in the form of Class A ordinary shares.

(12)

Represents 54,819,733 ordinary shares held by Cool Emotion International Ltd., a British Virgin Island company. Cool Emotion International Ltd. is beneficially owned by Dr. Dongliang Chang. The registered address of Cool Emotion International Ltd. is Craigmuir Chambers, Road Town, Tortola, VG1110, British Virgin Islands. Upon the completion of the Share Distribution, these shares will be in the form of Class B ordinary shares.

(13)

Represents 52,940,896 ordinary shares issuable upon the conversion of (i) 15,781,250 Series A preferred shares and 7,514,881 Series B preferred shares held by Trustbridge Partners IV, L.P., a Cayman Islands exempted limited partnership, and (ii) 28,395,369 Series C-2 preferred shares and 1,249,396 Series D-2 preferred shares held by Trustbridge Partners V, L.P., a Cayman Islands exempted limited partnership. Trustbridge Partners IV, L.P. and Trustbridge Partners V, L.P. are collectively referred to as Trustbridge entities. Trustbridge entities are ultimately controlled by their respective investment committee. The investment committees of the Trustbridge entities share the same composition, which includes Shujun Li, Feng Ge, Ning David Lin, Hongyan Guan, Xiaodong Liang. The registered address of Trustbridge Partners IV is 190 Elgin Avenue, George Town, Grand Cayman KY1-9005, Cayman Islands and the registered address of Trustbridge Partners V, L.P. is P.O. Box 309 Ugland House, Grand Cayman KY1-1104, Cayman Islands. Upon the completion of the Share Distribution, these shares will be in the form of Class A ordinary shares.

(14)

Represents 49,351,150 ordinary shares issuable upon the conversion of 28,395,369 Series C-1 preferred shares, 18,456,989 Series C-3 preferred shares and 2,498,792 Series D-1 preferred shares held by Max Smart Limited, a Cayman Islands limited company. The sole shareholder of Max Smart Limited is Shanghai Zherong Investment Centre Limited Partnership. Shanghai Zherong Investment Centre Limited Partnership is substantially held by Beijing Sequoia Mingde Equity Investment Centre (L.P.), which is in turn controlled by its investment committee, consisting of Nanpeng Shen and Kui Zhou and is an investment vehicle of Sequoia Capital China. The registered address of Max Smart Limited is Floor 4, Willow House, Cricket Square, P.O. Box 2804, Grand Cayman KY1-1112, Cayman Islands. Upon the completion of the Share Distribution, these shares will be in the form of Class A ordinary shares.

(15)

Represents 43,801,792 ordinary shares issuable upon the conversion of 26,719,577 Series B-1 preferred shares, 11,358,148 Series C-2 preferred shares and 5,724,067 Series D-2 preferred shares held by Greatest Investments Limited, a British Virgin Islands limited company, an investment vehicle of Fosun RZ Venture Management Co. Ltd. The ultimate beneficial owners of the Greatest Investments Limited are Mr. Guangchang Guo, Mr. Xinjun Liang and Mr. Qunbin Wang. The registered address of Greatest Investments Limited is Vistra Corporate Service Centre, Wickham’s Cay II, Road Town, Tortola, VG110, British Virgin Islands. Upon the completion of the Share Distribution, these shares will be in the form of Class A ordinary shares.

(16)

Represents 38,814,375 ordinary shares issuable upon the conversion of (i) 15,029,762 Series B preferred shares and 3,339,947 Series B-1 preferred shares held by Vangoo China Growth Fund II, L.P., a Cayman Islands limited partnership, (ii) 8,518,611 Series C-2 preferred shares and 5,679,074 Series C-3 preferred shares held by Vangoo Target Fund II, L.P., a Cayman Islands limited partnership, and (iii) 6,246,981 Series D-2 preferred shares held by Vangoo Asia Investment Fund L.P., a Cayman Islands limited partnership. Vangoo China Growth Fund II, L.P., Vangoo Target Fund II, L.P. and Vangoo Asia Investment Fund L.P. are collectively referred to as Vangoo entities. The general partner of the Vangoo entities is Vangoo Capital Inc., which is 80% owned by Ms. Ping Xu and 20% owned by Vangoo Founders Fund L.P. The registered address of Vangoo China Growth Fund II, L.P. is PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands. The registered address of Vangoo Target Fund II, L.P. and Vangoo Asis Investment Fund L.P. is Osiris International Cayman Limited of Suite #4-210, Governors Square, 23 Lime Tree Bay Avenue,

PO Box 32311, Grand Cayman KY1-1209, Cayman Islands. Upon the completion of the Share Distribution, these shares will be in the form of Class A ordinary shares.
(17)

Represents 36,225,916 ordinary shares issuable upon the conversion of (i) 14,976,406 Series A preferred shares, 8,084,162 Series C-2 preferred shares, 5,389,441 Series C-3 preferred shares and 5,928,385 Series D-2 preferred shares held by Innovation Works Development Fund II, L.P., a Cayman Islands limited partnership, and (ii) 804,844 Series A preferred shares, 434,449 Series C-2 preferred shares, 289,633 Series C-3 preferred shares and 318,596 Series D-2 preferred shares held by Innovation Works Parallel Fund II, L.P., a Cayman Islands limited partnership. Innovation Works Development Fund II, L.P. and Innovation Works Parallel Fund II, L.P. are collectively referred to as Sinovation Ventures entities. The general partner of Innovation Works Development Fund II, L.P. is Innovation Works Development Fund Management II, L.P. The general partner of Innovation Works Development Fund Management II, L.P. and Innovation Works Parallel Fund II, L.P. is Innovation Works Development Fund II GP, Ltd. The sole shareholder of Innovation Works Development Fund II GP is Dr. Kai-Fu Lee. The registered address of each of Sinovation Ventures entities is c/o Campell Corporate Services Limited, Scotia Centre, PO Box 268, Grand Cayman, KY1-1104, Cayman Islands. Upon the completion of the Share Distribution, these shares will be in the form of Class A ordinary shares.

(18)

Represents 24,987,925 ordinary shares issuable upon the conversion of 24,987,925 Series D-1 preferred shares held by TR Grand Fund Inc., a Cayman Island exempted limited company. The sole shareholder of TR Grand Fund Inc. is TR Dingsheng (Wuhan) Investment Center (Limited Partner), whose general partner is Tianfeng Huiying (Wuhan) Investment Management Co., Ltd. The controlling voting power is held by Beijing Culture & Technology Financing Guarantee Co., Ltd. The registered address of TR Grand Fund Inc. is P.O. Box 2075, #31 The Strand, 46 Canal Point Drive, Grand Cayman KY1-1105, Cayman Islands. Upon the completion of the Share Distribution, these shares will be in the form of Class A ordinary shares.

Based on the current shareholding structure of MOLBASE Inc., we do not expect to have any record holder of our shares in the United States as of the date of this prospectus. None of our shareholders has informed us that it is affiliated with a registered broker-dealer or is in the business of underwriting securities. We are not aware of any arrangement that may, at a subsequent date, result in a change of control of our company. See “Description of Share Capital—History of Securities Issuances” for a description of issuances of our ordinary shares and preferred shares that have resulted in significant changes in ownership held by our major shareholders.

We are not aware of any arrangement that may, at a subsequent date, result in a change of control of our company.

RELATED PARTY TRANSACTIONS

Contractual Arrangements with our VIEs and their Shareholders

See “Corporate History and Structure.”

Shareholders Agreement

See “Description of Share Capital—History of Securities Issuances.”

Transactions with our Shareholders and Affiliates

In 2016, we sold goods to MOLBASE (HK) Limited in exchange for consideration of RMB24.7 million. In June 2019, we obtained an interest-free, unsecured loan of RMB21.5 million from MOLBASE (HK) Limited with a maturity date of December 31, 2020 and extended the maturity date of loan in an aggregate amount of RMB21.6 million previously obtained from MOLBASE (HK) Limited to December 31, 2020. In the third quarter of 2019, we obtained an interest-free, unsecured loan of RMB18.2 million from MOLBASE (HK) Limited. As of September 30, 2019, we had amount due to MOLBASE (HK) Limited of RMB61.2 million (US$8.6 million).

In 2017, MOLBASE Inc. extended an interest-free, unsecured and payable on demand loan in the total amount of US$1.0 million and we deposited the total amount with a bank for interest proceeds. In September 2019, MOLBASE Inc. and us entered into an agreement to set the maturity date for the balance of such loan on December 31, 2020. In 2018 and 2019, MOLBASE Inc. advanced US$1.2 million in aggregate to us for the professional service fees in relation to this offering, due December 31, 2021. As of September 30, 2019, we had amount due to MOLBASE Inc. of US$1.8 million.

In 2018, Dr. Dongliang Chang, our chairman of board of directors and shareholder, extended an interest-free, unsecured and payable on demand loan in the total amount of RMB1.8 million to us for the purpose of daily operations. In September 2019, Dr. Dongliang Chang and us entered into an agreement to set the maturity date of such loan on December 31, 2021. As of September 30, 2019, we have not repaid such loan to Dr. Dongliang Chang.

In 2018, we undertook a Restructuring with MOLBASE group and recorded the consideration as amount due to MOLBASE (Shanghai) Biotechnology Co., Ltd., or Shanghai Biotech, of RMB177.8 million as of December 31, 2018, of which RMB145.4 million was relating to repayments for the bank borrowings of Shanghai Biotech before the Restructuring for our business operations. The consideration for the Restructuring was interest-free, unsecured and due with 24 months subsequent to the Restructuring. We repaid Shanghai Biotech the Restructuring consideration of RMB78.0 million in the nine months ended September 30, 2019. In 2019, we provided joint guarantee for certain amount payable by Shanghai Biotech to a bank, which is contingent on this offering, and for a loan of RMB32.3 million payable by Shanghai Biotech. In 2019, we purchased goods from Shanghai Biotech in exchange for consideration of RMB30.9 million. As of September 30, 2019, we had amount due to Shanghai Biotech of RMB94.9 million (US$13.3 million).

In 2019, ShaanXi Molbase Logistic Management Co., Ltd. provided logistic services for us in exchange for consideration of RMB1.0 million. As of September 30, 2019, we had amount due to ShaanXi Molbase Logistic Management Co., Ltd. of RMB0.2 million.

Employment Agreements and Indemnification Agreements

See “Management—Employment Agreements and Indemnification Agreements.”

Share Incentive Plan

See “Management—Share Incentive Plans.”

Private Placements

See “Description of Share Capital—History of Securities Issuances.”

DESCRIPTION OF SHARE CAPITAL

We are a Cayman Islands exempted company incorporated with limited liability and our affairs are governed by our memorandum and articles of association, the Companies Law (2018 Revision) of the Cayman Islands, which we refer to as the Companies Law below, and the common law of the Cayman Islands.

Molecular Data Inc. is 100% owned by MOLBASE Inc. We expect that, within six months following this offering, the existing shareholders of MOLBASE Inc. would become our shareholders through a distribution of our shares in proportion to MOLBASE Inc.’s current shareholding structure, and MOLBASE Inc. will remain our parent company until this Share Distribution takes place.

As of the date of this prospectus, our authorized share capital is US$50,000 divided into 1,000,000,000 ordinary shares, with a par value of US$0.00005 each and of a single class. As of the date of this prospectus, there were 310,627,024 ordinary shares issued and outstanding.

Immediately prior to the completion of this offering, all our issued and outstanding ordinary shares will be re-designated as Class B ordinary shares on a one-for-one-basis. Our authorized share capital immediately prior to the completion of this offering will be US$50,000 divided into 1,000,000,000 shares, comprising (i) 550,000,000 Class A ordinary shares of a par value of US$0.00005 each, (ii) 350,000,000 Class B ordinary shares of a par value of US$0.00005 each and (iii) 100,000,000 shares of a par value of US$0.00005 each of such class or classes (however designated) as our board of directors may determine in accordance with our post-offering amended and restated memorandum and articles of association. All of our shares issued and outstanding prior to the completion of the offering are and will be fully paid, and all of our shares to be issued in the offering will be issued as fully paid.

Our Post-Offering Memorandum and Articles of Association

Our sole shareholder has conditionally adopted an amended and restated memorandum and articles of association, which will become effective and replace our current memorandum and articles of association in its entirety immediately prior to the completion of this offering. The following are summaries of material provisions of the post-offering memorandum and articles of association and of the Companies Law, insofar as they relate to the material terms of our ordinary shares.

Objects of Our Company. Under our post-offering memorandum and articles of association, the objects of our company are unrestricted and we have the full power and authority to carry out any object not prohibited by the Cayman Islands law.

Ordinary Shares. Our ordinary shares are issued in registered form. We may not issue shares to bearer. Our shareholders who are non-residents of the Cayman Islands may freely hold and vote their shares. Our ordinary shares are divided into Class A ordinary shares and Class B ordinary shares. Holders of our Class A ordinary shares and Class B ordinary shares will have the same rights except for voting and conversion rights. Each Class A ordinary share shall entitle the holder thereof to one vote on all matters subject to vote at our general meetings, and each Class B ordinary share shall entitle the holder thereof to ten votes on all matters subject to vote at our general meetings. Our ordinary shares are issued in registered form and are issued when registered in our register of members.

Conversion. Each Class B ordinary share is convertible into one Class A ordinary share at any time by the holder thereof. Class A ordinary shares are not convertible into Class B ordinary shares under any circumstances. Upon any sale, transfer, assignment or disposition of any Class B ordinary share by MOLBASE Inc. to any person who is not our founder, Dr. Dongliang Chang, or his affiliate, or the change of ultimate beneficial ownership of any Class B ordinary shares from MOLBASE Inc. to any person who is not our founder, Dr. Dongliang Chang, or his affiliate, each of such Class B ordinary share shall be automatically and immediately converted into one Class A ordinary share. Upon any sale, transfer, assignment or disposition of any Class B ordinary share by our founder, Dr. Dongliang Chang, to any person who is not his affiliate, or upon a change of ultimate beneficial ownership of any Class B ordinary share from our founder, Dr. Dongliang Chang to any person who is not his affiliate, each of such Class B ordinary share shall be automatically and immediately converted into one Class A ordinary share.

Dividends. The holders of our ordinary shares are entitled to such dividends as may be declared by our board of directors or declared by our shareholders by ordinary resolution (provided that no dividend may be declared by our shareholders which exceeds the amount recommended by our directors). Our post-offering amended and restated memorandum and articles of association provide that dividends may be declared and paid out of our profits, realized or unrealized, or from any reserve set aside from profits which our board of directors determine is no longer needed, or from our share premium account. Under the laws of the Cayman Islands, our company may pay a dividend out of either profit or share premium account, provided that in no circumstances may a dividend be paid if this would result in our company being unable to pay its debts as they fall due in the ordinary course of business.

Voting Rights. Voting at any shareholders’ meeting is by show of hands unless a poll is demanded. A poll may be demanded by the chairman of such meeting or any one or more shareholders present in person or by proxy at the meeting.

An ordinary resolution to be passed at a meeting by the shareholders requires the affirmative vote of a simple majority of the votes attaching to the ordinary shares cast at a meeting, while a special resolution requires the affirmative vote of no less than two-thirds of the votes cast attaching to the outstanding ordinary shares at a meeting. A special resolution will be required for important matters such as a change of name or making changes to our post-offering amended and restated memorandum and articles of association. Our shareholders may, among other things, divide or combine their shares by ordinary resolution.

General Meetings of Shareholders. As a Cayman Islands exempted company, we are not obliged by the Companies Law to call shareholders’ annual general meetings. Our post-offering memorandum and articles of association provide that we may (but are not obliged to) in each year hold a general meeting as our annual general meeting in which case we shall specify the meeting as such in the notices calling it, and the annual general meeting shall be held at such time and place as may be determined by our directors.

Shareholders’ general meetings may be convened by a majority of our board of directors. Advance notice of at least ten calendar days is required for the convening of our annual general shareholders’ meeting (if any) and any other general meeting of our shareholders. A quorum required for any general meeting of shareholders consists of at least one shareholder present or by proxy, representing not less than one-third of all votes attaching to all of our shares in issue and entitled to vote.

The Companies Law provides shareholders with only limited rights to requisition a general meeting, and does not provide shareholders with any right to put any proposal before a general meeting. However, these rights may be provided in a company’s articles of association. Our post-offering memorandum and articles of association provide that upon the requisition of any one or more of our shareholders who together hold shares which carry in aggregate not less than fifty percent (50%) of the total number of votes attaching to all issued and outstanding shares of our company entitled to vote at general meetings, our board will convene an extraordinary general meeting and put the resolutions so requisitioned to a vote at such meeting. However, our post-offering memorandum and articles of association do not provide our shareholders with any right to put any proposals before annual general meetings or extraordinary general meetings not called by such shareholders.

Transfer of Ordinary Shares. Subject to the restrictions set out below, any of our shareholders may transfer all or any of his or her ordinary shares by an instrument of transfer in the usual or common form or any other form approved by our board of directors.

Our board of directors may, in its absolute discretion, decline to register any transfer of any ordinary share which is not fully paid up or on which we have a lien. Our board of directors may also decline to register any transfer of any ordinary share unless:

•

the instrument of transfer is lodged with us, accompanied by the certificate for the ordinary shares to which it relates and such other evidence as our board of directors may reasonably require to show the right of the transferor to make the transfer;

•	the instrument of transfer is in respect of only one class of ordinary shares;

•	the instrument of transfer is properly stamped, if required;

•	in the case of a transfer to joint holders, the number of joint holders to whom the ordinary share is to be transferred does not exceed four; and

•	a fee of such maximum sum as the Nasdaq Stock Market may determine to be payable or such lesser sum as our directors may from time to time require is paid to us in respect thereof.

If our directors refuse to register a transfer they shall, within three months after the date on which the instrument of transfer was lodged, send to each of the transferor and the transferee notice of such refusal.

The registration of transfers may, after compliance with any notice required of the Nasdaq Stock Market, be suspended and the register closed at such times and for such periods as our board of directors may from time to time determine; provided, however, that the registration of transfers shall not be suspended nor the register closed for more than 30 days in any year as our board may determine.

Liquidation. On the winding up of our company, if the assets available for distribution amongst our shareholders shall be more than sufficient to repay the whole of the share capital at the commencement of the winding up, the surplus shall be distributed amongst our shareholders in proportion to the par value of the shares held by them at the commencement of the winding up, subject to a deduction from those shares in respect of which there are monies due, of all monies payable to our company for unpaid calls or otherwise. If our assets available for distribution are insufficient to repay all of the paid-up capital, the assets will be distributed so that the losses are borne by our shareholders in proportion to the par value of the shares held by them.

Calls on Shares and Forfeiture of Shares. Our board of directors may from time to time make calls upon shareholders for any amounts unpaid on their shares in a notice served to such shareholders at least 14 days prior to the specified time and place of payment. The shares that have been called upon and remain unpaid are subject to forfeiture.

Redemption, Repurchase and Surrender of Shares. We may issue shares on terms that such shares are subject to redemption, at our option or at the option of the holders of these shares, on such terms and in such manner as may be determined by our board of directors. Our Company may also repurchase any of our shares on such terms and in such manner as have been approved by our board of directors or by an ordinary resolution of our shareholders. Under the Companies Law, the redemption or repurchase of any share may be paid out of our Company’s profits or out of the proceeds of a new issue of shares made for the purpose of such redemption or repurchase, or out of capital (including share premium account and capital redemption reserve) if our company can, immediately following such payment, pay its debts as they fall due in the ordinary course of business. In addition, under the Companies Law no such share may be redeemed or repurchased (a) unless it is fully paid up, (b) if such redemption or repurchase would result in there being no shares outstanding or (c) if the company has commenced liquidation. In addition, our company may accept the surrender of any fully paid share for no consideration.

Variations of Rights of Shares. If at any time, our share capital is divided into different classes or series of shares, the rights attached to any class or series of shares (unless otherwise provided by the terms of issue of the shares of that class or series), whether or not our company is being wound up, may be varied with the consent in writing of the holders of two-thirds of the issued shares of that class or series or with the sanction of a special resolution passed by two-thirds of the votes cast at a separate meeting of the holders of the shares of the class or series. The rights conferred upon the holders of the shares of any class issued shall not, unless otherwise expressly provided by the terms of issue of the shares of that class, be deemed to be varied by the creation or issue of further shares ranking pari passu with such existing class of shares.

Issuance of Additional Shares. Our post-offering memorandum and articles of association authorizes our board of directors to issue additional ordinary shares from time to time as our board of directors shall determine, to the extent of available authorized but unissued shares.

Our post-offering memorandum and articles of association also authorizes our board of directors to establish from time to time one or more series of preference shares and to determine, with respect to any series of preference shares, the terms and rights of that series, including:

•	the designation of the series;

•	the number of shares of the series;

•	the dividend rights, dividend rates, conversion rights, voting rights; and

•	the rights and terms of redemption and liquidation preferences.

Our board of directors may issue preference shares without action by our shareholders to the extent authorized but unissued. Issuance of these shares may dilute the voting power of holders of ordinary shares.

Inspection of Books and Records. Holders of our ordinary shares will have no general right under Cayman Islands law to inspect or obtain copies of our list of shareholders or our corporate records.

Anti-Takeover Provisions. Some provisions of our post-offering memorandum and articles of association may discourage, delay or prevent a change of control of our company or management that shareholders may consider favorable, including provisions that:

•

authorize our board of directors to issue preference shares in one or more series and to designate the price, rights, preferences, privileges and restrictions of such preference shares without any further vote or action by our shareholders; and

•	limit the ability of shareholders to requisition and convene general meetings of shareholders.

However, under Cayman Islands law, our directors may only exercise the rights and powers granted to them under our post-offering memorandum and articles of association for a proper purpose and for what they believe in good faith to be in the best interests of our company.

Exempted Company. We are an exempted company with limited liability under the Companies Law. The Companies Law distinguishes between ordinary resident companies and exempted companies. Any company that is registered in the Cayman Islands but conducts business mainly outside of the Cayman Islands may apply to be registered as an exempted company. The requirements for an exempted company are essentially the same as for an ordinary company except that an exempted company:

•	does not have to file an annual return of its shareholders with the Registrar of Companies;

•	is not required to open its register of members for inspection;

•	does not have to hold an annual general meeting;

•	may issue negotiable or bearer shares or shares with no par value;

•	may obtain an undertaking against the imposition of any future taxation (such undertakings are usually given for 20 years in the first instance);

•	may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;

•	may register as a limited duration company; and

•	may register as a segregated portfolio company.

“Limited liability” means that the liability of each shareholder is limited to the amount unpaid by the shareholder on the shares of the company (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

Differences in Corporate Law

The Companies Law is derived, to a large extent, from the older Companies Acts of England but does not follow recent English statutory enactments and accordingly there are significant differences between the Companies Law and the current Companies Act of England. In addition, the Companies Law differs from laws applicable to U.S. corporations and their shareholders. Set forth below is a summary of certain significant differences between the provisions of the Companies Law applicable to us and the laws applicable to companies incorporated in the United States and their shareholders.

Mergers and Similar Arrangements. The Companies Law permits mergers and consolidations between Cayman Islands companies and between Cayman Islands companies and non-Cayman Islands companies. For these purposes, (i) “merger” means the merging of two or more constituent companies and the vesting of their undertaking, property and liabilities in one of such companies as the surviving company, and (ii) a “consolidation” means the combination of two or more constituent companies into a consolidated company and the vesting of the undertaking, property and liabilities of such companies to the consolidated company. In order to effect such a merger or consolidation, the directors of each constituent company must approve a written plan of merger or consolidation, which must then be authorized by (a) a special resolution of the shareholders of each constituent company, and (b) such other authorization, if any, as may be specified in such constituent company’s articles of association. The plan must be filed with the Registrar of Companies of the Cayman Islands together with a declaration as to the solvency of the consolidated or surviving company, a list of the assets and liabilities of each constituent company and an undertaking that a copy of the certificate of merger or consolidation will be given to the members and creditors of each constituent company and that notification of the merger or consolidation will be published in the Cayman Islands Gazette. Court approval is not required for a merger or consolidation which is effected in compliance with these statutory procedures.

A merger between a Cayman parent company and its Cayman subsidiary or subsidiaries does not require authorization by a resolution of shareholders of that Cayman subsidiary if a copy of the plan of merger is given to every member of that Cayman subsidiary to be merged unless that member agrees otherwise. For this purpose a company is a “parent” of a subsidiary if it holds issued shares that together represent at least ninety percent (90%) of the votes at a general meeting of the subsidiary.

The consent of each holder of a fixed or floating security interest over a constituent company is required unless this requirement is waived by a court in the Cayman Islands.

Save in certain limited circumstances, a shareholder of a Cayman constituent company who dissents from the merger or consolidation is entitled to payment of the fair value of his shares (which, if not agreed between the parties, will be determined by the Cayman Islands court) upon dissenting to the merger or consolidation, provide the dissenting shareholder complies strictly with the procedures set out in the Companies Law. The exercise of dissenter rights will preclude the exercise by the dissenting shareholder of any other rights to which he or she might otherwise be entitled by virtue of holding shares, save for the right to seek relief on the grounds that the merger or consolidation is void or unlawful.

Separate from the statutory provisions relating to mergers and consolidations, the Companies Law also contains statutory provisions that facilitate the reconstruction and amalgamation of companies by way of schemes of arrangement, provided that the arrangement is approved by a majority in number of each class of shareholders and creditors with whom the arrangement is to be made, and who must in addition represent three-fourths in value of each such class of shareholders or creditors, as the case may be, that are present and voting either in person or by proxy at a meeting, or meetings, convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder has the right to express to the court the view that the transaction ought not to be approved, the court can be expected to approve the arrangement if it determines that:

•	the statutory provisions as to the required majority vote have been met;

•

the shareholders have been fairly represented at the meeting in question and the statutory majority are acting bona fide without coercion of the minority to promote interests adverse to those of the class;

•	the arrangement is such that may be reasonably approved by an intelligent and honest man of that class acting in respect of his interest; and

•	the arrangement is not one that would more properly be sanctioned under some other provision of the Companies Law.

The Companies Law also contains a statutory power of compulsory acquisition which may facilitate the “squeeze out” of dissentient minority shareholder upon a tender offer. When a tender offer is made and accepted by holders of 90.0% of the shares affected within four months, the offeror may, within a two-month period commencing on the expiration of such four month period, require the holders of the remaining shares to transfer such shares to the offeror on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands but this is unlikely to succeed in the case of an offer which has been so approved unless there is evidence of fraud, bad faith or collusion.

If an arrangement and reconstruction by way of scheme of arrangement is thus approved and sanctioned, or if a tender offer is made and accepted in accordance with the foregoing statutory procedures, a dissenting shareholder would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of Delaware corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

Shareholders’ Suits. In principle, we will normally be the proper plaintiff to sue for a wrong done to us as a company, and as a general rule a derivative action may not be brought by a minority shareholder. However, based on English authorities, which would in all likelihood be of persuasive authority in the Cayman Islands, the Cayman Islands court can be expected to follow and apply the common law principles (namely the rule in Foss v. Harbottle and the exceptions thereto) so that a non-controlling shareholder may be permitted to commence a class action against or derivative actions in the name of the company to challenge actions where:

•	a company acts or proposes to act illegally or ultra vires;

•	the act complained of, although not ultra vires, could only be effected duly if authorized by more than a simple majority vote that has not been obtained; and

•	those who control the company are perpetrating a “fraud on the minority.”

Indemnification of Directors and Executive Officers and Limitation of Liability. Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our post-offering memorandum and articles of association provide that we shall indemnify our officers and directors against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by such directors or officer, other than by reason of such person’s dishonesty, willful default or fraud, in or about the conduct of our company’s business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of his duties, powers, authorities or discretions, including, without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such director or officer in defending (whether successfully or otherwise) any civil proceedings concerning our company or its affairs in any court whether in the Cayman Islands or elsewhere. This standard of conduct is generally the same as permitted under the Delaware General Corporation Law for a Delaware corporation.

In addition, we have entered into indemnification agreements with our directors and executive officers that provide such persons with additional indemnification beyond that provided in our post-offering memorandum and articles of association.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Directors’ Fiduciary Duties. Under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director acts in a manner he reasonably believes to be in the best interests of the corporation. He must not use his corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, the director must prove the procedural fairness of the transaction, and that the transaction was of fair value to the corporation.

As a matter of Cayman Islands law, a director of a Cayman Islands company is in the position of a fiduciary with respect to the company and therefore it is considered that he owes the following duties to the company—a duty to act bona fide in the best interests of the company, a duty not to make a profit based on his position as director (unless the company permits him to do so), a duty not to put himself in a position where the interests of the company conflict with his personal interest or his duty to a third party, and a duty to exercise powers for the purpose for which such powers were intended. A director of a Cayman Islands company owes to the company a duty to act with skill and care. It was previously considered that a director need not exhibit in the performance of his duties a greater degree of skill than may reasonably be expected from a person of his knowledge and experience. However, English and Commonwealth courts have moved towards an objective standard with regard to the required skill and care and these authorities are likely to be followed in the Cayman Islands.

Shareholder Action by Written Consent. Under the Delaware General Corporation Law, a corporation may eliminate the right of shareholders to act by written consent by amendment to its certificate of incorporation. Cayman Islands law and our post-offering memorandum and articles of association provide that our shareholders may approve corporate matters by way of a unanimous written resolution signed by or on behalf of each shareholder who would have been entitled to vote on such matter at a general meeting without a meeting being held.

Shareholder Proposals. Under the Delaware General Corporation Law, a shareholder has the right to put any proposal before the annual meeting of shareholders; provided it complies with the notice provisions in the governing documents. A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings.

The Companies Law provides shareholders with only limited rights to requisition a general meeting, and does not provide shareholders with any right to put any proposal before a general meeting. However, these rights may be provided in a company’s articles of association. Our post-offering memorandum and articles of association allow any one or more of our shareholders who together hold shares which carry in aggregate not less than fifty percent (50%) of the total number of votes attaching to all the issued and outstanding shares of our company entitled to vote at general meetings to requisition an extraordinary general meeting of our shareholders, in which case our board is obliged to convene an extraordinary general meeting and to put the resolutions so requisitioned to a vote at such meeting. Other than this right to requisition a shareholders’ meeting, our post-offering memorandum and articles of association do not provide our shareholders with any other right to put proposals before annual general meetings or extraordinary general meetings. As an exempted Cayman Islands company, we are not obliged by law to call shareholders’ annual general meetings.

Cumulative Voting. Under the Delaware General Corporation Law, cumulative voting for elections of directors is not permitted unless the corporation’s certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder’s voting power with respect to electing such director. There are no prohibitions in relation to cumulative voting under the laws of the Cayman Islands but our post-offering memorandum and articles of association do not provide for cumulative voting. As a result, our shareholders are not afforded any less protections or rights on this issue than shareholders of a Delaware corporation.

Removal of Directors. Under the Delaware General Corporation Law, a director of a corporation with a classified board may be removed only for cause with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under our post-offering memorandum and articles of association, directors may be removed with or without cause, by an ordinary resolution of our shareholders.

Transactions with Interested Shareholders. The Delaware General Corporation Law contains a business combination statute applicable to Delaware corporations whereby, unless the corporation has specifically elected not to be governed by such statute by amendment to its certificate of incorporation, it is prohibited from engaging in certain business combinations with an “interested shareholder” for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or a group who or which owns or owned 15% or more of the target’s outstanding voting share within the past three years. This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware corporation to negotiate the terms of any acquisition transaction with the target’s board of directors.

Cayman Islands law has no comparable statute. As a result, we cannot avail ourselves of the types of protections afforded by the Delaware business combination statute. However, although Cayman Islands law does not regulate transactions between a company and its significant shareholders, it does provide that such transactions must be entered into bona fide in the best interests of the company and not with the effect of constituting a fraud on the minority shareholders.

Dissolution; Winding up. Under the Delaware General Corporation Law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board.

Under Cayman Islands law, a company may be wound up by either an order of the courts of the Cayman Islands or by a special resolution of its members or, if the company is unable to pay its debts as they fall due, by an ordinary resolution of its members. The court has authority to order winding up in a number of specified circumstances including where it is, in the opinion of the court, just and equitable to do so. Under the Companies Law and our post-offering memorandum and articles of association, our company may be dissolved, liquidated or wound up by a special resolution of our shareholders.

Variation of Rights of Shares. Under the Delaware General Corporation Law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise. Under our post-offering memorandum and articles of association, if our share capital is divided into more than one class of shares, we may vary the rights attached to any class with the written consent of the holders of two-thirds of the issued shares of that class or with the sanction of a special resolution passed by two-thirds of votes cast at a separate meeting of the holders of the shares of that class. The rights conferred upon the holders of the shares of any class issued shall not, unless otherwise expressly provided by the terms of issue of the shares of that class, be deemed to be varied by the creation or issue of further shares ranking pari passu with such existing class of shares.

Amendment of Governing Documents. Under the Delaware General Corporation Law, a corporation’s governing documents may be amended with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under the Companies Law and our post-offering memorandum and articles of association, our memorandum and articles of association may only be amended by a special resolution of our shareholders.

Rights of Non-resident or Foreign Shareholders. There are no limitations imposed by our post-offering memorandum and articles of association on the rights of non-resident or foreign shareholders to hold or exercise voting rights on our shares. In addition, there are no provisions in our post-offering memorandum and articles of association governing the ownership threshold above which shareholder ownership must be disclosed.

History of Securities Issuances

The following is a summary of our securities issuances in the past three years.

Shares

MOLBASE Inc. has been the holding company of the MOLBASE group in the Cayman Islands since 2014. We undertook the Restructuring in 2018 in order to operate our Online Platform as a standalone business. MOLBASE Inc. established Molecular Data Inc. and currently holds all the shares of Molecular Data Inc. We expect that, within six months following this offering, the existing shareholders of MOLBASE Inc. would become our shareholders through a distribution of our shares in proportion to MOLBASE Inc.’s current shareholding structure, and MOLBASE Inc. will remain our parent company until this Share Distribution takes place. For more details on the Restructuring, see “Corporate History and Structure—Corporate History—Restructuring.”

MOLBASE Inc. has completed five rounds of equity financing since its inception, two of which took place during the past three years.

In January 2016, MOLBASE Inc. sold 28,395,369 Series C-1 preferred shares to Max Smart Limited for US$10,000,000, sold 28,395,369 Series C-2 preferred shares to Trustbridge Partners V, L.P. for US$10,000,000,

11,358,148 Series C-2 preferred shares to Greatest Investments Limited for US$4,000,000, 8,518,611 Series C-2 preferred shares to Vangoo Target Fund II, L.P. for US$3,000,000, 8,084,162 Series C-2 preferred shares to Innovation Works Development Fund II, L.P. for US$2,847,000, and 434,449 Series C-2 preferred shares to Innovation Works Parallel Fund II, L.P. for US$153,000. In addition, MOLBASE Inc. redesignated the following ordinary shares to Series C-3 preferred shares: 18,456,989 ordinary shares sold to Max Smart Limited for US$6,500,000, 5,679,074 ordinary shares sold to Vangoo Target Fund II, L.P. for US$2,000,000, 5,389,441 ordinary shares sold to Innovation Works Development Fund II, L.P. for US$1,898,000, and 289,633 ordinary shares sold to Innovation Works Parallel Fund II, L.P. for US$102,000.

In March 2017, MOLBASE Inc. sold 24,987,925 Series D-1 preferred shares to TR Grand Fund Inc. for US$20,000,000, 6,246,981 Series D-1 preferred shares to Vangoo Asia Investment Fund L.P. for US$5,000,000, and 2,498,792 Series D-1 preferred shares to Max Smart Limited for US$2,000,000, sold 5,928,385 Series D-2 preferred shares to Innovation Works Development Fund II, L.P. for US$4,745,000, 318,596 Series D-2 preferred shares to Innovation Works Parallel Fund II, L.P. for US$255,000, 1,249,396 Series D-2 preferred shares to Trustbridge Partners V, L.P. for US$1,000,000, 5,724,067 Series D-2 preferred shares to Greatest Investments Limited for US$4,581,466.42. In June 2017, MOLBASE Inc. redesignated 6,246,981 Series D-1 preferred share held by Vangoo Asia Investment Fund, L.P. to 6,246,981 Series D-2 preferred shares.

Option Grants

We have adopted a share incentive plan, which we refer to as 2018 Plan in this prospectus, to offer employees, outside directors and consultants selected by our company an opportunity to acquire a proprietary interest in our success, or to increase such interest, by acquiring our ordinary shares. The maximum aggregate number of ordinary shares that may be issued under the 2018 Plan is 48,676,179 ordinary shares. See “Management—Share Incentive Plans.”

Registration Rights

Currently, Molecular Data Inc. is 100% held by MOLBASE Inc. Ultimately, we expect the existing shareholders of MOLBASE Inc. to become our shareholders under a shareholding structure that mirrors MOLBASE Inc.’s current shareholding structure, and MOLBASE Inc. will remain our parent company until this Share Distribution takes place. Upon the completion of the Share Distribution, we expect to enter into a shareholders’ agreement with these shareholders to provide for registration rights substantially identical to those provided for in MOLBASE Inc.’s shareholders’ agreement dated March 15, 2017, as amended. Our registrable securities will include (1) our ordinary shares issued or issuable pursuant to conversion of any preferred shares, and (2) our ordinary shares issued as a dividend or other distribution with respect to, in exchange for or in replacement of, any preferred shares. Set forth below is a description of the registration rights to be granted.

Demand Registration Rights

At any time after the earlier of (i) fifth anniversary of the closing of MOLBASE Inc.’s Series D financing, or (ii) six months following the taking effect of a registration statement for a qualified IPO, holders of at least 30% of the registrable securities then outstanding have the right to demand that we file a registration statement for an anticipated aggregate proceeds in excess of US$30,000,000. In the case where the underwriter(s) advise(s) us in writing that marketing factors require a limitation of the number of securities to be underwritten, at least twenty-five percent (25%) of shares of registrable securities requested by the holders to be included shall be so included. We have the right to defer filing of a registration statement for a period of not more than 90 days after receipt of the request of the initiating holders if we furnish to the holders requesting registration a certificate signed by our president or chief executive officer stating that in the good faith judgment of our board of directors, it would be materially detrimental to us and our shareholders for such registration statement to be filed at such time. However, we may not utilize the deferral right more than once in any twelve month period. We are obligated to effect no more than two such demand registrations, other than demand for Form F-3 registrations, for which an unlimited number of demands for registrations shall be permitted.

Piggyback Registration Rights

If we propose to register any of our securities for a public offering of such securities other than relating to an employee benefit plan or a corporate reorganization, then we must afford each holder an opportunity to include in the registration statement all or any part of registrable securities then held by the holder. If a holder decides not to include all or any of its registrable securities in such registration, such holder will continue to have the right to include any registrable securities in any subsequent registration statement as may be filed by us, subject to certain limitations. If the managing underwriter(s) determine(s) in good faith that marketing factors require a limitation of the number of shares to be underwritten, the number of shares that may be included in the registration and the underwriting shall be allocated (i) first, to us, (ii) second, to each preferred shareholder requesting inclusion of its registrable securities in such registration statement on a pro rata basis based on the total number of registrable securities then held by each preferred shareholder, (iii) third, to the other holders requesting inclusion of their registrable securities in such registration statement on a pro rata basis based on the total number of shares of registrable securities then held by each such holder, and (iv) forth, to holders of other securities of us.

Form F-3 Registration Rights.

Any holder or holders of at least thirty percent (30%) of the registrable securities then outstanding may request us in writing to file an unlimited number of registration statements on Form F-3. We shall effect the registration of the securities on Form F-3 as soon as practicable, except in certain circumstances.

Expenses of Registration

We will pay all expenses incurred in connection with registration not to exceed US$50,000, other than the underwriting discounts and selling commissions applicable to the sale of registrable securities pursuant to the registration rights, which will be borne by each holder participating in the registration for its proportionate share. However, we are not required to pay for any expenses of any registration proceeding begun if the registration request is subsequently withdrawn at the request of the holders of a majority of the registrable securities to be registered, unless the holders of a majority of the registrable securities then outstanding agree that such registration constitutes the use by the holders of one demand registration. Nevertheless, if at the time of such withdrawal, the holders have learned of a material adverse change in the condition, business, or prospects of us not known to the holders at the time of their request for such registration and have withdrawn their request for registration with reasonable promptness after learning of such material adverse change, then the holders shall not be required to pay any of such expenses and such registration shall not constitute the use of a demand registration.

Termination of Obligations

The registration rights set forth above will terminate on the earlier of (i) the date of the completion of a liquidation event, (ii) as to any holder, when all registrable securities held by such holder (together with any affiliate of such holder with whom such holder must aggregate its sales under SEC Rule 144) could be sold without restriction under SEC Rule 144 (k) within a ninety-day period, and (iii) the date that is five years following the consummation of the qualified IPO.

DESCRIPTION OF AMERICAN DEPOSITARY SHARES

American Depositary Receipts

JPMorgan Chase Bank, N.A., or JPMorgan, as depositary, will issue the ADSs which you will be entitled to receive in this offering. Each ADS will represent an ownership interest in a designated number of shares which we will deposit with the custodian, as agent of the depositary, under the deposit agreement among ourselves, the depositary, yourself as an ADR holder and all other ADR holders, and all beneficial owners of an interest in the ADSs evidenced by ADRs from time to time.

The depositary’s office is located at 383 Madison Avenue, Floor 11, New York, NY 10179.

The ADS to share ratio is subject to amendment as provided in the form of ADR (which may give rise to fees contemplated by the form of ADR). In the future, each ADS will also represent any securities, cash or other property deposited with the depositary but which they have not distributed directly to you.

A beneficial owner is any person or entity having a beneficial ownership interest ADSs. A beneficial owner need not be the holder of the ADR evidencing such ADS. If a beneficial owner of ADSs is not an ADR holder, it must rely on the holder of the ADR(s) evidencing such ADSs in order to assert any rights or receive any benefits under the deposit agreement. A beneficial owner shall only be able to exercise any right or receive any benefit under the deposit agreement solely through the holder of the ADR(s) evidencing the ADSs owned by such beneficial owner. The arrangements between a beneficial owner of ADSs and the holder of the corresponding ADRs may affect the beneficial owner’s ability to exercise any rights it may have.

An ADR holder shall be deemed to have all requisite authority to act on behalf of any and all beneficial owners of the ADSs evidenced by the ADRs registered in such ADR holder’s name for all purposes under the deposit agreement and ADRs. The depositary’s only notification obligations under the deposit agreement and the ADRs is to registered ADR holders. Notice to an ADR holder shall be deemed, for all purposes of the deposit agreement and the ADRs, to constitute notice to any and all beneficial owners of the ADSs evidenced by such ADR holder’s ADRs.

Unless certificated ADRs are specifically requested, all ADSs will be issued on the books of our depositary in book-entry form and periodic statements will be mailed to you which reflect your ownership interest in such ADSs. In our description, references to American depositary receipts or ADRs shall include the statements you will receive which reflect your ownership of ADSs.

You may hold ADSs either directly or indirectly through your broker or other financial institution. If you hold ADSs directly, by having an ADS registered in your name on the books of the depositary, you are an ADR holder. This description assumes you hold your ADSs directly. If you hold the ADSs through your broker or financial institution nominee, you must rely on the procedures of such broker or financial institution to assert the rights of an ADR holder described in this section. You should consult with your broker or financial institution to find out what those procedures are.

As an ADR holder or beneficial owner, we will not treat you as a shareholder of ours and you will not have any shareholder rights. Cayman Island law governs shareholder rights. Because the depositary or its nominee will be the shareholder of record for the shares represented by all outstanding ADSs, shareholder rights rest with such record holder. Your rights are those of an ADR holder or of a beneficial owner. Such rights derive from the terms of the deposit agreement to be entered into among us, the depositary and all holders and beneficial owners from time to time of ADRs issued under the deposit agreement and, in the case of a beneficial owner, from the arrangements between the beneficial owner and the holder of the corresponding ADRs. The obligations of the depositary and its agents are also set out in the deposit agreement. Because the depositary or its nominee will actually be the registered owner of the shares, you must rely on it to exercise the rights of a shareholder on your behalf.

The following is a summary of what we believe to be the material terms of the deposit agreement. Notwithstanding this, because it is a summary, it may not contain all the information that you may otherwise deem important. For more complete information, you should read the entire deposit agreement and the form of ADR which contains the terms of your ADSs. You can read a copy of the deposit agreement which is filed as an exhibit to the registration statement of which this prospectus forms a part. You may also obtain a copy of the deposit agreement at the SEC’s Public Reference Room which is located at 100 F Street, NE, Washington, DC 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-732-0330. You may also find the registration statement and the attached deposit agreement on the SEC’s website at http://www.sec.gov.

Share Dividends and Other Distributions

How will I receive dividends and other distributions on the shares underlying my ADSs?

We may make various types of distributions with respect to our securities. The depositary has agreed that, to the extent practicable, it will pay to you the cash dividends or other distributions it or the custodian receives on shares or other deposited securities, after converting any cash received into U.S. dollars (if it determines such conversion may be made on a reasonable basis) and, in all cases, making any necessary deductions provided for in the deposit agreement. The depositary may utilize a division, branch or affiliate of JPMorgan to direct, manage and/or execute any public and/or private sale of securities under the deposit agreement. Such division, branch and/or affiliate may charge the depositary a fee in connection with such sales, which fee is considered an expense of the depositary. You will receive these distributions in proportion to the number of underlying securities that your ADSs represent.

Except as stated below, the depositary will deliver such distributions to ADR holders in proportion to their interests in the following manner:

•

Cash. The depositary will distribute any U.S. dollars available to it resulting from a cash dividend or other cash distribution or the net proceeds of sales of any other distribution or portion thereof (to the extent applicable), on an averaged or other practicable basis, subject to (i) appropriate adjustments for taxes withheld, (ii) such distribution being impermissible or impracticable with respect to certain registered ADR holders, and (iii) deduction of the depositary’s and/or its agents’ expenses in (1) converting any foreign currency to U.S. dollars to the extent that it determines that such conversion may be made on a reasonable basis, (2) transferring foreign currency or U.S. dollars to the United States by such means as the depositary may determine to the extent that it determines that such transfer may be made on a reasonable basis, (3) obtaining any approval or license of any governmental authority required for such conversion or transfer, which is obtainable at a reasonable cost and within a reasonable time and (4) making any sale by public or private means in any commercially reasonable manner. If exchange rates fluctuate during a time when the depositary cannot convert a foreign currency, you may lose some or all of the value of the distribution.

•

Shares. In the case of a distribution in shares, the depositary will issue additional ADRs to evidence the number of ADSs representing such shares. Only whole ADSs will be issued. Any shares which would result in fractional ADSs will be sold and the net proceeds will be distributed in the same manner as cash to the ADR holders entitled thereto.

•

Rights to receive additional shares. In the case of a distribution of rights to subscribe for additional shares or other rights, if we timely provide evidence satisfactory to the depositary that it may lawfully distribute such rights, the depositary will distribute warrants or other instruments in the discretion of the depositary representing such rights. However, if we do not timely furnish such evidence, the depositary may: (i) sell such rights if practicable and distribute the net proceeds in the same manner as cash to the ADR holders entitled thereto; or (ii) if it is not practicable to sell such rights by reason of the non-transferability of the rights, limited markets therefor, their short duration or otherwise, do nothing and allow such rights to lapse, in which case ADR holders will receive nothing and the rights may lapse.

•

Other Distributions. In the case of a distribution of securities or property other than those described above, the depositary may either (i) distribute such securities or property in any manner it deems equitable and practicable or (ii) to the extent the depositary deems distribution of such securities or property not to be equitable and practicable, sell such securities or property and distribute any net proceeds in the same way it distributes cash.

If the depositary determines in its discretion that any distribution described above is not practicable with respect to any specific registered ADR holder, the depositary may choose any method of distribution that it deems practicable for such ADR holder, including the distribution of foreign currency, securities or property, or it may retain such items, without paying interest on or investing them, on behalf of the ADR holder as deposited securities, in which case the ADSs will also represent the retained items.

Any U.S. dollars will be distributed by checks drawn on a bank in the United States for whole dollars and cents. Fractional cents will be withheld without liability and dealt with by the depositary in accordance with its then current practices.

The depositary is not responsible if it fails to determine that any distribution or action is lawful or reasonably practicable.

There can be no assurance that the depositary will be able to convert any currency at a specified exchange rate or sell any property, rights, shares or other securities at a specified price, nor that any of such transactions can be completed within a specified time period. All purchases and sales of securities will be handled by the depositary in accordance with its then current policies, which are currently set forth in the “Depositary Receipt Sale and Purchase of Security” section of https://www.adr.com/Investors/FindOutAboutDRs, the location and contents of which the depositary shall be solely responsible for.

Deposit, Withdrawal and Cancellation

How does the depositary issue ADSs?

The depositary will issue ADSs if you or your broker deposit shares or evidence of rights to receive shares with the custodian and pay the fees and expenses owing to the depositary in connection with such issuance. In the case of the ADSs to be issued under this prospectus, we will arrange with the underwriters named herein to deposit such shares.

Shares deposited in the future with the custodian must be accompanied by certain delivery documentation and shall, at the time of such deposit, be registered in the name of JPMorgan Chase Bank, N.A., as depositary for the benefit of holders of ADRs or in such other name as the depositary shall direct.

The custodian will hold all deposited shares (including those being deposited by or on our behalf in connection with the offering to which this prospectus relates) for the account and to the order of the depositary, in each case for the benefit of ADR holders. ADR holders and beneficial owners thus have no direct ownership interest in the shares and only have such rights as are contained in the deposit agreement. The custodian will also hold any additional securities, property and cash received on or in substitution for the deposited shares. The deposited shares and any such additional items are referred to as “deposited securities.”

Deposited securities are not intended to, and shall not, constitute proprietary assets of the depositary, the custodian or their nominees. Beneficial ownership in deposited securities is intended to be, and shall at all times during the term of the deposit agreement continue to be, vested in the beneficial owners of the ADSs representing such deposited securities. Notwithstanding anything else contained herein, in the deposit agreement, in the form of ADR and/or in any outstanding ADSs, the depositary, the custodian and their respective nominees are intended to be, and shall at all times during the term of the deposit agreement be, the record holder(s) only of the deposited securities represented by the ADSs for the benefit of the ADR holders. The depositary, on its own behalf and on behalf of the custodian and their respective nominees, disclaims any beneficial ownership interest in the deposited securities held on behalf of the ADR holders.

Upon each deposit of shares, receipt of related delivery documentation and compliance with the other provisions of the deposit agreement, including the payment of the fees and charges of the depositary and any taxes or other fees or charges owing, the depositary will issue an ADR or ADRs in the name or upon the order of the person entitled thereto evidencing the number of ADSs to which such person is entitled. All of the ADSs issued will, unless specifically requested to the contrary, be part of the depositary’s direct registration system, and a registered holder will receive periodic statements from the depositary which will show the number of ADSs registered in such holder’s name. An ADR holder can request that the ADSs not be held through the depositary’s direct registration system and that a certificated ADR be issued.

How do ADR holders cancel an ADS and obtain deposited securities?

When you turn in your ADR certificate at the depositary’s office, or when you provide proper instructions and documentation in the case of direct registration ADSs, the depositary will, upon payment of certain applicable fees, charges and taxes, deliver the underlying shares to you or upon your written order. Delivery of deposited securities in certificated form will be made at the custodian’s office. At your risk, expense and request, the depositary may deliver deposited securities at such other place as you may request.

The depositary may only restrict the withdrawal of deposited securities in connection with:

•	temporary delays caused by closing our transfer books or those of the depositary or the deposit of shares in connection with voting at a shareholders’ meeting, or the payment of dividends;

•	the payment of fees, taxes and similar charges; or

•	compliance with any U.S. or foreign laws or governmental regulations relating to the ADRs or to the withdrawal of deposited securities.

This right of withdrawal may not be limited by any other provision of the deposit agreement.

Record Dates

The depositary may, after consultation with us if practicable, fix record dates (which, to the extent applicable, shall be as near as practicable to any corresponding record dates set by us) for the determination of the registered ADR holders who will be entitled (or obligated, as the case may be):

•	to receive any distribution on or in respect of deposited securities,

•	to give instructions for the exercise of voting rights at a meeting of holders of shares, or

•	to pay the fee assessed by the depositary for administration of the ADR program and for any expenses as provided for in the ADR,

•	to receive any notice or to act in respect of other matters,

all subject to the provisions of the deposit agreement.

Voting Rights

How do I vote?

If you are an ADR holder and the depositary asks you to provide it with voting instructions, you may instruct the depositary how to exercise the voting rights for the shares which underlie your ADSs. As soon as practicable after receipt from us of notice of any meeting at which the holders of shares are entitled to vote, or of our solicitation of consents or proxies from holders of shares, the depositary shall fix the ADS record date in accordance with the provisions of the deposit agreement, provided that if the depositary receives a written request from us in a timely manner and at least 30 days prior to the date of such vote or meeting, the depositary shall, at our expense, distribute to the registered ADR holders a “voting notice” stating (i) final information particular to such vote and meeting and any solicitation materials, (ii) that each ADR holder on the record date set by the depositary will, subject to any applicable provisions of Cayman Islands law, be entitled to instruct the depositary as to the exercise of the voting rights, if any, pertaining to the deposited securities represented by the ADSs evidenced by such ADR holder’s ADRs and (iii) the manner in which such instructions may be given, or deemed to be given pursuant to the terms of the deposit agreement, including instructions for giving a discretionary proxy to a person designated by us. Each ADR holder shall be solely responsible for the forwarding of voting notices to the beneficial owners of ADSs registered in such ADR holder’s name. There is no guarantee that ADR holders and beneficial owners generally or any holder or beneficial owner in particular will receive the notice described above with sufficient time to enable such ADR holder or beneficial owner to return any voting instructions to the depositary in a timely manner.

Following actual receipt by the ADR department responsible for proxies and voting of ADR holders’ instructions (including, without limitation, instructions of any entity or entities acting on behalf of the nominee for DTC), the depositary shall, in the manner and on or before the time established by the depositary for such purpose, endeavor to vote or cause to be voted the deposited securities represented by the ADSs evidenced by such ADR holders’ ADRs in accordance with such instructions insofar as practicable and permitted under the provisions of or governing deposited securities.

To the extent that (A) we have provided the depositary with at least 35 days’ notice of the proposed meeting, (B) the voting notice will be received by all ADR holders and beneficial owners no less than 10 days prior to the date of the meeting and/or the cut-off date for the solicitation of consents, and (C) the depositary does not receive instructions on a particular agenda item from an ADR holder (including, without limitation, any entity or entities acting on behalf of the nominee for DTC) in a timely manner, such ADR holder shall be deemed, and in the deposit agreement the depositary is instructed to deem such ADR holder, to have instructed the depositary to give a discretionary proxy for such agenda item(s) to a person designated by us to vote the deposited securities represented by the ADSs for which actual instructions were not so given by all such ADR holders on such agenda item(s), provided that no such instruction shall be deemed given and no discretionary proxy shall be given unless (1) we inform the depositary in writing (and we agree to provide the depositary with such instruction promptly in writing) that (a) we wish such proxy to be given with respect to such agenda item(s), (b) there is no substantial opposition existing with respect to such agenda item(s) and (c) such agenda item(s), if approved, would not materially or adversely affect the rights of holders of shares, and (2) the depositary has obtained an opinion of counsel, in form and substance satisfactory to the depositary, confirming that (i) the granting of such discretionary proxy does not subject the depositary to any reporting obligations in the Cayman Islands, (ii) the granting of such proxy will not result in a violation of the laws, rules, regulations or permits of the Cayman Islands, (iii) the voting arrangement and deemed instruction as contemplated herein will be given effect under the laws, rules and regulations of the Cayman Islands, and (iv) the granting of such discretionary proxy will not under any circumstances result in the shares represented by the ADSs being treated as assets of the depositary under the laws, rules or regulations of the Cayman Islands.

The depositary may from time to time access information available to it to consider whether any of the circumstances described above exist, or request additional information from us in respect thereto. By taking any such action, the depositary shall not in any way be deemed or inferred to have been required, or have had any duty or responsibility (contractual or otherwise), to monitor or inquire whether any of the circumstances described above existed. In addition to the limitations provided for in the deposit agreement, ADR holders and beneficial owners are advised and agree that (a) the depositary will rely fully and exclusively on us to inform it of any of the circumstances set forth above, and (b) neither the depositary, the custodian nor any of their respective agents shall be obliged to inquire or investigate whether any of the circumstances described above exist and/or whether we complied with our obligation to timely inform the depositary of such circumstances. Neither the depositary, the custodian nor any of their respective agents shall incur any liability to ADR holders or beneficial owners (i) as a result of our failure to determine that any of the circumstances described above exist or our failure to timely notify the depositary of any such circumstances or (ii) if any agenda item which is approved at a meeting has, or is claimed to have, a material or adverse effect on the rights of holders of shares. Because there is no guarantee that ADR holders and beneficial owners will receive the notices described above with sufficient time to enable such ADR holders or beneficial owners to return any voting instructions to the depositary in a timely manner, ADR holders and beneficial owners may be deemed to have instructed the depositary to give a discretionary proxy to a person designated by us in such circumstances, and neither the depositary, the custodian nor any of their respective agents shall incur any liability to ADR holders or beneficial owners in such circumstances.

ADR holders are strongly encouraged to forward their voting instructions to the depositary as soon as possible. For instructions to be valid, the ADR department of the depositary that is responsible for proxies and voting must receive them in the manner and on or before the time specified, notwithstanding that such instructions may have been physically received by the depositary prior to such time. The depositary will not itself exercise any voting discretion in respect of deposited securities. The depositary and its agents will not be responsible for any failure to carry out any instructions to vote any of the deposited securities, for the manner in which any voting instructions are given or deemed to be given in accordance with the terms of the deposit agreement, including instructions to give a discretionary proxy to a person designated by us, for the manner in which any vote is cast, including, without limitation, any vote cast by a person to whom the depositary is instructed to grant a discretionary proxy (or deemed to have been instructed pursuant to the terms of the deposit agreement), or for the effect of any such vote. Notwithstanding anything contained in the deposit agreement or any ADR, the depositary may, to the extent not prohibited by any law, regulation, or requirement of the stock exchange on which the ADSs are listed, in lieu of distribution of the materials provided to the depositary in connection with any meeting of or solicitation of consents or proxies from holders of deposited securities, distribute to the registered holders of ADRs a notice that provides such ADR holders with or otherwise publicizes to such ADR holders instructions on how to retrieve such materials or receive such materials upon request (i.e., by reference to a website containing the materials for retrieval or a contact for requesting copies of the materials).

We have advised the depositary that under Cayman Islands law and our constituent documents, each as in effect as of the date of the deposit agreement, voting at any meeting of shareholders is by show of hands unless a poll is (before or on the declaration of the results of the show of hands) demanded. In the event that voting on any resolution or matter is conducted on a show of hands basis in accordance with our constituent documents, the depositary will refrain from voting and the voting instructions received by the depositary from ADR holders shall lapse. The depositary will not demand a poll or join in demanding a poll, whether or not requested to do so by ADR holders or beneficial owners.

There is no guarantee that you will receive voting materials in time to instruct the depositary to vote and it is possible that you, or persons who hold their ADSs through brokers, dealers or other third parties, will not have the opportunity to exercise a right to vote.

Reports and Other Communications

Will ADR holders be able to view our reports?

The depositary will make available for inspection by ADR holders at the offices of the depositary and the custodian the deposit agreement, the provisions of or governing deposited securities, and any written communications from us which are both received by the custodian or its nominee as a holder of deposited securities and made generally available to the holders of deposited securities.

Additionally, if we make any written communications generally available to holders of our shares, and we furnish copies thereof (or English translations or summaries) to the depositary, it will distribute the same to registered ADR holders.

Fees and Expenses

What fees and expenses will I be responsible for paying?

The depositary may charge each person to whom ADSs are issued, including, without limitation, issuances against deposits of shares, issuances in respect of share distributions, rights and other distributions, issuances pursuant to a stock dividend or stock split declared by us or issuances pursuant to a merger, exchange of securities or any other transaction or event affecting the ADSs or deposited securities, and each person surrendering ADSs for withdrawal of deposited securities or whose ADRs are cancelled or reduced for any other reason, $5.00 for each 100 ADSs (or any portion thereof) issued, delivered, reduced, cancelled or surrendered, or upon which a share distribution or elective distribution is made or offered, as the case may be. The depositary may sell (by public or private sale) sufficient securities and property received in respect of a share distribution, rights and/or other distribution prior to such deposit to pay such charge.

The following additional charges shall also be incurred by the ADR holders, the beneficial owners, by any party depositing or withdrawing shares or by any party surrendering ADSs and/or to whom ADSs are issued (including, without limitation, issuance pursuant to a stock dividend or stock split declared by us or an exchange of stock regarding the ADSs or the deposited securities or a distribution of ADSs), whichever is applicable:

•	a fee of U.S.$1.50 per ADR or ADRs for transfers of certificated or direct registration ADRs;

•	a fee of U.S.$0.05 or less per ADS held for any cash distribution made, or for any elective cash/stock dividend offered, pursuant to the deposit agreement;

•

an aggregate fee of U.S.$0.05 or less per ADS per calendar year (or portion thereof) for services performed by the depositary in administering the ADRs (which fee may be charged on a periodic basis during each calendar year and shall be assessed against holders of ADRs as of the record date or record dates set by the depositary during each calendar year and shall be payable in the manner described in the next succeeding provision);

•

a fee for the reimbursement of such fees, charges and expenses as are incurred by the depositary and/or any of its agents (including, without limitation, the custodian and expenses incurred on behalf of ADR holders in connection with compliance with foreign exchange control regulations or any law or regulation relating to foreign investment) in connection with the servicing of the shares or other deposited securities, the sale of securities (including, without limitation, deposited securities), the delivery of deposited securities or otherwise in connection with the depositary’s or its custodian’s compliance with applicable law, rule or regulation (which fees and charges shall be assessed on a proportionate basis against ADR holders as of the record date or dates set by the depositary and shall be payable at the sole discretion of the depositary by billing such ADR holders or by deducting such charge from one or more cash dividends or other cash distributions);

•

a fee for the distribution of securities (or the sale of securities in connection with a distribution), such fee being in an amount equal to the $0.05 per ADS issuance fee for the execution and delivery of ADSs which would have been charged as a result of the deposit of such securities (treating all such securities as if they were shares) but which securities or the net cash proceeds from the sale thereof are instead distributed by the depositary to those ADR holders entitled thereto;

•	stock transfer or other taxes and other governmental charges;

•	cable, telex and facsimile transmission and delivery charges incurred at your request in connection with the deposit or delivery of shares, ADRs or deposited securities;

•	transfer or registration fees for the registration of transfer of deposited securities on any applicable register in connection with the deposit or withdrawal of deposited securities; and

•	fees of any division, branch or affiliate of the depositary utilized by the depositary to direct, manage and/or execute any public and/or private sale of securities under the deposit agreement.

To facilitate the administration of various depositary receipt transactions, including disbursement of dividends or other cash distributions and other corporate actions, the depositary may engage the foreign exchange desk within JPMorgan Chase Bank, N.A. and/or its affiliates in order to enter into spot foreign exchange transactions to convert foreign currency into U.S. dollars. For certain currencies, foreign exchange transactions are entered into with the depositary or an affiliate, as the case may be, acting in a principal capacity. For other currencies, foreign exchange transactions are routed directly to and managed by an unaffiliated local custodian (or other third party local liquidity provider), and neither the depositary nor any of its affiliates is a party to such foreign exchange transactions.

The foreign exchange rate applied to an foreign exchange transaction will be either (a) a published benchmark rate, or (b) a rate determined by a third party local liquidity provider, in each case plus or minus a spread, as applicable. The depositary will disclose which foreign exchange rate and spread, if any, apply to such currency on the “Disclosure” page (or successor page) of www.adr.com. Such applicable foreign exchange rate and spread may (and neither the depositary, the depositary nor any of their affiliates is under any obligation to ensure that such rate does not) differ from rates and spreads at which comparable transactions are entered into with other customers or the range of foreign exchange rates and spreads at which the depositary or any of its affiliates enters into foreign exchange transactions in the relevant currency pair on the date of the foreign exchange transaction. Additionally, the timing of execution of an foreign exchange transaction varies according to local market dynamics, which may include regulatory requirements, market hours and liquidity in the foreign exchange market or other factors. Furthermore, the depositary and its affiliates may manage the associated risks of their position in the market in a manner they deem appropriate without regard to the impact of such activities on the depositary, us, holders or beneficial owners. The spread applied does not reflect any gains or losses that may be earned or incurred by the depositary and its affiliates as a result of risk management or other hedging related activity.

Notwithstanding the foregoing, to the extent we provide U.S. dollars to the depositary, neither the depositary nor any of its affiliates will execute a foreign exchange transaction as set forth herein. In such case, the depositary will distribute the U.S. dollars received from us.

Further details relating to the applicable foreign exchange rate, the applicable spread and the execution of foreign exchange transactions will be provided by the depositary on ADR.com. Each holder and beneficial owner by holding or owning an ADR or ADS or an interest therein, and we, each acknowledge and agree that the terms applicable to foreign exchange transactions disclosed from time to time on ADR.com will apply to any foreign exchange transaction executed pursuant to the deposit agreement.

We will pay all other charges and expenses of the depositary and any agent of the depositary (except the custodian) pursuant to agreements from time to time between us and the depositary.

The right of the depositary to receive payment of fees, charges and expenses survives the termination of the deposit agreement, and shall extend for those fees, charges and expenses incurred prior to the effectiveness of any resignation or removal of the depositary.

The fees and charges described above may be amended from time to time by agreement between us and the depositary.

The depositary may make available to us a set amount or a portion of the depositary fees charged in respect of the ADR program or otherwise upon such terms and conditions as we and the depositary may agree from time to time. The depositary collects its fees for issuance and cancellation of ADSs directly from investors depositing shares or surrendering ADSs for the purpose of withdrawal or from intermediaries acting for them. The depositary collects fees for making distributions to investors by deducting those fees from the amounts distributed or by selling a portion of distributable property to pay the fees. The depositary may collect its annual fee for depositary services by deduction from cash distributions, or by directly billing investors, or by charging the book-entry system accounts of participants acting for them. The depositary will generally set off the amounts owing from distributions made to holders of ADSs. If, however, no distribution exists and payment owing is not timely received by the depositary, the depositary may refuse to provide any further services to ADR holders that have not paid those fees and expenses owing until such fees and expenses have been paid. At the discretion of the depositary, all fees and charges owing under the deposit agreement are due in advance and/or when declared owing by the depositary.

Payment of Taxes

ADR holders or beneficial owners must pay any tax or other governmental charge payable by the custodian or the depositary on any ADS or ADR, deposited security or distribution. If any taxes or other governmental charges (including any penalties and/or interest) shall become payable by or on behalf of the custodian or the depositary with respect to any ADR, any deposited securities represented by the ADSs evidenced thereby or any distribution thereon, including, without limitation, any Chinese Enterprise Income Tax owing if the Circular Guoshuifa [2009] No. 82 issued by the Chinese State Administration of Taxation (SAT) or any other circular, edict, order or ruling, as issued and as from time to time amended, is applied or otherwise, such tax or other governmental charge shall be paid by the ADR holder thereof to the depositary and by holding or owning, or having held or owned, an ADR or any ADSs evidenced thereby, the ADR holder and all beneficial owners thereof, and all prior ADR holders and beneficial owners thereof, jointly and severally, agree to indemnify, defend and save harmless each of the depositary and its agents in respect of such tax or other governmental charge. Notwithstanding the depositary’s right to seek payment from current and former beneficial owners, by holding or owning, or having held or owned, an ADR, the ADR holder thereof (and prior ADR holder thereof) acknowledges and agrees that the depositary has no obligation to seek payment of amounts owing from any current or former beneficial owner. If an ADR holder owes any tax or other governmental charge, the depositary may (i) deduct the amount thereof from any cash distributions, or (ii) sell deposited securities (by public or private sale) and deduct the amount owing from the net proceeds of such sale. In either case the ADR holder remains liable for any shortfall. If any tax or governmental charge is unpaid, the depositary may also refuse to effect any registration, registration of transfer, split-up or combination of deposited securities or withdrawal of deposited securities until such payment is made. If any tax or governmental charge is required to be withheld on any cash distribution, the depositary may deduct the amount required to be withheld from any cash distribution or, in the case of a non-cash distribution, sell the distributed property or securities (by public or private sale) in such amounts and in such manner as the depositary deems necessary and practicable to pay such taxes and distribute any remaining net proceeds or the balance of any such property after deduction of such taxes to the ADR holders entitled thereto.

As an ADR holder or beneficial owner, you will be agreeing to indemnify us, the depositary, its custodian and any of our or their respective officers, directors, employees, agents and affiliates against, and hold each of them harmless from, any claims by any governmental authority with respect to taxes, additions to tax, penalties or interest arising out of any refund of taxes, reduced rate of withholding at source or other tax benefit obtained.

Reclassifications, Recapitalizations and Mergers

If we take certain actions that affect the deposited securities, including (i) any change in par value, split-up, consolidation, cancellation or other reclassification of deposited securities or (ii) any distributions of shares or other property not made to holders of ADRs or (iii) any recapitalization, reorganization, merger, consolidation, liquidation, receivership, bankruptcy or sale of all or substantially all of our assets, then the depositary may choose to, and shall if reasonably requested by us:

•	amend the form of ADR;

•	distribute additional or amended ADRs;

•	distribute cash, securities or other property it has received in connection with such actions;

•	sell any securities or property received and distribute the proceeds as cash; or

•	none of the above.

If the depositary does not choose any of the above options, any of the cash, securities or other property it receives will constitute part of the deposited securities and each ADS will then represent a proportionate interest in such property.

Amendment and Termination

How may the deposit agreement be amended?

We may agree with the depositary to amend the deposit agreement and the ADSs without your consent for any reason. ADR holders must be given at least 30 days’ notice of any amendment that imposes or increases any fees or charges (other than stock transfer or other taxes and other governmental charges, transfer or registration fees, SWIFT, cable, telex or facsimile transmission costs, delivery costs or other such expenses), or otherwise prejudices any substantial existing right of ADR holders or beneficial owners. Such notice need not describe in detail the specific amendments effectuated thereby, but must identify to ADR holders and beneficial owners a means to access the text of such amendment. If an ADR holder continues to hold an ADR or ADRs after being so notified, such ADR holder and any beneficial owner are deemed to agree to such amendment and to be bound by the deposit agreement as so amended. No amendment, however, will impair your right to surrender your ADSs and receive the underlying securities, except in order to comply with mandatory provisions of applicable law.

Any amendments or supplements which (i) are reasonably necessary (as agreed by us and the depositary) in order for (a) the ADSs to be registered on Form F-6 under the Securities Act of 1933 or (b) the ADSs or shares to be traded solely in electronic book-entry form and (ii) do not in either such case impose or increase any fees or charges to be borne by ADR holders, shall be deemed not to prejudice any substantial rights of ADR holders or beneficial owners. Notwithstanding the foregoing, if any governmental body or regulatory body should adopt new laws, rules or regulations which would require amendment or supplement of the deposit agreement or the form of ADR to ensure compliance therewith, we and the depositary may amend or supplement the deposit agreement and the ADR at any time in accordance with such changed laws, rules or regulations. Such amendment or supplement to the deposit agreement in such circumstances may become effective before a notice of such amendment or supplement is given to ADR holders or within any other period of time as required for compliance.

Notice of any amendment to the deposit agreement or form of ADRs shall not need to describe in detail the specific amendments effectuated thereby, and failure to describe the specific amendments in any such notice shall not render such notice invalid, provided, however, that, in each such case, the notice given to the ADR holders identifies a means for ADR holders and beneficial owners to retrieve or receive the text of such amendment (i.e., upon retrieval from the SEC’s, the depositary’s or our website or upon request from the depositary).

How may the deposit agreement be terminated?

The depositary may, and shall at our written direction, terminate the deposit agreement and the ADRs by mailing notice of such termination to the registered holders of ADRs at least 30 days prior to the date fixed in such notice for such termination; provided, however, if the depositary shall have (i) resigned as depositary under the deposit agreement, notice of such termination by the depositary shall not be provided to registered ADR holders unless a successor depositary shall not be operating under the deposit agreement within 60 days of the date of such resignation, and (ii) been removed as depositary under the deposit agreement, notice of such termination by the depositary shall not be provided to registered holders of ADRs unless a successor depositary shall not be operating under the deposit agreement on the 60th day after our notice of removal was first provided to the depositary.

After the date so fixed for termination, (a) all direct registration ADRs shall cease to be eligible for the direct registration system and shall be considered ADRs issued on the ADR register maintained by the depositary and (b) the depositary shall use its reasonable efforts to ensure that the ADSs cease to be DTC eligible so that neither DTC nor any of its nominees shall thereafter be a registered holder of ADRs. At such time as the ADSs cease to be DTC eligible and/or neither DTC nor any of its nominees is a registered holder of ADRs, the depositary shall (a) instruct its custodian to deliver all shares to us along with a general stock power that refers to the names set forth on the ADR register maintained by the depositary and (b) provide us with a copy of the ADR register maintained by the depositary. Upon receipt of such shares and the ADR register maintained by the depositary, we have agreed to use our best efforts to issue to each registered ADR holder a Share certificate representing the Shares represented by the ADSs reflected on the ADR register maintained by the depositary in such registered ADR holder’s name and to deliver such Share certificate to the registered ADR holder at the address set forth on the ADR register maintained by the depositary. After providing such instruction to the custodian and delivering a copy of the ADR register to us, the depositary and its agents will perform no further acts under the deposit agreement or the ADRs and shall cease to have any obligations under the deposit agreement and/or the ADRs.

Notwithstanding anything to the contrary, in connection with any such termination, the depositary may, in its sole discretion and without notice to us, establish an unsponsored American depositary share program (on such terms as the depositary may determine) for our shares and make available to ADR holders a means to withdraw the shares represented by the ADSs issued under the deposit agreement and to direct the deposit of such shares into such unsponsored American depositary share program, subject, in each case, to receipt by the depositary, at its discretion, of the fees, charges and expenses provided for under the deposit agreement and the fees, charges and expenses applicable to the unsponsored American depositary share program.

Limitations on Obligations and Liability to ADR holders

Limits on our obligations and the obligations of the depositary; limits on liability to ADR holders and holders of ADSs

Prior to the issue, registration, registration of transfer, split-up, combination, or cancellation of any ADRs, or the delivery of any distribution in respect thereof, and from time to time in the case of the production of proofs as described below, we or the depositary or its custodian may require:

•

payment with respect thereto of (i) any stock transfer or other tax or other governmental charge, (ii) any stock transfer or registration fees in effect for the registration of transfers of shares or other deposited securities upon any applicable register and (iii) any applicable fees and expenses described in the deposit agreement;

•

the production of proof satisfactory to it of (i) the identity of any signatory and genuineness of any signature and (ii) such other information, including without limitation, information as to citizenship, residence, exchange control approval, beneficial or other ownership of, or interest in, any securities, compliance with applicable law, regulations, provisions of or governing deposited securities and terms of the deposit agreement and the ADRs, as it may deem necessary or proper; and

•	compliance with such regulations as the depositary may establish consistent with the deposit agreement.

The issuance of ADRs, the acceptance of deposits of shares, the registration, registration of transfer, split-up or combination of ADRs or the withdrawal of shares, may be suspended, generally or in particular instances, when the ADR register or any register for deposited securities is closed or when any such action is deemed advisable by the depositary; provided that the ability to withdraw shares may only be limited under the following circumstances: (i) temporary delays caused by closing transfer books of the depositary or our transfer books or the deposit of shares in connection with voting at a shareholders’ meeting, or the payment of dividends, (ii) the payment of fees, taxes, and similar charges, and (iii) compliance with any laws or governmental regulations relating to ADRs or to the withdrawal of deposited securities.

The deposit agreement expressly limits the obligations and liability of the depositary, ourselves and our respective agents, provided, however, that no disclaimer of liability under the Securities Act of 1933 is intended by any of the limitations of liabilities provisions of the deposit agreement. The deposit agreement provides that each of us, the depositary and our respective agents will:

•

incur or assume no liability (including, without limitation, to holders or beneficial owners) if any present or future law, rule, regulation, fiat, order or decree of the Cayman Islands, Hong Kong, the People’s Republic of China, the United States or any other country or jurisdiction, or of any governmental or regulatory authority or securities exchange or market or automated quotation system, the provisions of or governing any deposited securities, any present or future provision of our charter, any act of God, war, terrorism, nationalization, expropriation, currency restrictions, work stoppage, strike, civil unrest, revolutions, rebellions, explosions, computer failure or circumstance beyond our, the depositary’s or our respective agents’ direct and immediate control shall prevent or delay, or shall cause any of them to be subject to any civil or criminal penalty in connection with, any act which the deposit agreement or the ADRs provide shall be done or performed by us, the depositary or our respective agents (including, without limitation, voting);

•

incur or assume no liability (including, without limitation, to holders or beneficial owners) by reason of any non-performance or delay, caused as aforesaid, in the performance of any act or things which by the terms of the deposit agreement it is provided shall or may be done or performed or any exercise or failure to exercise discretion under the deposit agreement or the ADRs including, without limitation, any failure to determine that any distribution or action may be lawful or reasonably practicable;

•

incur or assume no liability (including, without limitation, to holders or beneficial owners) if it performs its obligations under the deposit agreement and ADRs without gross negligence or willful misconduct;

•	in the case of the Depositary and its agents, be under no obligation to appear in, prosecute or defend any action, suit or other proceeding in respect of any deposited securities the ADSs or the ADRs;

•

in the case of us and our agents, be under no obligation to appear in, prosecute or defend any action, suit or other proceeding in respect of any deposited securities the ADSs or the ADRs, which in our or our agents’ opinion, as the case may be, may involve it in expense or liability, unless indemnity satisfactory to us or our agent, as the case may be against all expense (including fees and disbursements of counsel) and liability be furnished as often as may be requested;

•

not be liable (including, without limitation, to holders or beneficial owners) for any action or inaction by it in reliance upon the advice of or information from any legal counsel, any accountant, any person presenting shares for deposit, any registered holder of ADRs, or any other person believed by it to be competent to give such advice or information and/or, in the case of the depositary, us; or

•

may rely and shall be protected in acting upon any written notice, request, direction, instruction or document believed by it to be genuine and to have been signed, presented or given by the proper party or parties.

Neither the depositary nor its agents have any obligation to appear in, prosecute or defend any action, suit or other proceeding in respect of any deposited securities, the ADSs or the ADRs. We and our agents shall only be obligated to appear in, prosecute or defend any action, suit or other proceeding in respect of any deposited securities, the ADSs or the ADRs, which in our opinion may involve us in expense or liability, if indemnity satisfactory to us against all expense (including fees and disbursements of counsel) and liability is furnished as often as may be required. The depositary and its agents may fully respond to any and all demands or requests for information maintained by or on its behalf in connection with the deposit agreement, any registered holder or holders of ADRs, any ADRs or otherwise related to the deposit agreement or ADRs to the extent such information is requested or required by or pursuant to any lawful authority, including without limitation laws, rules, regulations, administrative or judicial process, banking, securities or other regulators. The depositary shall not be liable for the acts or omissions made by, or the insolvency of, any securities depository, clearing agency or settlement system. Furthermore, the depositary shall not be responsible for, and shall incur no liability in connection with or arising from, the insolvency of any custodian that is not a branch or affiliate of JPMorgan. Notwithstanding anything to the contrary contained in the deposit agreement or any ADRs, the depositary shall not be responsible for, and shall incur no liability in connection with or arising from, any act or omission to act on the part of the custodian except to the extent that any registered ADR holder has incurred liability directly as a result of the custodian having (i) committed fraud or willful misconduct in the provision of custodial services to the depositary or (ii) failed to use reasonable care in the provision of custodial services to the depositary as determined in accordance with the standards prevailing in the jurisdiction in which the custodian is located. The depositary and the custodian(s) may use third party delivery services and providers of information regarding matters such as, but not limited to, pricing, proxy voting, corporate actions, class action litigation and other services in connection with the ADRs and the deposit agreement, and use local agents to provide services such as, but not limited to, attendance at any meetings of security holders of issuers. Although the depositary and the custodian will use reasonable care (and cause their agents to use reasonable care) in the selection and retention of such third party providers and local agents, they will not be responsible for any errors or omissions made by them in providing the relevant information or services. The depositary shall not have any liability for the price received in connection with any sale of securities, the timing thereof or any delay in action or omission to act nor shall it be responsible for any error or delay in action, omission to act, default or negligence on the part of the party so retained in connection with any such sale or proposed sale.

The depositary has no obligation to inform ADR holders or beneficial owners about the requirements of the laws, rules or regulations or any changes therein or thereto of the Cayman Islands, Hong Kong, the People’s Republic of China, the United States or any other country or jurisdiction or of any governmental or regulatory authority or any securities exchange or market or automated quotation system.

Additionally, none of us, the depositary or the custodian shall be liable for the failure by any registered holder of ADRs or beneficial owner therein to obtain the benefits of credits or refunds of non-U.S. tax paid against such ADR holder’s or beneficial owner’s income tax liability. The depositary is under no obligation to provide the ADR holders and beneficial owners, or any of them, with any information about our tax status. Neither we nor the depositary shall incur any liability for any tax or tax consequences that may be incurred by registered ADR holders or beneficial owners on account of their ownership or disposition of ADRs or ADSs.

Neither the depositary nor its agents will be responsible for any failure to carry out any instructions to vote any of the deposited securities, for the manner in which any voting instructions are given or deemed to be given pursuant to the terms of the deposit agreement, including instructions to give a discretionary proxy to a person designated by us, for the manner in which any vote is cast, including, without limitation, any vote cast by a person to whom the depositary is instructed to grant a discretionary proxy (or deemed to have been instructed pursuant to the terms of the deposit agreement), or for the effect of any such vote. The depositary may rely upon instructions from us or our counsel in respect of any approval or license required for any currency conversion, transfer or distribution. The depositary shall not incur any liability for the content of any information submitted to it by us or on our behalf for distribution to ADR holders or for any inaccuracy of any translation thereof, for any investment risk associated with acquiring an interest in the deposited securities, for the validity or worth of the deposited securities, for the credit-worthiness of any third party, for allowing any rights to lapse upon the terms of the deposit agreement or for the failure or timeliness of any notice from us. The depositary shall not be liable for any acts or omissions made by a successor depositary whether in connection with a previous act or omission of the depositary or in connection with any matter arising wholly after the removal or resignation of the depositary. Neither the depositary nor any of its agents shall be liable for any indirect, special, punitive or consequential damages (including, without limitation, legal fees and expenses) or lost profits, in each case of any form incurred by any person or entity (including, without limitation holders or beneficial owners of ADRs and ADSs), whether or not foreseeable and regardless of the type of action in which such a claim may be brought.

In the deposit agreement each party thereto (including, for avoidance of doubt, each ADR holder and beneficial owner) irrevocably waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in any suit, action or proceeding against the depositary and/or us directly or indirectly arising out of or relating to the shares or other deposited securities, the ADSs or the ADRs, the deposit agreement or any transaction contemplated therein, or the breach thereof (whether based on contract, tort, common law or any other theory). No provision of the deposit agreement or the ADRs is intended to constitute a waiver or limitation of any rights which an ADR holder or any beneficial owner may have under the Securities Act of 1933 or the Securities Exchange Act of 1934, to the extent applicable.

The depositary and its agents may own and deal in any class of securities of our company and our affiliates and in ADRs.

Disclosure of Interest in ADSs

To the extent that the provisions of or governing any deposited securities may require disclosure of or impose limits on beneficial or other ownership of, or interest in, deposited securities, other shares and other securities and may provide for blocking transfer, voting or other rights to enforce such disclosure or limits, you as ADR holders or beneficial owners agree to comply with all such disclosure requirements and ownership limitations and to comply with any reasonable instructions we may provide in respect thereof. We reserve the right to instruct you to deliver your ADSs for cancellation and withdrawal of the deposited securities so as to permit us to deal with you directly as a holder of shares and, by holding an ADS or an interest therein, you will be agreeing to comply with such instructions.

Books of Depositary

The depositary or its agent will maintain a register for the registration, registration of transfer, combination and split-up of ADRs, which register shall include the depositary’s direct registration system. Registered holders of ADRs may inspect such records at the depositary’s office at all reasonable times, but solely for the purpose of communicating with other ADR holders in the interest of the business of our company or a matter relating to the deposit agreement. Such register may be closed at any time or from time to time, when deemed expedient by the depositary or, in the case of the issuance book portion of the ADR Register, when reasonably requested by the Company solely in order to enable the Company to comply with applicable law.

The depositary will maintain facilities for the delivery and receipt of ADRs.

Appointment

In the deposit agreement, each registered holder of ADRs and each beneficial owner, upon acceptance of any ADSs or ADRs (or any interest in any of them) issued in accordance with the terms and conditions of the deposit agreement will be deemed for all purposes to:

•	be a party to and bound by the terms of the deposit agreement and the applicable ADR or ADRs,

•

appoint the depositary its attorney-in-fact, with full power to delegate, to act on its behalf and to take any and all actions contemplated in the deposit agreement and the applicable ADR or ADRs, to adopt any and all procedures necessary to comply with applicable laws and to take such action as the depositary in its sole discretion may deem necessary or appropriate to carry out the purposes of the deposit agreement and the applicable ADR and ADRs, the taking of such actions to be the conclusive determinant of the necessity and appropriateness thereof; and

•

acknowledge and agree that (i) nothing in the deposit agreement or any ADR shall give rise to a partnership or joint venture among the parties thereto, nor establish a fiduciary or similar relationship among such parties, (ii) the depositary, its divisions, branches and affiliates, and their respective agents, may from time to time be in the possession of non-public information about us, ADR holders, beneficial owners and/or their respective affiliates, (iii) the depositary and its divisions, branches and affiliates may at any time have multiple banking relationships with us, ADR holders, beneficial owners and/or the affiliates of any of them, (iv) the depositary and its divisions, branches and affiliates may, from time to time, be engaged in transactions in which parties adverse to us, ADR holders, beneficial owners and/or their respective affiliates may have interests, (v) nothing contained in the deposit agreement or any ADR(s) shall (A) preclude the depositary or any of its divisions, branches or affiliates from engaging in any such transactions or establishing or maintaining any such relationships, or (B) obligate the depositary or any of its divisions, branches or affiliates to disclose any such transactions or relationships or to account for any profit made or payment received in any such transactions or relationships, (vi) the depositary shall not be deemed to have knowledge of any information held by any branch, division or affiliate of the depositary and (vii) notice to an ADR holder shall be deemed, for all purposes of the deposit agreement and the ADRs, to constitute notice to any and all beneficial owners of the ADSs evidenced by such ADR holder’s ADRs. For all purposes under the deposit agreement and the ADRs, the ADR holders thereof shall be deemed to have all requisite authority to act on behalf of any and all beneficial owners of the ADSs evidenced by such ADRs.

Governing Law

The deposit agreement, the ADSs and the ADRs are governed by and construed in accordance with the internal laws of the State of New York. In the deposit agreement, we have submitted to the non-exclusive jurisdiction of the courts of the State of New York and appointed an agent for service of process on our behalf. Any action based on the deposit agreement, the ADSs, the ADRs or the transactions contemplated therein or thereby may also be instituted by the depositary against us in any competent court in the Cayman Islands, Hong Kong, the People’s Republic of China, and/or the United States.

Under the deposit agreement, by holding or owning an ADR or ADS or an interest therein, ADR holders and beneficial owners each irrevocably agree that any legal suit, action or proceeding against or involving ADR holders or beneficial owners brought by us or the depositary, arising out of or based upon the deposit agreement, the ADSs, the ADRs or the transactions contemplated thereby, may be instituted in a state or federal court in New York, New York, irrevocably waive any objection which you may have to the laying of venue of any such proceeding, and irrevocably submit to the non-exclusive jurisdiction of such courts in any such suit, action or proceeding. By holding or owning an ADR or ADS or an interest therein, ADR holders and beneficial owners each also irrevocably agree that any legal suit, action or proceeding against or involving the depositary brought by ADR holders or beneficial owners, arising out of or based upon the deposit agreement, the ADSs, the ADRs or the transactions contemplated thereby, may only be instituted in a state or federal court in New York, New York.

Notwithstanding the foregoing, (i) the depositary may, in its sole discretion, elect to institute any dispute, suit, action, controversy, claim or proceeding directly or indirectly based on, arising out of or relating to the deposit agreement, the ADSs, the ADRs or the transactions contemplated therein or thereby, including without limitation any question regarding its or their existence, validity, interpretation, performance or termination, against any other party or parties to the deposit agreement (including, without limitation, against ADR holders and beneficial owners of interests in ADSs), by having the matter referred to and finally resolved by an arbitration conducted under the terms described below, and (ii) the depositary may in its sole discretion require, by written notice to the relevant party or parties, that any dispute, suit, action, controversy, claim or proceeding against the depositary by any party or parties to the deposit agreement (including, without limitation, by ADR holders and beneficial owners of interests in ADSs) shall be referred to and finally settled by an arbitration conducted under the terms described below. Any such arbitration shall be conducted in the English language either in New York, New York in accordance with the Commercial Arbitration Rules of the American Arbitration Association or in Hong Kong following the arbitration rules of the United Nations Commission on International Trade Law (UNCITRAL).

Jury Trial Waiver

In the deposit agreement, each party thereto (including, for the avoidance of doubt, each holder and beneficial owner of, and/or holder of interests in, ADSs or ADRs) irrevocably waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in any suit, action or proceeding against the depositary and/or us directly or indirectly arising out of or relating to the shares or other deposited securities, the ADSs or the ADRs, the deposit agreement or any transaction contemplated therein, or the breach thereof (whether based on contract, tort, common law or any other theory), including any claim under the U.S. federal securities laws.

If we or the depositary were to oppose a jury trial demand based on such waiver, the court would determine whether the waiver was enforceable in the facts and circumstances of that case in accordance with applicable state and federal law, including whether a party knowingly, intelligently and voluntarily waived the right to a jury trial. The waiver to right to a jury trial in the deposit agreement is not intended to be deemed a waiver by any holder or beneficial owner of ADSs of our or the depositary’s compliance with the U.S. federal securities laws and the rules and regulations promulgated thereunder.

SHARES ELIGIBLE FOR FUTURE SALE

Upon completion of this offering, we will have                ADSs outstanding, representing approximately                % of our outstanding Class A ordinary shares, assuming the underwriters do not exercise their over-allotment option to purchase additional ADSs. All of the ADSs sold in this offering will be freely transferable by persons other than by our “affiliates” without restriction or further registration under the Securities Act. Sales of substantial amounts of the ADSs in the public market could adversely affect prevailing market prices of the ADSs. Prior to this offering, there has been no public market for our ordinary shares or the ADSs. We intend to apply to list the ADSs on the Nasdaq Stock Market, but we cannot assure you that a regular trading market will develop in the ADSs. We do not expect that a trading market will develop for our ordinary shares not represented by the ADSs.

Lock-up Agreements

We have agreed, for a period of 180 days after the date of this prospectus, not to offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale, lend or otherwise dispose of, except in this offering, any of our ordinary shares or ADSs or securities that are substantially similar to our ordinary shares or ADSs, including but not limited to any options or warrants to purchase our ordinary shares, ADSs or any securities that are convertible into or exchangeable for, or that represent the right to receive, our ordinary shares, ADSs or any such substantially similar securities (other than pursuant to employee stock option plans existing on, or upon the conversion or exchange of convertible or exchangeable securities outstanding as of, the date such lock-up agreement was executed), without the prior written consent of the representatives of the underwriters.

Furthermore, [each of our directors, executive officers, existing shareholders and option holders] has also entered into a similar lock-up agreement for a period of 180 days from the date of this prospectus, subject to certain exceptions, with respect to our ordinary shares, ADSs and securities that are substantially similar to our ordinary shares or ADSs. [These restrictions also apply to any ADSs acquired by our directors and executive officers in the offering pursuant to the directed share program, if any.] These parties collectively own [all] of our outstanding ordinary shares, without giving effect to this offering.

The restrictions described in the preceding paragraphs will be automatically extended under certain circumstances. See “Underwriting.”

Other than this offering, we are not aware of any plans by any significant shareholders to dispose of significant numbers of the ADSs or ordinary shares. However, one or more existing shareholders or owners of securities convertible or exchangeable into or exercisable for the ADSs or ordinary shares may dispose of significant numbers of the ADSs or ordinary shares in the future. We cannot predict what effect, if any, future sales of the ADSs or ordinary shares, or the availability of ADSs or ordinary shares for future sale, will have on the trading price of the ADSs from time to time. Sales of substantial amounts of the ADSs or ordinary shares in the public market, or the perception that these sales could occur, could adversely affect the trading price of the ADSs.

Rule 144

All of our ordinary shares that will be outstanding upon the completion of this offering, other than those ordinary shares sold in this offering, are “restricted securities” as that term is defined in Rule 144 under the Securities Act and may be sold publicly in the United States only if they are subject to an effective registration statement under the Securities Act or pursuant to an exemption from the registration requirement such as those provided by Rule 144 and Rule 701 promulgated under the Securities Act. In general, beginning 90 days after the date of this prospectus, a person (or persons whose shares are aggregated) who at the time of a sale is not, and has not been during the three months preceding the sale, an affiliate of ours and has beneficially owned our restricted securities for at least six months will be entitled to sell the restricted securities without registration under the Securities Act, subject only to the availability of current public information about us, and will be entitled to sell restricted securities beneficially owned for at least one year without restriction. Persons who are our affiliates and have beneficially owned our restricted securities for at least six months may sell a number of restricted securities within any three-month period that does not exceed the greater of the following:

•

1% of the then-outstanding ordinary shares of the same class, including ordinary shares represented by ADSs, which immediately after this offering will equal                 Class A ordinary shares, assuming the underwriters do not exercise their over-allotment option; or

•

the average weekly trading volume of our ordinary shares of the same class, in the form of ADSs or otherwise, during the four calendar weeks preceding the date on which notice of the sale is filed with the SEC.

Sales by our affiliates under Rule 144 are also subject to certain requirements relating to manner of sale, notice and the availability of current public information about us.

Rule 701

In general, under Rule 701 of the Securities Act as currently in effect, each of our employees, consultants or advisors who purchases our ordinary shares from us in connection with a compensatory stock plan or other written agreement executed prior to the completion of this offering is eligible to resell those ordinary shares in reliance on Rule 144, but without compliance with some of the restrictions, including the holding period, contained in Rule 144. However, the Rule 701 shares would remain subject to lock-up arrangements and would only become eligible for sale when the lock-up period expires.

TAXATION

The following summary of the material Cayman Islands, PRC and U.S. federal income tax consequences of an investment in the ADSs or ordinary shares is based upon laws and relevant interpretations thereof as of the date of this registration statement, all of which are subject to change. This summary does not deal with all possible tax consequences relating to an investment in the ADSs or ordinary shares, such as the tax consequences under U.S. state and local tax laws or under the tax laws of jurisdictions other than the Cayman Islands, the People’s Republic of China and the United States. To the extent that the discussion relates to matters of Cayman Islands tax law, it represents the opinion of Maples and Calder (Hong Kong) LLP, our counsel as to Cayman Islands law, and to the extent it relates to PRC tax law, it represents the opinion of Global Law Office, our counsel as to PRC law.

Cayman Islands Taxation

The Cayman Islands currently levies no taxes on individuals or corporations based upon profits, income, gains or appreciation and there is no taxation in the nature of inheritance tax or estate duty. There are no other taxes likely to be material to us levied by the government of the Cayman Islands except for stamp duties which may be applicable on instruments executed in, or, after execution, brought within the jurisdiction of the Cayman Islands. The Cayman Islands is not party to any double tax treaties that are applicable to any payments made to or by our company. There are no exchange control regulations or currency restrictions in the Cayman Islands.

Payments of dividends and capital in respect of our ordinary shares and ADSs will not be subject to taxation in the Cayman Islands and no withholding will be required on the payment of a dividend or capital to any holder of our ordinary shares or ADSs, nor will gains derived from the disposal of our ordinary shares or ADSs be subject to Cayman Islands income, withholding or corporation tax.

No stamp duty is payable in respect of the issue of the shares or on an instrument of transfer in respect of a share.

People’s Republic of China Taxation

Under the PRC Enterprise Income Tax Law and its implementation rules, an enterprise established outside of the PRC with a “de facto management body” within the PRC is considered a resident enterprise and will be subject to the enterprise income tax at the rate of 25% on its global income. The implementation rules define the term “de facto management body” as the body that exercises full and substantial control over and overall management of the business, production, personnel, accounts and properties of an enterprise. In April 2009, the State Administration of Taxation issued a circular, known as Circular 82, which provides certain specific criteria for determining whether the “de facto management body” of a PRC-controlled enterprise that is incorporated offshore is located in China. Although this circular only applies to offshore enterprises controlled by PRC enterprises or PRC enterprise groups, not those controlled by PRC individuals or foreigners, the criteria set forth in the circular may reflect the State Administration of Taxation’s general position on how the “de facto management body” test should be applied in determining the tax resident status of all offshore enterprises. According to Circular 82, an offshore incorporated enterprise controlled by a PRC enterprise or a PRC enterprise group will be regarded as a PRC tax resident by virtue of having its “de facto management body” in China only if all of the following conditions are met: (i) the primary location of the day-to-day operational management is in the PRC; (ii) decisions relating to the enterprise’s financial and human resource matters are made or are subject to approval by organizations or personnel in the PRC; (iii) the enterprise’s primary assets, accounting books and records, company seals, and board and shareholder resolutions are located or maintained in the PRC; and (iv) at least 50% of voting board members or senior executives habitually reside in the PRC.

We believe that Molecular Data Inc. is not a PRC resident enterprise for PRC tax purposes. Molecular Data Inc. is not controlled by a PRC enterprise or PRC enterprise group and we do not believe that Molecular Data

Inc. meets all of the conditions above. Molecular Data Inc. is a company incorporated outside the PRC. As a holding company, its key assets are its ownership interests in its subsidiaries, and its key assets are located, and its records (including the resolutions of its board of directors and the resolutions of its shareholders) are maintained, outside the PRC. For the same reasons, we believe our other entities outside of China are not PRC resident enterprises either. However, the tax resident status of an enterprise is subject to determination by the PRC tax authorities and uncertainties remain with respect to the interpretation of the term “de facto management body.” There can be no assurance that the PRC government will ultimately take a view that is consistent with us.

If the PRC tax authorities determine that Molecular Data Inc. is a PRC resident enterprise for enterprise income tax purposes, we may be required to withhold a 10% withholding tax from dividends we pay to our shareholders that are non-resident enterprises, including the holders of the ADSs. In addition, non-resident enterprise shareholders (including our ADS holders) may be subject to a 10% PRC tax on gains realized on the sale or other disposition of ADSs or ordinary shares, if such income is treated as sourced from within the PRC. It is unclear whether our non-PRC individual shareholders (including our ADS holders) would be subject to any PRC tax on dividends or gains obtained by such non-PRC individual shareholders in the event we are determined to be a PRC resident enterprise. If any PRC tax were to apply to such dividends or gains, it would generally apply at a rate of 20% (and in the case of dividends may be withheld by us). Any PRC tax liability may be reduced under applicable tax treaties. However, it is also unclear whether non-PRC shareholders of Molecular Data Inc. would be able to claim the benefits of any tax treaties between their country of tax residence and the PRC in the event that Molecular Data Inc. is treated as a PRC resident enterprise.

United States Federal Income Taxation

The following discussion is a summary of U.S. federal income tax considerations generally applicable to the ownership and disposition of our ADSs or ordinary shares by a U.S. Holder (as defined below) that acquires our ADSs in this offering and holds our ADSs or ordinary shares as “capital assets” (generally, property held for investment) under the U.S. Internal Revenue Code of 1986, as amended, or the Code. This discussion is based upon existing U.S. federal tax law, which is subject to differing interpretations or change, possibly with retroactive effect. No ruling has been sought from the Internal Revenue Service, or the IRS, with respect to any U.S. federal income tax consequences described below, and there can be no assurance that the IRS or a court will not take a contrary position. This discussion, moreover, does not address the U.S. federal estate, gift, Medicare, and alternative minimum tax considerations, any withholding or information reporting requirements, or any state, local and non-U.S. tax considerations relating to the ownership or disposition of our ADSs or ordinary shares. The following summary does not address all aspects of U.S. federal income taxation that may be important to particular investors in light of their individual circumstances or to persons in special tax situations such as:

•	banks and other financial institutions;

•	insurance companies;

•	pension plans;

•	cooperatives;

•	regulated investment companies;

•	real estate investment trusts;

•	broker-dealers;

•	traders that elect to use a mark-to-market method of accounting;

•	certain former U.S. citizens or long-term residents;

•	tax-exempt entities (including private foundations);

•	holders who acquire their ADSs or ordinary shares pursuant to any employee share option or otherwise as compensation;

•	investors that will hold their ADSs or ordinary shares as part of a straddle, hedge, conversion, constructive sale or other integrated transaction for U.S. federal income tax purposes;

•	persons holding their ADSs or ordinary shares in connection with a trade or business outside the United States;

•	persons that actually or constructively own 10% or more of our stock (by vote or value);

•

investors required to accelerate the recognition of any item of gross income with respect to their ADSs or ordinary shares as a result of such income being recognized on an applicable financial statement;

•	investors that have a functional currency other than the U.S. dollar;

•

partnerships or other entities taxable as partnerships for U.S. federal income tax purposes, or persons holding ADSs or ordinary shares through such entities, all of whom may be subject to tax rules that differ significantly from those discussed below.

Each U.S. Holder is urged to consult its tax advisor regarding the application of U.S. federal taxation to its particular circumstances, and the state, local, non-U.S. and other tax considerations of the ownership and disposition of our ADSs or ordinary shares.

General

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of our ADSs or ordinary shares that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•

a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created in, or organized under the law of, the United States or any state thereof or the District of Columbia;

•	an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

•

a trust (A) the administration of which is subject to the primary supervision of a U.S. court and which has one or more U.S. persons who have the authority to control all substantial decisions of the trust or (B) that has otherwise validly elected to be treated as a U.S. person under the Code.

If a partnership (or other entity treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of our ADSs or ordinary shares, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. Partnerships holding our ADSs or ordinary shares and their partners are urged to consult their tax advisors regarding an investment in our ADSs or ordinary shares.

For U.S. federal income tax purposes, it is generally expected that a U.S. Holder of ADSs will be treated as the beneficial owner of the underlying shares represented by the ADSs. The remainder of this discussion assumes that a U.S. Holder of our ADSs will be treated in this manner. Accordingly, deposits or withdrawals of ordinary shares for ADSs will generally not be subject to U.S. federal income tax.

Passive Foreign Investment Company Considerations

A non-U.S. corporation, such as our company, will be a PFIC, for U.S. federal income tax purposes for any taxable year, if either (i) 75% or more of its gross income for such year consists of certain types of “passive” income or (ii) 50% or more of the value of its assets (generally determined on the basis of a quarterly average) during such year is attributable to assets that produce or are held for the production of passive income. For this purpose, cash and assets readily convertible into cash are categorized as passive assets and the company’s goodwill and other unbooked intangibles are generally taken into account in determining the Company’s asset value. Passive income generally includes, among other things, dividends, interest, rents, royalties, and gains from the disposition of passive assets and gains from commodities transactions (subject to an exception for certain active business gains from the sales of commodities). We will be treated as owning a proportionate share of the assets and earning a proportionate share of the income of any other corporation in which we own, directly or indirectly, 25% or more (by value) of the stock.

Although the law in this regard is not entirely clear, we treat our VIEs (and their subsidiaries) as being owned by us for U.S. federal income tax purposes because we control their management decisions and are entitled to substantially all of the economic benefits associated with these entities. As a result, we consolidate their results of operations in our consolidated U.S. GAAP financial statements. If it were determined, however, that we are not the owner of the VIEs for U.S. federal income tax purposes, we may be treated as a PFIC for the current taxable year and any subsequent taxable year.

Assuming that we are the owner of our VIEs (and their subsidiaries) for United States federal income tax purposes, and based upon our current and expected income and assets (including goodwill and taking into account the expected proceeds from this offering) and the expected market price of the ADSs following this offering, we do not expect to be a PFIC for the current taxable year or the foreseeable future. However, no assurance can be given in this regard because the determination of whether we are or will become a PFIC is a factual determination made annually that will depend, in part, upon the composition of our income and assets. Fluctuations in the market price of our ADSs may cause us to be or become a PFIC for the current or future taxable years because the value of our assets for the purpose of the asset test, including the value of our goodwill and other unbooked intangibles, may be determined by reference to the market price of our ADSs from time to time (which may be volatile). In estimating the value of our goodwill and other unbooked intangibles, we have taken into account the expected cash proceeds and our anticipated market capitalization following this offering. If our market capitalization is less than anticipated or subsequently declines, we may be or become a PFIC for the current taxable year or future taxable years. Furthermore, the composition of our income and assets may also be affected by how, and how quickly, we use our liquid assets and the cash raised in this offering. Under circumstances where we determine not to deploy significant amounts of cash for active purposes, our risk of becoming a PFIC may substantially increase.

If we are a PFIC for any year during which a U.S. Holder holds our ADSs or ordinary shares, the PFIC rules discussed below under “Passive Foreign Investment Company Rules” generally will apply to such U.S. Holder for such taxable year, and unless the U.S. Holder makes certain elections, will apply in future years even if we cease to be a PFIC.

The discussion below under “Dividends” and “Sale or Other Disposition” is written on the basis that we will not be or become a PFIC for U.S. federal income tax purposes. The U.S. federal income tax rules that apply generally if we are a PFIC are discussed below under “Passive Foreign Investment Company Rules.”

Dividends

Any cash distributions (including the amount of any PRC tax withheld) paid on our ADSs or ordinary shares out of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles, will generally be includible in the gross income of a U.S. Holder as dividend income on the day actually or constructively received by the U.S. Holder, in the case of ordinary shares, or by the depositary bank, in the case of ADSs. Because we do not intend to determine our earnings and profits on the basis of U.S. federal income tax principles, any distribution we pay will generally be treated as a “dividend” for U.S. federal income tax purposes. Dividends received on our ADSs or ordinary shares will not be eligible for the dividends received deduction allowed to corporations in respect of dividends received from U.S. corporations.

Individuals and other non-corporate U.S. Holders will be subject to tax at the lower capital gains tax rate applicable to “qualified dividend income,” provided that certain conditions are satisfied, including that (1) the

ADSs or ordinary shares on which the dividends are paid are readily tradable on an established securities market in the United States, or, in the event that we are deemed to be a PRC resident enterprise under the PRC tax law, we are eligible for the benefit of the United States-PRC income tax treaty, (2) we are neither a PFIC nor treated as such with respect to a U.S. Holder (as discussed below) for the taxable year in which the dividend is paid or the preceding taxable year, and (3) certain holding period and other requirements are met. We intend to list the ADSs on the Nasdaq Stock Market. Provided this listing is approved, we believe that the ADSs will generally be considered to be readily tradable on an established securities market in the United States. There can be no assurance that the ADSs will continue to be considered readily tradable on an established securities market in later years. Because the ordinary shares will not be listed on a U.S. exchange, we do not believe that dividends received with respect to ordinary shares that are not represented by ADSs will be treated as qualified dividends. U.S. Holders are urged to consult their tax advisors regarding the availability of the lower rate for dividends paid with respect to our ADSs or ordinary shares.

In the event that we are deemed to be a PRC resident enterprise under the PRC Enterprise Income Tax Law (see “Taxation—People’s Republic of China Taxation”), we may be eligible for the benefits of the United States-PRC income tax treaty. If we are eligible for such benefits, dividends we pay on our ordinary shares, regardless of whether such shares are represented by the ADSs, and regardless of whether our ADSs are readily tradable on an established securities market in the United States, would be eligible for the reduced rates of taxation applicable to qualified dividend income, as described in the preceding paragraph subject to applicable limitations, including those described in (2) and (3) of the preceding paragraph. .

For U.S. foreign tax credit purposes, dividends paid on our ADSs or ordinary shares generally will be treated as income from foreign sources and generally will constitute passive category income. In the event that we are deemed to be a PRC resident enterprise under the PRC Enterprise Income Tax Law, a U.S. Holder may be subject to PRC withholding taxes on dividends paid on the ADSs or ordinary shares (see “Taxation—People’s Republic of China Taxation”). Depending on the U.S. Holder’s particular facts and circumstances and subject to a number of complex conditions and limitations, PRC withholding taxes on dividends not in excess of any applicable rate under the United States-PRC income tax treaty may be treated as foreign taxes eligible for credit against a U.S. Holder’s U.S. federal income tax liability. The rules governing the foreign tax credit are complex and each U.S. Holder is urged to consult its tax advisor regarding the availability of the foreign tax credit under its particular circumstances. A U.S. Holder who does not elect to claim a foreign tax credit for foreign tax withheld may instead claim a deduction for U.S. federal income tax purposes in respect of such withholding, but only for a year in which such holder elects to do so for all creditable foreign income taxes.

Sale or Other Disposition

A U.S. Holder will generally recognize gain or loss upon the sale or other disposition of our ADSs or ordinary shares in an amount equal to the difference between the amount realized upon the disposition and the U.S. Holder’s adjusted tax basis in such ADSs or ordinary shares. The gain or loss will generally be capital gain or loss. Individuals and other non-corporate U.S. Holders who have held the ADS or ordinary shares for more than one year will generally be eligible for reduced tax rates. The deductibility of a capital loss may be subject to limitations. Any such gain or loss that the U.S. Holder recognizes will generally be treated as U.S. source income or loss for foreign tax credit limitation purposes, which will generally limit the availability of foreign tax credits. However, in the event that we are deemed to be a PRC resident enterprise and gain from the disposition of the ADSs or ordinary shares is subject to PRC taxation, a U.S. Holder that is eligible for the benefits of the United States-PRC income tax treaty may be able to elect to treat such gain as PRC source income. If a U.S. Holder is not eligible for the benefits of the United States-PRC income tax treaty, or fails to make the election to treat any gain as foreign source, then such U.S. Holder may not be able to use the foreign tax credit arising from any PRC tax imposed on the disposition of the ADSs or ordinary shares unless such credit can be applied (subject to applicable limitations) against United States federal income tax due on other income derived from foreign sources in the same income category (generally, the passive category). Each U.S. Holder is advised to consult its tax advisor regarding the tax consequences if a foreign tax is imposed on a disposition of the ADSs or ordinary shares, including the availability of the foreign tax credit under its particular circumstances.

Passive Foreign Investment Company Rules

If we are a PFIC for any taxable year during which a U.S. Holder holds our ADSs or ordinary shares, and unless the U.S. Holder makes a mark-to-market election (as described below), the U.S. Holder will generally be subject to special tax rules on (i) any excess distribution that we make to the U.S. Holder (which generally means any distribution paid during a taxable year to a U.S. Holder that is greater than 125 percent of the average annual distributions paid in the three preceding taxable years or, if shorter, the U.S. Holder’s holding period for the ADSs or ordinary shares), and (ii) any gain realized on the sale or other disposition of ADSs or ordinary shares. Under the PFIC rules:

•	the excess distribution or gain will be allocated ratably over the U.S. Holder’s holding period for the ADSs or ordinary shares;

•

the amount allocated to the current taxable year and any taxable years in the U.S. Holder’s holding period prior to the first taxable year in which we are a PFIC (each, a “pre-PFIC year”), will be taxable as ordinary income;

•

the amount allocated to each prior taxable year, other than a pre-PFIC year, will be subject to tax at the highest tax rate in effect for individuals or corporations, as appropriate, for that year; and

•	the interest charge generally applicable to underpayments of tax will be imposed on the tax attributable to each prior taxable year, other than a pre-PFIC year.

If we are a PFIC for any taxable year during which a U.S. Holder holds our ADSs or ordinary shares and any of our subsidiaries, any of our VIEs or any of the subsidiaries of our VIEs is also a PFIC (a “lower-tier PFIC”), such U.S. Holder would be treated as owning a proportionate amount (by value) of the shares of the lower-tier PFIC for purposes of the application of these rules. U.S. Holders are urged to consult their tax advisors regarding the application of the PFIC rules to any of our subsidiaries, any of our VIEs or any of the subsidiaries of our VIEs.

As an alternative to the foregoing rules, a U.S. Holder of “marketable stock” (as defined below) in a PFIC that is “regularly traded” may make a mark-to-market election with respect to such stock. If a U.S. Holder makes this election with respect to our ADSs, the holder will generally (i) include as ordinary income for each taxable year that we are a PFIC the excess, if any, of the fair market value of ADSs held at the end of the taxable year over the adjusted tax basis of such ADSs and (ii) deduct as an ordinary loss in each such taxable year the excess, if any, of the adjusted tax basis of the ADSs over the fair market value of such ADSs held at the end of the taxable year, but such deduction will only be allowed to the extent of the amount previously included in income as a result of the mark-to-market election. The U.S. Holder’s adjusted tax basis in the ADSs would be adjusted to reflect any income or loss resulting from the mark-to-market election. If a U.S. Holder makes a mark-to-market election in respect of our ADSs and we cease to be a PFIC, the holder will not be required to take into account the gain or loss described above during any period that we are not a PFIC. If a U.S. Holder makes a mark-to-market election, any gain such U.S. Holder recognizes upon the sale or other disposition of our ADSs in a year when we are a PFIC will be treated as ordinary income and any loss will be treated as ordinary loss, but such loss will only be treated as ordinary loss to the extent of the net amount previously included in income as a result of the mark-to-market election.

The mark-to-market election is available only for “marketable stock,” which is stock that is regularly traded on a qualified exchange or other market, as defined in applicable United States Treasury regulations. Our ADSs, but not our ordinary shares, will be treated as traded on a qualified exchange or other market upon their listing on the Nasdaq Stock Market. We anticipate that our ADSs should qualify as marketable stock, but no assurance can be given that they will be regularly traded for these purposes.

Because a mark-to-market election cannot technically be made for any lower-tier PFICs that we may own, a U.S. Holder may continue to be subject to the PFIC rules with respect to such U.S. Holder’s indirect interest in any investments held by us that are treated as an equity interest in a PFIC for U.S. federal income tax purposes.

We do not intend to provide information necessary for U.S. Holders to make qualified electing fund elections, which, if available, would result in tax treatment different from (and generally less adverse than) the general tax treatment for PFICs described above.

If a U.S. Holder owns our ADSs or ordinary shares during any taxable year that we are a PFIC, the holder must generally file an annual IRS Form 8621. You should consult your tax advisor regarding the U.S. federal income tax consequences of owning and disposing of our ADSs or ordinary shares if we are or become a PFIC.

UNDERWRITING

Subject to the terms and conditions set forth in the underwriting agreement, dated                 , 2019, among us the underwriters named below, for whom AMTD Global Markets Limited, Fosun Hani Securities Limited and Boustead Securities, LLC are acting as the representative, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the respective number of ADSs shown opposite its name below:

Underwriter	Number of ADSs
AMTD Global Markets Limited
Fosun Hani Securities Limited
Boustead Securities, LLC

Total

The underwriting agreement provides that the obligations of the underwriters are subject to certain conditions precedent such as the receipt by the underwriters of certain officers’ certificates and legal opinions and approval of certain legal matters by their counsel. The underwriting agreement provides that the underwriters will purchase all of the ADSs if any of them are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated. We have agreed to indemnify the underwriters and certain of their controlling and related persons against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that the underwriters may be required to make in respect of those liabilities.

The underwriters have advised us that, following the completion of this offering, they currently intend to make a market in the ADSs as permitted by applicable laws and regulations. However, the underwriters are not obligated to do so, and the underwriters may discontinue any market-making activities at any time without notice in their sole discretion. Accordingly, no assurance can be given as to the liquidity of the trading market for the ADSs, that you will be able to sell any of the ADSs held by you at a particular time or that the prices that you receive when you sell will be favorable.

The underwriters are offering the ADSs subject to their acceptance of the ADSs from us and subject to prior sale. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Certain of the underwriters are expected to make offers and sales both inside and outside the United States through their respective selling agents. Any offers or sales in the United States will be conducted by broker-dealers registered with the SEC. AMTD Global Markets Limited and Fosun Hani Securities Limited are not broker-dealers registered with the SEC, and therefore, to the extent AMTD Global Markets Limited or Fosun Hani Securities Limited intend to make any offers or sales of ADSs in the United States, they will do so only through one or more registered broker-dealers in compliance with applicable securities law and regulations, and FINRA rules.

The ADSs to be sold outside of the United States have not been registered under the Securities Act for their offer and sale as part of the initial distribution in the offering. These ADSs initially will be offered outside the United States in compliance with Regulation S under the Securities Act. These ADSs have, however, been registered under the Securities Act solely for purposes of their resale in the United States in transactions that require registration under the Securities Act. This prospectus may be used in connection with resales of such ADSs in the United States to the extent such transactions would not be exempt from registration under the Securities Act.

Option to Purchase Additional ADSs

We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase, from time to time, in whole or in part, up to an aggregate of              ADSs from us at the public offering price set forth on the cover page of this prospectus, less underwriting discounts and commissions. If the underwriters exercise this option, each underwriter will be severally and not jointly obligated, subject to specified conditions, to purchase a number of additional ADSs proportionate to that underwriter’s initial purchase commitment as indicated in the table above. This option may be exercised only if the underwriters sell more ADSs than the total number set forth on the cover page of this prospectus.

Commission and Expenses

The underwriters have advised us that they propose to offer the ADSs to the public at the initial public offering price set forth on the cover page of this prospectus and to certain dealers, which may include the underwriters, at that price less a concession not in excess of US$             per ADS. [The underwriters may allow, and certain dealers may reallow, a discount from the concession not in excess of US$             per ADS to certain brokers and dealers.] After the offering, the initial public offering price, concession [and reallowance] to dealers may be reduced by the representatives. No such reduction will change the amount of proceeds to be received by us as set forth on the cover page of this prospectus.

The following table shows the public offering price, the underwriting discounts and commissions that we are to pay the underwriters and the proceeds, before expenses, to us in connection with this offering. Such amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional ADSs.

	Per ADS		Total
	Without Option to Purchase Additional ADSs	With Option to Purchase Additional ADSs	Without Option to Purchase Additional ADSs	With Option to Purchase Additional ADSs
Public offering price
Underwriting discounts and commissions paid by us
Proceeds to us, before expenses

We estimate expenses payable by us in connection with this offering, other than the underwriting discounts and commissions referred to above, will be approximately US$            . Expenses include the SEC registration fees, the Financial Industry Regulatory Authority, or FINRA, filing fees, the Nasdaq Stock Market listing fee, and legal, accounting, printing and miscellaneous expenses. We estimate expenses payable by the selling shareholders in connection with this offering, other than the underwriting discounts and commissions referred to above, will be approximately US$            . We and have also agreed to reimburse the underwriters for certain fees and expenses, including, in connection with this offering. Such reimbursements are deemed underwriter compensation by FINRA.

Determination of Offering Price

Prior to this offering, there has not been a public market for our ADSs. Consequently, the initial public offering price for our ADSs will be determined by negotiations between us and the representative. Among the factors to be considered in these negotiations will be prevailing market conditions, our financial information, market valuations of other companies that we and the underwriters believe to be comparable to us, estimates of our business potential, the present state of our development and other factors deemed relevant.

We offer no assurances that the initial public offering price will correspond to the price at which the ADSs will trade in the public market subsequent to the offering or that an active trading market for the ADSs will develop and continue after the offering.

Listing

We intend to apply to have the ADSs listed on the Nasdaq Stock Market under the trading symbol “MKD.”

Stamp Taxes

If you purchase ADSs offered in this prospectus, you may be required to pay stamp taxes and other charges under the laws and practices of the country of purchase, in addition to the offering price listed on the cover page of this prospectus.

Lock Up Agreements

We, [our executive officers, directors, existing shareholders and option holders] have agreed, subject to specified exceptions as described below, not to directly or indirectly during the period ending 180 days after the date of this prospectus, (i) issue, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of directly or indirectly, any ordinary shares or ADSs or any securities convertible into or exercisable or exchangeable for such ordinary shares or ADSs or enter into a transaction which would have the same effect; (ii) enter into any swap, hedge or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the ordinary shares or ADSs; (iii) establish or increase a put equivalent position or liquidate or decrease a call equivalent position in the ordinary shares or ADSs within the meaning of Section 16 of the Exchange Act; (iv) file any registration statement with the SEC relating to the offering of any ordinary shares, ADSs or any securities convertible into or exercisable or exchangeable for ordinary shares or ADSs; or (v) publicly disclose the intention to make any offer, sale, pledge, disposition or filing, in each case regardless of whether any such transaction described above is to be settled by delivery of ordinary shares, ADSs, or such other securities, in cash or otherwise. The foregoing restrictions do not apply to [(a) ordinary shares or ADSs acquired in this offering, or transactions relating to ordinary shares, ADSs or other securities acquired in open market transactions after the date of this prospectus, provided that, in each case, no filing under Section 16(a) of the Exchange Act (or the equivalent thereof in non-U.S. jurisdictions) shall be required or shall be voluntarily made in connection with subsequent sales of ordinary shares or other securities acquired in this offering or in such open market transactions, (b) transfers of ordinary shares, ADSs or any warrant or other security convertible into or exercisable or exchangeable for ordinary shares or ADSs as a bona fide gift, (c) transfers by will or intestate succession to the family or to a trust of the party to the lock-up agreement, the beneficiaries of which are exclusively the individual or members of the individual’s family, or (d) pro rata distributions of ordinary shares, ADSs or any security convertible into ordinary shares or ADSs to limited partners or stockholders of the party to the lock-up agreement.]

The underwriters may, in their sole discretion and at any time or from time to time before the termination of the 180-day period release all or any portion of the securities subject to lock-up agreements. There are no existing agreements between the underwriters and any of our shareholders who will execute a lock-up agreement, providing consent to the sale of ADSs prior to the expiration of the lock-up period.

Stabilization

The underwriters have advised us that they, pursuant to Regulation M under the Securities Exchange Act of 1934, as amended, and certain persons participating in the offering may engage in short sale transactions, stabilizing transactions, syndicate covering transactions or the imposition of penalty bids in connection with this offering. These activities may have the effect of stabilizing or maintaining the market price of the ADSs at a level above that which might otherwise prevail in the open market. Establishing short sales positions may involve either “covered” short sales or “naked” short sales.

“Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional ADSs in this offering. The underwriters may close out any covered short position by either exercising their option to purchase additional ADSs or purchasing the ADSs in the open market. In determining the source of ADSs to close out the covered short position, the underwriters will consider, among other things, the price of ADSs available for purchase in the open market as compared to the price at which they may purchase ADSs through the option to purchase additional ADSs.

“Naked” short sales are sales in excess of the option to purchase additional ADSs. The underwriters must close out any naked short position by purchasing ADSs in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the ADSs in the open market after pricing that could adversely affect investors who purchase in this offering.

A stabilizing bid is a bid for the purchase of ADSs on behalf of the underwriters for the purpose of fixing or maintaining the price of the ADSs. A syndicate covering transaction is the bid for or the purchase of ADSs on behalf of the underwriters to reduce a short position incurred by the underwriters in connection with the offering. Similar to other purchase transactions, the underwriter’s purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our ADSs or preventing or retarding a decline in the market price of our ADSs. As a result, the price of our ADSs may be higher than the price that might otherwise exist in the open market. A penalty bid is an arrangement permitting the underwriters to reclaim the selling concession otherwise accruing to a syndicate member in connection with the offering if the ADSs originally sold by such syndicate member are purchased in a syndicate covering transaction and therefore have not been effectively placed by such syndicate member.

None of we, or any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the ADSs. The underwriters are not obligated to engage in these activities and, if commenced, any of the activities may be discontinued at any time.

Electronic Distribution

A prospectus in electronic format may be made available by e-mail or on the websites or through online services maintained by one or more of the underwriters or their affiliates. In those cases, prospective investors may view offering terms online and may be allowed to place orders online. The underwriters may agree with us to allocate a specific number of ADSs for sale to online brokerage account holders. Any such allocation for online distributions will be made by the underwriters on the same basis as other allocations. Other than the prospectus in electronic format, the information on the underwriters’ websites and any information contained in any other website maintained by any of the underwriters is not part of this prospectus, has not been approved and/or endorsed by us or the underwriters and should not be relied upon by investors.

Discretionary Sales

The underwriters do not intend sales to discretionary accounts to exceed [five percent] of the total number of ADSs offered.

[Directed Share Program

At our request, the underwriters have reserved for sale at the initial public offering price up to              ADSs for employees, directors and other persons associated with us who have expressed an interest in purchasing ADSs in the offering. The number of ADSs available for sale to the general public in the offering will be reduced to the extent these persons purchase the directed ADSs in the program. Any directed ADSs not so purchased will be offered by the underwriters to the general public on the same terms as the other ADSs. Except for certain participants who have entered into lock-up agreements as contemplated above, each person buying ADSs through the directed share program has agreed that, for a period of 180 days from and including the date of this prospectus, he or she will not, without the prior written consents of the underwriters, dispose of or hedge any

ADSs, or securities exchangeable or exercisable for or convertible into ADSs with respect to shares purchased in the program. For those participants who have entered into lock-up agreements as contemplated above, the lock-up agreements contemplated therein shall govern with respect to their purchases of ADSs in the program. The underwriters in their sole discretion may release any of the securities subject to these lock-up agreements at any time. We have agreed to indemnify the underwriters against certain liabilities and expenses, including liabilities under the Securities Act, in connection with sales of the directed ADSs.]

Relationships

The underwriters and certain of their affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The underwriters and certain of their affiliates have, from time to time, performed, and may in the future perform, various commercial and investment banking and financial advisory services for us and our affiliates, for which they received or will receive customary fees and expenses.

In the ordinary course of their various business activities, the underwriters and certain of their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments issued by us and our affiliates. If the underwriters or their respective affiliates have a lending relationship with us, they routinely hedge their credit exposure to us consistent with their customary risk management policies. The underwriters and their respective affiliates may hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities or the securities of our affiliates, including potentially the ADSs offered hereby. Any such short positions could adversely affect future trading prices of the ADSs offered hereby. The underwriters and certain of their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Selling Restrictions

No action has been taken in any jurisdiction (except in the United States) that would permit a public offering of the ADSs, or the possession, circulation or distribution of this prospectus or any other material relating to us or the ADSs in any jurisdiction where action for that purpose is required. Accordingly, the ADSs may not be offered or sold, directly or indirectly, and neither this prospectus nor any other material or advertisements in connection with the ADSs may be distributed or published, in or from any country or jurisdiction except in compliance with any applicable laws, rules and regulations of any such country or jurisdiction.

Australia

This prospectus does not constitute a product disclosure document or a prospectus under Chapter 6D.2 of the Corporations Act 2001 (Cth) (the “Corporations Act”), has not been, and will not be, lodged with the Australian Securities and Investments Commission (“ASIC”), as a disclosure document for the purposes of the Corporations Act and does not purport to include the information required of a disclosure document under Chapter 6D.2 of the Corporations Act. It does not constitute or involve a recommendation to acquire, an offer or invitation for issue or sale, an offer or invitation to arrange the issue or sale, or an issue or sale, of interests to a “retail client” (as defined in section 761G of the Corporations Act and applicable regulations) in Australia and may only be provided in Australia to select investors who are able to demonstrate that they fall within one or more of the categories of investors, or Exempt Investors, available under section 708 of the Corporations Act as set out below. Accordingly, if you receive this prospectus in Australia:

A. You confirm and warrant that you are either:

•	a “sophisticated investor” under section 708(8)(a) or (b) of the Corporations Act;

•

a “sophisticated investor” under section 708(8)(c) or (d) of the Corporations Act and that you have provided an accountant’s certificate to the Company which complies with the requirements of section 708(8)(c)(i) or (ii) of the Corporations Act and related regulations before the offer has been made;

•	a person associated with the Company under Section 708(12) of the Corporations Act; or

•	a “professional investor” within the meaning of section 708(11)(a) or (b) of the Corporations Act.

The ADSs may not be directly or indirectly offered for subscription or purchased or sold, and no invitations to subscribe for or buy the ADSs may be issued, and no draft or definitive offering memorandum, advertisement or other offering material relating to any ADSs may be distributed in Australia, except where disclosure to investors is not required under Chapter 6D of the Corporations Act or is otherwise in compliance with all applicable Australian laws and regulations. By submitting an application for the ADSs, you represent and warrant to us that you are an Exempt Investor. To the extent that you are unable to confirm or warrant that you are an exempt sophisticated investor, associated person or professional investor under the Corporations Act any offer made to you under this prospectus is void and incapable of acceptance.

B. As any offer of ADSs under this prospectus will be made without disclosure in Australia under Chapter 6D.2 of the Corporations Act, the offer of those securities for resale in Australia within 12 months may, under section 707 of the Corporations Act, require disclosure to investors under Chapter 6D.2 if none of the exemptions in section 708 applies to that resale. By applying for the ADSs, you warrant and agree that you will not offer any of the securities issued to you pursuant to this prospectus for resale in Australia within 12 months of those securities being issued unless any such resale offer is exempt from the requirement to issue a disclosure document under section 708 of the Corporations Act.

Bermuda

ADSs may be offered or sold in Bermuda only in compliance with the provisions of the Investment Business Act of 2003 of Bermuda which regulates the sale of securities in Bermuda. Additionally, non-Bermudian persons (including companies) may not carry on or engage in any trade or business in Bermuda unless such persons are permitted to do so under applicable Bermuda legislation.

British Virgin Islands

The ADSs are not being, and may not be offered to the public or to any person in the British Virgin Islands for purchase or subscription by or on behalf of the Company. The ADSs may be offered to companies incorporated under the BVI Business Companies Act, 2004 (British Virgin Islands), (“BVI Companies”), but only where the offer will be made to, and received by, the relevant BVI Company entirely outside of the British Virgin Islands.

Canada

The securities may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the securities must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Dubai International Financial Centre

This document relates to an Exempt Offer, as defined in the Offered Securities Rules module of the DFSA Rulebook, or the OSR, in accordance with the Offered Securities Rules of the Dubai Financial Services Authority. This document is intended for distribution only to Persons, as defined in the OSR, of a type specified in those rules. It must not be delivered to, or relied on by, any other Person. The Dubai Financial Services Authority has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The Dubai Financial Services Authority has not approved this document nor taken steps to verify the information set out in it, and has no responsibility for it. The ADSs to which this document relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the ADSs offered should conduct their own due diligence on the ADSs. If you do not understand the contents of this document you should consult an authorized financial adviser.

Israel

The common shares offered by this prospectus have not been approved or disapproved by the Israeli Securities Authority (the ISA), nor has it been registered for sale in Israel. The shares may not be offered or sold, directly or indirectly, to the public in Israel, absent the publication of a prospectus. The ISA has not issued permits, approvals or licenses in connection with the offering or publishing the prospectus; nor has it authenticated the details included herein, confirmed their reliability or completeness, or rendered an opinion as to the quality of the common shares being offered. Any resale in Israel, directly or indirectly, to the public of the common shares offered by this prospectus is subject to restrictions on transferability and must be effected only in compliance with the Israeli securities laws and regulations.

Cayman Islands

This prospectus does not constitute a public offer of the ADSs, whether by way of sale or subscription, in the Cayman Islands. Each underwriter has represented and agreed that it has not offered or sold, and will not offer or sell, directly or indirectly, any ADSs in the Cayman Islands.

European Economic Area

In relation to each member state of the European Economic Area which has implemented the Prospectus Directive, or each referred as a “Relevant Member State,” an offer to the public of the ADSs which are the subject of the offering contemplated by this prospectus supplement and the accompanying prospectus may not be made in that Relevant Member State except that an offer to the public in that Relevant Member State of any ADSs may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

(a)	to any legal entity which is a “qualified investor” as defined in the Prospectus Directive;

(b)

to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the underwriters or the underwriters nominated by us for any such offer; or

(c)	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of ADSs shall require us or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive, and each person who initially acquires any ADSs or to whom any offer is made will be deemed to have represented, acknowledged and agreed to and with each of the underwriters and us that it is a “qualified investor” within the meaning of the law in that Relevant Member State implementing Article 2(1)(e) of the Prospectus Directive. In the case of any ADSs being offered to a financial intermediary as that term is used in Article 3(2) of the Prospectus Directive, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the ADSs acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any ADSs to the public other than their offer or resale in a Relevant Member State to qualified investors as so defined or in circumstances in which the prior consent of the representatives has been obtained to each such proposed offer or resale.

For the purposes of this provision, the expression an “offer ADSs to the public” in relation to the ADSs in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the ADSs to be offered so as to enable an investor to decide to purchase or subscribe to the ADSs, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

Hong Kong

No securities have been offered or sold, and no securities may be offered or sold, in Hong Kong, by means of any document, other than to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong, or the SFO, and any rules made under that Ordinance; or in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding up and Miscellaneous Provisions) Ordinance (Cap. 32) of Hong Kong, or the CEO, or which do not constitute an offer or invitation to the public for the purpose of the CEO and the SFO. No document, invitation or advertisement relating to the securities has been issued or may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the content of which are likely to be accessed or read by, the public of Hong Kong (except if permitted under the securities laws of Hong Kong) other than with respect to securities which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the SFO and any rules made under that Ordinance.

This prospectus has not been registered with the Registrar of Companies in Hong Kong. Accordingly, this prospectus may not be issued, circulated or distributed in Hong Kong, and the securities may not be offered for subscription to members of the public in Hong Kong. Each person acquiring the securities will be required, and is deemed by the acquisition of the securities, to confirm that he is aware of the restriction on offers of the securities described in this prospectus and the relevant offering documents and that he is not acquiring, and has not been offered any securities in circumstances that contravene any such restrictions.

Japan

The offering has not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948 of Japan, as amended), or FIEL, and the Initial Purchaser will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the FIEL and any other applicable laws, regulations and ministerial guidelines of Japan.

Korea

The ADSs have not been and will not be registered under the Financial Investments Services and Capital Markets Act of Korea and the decrees and regulations thereunder (the “FSCMA”), and the ADSs have been and will be offered in Korea as a private placement under the FSCMA. None of the ADSs may be offered, sold or delivered directly or indirectly, or offered or sold to any person for re-offering or resale, directly or indirectly, in Korea or to any resident of Korea except pursuant to the applicable laws and regulations of Korea, including the FSCMA and the Foreign Exchange Transaction Law of Korea and the decrees and regulations thereunder (the “FETL”). The ADSs have not been listed on any of securities exchanges in the world including, without limitation, the Korea Exchange in Korea. Furthermore, the purchaser of the ADSs shall comply with all applicable regulatory requirements (including but not limited to requirements under the FETL) in connection with the purchase of the ADSs. By the purchase of the ADSs, the relevant holder thereof will be deemed to represent and warrant that if it is in Korea or is a resident of Korea, it purchased the ADSs pursuant to the applicable laws and regulations of Korea.

Kuwait

Unless all necessary approvals from the Kuwait Ministry of Commerce and Industry required by Law No. 31/1990 “Regulating the Negotiation of Securities and Establishment of Investment Funds,” its Executive Regulations and the various Ministerial Orders issued pursuant thereto or in connection therewith, have been given in relation to the marketing and sale of the ADSs, these may not be marketed, offered for sale, nor sold in the State of Kuwait. Neither this prospectus (including any related document), nor any of the information contained therein is intended to lead to the conclusion of any contract of whatsoever nature within Kuwait.

Malaysia

No prospectus or other offering material or document in connection with the offer and sale of the ADSs has been or will be registered with the Securities Commission of Malaysia, or the Commission, for the Commission’s approval pursuant to the Capital Markets and Services Act 2007. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the ADSs may not be circulated or distributed, nor may the ADSs be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Malaysia other than (i) a closed end fund approved by the Commission; (ii) a holder of a Capital Markets Services Licence; (iii) a person who acquires the ADSs, as principal, if the offer is on terms that the ADSs may only be acquired at a consideration of not less than RM250,000 (or its equivalent in foreign currencies) for each transaction; (iv) an individual whose total net personal assets or total net joint assets with his or her spouse exceeds RM3 million (or its equivalent in foreign currencies), excluding the value of the primary residence of the individual; (v) an individual who has a gross annual income exceeding RM300,000 (or its equivalent in foreign currencies) per annum in the preceding twelve months; (vi) an individual who, jointly with his or her spouse, has a gross annual income of RM400,000 (or its equivalent in foreign currencies), per annum in the preceding twelve months; (vii) a corporation with total net assets exceeding RM10 million (or its equivalent in a foreign currencies) based on the last audited accounts; (viii) a partnership with total net assets exceeding RM10 million (or its equivalent in foreign currencies); (ix) a bank licensee or insurance licensee as defined in the Labuan Financial Services and Securities Act 2010; (x) an Islamic bank licensee or takaful licensee as defined in the Labuan Financial Services and Securities Act 2010; and (xi) any other person as may be specified by the Commission; provided that, in the each of the preceding categories (i) to (xi), the distribution of the ADSs is made by a holder of a Capital Markets Services Licence who carries on the business of dealing in securities. The distribution in Malaysia of this prospectus is subject to Malaysian laws. This prospectus does not constitute and may not be used for the purpose of public offering or an issue, offer for subscription or purchase, invitation to subscribe for or purchase any securities requiring the registration of a prospectus with the Commission under the Capital Markets and Services Act 2007.

People’s Republic of China

This prospectus may not be circulated or distributed in the PRC and the ADSs may not be offered or sold, and will not offer or sell to any person for re-offering or resale directly or indirectly to any resident of the PRC or for the benefit of, legal or natural persons of the PRC except pursuant to applicable laws and regulations of the PRC. Further, no legal or natural persons of the PRC may directly or indirectly purchase any of the ADSs or any beneficial interest therein without obtaining all prior PRC’s governmental approvals that are required, whether statutorily or otherwise. Persons who come into possession of this prospectus are required by the issuer and its representatives to observe these restrictions. For the purpose of this paragraph, PRC does not include Taiwan and the special administrative regions of Hong Kong and Macau.

Qatar

In the State of Qatar, the offer contained herein is made on an exclusive basis to the specifically intended recipient thereof, upon that person’s request and initiative, for personal use only and shall in no way be construed as a general offer for the sale of securities to the public or an attempt to do business as a bank, an investment company or otherwise in the State of Qatar. This prospectus and the underlying securities have not been approved or licensed by the Qatar Central Bank or the Qatar Financial Centre Regulatory Authority or any other regulator in the State of Qatar. The information contained in this prospectus shall only be shared with any third parties in Qatar on a need to know basis for the purpose of evaluating the contained offer. Any distribution of this prospectus by the recipient to third parties in Qatar beyond the terms hereof is not permitted and shall be at the liability of such recipient.

Saudi Arabia

This prospectus may not be distributed in the Kingdom of Saudi Arabia except to such persons as are permitted under the Offers of Securities Regulations issued by the Capital Market Authority pursuant to resolution number 2-11-2004 dated 4 October 2004 as amended by resolution number 1-28-2008, as amended. The Capital Market Authority does not make any representation as to the accuracy or completeness of this prospectus, and expressly disclaims any liability whatsoever for any loss arising from, or incurred in reliance upon, any part of this prospectus. Prospective purchasers of the securities offered hereby should conduct their own due diligence on the accuracy of the information relating to the securities. If you do not understand the contents of this prospectus you should consult an authorized financial adviser.

South Africa

Due to restrictions under the securities laws of South Africa, the ADSs are not offered, and the offer shall not be transferred, sold, renounced or delivered, in South Africa or to a person with an address in South Africa, unless one or other of the following exemptions applies:

(i)	the offer, transfer, sale, renunciation or delivery is to:

(a)	persons whose ordinary business is to deal in securities, as principal or agent;

(b)	the South African Public Investment Corporation;

(c)	persons or entities regulated by the Reserve Bank of South Africa;

(d)	authorized financial service providers under South African law;

(e)	financial institutions recognized as such under South African law;

(f)

a wholly-owned subsidiary of any person or entity contemplated in (c), (d) or (e), acting as agent in the capacity of an authorized portfolio manager for a pension fund or collective investment scheme (in each case duly registered as such under South African law); or

(g)	any combination of the person in (a) to (f); or

(ii)	the total contemplated acquisition cost of the securities, for any single addressee acting as principal is equal to or greater than ZAR1,000,000.

No “offer to the public” (as such term is defined in the South African Companies Act, No. 71 of 2008 (as amended or re-enacted) (the “South African Companies Act”)) in South Africa is being made in connection with the issue of the ADSs. Accordingly, this prospectus does not, nor is it intended to, constitute a “registered prospectus” (as that term is defined in the South African Companies Act) prepared and registered under the South African Companies Act and has not been approved by, and/or filed with, the South African Companies and Intellectual Property Commission or any other regulatory authority in South Africa. Any issue or offering of the ADSs in South Africa constitutes an offer of the ADSs in South Africa for subscription or sale in South Africa only to persons who fall within the exemption from “offers to the public” set out in section 96(1)(a) of the South African Companies Act. Accordingly, this prospectus must not be acted on or relied on by persons in South Africa who do not fall within section 96(1)(a) of the South African Companies Act (such persons being referred to as “SA Relevant Persons”). Any investment or investment activity to which this prospectus relates is available in South Africa only to SA Relevant Persons and will be engaged in South Africa only with SA relevant persons.

Singapore

This prospectus has not been and will not be lodged or registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore, or the SFA, (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275, of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

(a)

a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the notes pursuant to an offer made under Section 275 of the SFA except:

(i)	to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

(ii)	where no consideration is or will be given for the transfer;

(iii)	where the transfer is by operation of law;

(iv)	as specified in Section 276(7) of the SFA; or

(v)	as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

Switzerland

The securities may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange, or the SIX, or on any other stock exchange or regulated trading facility in Switzerland. This prospectus has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this prospectus nor any other offering or marketing material relating to the securities or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this prospectus nor any other offering or marketing material relating to the offering, the Company or the securities have been or will be filed with or approved by any Swiss regulatory authority. In particular, this prospectus will not be filed with, and the offer of securities will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA, and the offer of securities has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes, or the CISA. The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of securities.

Taiwan

The ADSs have not been and will not be registered with the Financial Supervisory Commission of Taiwan pursuant to relevant securities laws and regulations and may not be sold, issued or offered within Taiwan through a public offering or in circumstances which constitutes an offer within the meaning of the Securities and Exchange Act of Taiwan that requires a registration or approval of the Financial Supervisory Commission of Taiwan. No person or entity in Taiwan has been authorized to offer, sell, give advice regarding or otherwise intermediate the offering and sale of the ADSs in Taiwan.

United Arab Emirates

This prospectus is not intended to constitute an offer, sale or delivery of ADSs or other securities under the laws of the United Arab Emirates, or the UAE. The ADSs have not been and will not be registered under Federal Law No. 4 of 2000 Concerning the Emirates Securities and Commodities Authority and the Emirates Security and Commodity Exchange, or with the UAE Central Bank, the Dubai Financial Market, the Abu Dhabi Securities Market or with any other UAE exchange.

The offering, the ADSs and interests therein have not been approved or licensed by the UAE Central Bank or any other relevant licensing authorities in the UAE, and do not constitute a public offer of securities in the UAE in accordance with the Commercial Companies Law, Federal Law No. 8 of 1984 (as amended) or otherwise.

In relation to its use in the UAE, this prospectus is strictly private and confidential and is being distributed to a limited number of investors and must not be provided to any person other than the original recipient, and may not be reproduced or used for any other purpose. The interests in the ADSs may not be offered or sold directly or indirectly to the public in the UAE.

United Kingdom

This prospectus is only being distributed to, and is only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive that are also (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended, or the Order, and/or (ii) high net worth entities falling within Article 49(2)(a) to (d) of the Order and other persons to whom it may lawfully be communicated (each such person being referred to as a “relevant person”).

This prospectus and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any person in the United Kingdom that is not a relevant person should not act or rely on this prospectus or any of its contents.

EXPENSES RELATED TO THIS OFFERING

Set forth below is an itemization of the total expenses, excluding underwriting discounts and commissions, that we expect to incur in connection with this offering. With the exception of the SEC registration fee, the Financial Industry Regulatory Authority, or FINRA, filing fee, and the Nasdaq market entry and listing fee, all amounts are estimates.

SEC Registration Fee	US$
FINRA Fee
Nasdaq Market Entry and Listing Fee
Printing and Engraving Expenses
Legal Fees and Expenses
Accounting Fees and Expenses
Miscellaneous

Total	US$

LEGAL MATTERS

We are being represented by Skadden, Arps, Slate, Meagher & Flom LLP with respect to certain legal matters as to United States federal securities and New York State law. The underwriters are being represented by Davis Polk & Wardwell LLP with respect to certain legal matters as to United States federal securities and New York State law. The validity of the Class A ordinary shares represented by the ADSs offered in this offering will be passed upon for us by Maples and Calder (Hong Kong) LLP. Certain legal matters as to PRC law will be passed upon for us by Global Law Office and for the underwriters by King & Wood Mallesons. Skadden, Arps, Slate, Meagher & Flom LLP may rely upon Maples and Calder (Hong Kong) LLP with respect to matters governed by Cayman Islands law and Global Law Office with respect to matters governed by PRC law. Davis Polk & Wardwell LLP may rely upon King & Wood Mallesons with respect to matters governed by PRC law.

EXPERTS

The consolidated financial statements of Molecular Data Inc. as of December 31, 2017 and 2018 and for the years ended December 31, 2016, 2017 and 2018, appearing in this prospectus and registration statement have been audited by Ernst & Young Hua Ming LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The offices of Ernst & Young Hua Ming LLP are located at 50/F, Shanghai World Financial Center, 100 Century Avenue, Shanghai 200120, the People’s Republic of China.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed a registration statement, including relevant exhibits, with the SEC on Form F-1 under the Securities Act with respect to the underlying Class A ordinary shares represented by the ADSs to be sold in this offering. We have also filed a related registration statement on Form F-6 with the SEC to register the ADSs. This prospectus, which constitutes a part of the registration statement on Form F-1, does not contain all of the information contained in the registration statement. You should read our registration statements and their exhibits and schedules for further information with respect to us and the ADSs.

Immediately upon the effectiveness of the registration statement on Form F-1 of which this prospectus forms a part, we will become subject to periodic reporting and other informational requirements of the Exchange Act as applicable to foreign private issuers. Accordingly, we will be required to file reports, including annual reports on Form 20-F, and other information with the SEC. All information filed with the SEC can be obtained over the internet at the SEC’s website at www.sec.gov or inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of documents, upon payment of a duplicating fee, by writing to the SEC.

MOLECULAR DATA INC.

Index to Unaudited Interim Condensed Consolidated Financial Statements

Contents	Page(s)
Consolidated Balance Sheet as of December 31, 2018 and Unaudited Interim Condensed Consolidated Balance Sheet as of September 30, 2019	F-37 – F-38

Unaudited Interim Condensed Consolidated Statements of Comprehensive Loss for the Nine Months Periods Ended September 30, 2018 and 2019	F-39

Unaudited Interim Condensed Consolidated Statements of Shareholders’ Equity (Deficits) for the Nine Months Periods Ended September 30, 2018 and 2019	F-40

Unaudited Interim Condensed Consolidated Statements of Cash Flows for the Nine Months Periods Ended September 30, 2018 and 2019	F-41 – F-42

Notes to the Unaudited Interim Condensed Consolidated Financial Statements	F-43 – F-59

Report of Independent Registered Public Accounting Firm

To the Shareholders and the Board of Directors of Molecular Data Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Molecular Data Inc. (the “Company”) as of December 31, 2017 and 2018, the related consolidated statements of comprehensive loss, shareholders’ equity (deficit) and cash flows for each of the three years in the period ended December 31, 2018, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2017 and 2018, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2018, in conformity with U.S. generally accepted accounting principles.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Ernst & Young Hua Ming LLP

We have served as the Company’s auditor since 2018.

Shanghai, The People’s Republic of China

August 1, 2019

MOLECULAR DATA INC.

CONSOLIDATED BALANCE SHEETS

(Amounts in thousands of RMB and US$,

except for number of shares and per share data)

		As of December 31,
	Notes	2017	2018	2018
		RMB	RMB	US$
ASSETS
Current Assets
Cash and cash equivalents		38,522	6,477	906
Restricted cash		67,500	—	—
Accounts receivable, net	4	53,928	40,730	5,698
Unbilled receivables	11	31,155	12,813	1,793
Notes receivable		12,445	2,075	290
Inventories, net	5	19,199	7,256	1,015
Amounts due from related parties	13	101	2,366	331
Prepayments and other current assets	6	153,606	295,985	41,410

Total current assets		376,456	367,702	51,443

Non-current assets
Property and equipment, net	7	2,651	1,762	247
Intangible assets, net	8	1,441	2,134	299
Long-term investment		600	—	—

Total non-current assets		4,692	3,896	546

Total Assets		381,148	371,598	51,989

The accompanying notes are an integral part of the consolidated financial statements.

MOLECULAR DATA INC.

CONSOLIDATED BALANCE SHEETS (CONTINUED)

(Amounts in thousands of RMB and US$,

except for number of shares and per share data)

		As of December 31,
	Notes	2017	2018	2018
		RMB	RMB	US$
LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)

Current Liabilities (including current liabilities of the consolidated VIEs and its subsidiary without recourse to the primary beneficiary of RMB80,800 and RMB185,443 (US$25,944) as of December 31, 2017 and 2018, respectively)

Short-term borrowings	9	138,573	82	11
Accounts payable		67,013	49,315	6,899
Deferred revenue		44,843	153,467	21,471
Accrued expenses and other liabilities	10	42,671	24,709	3,457
Amounts due to related parties	13	6,755	27,844	3,896

Total current liabilities		299,855	255,417	35,734

Non-current Liabilities (including non-current liabilities of the consolidated VIEs and its subsidiary without recourse to the primary beneficiary of RMB30 and RMB30 (US$4) as of December 31, 2017 and 2018, respectively)

Amounts due to related parties	13	74,998	177,776	24,872
Deferred government grants		394	30	4

Total non-current liabilities		75,392	177,806	24,876

Total Liabilities		375,247	433,223	60,610

Commitments and contingencies	19
Shareholders’ equity (deficit)
Ordinary shares (par value of US$0.00005 per share; 1,000,000,000 shares authorized; 310,627,024 shares issued and outstanding as of December 31, 2017 and 2018)		98	98	14
Additional paid-in capital		311,513	498,626	69,760
Accumulated deficits		(305,710)	(560,349)	(78,395)

Total shareholders’ equity (deficit)		5,901	(61,625)	(8,621)

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)		381,148	371,598	51,989

The accompanying notes are an integral part of the consolidated financial statements.

MOLECULAR DATA INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

(Amounts in thousands of RMB and US$,

except for number of shares and per share data)

		For the years ended December 31,
	Notes	2016	2017	2018	2018
		RMB	RMB	RMB	US$
Net revenues	11	3,206,079	4,201,907	9,053,266	1,266,598
Cost of revenues		(3,179,961)	(4,151,673)	(8,973,097)	(1,255,382)

Gross profit		26,118	50,234	80,169	11,216

Sales and marketing expenses		(59,160)	(64,962)	(103,293)	(14,451)
General and administrative expenses		(41,801)	(41,718)	(173,872)	(24,325)
Research and development expenses		(20,067)	(18,608)	(36,889)	(5,161)
Allowance for doubtful accounts		(10,863)	(14,677)	(1,907)	(267)
Impairment of long-term investment		—	(1,450)	—	—

Total operating expenses		(131,891)	(141,415)	(315,961)	(44,204)

Operating loss		(105,773)	(91,181)	(235,792)	(32,988)

Interest expenses, net		(8,436)	(16,828)	(19,049)	(2,665)
Foreign exchange loss		(1,057)	(552)	(3,033)	(424)
Other income, net		1,330	754	3,235	452

Loss before income tax		(113,936)	(107,807)	(254,639)	(35,625)

Income tax expenses	12	—	—	—	—

Net loss		(113,936)	(107,807)	(254,639)	(35,625)

Net loss attributable to Molecular Data Inc.		(113,936)	(107,807)	(254,639)	(35,625)

Loss per share:	15
Basic and diluted		(0.37)	(0.35)	(0.82)	(0.11)

Weighted average shares outstanding
Basic and diluted	15	310,627,024	310,627,024	310,627,024	310,627,024

Other comprehensive income, net of tax of nil		—	—	—	—

Comprehensive loss		(113,936)	(107,807)	(254,639)	(35,625)

Comprehensive loss attributable to Molecular Data Inc.		(113,936)	(107,807)	(254,639)	(35,625)

The accompanying notes are an integral part of the consolidated financial statements.

MOLECULAR DATA INC.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY (DEFICIT)

(Amounts in thousands of RMB and US$,

except for number of shares and per share data)

	Number of ordinary shares	Ordinary shares	Additional paid-in capital	Accumulated deficits	Accumulated other comprehensive income	Total shareholders’ equity (deficit)
		RMB	RMB	RMB	RMB	RMB
Balance as of January 1, 2016	310,627,024	98	39,911	(83,967)	—	(43,958)
Capital contribution from shareholders	—	—	92,022	—	—	92,022
Net loss for the year	—	—	—	(113,936)	—	(113,936)

Balance as of December 31, 2016	310,627,024	98	131,933	(197,903)	—	(65,872)

	Number of ordinary shares	Ordinary shares	Additional paid-in capital	Accumulated deficits	Accumulated other comprehensive income	Total shareholders’ equity (deficit)
		RMB	RMB	RMB	RMB	RMB
Balance as of January 1, 2017	310,627,024	98	131,933	(197,903)	—	(65,872)
Capital contribution from shareholders	—	—	179,950	—	—	179,950
Capital distribution to shareholders	—	—	(370)	—	—	(370)
Net loss for the year	—	—	—	(107,807)	—	(107,807)

Balance as of December 31, 2017	310,627,024	98	311,513	(305,710)	—	5,901

	Number of ordinary shares	Ordinary shares	Additional paid-in capital	Accumulated deficits	Accumulated other comprehensive income	Total shareholders’ equity (deficit)
		RMB	RMB	RMB	RMB	RMB
Balance as of January 1, 2018	310,627,024	98	311,513	(305,710)	—	5,901
Capital contribution from shareholders	—	—	69,904	—	—	69,904
Share-based compensation	—	—	124,022	—	—	124,022
Capital distribution to shareholders	—	—	(6,813)	—	—	(6,813)
Net loss for the year	—	—	—	(254,639)	—	(254,639)

Balance as of December 31, 2018	310,627,024	98	498,626	(560,349)	—	(61,625)

Balance as of December 31, 2018 in US$	310,627,024	14	69,760	(78,395)	—	(8,621)

The accompanying notes are an integral part of the consolidated financial statements.

MOLECULAR DATA INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Amounts in thousands of RMB and US$,

except for number of shares and per share data)

	For the years ended December 31
	2016	2017	2018	2018
	RMB	RMB	RMB	US$
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	(113,936)	(107,807)	(254,639)	(35,625)
Depreciation of property and equipment	961	1,461	1,373	192
Amortization of intangible assets	17	27	1,065	149
Allowance for doubtful accounts	10,864	14,677	1,609	225
Impairment of long-term investment	—	1,450	—	—
Share-based compensation expense	—	—	124,022	17,351
Changes in operating assets and liabilities:
Accounts receivables	(44,658)	15,152	13,428	1,879
Unbilled receivables	1,205	(611)	18,342	2,566
Inventories	(14,800)	(3,231)	11,943	1,671
Notes receivables	(2,570)	(8,741)	7,061	988
Prepayments and other current assets	(169,895)	23,481	(144,849)	(20,265)
Accounts Payable	33,058	(26,486)	14,000	1,959
Notes payable	4,158	(4,158)	—	—
Deferred revenue	137,959	(103,265)	108,624	15,197
Accrued expenses and other liabilities	12,605	11,314	12,660	1,771
Deferred government grants	(560)	34	(336)	(47)
Amounts due to related parties	—	—	(48,939)	(6,847)

Net cash flows used in operating activities	(145,592)	(186,703)	(134,636)	(18,836)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property and equipment	(2,568)	(537)	(484)	(68)
Purchases of intangible assets	(77)	(1,395)	(1,758)	(246)
Payment for long-term investment	—	(2,050)	—	—

Net cash flows used in investing activities	(2,645)	(3,982)	(2,242)	(314)

CASH FLOW FROM FINANCING ACTIVITIES
Proceeds from capital contribution	92,022	179,950	69,904	9,780
Payment for capital distribution	—	(370)	(6,813)	(953)
Proceeds from bank borrowings	4,535	4,950	—	—
Repayment of bank borrowings	—	(9,485)	—	—
Proceeds from loan from related parties	87,442	55,096	166,989	23,362
Repayment of loan to related parties	(90)	(72,934)	(72,397)	(10,128)
Proceeds from other borrowings	622,780	1,080,638	712,823	99,727
Repayment of other borrowings	(633,387)	(974,996)	(833,173)	(116,565)

Net cash flows generated from financing activities	173,302	262,849	37,333	5,223

The accompanying notes are an integral part of the consolidated financial statements.

MOLECULAR DATA INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)

(Amounts in thousands of RMB and US$,

except for number of shares and per share data)

	For the years ended December 31
	2016	2017	2018	2018
	RMB	RMB	RMB	US$
Net increase/(decrease) in cash, cash equivalents and restricted cash	25,065	72,164	(99,545)	(13,927)
Cash, cash equivalents and restricted cash at beginning of year	8,793	33,858	106,022	14,833

Cash, cash equivalents and restricted cash at end of year	33,858	106,022	6,477	906

Supplemental disclosure of cash flow information:
Interest paid	(8,512)	(16,977)	(19,386)	(2,712)
Interest received	76	149	337	47

Reconciliation of cash, cash equivalents and restricted cash
Cash and cash equivalents	33,858	38,522	6,477	906
Restricted cash	—	67,500	—	—

Total cash, cash equivalents and restricted cash shown in the statements of cash flows	33,858	106,022	6,477	906

The accompanying notes are an integral part of the consolidated financial statements.

MOLECULAR DATA INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands of RMB and US$,

except for number of shares and per share data)

1.	Organization

Molecular Data Inc. (the “Company”) was incorporated as an exempted company with limited liability in the Cayman Islands on February 28, 2018 by Molbase Inc. The Company is considered a foreign entity under the laws of the People’s Republic of China (the “PRC” or “China”).

The Company does not conduct any substantive operations on its own but instead conducts its business operations through its subsidiaries, variable interest entities (the “VIEs”) and subsidiary of the VIE which are all located in the PRC and Hong Kong. The Company is principally engaged in chemical e-commerce business. As described below, the Company, through a series of transactions which are accounted for as a reorganization of entities and transfer of businesses under common control (the “Reorganization”), became the parent entity of its subsidiaries, VIEs and the subsidiary of the VIE. Accordingly, these consolidated financial statements reflect the historical operations of the Company as if the current organization structure had been in existence throughout the periods presented.

Reorganization

In preparation for its planned initial public offering in the United States (“IPO”), the following transactions were undertaken to reorganize the legal structure of the Company and to transfer the chemical e-commerce business to the Company. On March 14, 2018, the Company incorporated Molecular Data (HK) Limited (“MKD HK”), which became its wholly owned subsidiary in Hong Kong and subsequently established Shanghai MOHUA Information Technology Co., Ltd. (“Shanghai MOHUA”) in the PRC on July 27, 2018. On November 11, 2018, Shanghai MOKAI Biotechnology Co., Ltd. (“Shanghai MOKAI”) and Shanghai MOCHUANG Biotechnology Co., Ltd. (“Shanghai MOCHUANG”) were established by Shanghai MOHUA. On December 21, 2018, MOLBASE Inc. terminated the previous series of contractual agreements between MOLBASE (Shanghai) Biotechnology Co., Ltd. (“Shanghai Biotech”, a subsidiary of MOLBASE Inc.) and Jiaxing MOLBASE Information Technology Co., Ltd. (“Jiaxing MOLBASE”) and its shareholders as well as the contractual agreements between Shanghai Biotech and Shanghai MOLBASE Technology Co., Ltd. (“Shanghai MOLBASE”) and its shareholders. Immediately after the termination of such agreements, the Company, through Shanghai MOHUA, entered into a series of contractual agreements with Shanghai MOLBASE and Jiaxing MOLBASE (collectively, the “VIEs”) and their shareholders (the “VIE Agreements”) to transfer the business operations of the VIEs to the Company. On December 21, 2018, the Company entered into a series of business and assets transfer agreements with Shanghai Biotech, pursuant to which Shanghai Biotech transferred all the operating assets and liabilities related to its chemical e-commerce business to the Company’s subsidiaries, VIEs and the subsidiary of the VIE.

As all the entities involved in the process of the Reorganization are under common control before and after the Reorganization, the Reorganization is accounted for in a manner similar to a pooling-of-interest with the assets and liabilities of the parties to the Reorganization carried over at their historical amounts. All of the costs of conducting the Online Platform business incurred by MOLBASE INC. and its subsidiaries prior to the Reorganization were reflected on the Company’s consolidated statements of operations. These expenses include, but not limited to cost of the chemical products, officer and employee salaries, shipping and handling expenses, income tax expenses, interest expenses on borrowings, and other selling, general and administrative expenses.

MOLECULAR DATA INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(Amounts in thousands of RMB and US$,

except for number of shares and per share data)

1.	Organization (Continued)

Reorganization (Continued)

As of December 31, 2018, the Company’s subsidiaries, VIEs and subsidiary of VIE are as follows:

Entity	Date of incorporation	Place of incorporation	Percentage of ownership by the Company		Principal activities
			Direct	Indirect
Subsidiaries:
Molecular Data (HK) Limited (“MKD HK”)	14 March, 2018	Hong Kong	100%	—	Investment holding
Shanghai MOHUA Information Technology Co., Ltd. (“Shanghai MOHUA”)	27 July, 2018	PRC	100%	—	E-commerce platform
Shanghai MOKAI Biotechnology Co., Ltd. (“Shanghai MOKAI”)	11 December, 2018	PRC	100%	—	Chemical trading
Shanghai MOCHUANG Biotechnology Co., Ltd. (“Shanghai MOCHUANG”)	11 December, 2018	PRC	100%	—	Chemical trading

VIEs:
Shanghai MOLBASE Technology Co., Ltd. (“Shanghai MOLBASE”)	26 January, 2014	PRC	—	100%	E-commerce platform
Jiaxing MOLBASE Information Technology Co., Ltd (“Jiaxing MOLBASE”)	21 March, 2013	PRC	—	100%	Chemical trading

Subsidiary of the VIE:
ShaanXi MOLBASE Biotechnology Co., Ltd. (“ShaanXi MOLBASE”)	29 August, 2017	PRC	—	100%	Chemical trading

The VIE agreements

As PRC laws and regulations prohibit and restrict foreign ownership of internet value-added businesses, the Company operates its websites and conducts some of its business in the PRC through the VIEs and the subsidiary of the VIE. On December 21, 2018, the Company entered into share pledge agreements with the nominee shareholders of the VIE through its wholly-owned subsidiary, Shanghai MOHUA (the “WFOE”) in the PRC, for the equity interests in the VIEs held by the shareholders of the VIEs. In addition, the Company entered into a power of attorney and an exclusive call option agreement with the VIEs and nominee shareholders of the VIEs through its wholly-owned subsidiary in the PRC, which provide its wholly-owned subsidiary the power to direct the activities that most significantly affect the economic performance of the VIEs and to acquire the equity interests in the VIEs when permitted by the PRC laws, respectively. In addition, pursuant to the resolution of all shareholders of the Company and the resolution of the board of directors of the Company on December 21, 2018 (the “Resolutions”), the rights under the aforementioned power of attorney and the exclusive call option agreements were assigned to the board of directors of the

MOLECULAR DATA INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(Amounts in thousands of RMB and US$,

except for number of shares and per share data)

1.	Organization (Continued)

The VIE agreements (Continued)

Company (the “Board”) or any officer authorized by the Board, which entitle the Company or its WFOE to receive economic benefits from the VIEs that potentially could be significant to the VIEs.

Despite the lack of technical majority ownership, the Company has effective control of the VIEs through a series of VIE Agreements and a parent-subsidiary relationship exists between the Company and the VIEs. Through the VIE Agreements, the shareholders of the VIEs effectively assigned all of their voting rights underlying their equity interest in the VIEs to the Company. In addition, through the exclusive business operation agreement, the Company, through its WFOE in the PRC, have the right to receive economic benefits from the VIEs that potentially could be significant to the VIEs. Therefore, the Company is considered the primary beneficiary of the VIEs and consolidates the VIEs and its subsidiary as required by SEC Regulation S-X Rule 3A-02 and ASC topic 810 (“ASC 810”), Consolidation.

The following is a summary of the VIE Agreements:

Shareholders’ Voting Rights Proxy Agreements Pursuant to the irrevocable shareholders’ voting rights proxy agreements, Shanghai MOHUA is authorized by each of the nominee shareholders as their attorney-in-fact to exercise all shareholder rights under PRC law and the relevant articles of association, including but not limited to, exercise the right of operation and management, the sale or transfer or pledge or disposition of all or part of the nominee shareholders’ equity interests, and designate and appoint directors, chief executive officers and general manager, and other senior management members of the VIEs. Each shareholders’ voting rights proxy agreements, will remain in force and irrevocable during the period when the nominee shareholders continue to be shareholders of the VIEs, unless Shanghai MOHUA issues adverse instructions in writing.

Exclusive Option Agreements The nominee shareholders of the VIEs have granted Shanghai MOHUA the exclusive and irrevocable option to purchase from the nominee shareholders. The exercise price of the options to purchase all or part of the equity interests in the VIE will be RMB one dollar or the minimum amount of consideration permitted by the applicable PRC laws. Any proceeds received by the Nominee Shareholders from the exercise of the options shall be remitted to the WFOE or its designated party, to the extent permitted by the PRC law. Shanghai MOHUA may exercise such option after issuing the written consent of option purchase. In addition, the VIEs and their nominee shareholders have agreed that without prior written consent of Shanghai MOHUA, they will not create any pledge or encumbrance on their equity interests in the VIEs, or transfer or otherwise dispose of their equity interests in the VIEs. These agreements are not terminated until all of the equity interest of the VIE has been transferred to Shanghai MOHUA or the person(s) designated by Shanghai MOHUA. Neither the nominee shareholders nor the VIEs have the right to terminate or revoke the agreement under any circumstance.

Equity Pledge Agreements Pursuant to the relevant equity pledge agreements, the nominee shareholders of the VIEs have pledged all of their equity interests in the VIEs to Shanghai MOHUA as collateral for all of the VIEs’ payments due to Shanghai MOHUA and to secure the VIE’ obligations under the exclusive business cooperation agreement. The nominee shareholders shall not transfer or assign the equity interests, the rights and obligations in the equity pledge agreement or create or permit to create any pledges which may have an adverse effect on the rights or benefits of Shanghai MOHUA without Shanghai MOHUA’s written consent. Shanghai MOHUA is entitled to transfer or assign in full or in part the equity interests pledged. In the event of default, Shanghai MOHUA as the pledgee, will be entitled to dispose of the pledged equity. These agreements are not terminated until all of the technical support and consulting and service fees

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(Amounts in thousands of RMB and US$,

except for number of shares and per share data)

1.	Organization (Continued)

The VIE agreements (Continued)

are fully paid under the exclusive technical support and service agreements and all of VIEs’ obligations have been terminated under the other controlling agreements. As of January 10, 2019, the Company completed the registration of all the equity pledges with the relevant office of the administration for industry and commerce in accordance with the PRC Property Rights Law.

Exclusive technical support and service agreements Shanghai MOHUA and the VIEs entered into exclusive technical support and service agreements under which the VIEs engage Shanghai MOHUA as their exclusive provider of technical services and business consulting services. The VIEs shall pay to Shanghai MOHUA service fees quarterly, which is at Shanghai MOHUA’s discretion. Shanghai MOHUA shall have exclusive and proprietary rights and interests in all rights, ownership, interests and intellectual properties arising from the performance of the agreement. During the term of the agreements, the VIEs shall not accept any consultations and/or services provided by any third party and shall not cooperate with any third party for the provision of identical or similar services without prior consent of Shanghai MOHUA. These agreements are irrevocable and has a term of 10 years and can be unilaterally extended or amended by Shanghai MOHUA.

Resolutions of all shareholders and resolution of the board of directors of Molecular Data Inc. The shareholders and the Company’s Board resolved that the rights under the shareholder voting rights proxy agreements and the exclusive call option agreements were assigned to the board of directors of the Company or any officer authorized by the Board.

In the opinion of the Company’s legal counsel, (i) the ownership structure of the Company and its VIEs is in compliance with PRC laws and regulations; and (ii) the contractual arrangements with the VIEs and their shareholders are valid and binding, and not in violation of current PRC laws or regulations; (iii) the resolutions are valid in accordance with the articles of association of the Company and Cayman Islands Law.

However, uncertainties in the PRC legal system could cause the Company’s current ownership structure to be found in violation of existing and/or future PRC laws or regulations and could limit the Company’s ability to enforce its rights under these contractual arrangements. Furthermore, the nominee shareholders of the VIEs may have interests that are different from those of the Company, which could potentially increase the risk that they would seek to act contrary to the terms of the contractual agreements with the VIEs.

In addition, if the current structure or any of the contractual arrangements were found to be in violation of any existing or future PRC laws or regulations, the Company may be subject to penalties, including but not be limited to, revocation of business and operating licenses, discontinuing or restricting business operations, restricting the Company’s right to collect revenues, temporary or permanent blocking of the Company’s internet financial services platforms, restructuring of the Company’s operations, imposition of additional conditions or requirements with which the Company may not be able to comply, or other regulatory or enforcement actions against the Company that could be harmful to its business. The imposition of any of these or other penalties could have a material adverse effect on the Company’s ability to conduct its business.

Creditors of the VIEs have no recourse to the general credit of the Company, who is the primary beneficiary of the VIEs, through its wholly-owned subsidiary Shanghai MOHUA. The Company did not provide any additional financial or other support that it was not previously contractually required to provide to the VIEs

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(Amounts in thousands of RMB and US$,

except for number of shares and per share data)

1.	Organization (Continued)

The VIE agreements (Continued)

during the periods presented. The table sets forth the assets and liabilities of the VIEs and subsidiary of the VIE included in the Company’s consolidated balance sheets:

	As of December 31,
	2017	2018	2018
	RMB	RMB	US$
ASSETS
Current assets:
Cash and cash equivalents	1,158	1,250	175
Accounts receivable, net	241	7,322	1,024
Unbilled receivables	—	2,925	409
Notes receivable	722	1,085	152
Prepayments and other current assets	5,145	83,759	11,718
Amounts due from related parties	8,489	5,307	742

Total current assets	15,755	101,648	14,220

Non-current assets:
Property and equipment, net	511	411	57
Intangible assets, net	6	5	1
Long-term investment	600	—	—

Total non-current assets	1,117	416	58

Total assets	16,872	102,064	14,278

Current liabilities:
Short-term borrowings	38,032	82	11
Accounts payable	14	4,352	609
Accrued expenses and other liabilities	4,965	18,458	2,582
Deferred revenue	1,376	43,860	6,136
Amounts due to related parties	36,413	118,691	16,606

Total current liabilities	80,800	185,443	25,944

Non-current liabilities:
Deferred government grants	30	30	4

Total non-current liabilities	30	30	4

Total liabilities	80,830	185,473	25,948

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(Amounts in thousands of RMB and US$,

except for number of shares and per share data)

1.	Organization (Continued)

The VIE agreements (Continued)

The table sets forth the results of operations and cash flows of the VIEs and subsidiary of the VIE included in the Company’s consolidated statements of comprehensive loss and cash flows:

	For the Years Ended December 31
	2016	2017	2018	2018
	RMB	RMB	RMB	US$
Net revenues	10,031	210,807	2,187,683	306,068
Net loss	(18,971)	(19,532)	(19,451)	(2,721)
Net cash used in operating activities	(11,975)	(18,747)	(48,944)	(6,848)
Net cash used in investing activities	(911)	(1,734)	(99)	(14)
Net cash provided by financing activities	10,824	21,211	49,135	6,874

As of December 31, 2017 and 2018, there was no pledge or collateralization of the assets of the VIEs and the subsidiary of the VIE. The amount of the net liabilities of the VIEs and subsidiary of the VIE was RMB63,958 and RMB83,409 (US$11,669) as of December 31, 2017 and 2018, respectively. The creditors of the VIEs and the subsidiary of the VIE’s third-party liabilities did not have recourse to the general credit of the primary beneficiary in the normal course of business.

2.	Summary of Significant Accounting Policies

(a)	Basis of presentation

The accompanying consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“US GAAP”).

(b)	Principles of consolidation

The consolidated financial statements include the financial statements of the Company, its subsidiaries, the VIEs and the subsidiary of the VIE. All significant inter-company transactions and balances between the Company, its subsidiaries, the VIEs and subsidiary of the VIE have been eliminated upon consolidation.

(c)	Use of estimates

The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the balance sheet date and revenues and expenses during the reporting periods. Significant accounting estimates reflected in the Company’s consolidated financial statements include, but not limited to estimating variable consideration, the useful lives of long-lived assets and intangible assets, determining the provision for accounts receivable and prepayments, determining the provision for inventory, impairment assessment for long-term investment and long-lived assets, accounting for share-based compensation, valuation allowance for deferred tax assets and uncertain tax position. Changes in facts and circumstances may result in revised estimates. Actual results could differ from those estimates.

(d)	Foreign currency

The functional currencies of the Company and its Hong Kong subsidiary are the United States dollars (“US$”). The Company’s PRC subsidiaries, the VIEs and the subsidiary of the VIE determined their

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(Amounts in thousands of RMB and US$,

except for number of shares and per share data)

2.	Summary of Significant Accounting Policies (Continued)

(d)	Foreign currency (Continued)

functional currencies to be the Chinese Renminbi (“RMB”). The determination of functional currency is based on the criteria of ASC 830, Foreign Currency Matters. The Company uses RMB as its reporting currency.

The financial statements of the Company and its Hong Kong subsidiary are translated from the functional currency to the reporting currency, RMB. Monetary assets and liabilities of the subsidiaries are translated into RMB using the exchange rate in effect at each balance sheet date. Income and expenses items are translated at the average exchange rate prevailing during the fiscal year. Translation gains and losses are accumulated in other comprehensive income, as a component of shareholders’ equity on the consolidated financial statements.

Transactions denominated in other than the functional currencies are remeasured into the functional currency of the entity at the exchange rates prevailing on the transaction dates. Financial assets and liabilities denominated in other than the functional currency are re-measured into the functional currency at the exchange rates prevailing at the balance sheet dates. The foreign exchange differences are recorded in the consolidated statements of comprehensive loss.

(e)	Convenience translation

Amounts in US$ are presented for the convenience of the reader and are translated at the noon buying rate of US$1.00 to RMB7.1477 on September 30, 2019 as published on the website of the United States Federal Reserve Board. No representation is made that the RMB amounts could have been, or could be, converted, realized or settled into US$ at such rate.

(f)	Cash and cash equivalents

Cash and cash equivalents consist of cash on hand and bank deposits, which are unrestricted as to withdrawal and use. The Company considers all highly liquid investments that are readily convertible to known amounts of cash and with original maturities from the date of purchase of three months or less to be cash equivalents.

(g)	Restricted Cash

Restricted cash mainly represents amounts held by a few banks in escrow as security for credit facilities.

In November 2016, the FASB issued ASU No. 2016-18, Statement of Cash Flows (Topic 230): Restricted Cash, which requires entities to present the aggregate changes in cash, cash equivalents, restricted cash and restricted cash equivalents in the statement of cash flows. As a result, the statement of cash flows will be required to present restricted cash and restricted cash equivalents as a part of the beginning and ending balances of cash and cash equivalents. The Company early adopted the updated guidance retrospectively and presented restricted cash within the ending cash, cash equivalents, and restricted cash balance on the Company’s consolidated statement of cash flows for the periods presented.

(h)	Accounts receivable and allowance for doubtful accounts

Accounts receivable are carried at net realizable value. An allowance for doubtful accounts is recorded in the period when loss is probable based on an assessment of specific evidence indicating troubled collection,

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(Amounts in thousands of RMB and US$,

except for number of shares and per share data)

2.	Summary of Significant Accounting Policies (Continued)

(h)	Accounts receivable and allowance for doubtful accounts (Continued)

historical experience, accounts aging and other factors. An accounts receivable is written off after all collection effort has ceased.

(i)	Inventories

Inventories of the Company are chemical products. Inventories are stated at the lower of cost or net realizable value. Costs of inventory are determined using the weighted average method. Adjustments to reduce the cost of inventory are made, if required, for decreases in sales prices, obsolescence or similar reductions in the estimated net realizable value.

(j)	Property and equipment

Property and equipment are stated at cost and are depreciated using the straight-line method over the estimated useful lives of the assets, as follows:

Category	Estimated useful life
Office equipment	1~3 years
Leasehold improvements	5 years

Repair and maintenance costs are charged to expense as incurred.

(k)	Intangible assets

Intangible assets are carried at cost less accumulated amortization and any recorded impairment. Intangible assets with finite useful lives are amortized using a straight-line method. These amortization methods reflect the estimated pattern in which the economic benefits of the respective intangible assets are to be consumed.

Intangible assets have estimated economic lives from the date of purchase as follows:

Category	Estimated economic life
Purchased software	3 years

The Company does not have any indefinite-lived intangible assets.

(l)	Long-term investment

The Company’s long-term investment represents an equity method investment. Investments in equity investees represent investments in entities in which the Company can exercise significant influence but does not own a majority equity interest or control are accounted for using the equity method of accounting in accordance with ASC 323-10, Investments-Equity Method and Joint Ventures: Overall. Under the equity method, the Company initially records its investment at cost and prospectively recognizes its proportionate share of each equity investee’s net profit or loss into its consolidated statements of operations. The difference between the cost of the equity investee and the amount of the underlying equity in the net assets of the equity investee is recognized as equity method goodwill included in equity method investments on the consolidated balance sheets. The Company evaluates its equity method investments for impairment under ASC 323-10. An impairment loss on the equity method investments is recognized in the consolidated statements of operations when the decline in value is determined to be other-than-temporary.

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(Amounts in thousands of RMB and US$,

except for number of shares and per share data)

2.	Summary of Significant Accounting Policies (Continued)

(m)	Impairment of long-lived assets

The Company evaluates its long-lived assets or asset Company, including intangible assets with finite lives, for impairment whenever events or changes in circumstances, such as a significant adverse change to market conditions that will impact the future use of the assets, indicate that the carrying amount of an asset or a Company of long-lived assets may not be recoverable. When these events occur, the Company evaluates for impairment by comparing the carrying amount of the assets to future undiscounted net cash flows expected to result from the use of the assets and their eventual disposition. If the sum of the expected undiscounted cash flow is less than the carrying amount of the assets, the Company would recognize an impairment loss based on the excess of the carrying amount of the asset Company over its fair value. Fair value is generally determined by discounting the cash flows expected to be generated by the assets, when the market prices are not readily available for the long-lived assets. No impairment loss was recognized for the years ended December 31, 2016, 2017 and 2018.

(n)	Fair value measurements of financial instruments

The Company’s financial instruments include cash and cash equivalents, restricted cash, accounts receivable, notes receivables, unbilled receivables, amounts due from related parties, other receivables, accounts payable, other payables, amounts due to related parties, and short-term borrowings. Other than the amounts due to related parties, the carrying values of these financial instruments approximate their fair values due to their short-term maturities.

The Company applies ASC 820, Fair Value Measurements and Disclosures, in measuring fair value. ASC 820 defines fair value, establishes a framework for measuring fair value and requires disclosures to be provided on fair value measurement.

ASC 820 establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value as follows:

•	Level 1—Observable inputs that reflect quoted prices in active markets for identical assets or liabilities.

•	Level 2—Include other inputs that are directly or indirectly observable in the marketplace.

•	Level 3—Unobservable inputs which are supported by little or no market activity.

ASC 820 describes three main approaches to measuring the fair value of assets and liabilities:

(1) market approach; (2) income approach; and (3) cost approach. The market approach uses prices and other relevant information generated from market transactions involving identical or comparable assets or liabilities. The income approach uses valuation techniques to convert future amounts to a single present value amount. The measurement is based on the value indicated by current market expectations about those future amounts. The cost approach is based on the amount that would currently be required to replace an asset.

The Company had no financial assets and liabilities measured and recorded at fair value on a non-recurring basis as of December 31, 2017 and 2018. The fair values of the Company’s non-current amounts due to related parties for disclosure purpose are RMB66,782 and RMB165,822 (US$23,199) as of December 31, 2017 and 2018, respectively, determined based on the discounted cash flow model using the market interest rates, which are level 2 significant other observable inputs.

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(Amounts in thousands of RMB and US$,

except for number of shares and per share data)

2.	Summary of Significant Accounting Policies (Continued)

(o)	Revenue recognition

Effective January 1, 2017, the Company elected to early adopt the requirements of Accounting Standards Update (ASU) 2014-09, Revenue from contracts with Customers (Topic 606) using the full retrospective method. The Company’s revenues are primarily derived from sales of chemical products through direct sales model, provision of matching service through marketplace model and provision of online membership services. Revenue is recognized to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services under Topic 606.

Chemical trading—direct sales model

The Company sells chemical products to customers through an online platform or sales representatives. Sales contracts are entered into with each individual customer. The Company is the principal under the chemical direct sales model as the Company controls the chemical products with the ability to direct the use of, and obtain substantially all the remaining benefits from the chemical products before they are sold to its customers. The Company has a single performance obligation to sell chemical product to the buyers. The Company estimates the amount of variable consideration including sales return using the expected value method and includes variable consideration in the transaction price to the extent that it is probable that a significant reversal will not occur. Revenue for chemical trading under direct sales model is recognized at a point in time when the single performance obligation is satisfied when the chemical products are delivered to the customer.

Chemical trading—marketplace model

The Company matches product suppliers and platform buyers through its vendor-supplier matching recommendation system. The Company charges a commission fee to either the buyer or seller, depending on which party requests the matching services based on the commission agreements signed. The Company has a single performance obligation to provide the matching service. As the Company is a service provider and does not control the goods prior to transfer to the end customer, the Company recognize commission fee as an agent on a net basis. The Company considers both the buyer and end customer to be its customer in the transaction. The Company estimates the amount of variable consideration including payment contingent on product delivery to platform buyer using the most likely amount method and includes in the transaction price to the extent that it is probable that a significant reversal will not occur. Revenue for chemical trading under marketplace model is recognized at a point in time when the performance obligation is satisfied upon the completion of the matching service.

Online membership service

The Company provides access to the users who subscribed for its online membership service to upload their product information on its online platform for promotion purpose and to attend the online trainings and marketing activities organized by the Company during the membership period. The Company typically charges a fixed fee over the membership period. The Company has a single performance obligation to stand ready to perform the membership services during the membership period. As the users simultaneously receive and consume the benefits provided by the Company’s performance as the Company performs, revenue for online membership service is recognized ratably over the contract period.

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(Amounts in thousands of RMB and US$,

except for number of shares and per share data)

2.	Summary of Significant Accounting Policies (Continued)

(o)	Revenue recognition (Continued)

Online membership service (Continued)

When the Company performs by transferring goods or services to a customer before the customer pays consideration or before payment is due, the Company recognizes its unconditional right to consideration as a contract asset, which is classified as “Unbilled receivables” on the consolidated balance sheets. When a customer pays consideration before the Company transfers goods or services, the Company records it obligation as contract liability, which is classified as deferred revenue.

For certain transactions under the direct sales model and marketplace model, the Company provides guarantee on the customers’ loan repayments to certain financial institutions. The guarantees are within the scope of ASC 460, Guarantees, which is accounted for at fair value at inception. The Company first allocates the fair value of the guarantee obligation from the total transaction price and allocates the remaining transaction price to the performance obligation under ASC 606. Subsequently, the Company amortizes the guarantee obligation into revenue outside the scope of ASC 606 as the Company is released from risk under the guarantee. The Company subsequently accounts for the contingent loss arising from the arrangement in accordance with ASC 450, Contingencies. The transaction price allocated to guarantee obligation and the subsequent contingent loss were immaterial for the years ended December 31, 2016, 2017 and 2018. The maximum potential undiscounted future payments which the Company would be required to make under its guarantee obligation are nil, RMB16,782 and RMB26,433 (US$3,698) as of December 31, 2016, 2017 and 2018, respectively.

(p)	Cost of revenues

Cost of revenue consists primarily of cost of chemical products sold.

(q)	Shipping and other handling costs

Shipping and other handling costs are expensed as incurred and are included in sales and marketing expenses, which amounted to RMB11,685, RMB11,802 and RMB12,565 (US$1,758) for the years ended December 31, 2016, 2017 and 2018 respectively.

(r)	Research and development expenses

Research and development expenses consist primarily of personnel-related expenses and rental expenses incurred for the development of, enhancement to, and maintenance of the Company’s technology infrastructure to support its business operations. Research and development costs are expensed as incurred unless such costs qualify for capitalization as software development costs. In order to qualify for capitalization, (i) the preliminary project should be completed, (ii) management has committed to funding the project and it is probable that the project will be completed and the software will be used to perform the function intended, and (iii) it will result in significant additional functionality in the Company’s services. The amount of costs qualifying for capitalization has been immaterial during the periods presented, and as a result, all development costs were expensed as incurred.

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(Amounts in thousands of RMB and US$,

except for number of shares and per share data)

2.	Summary of Significant Accounting Policies (Continued)

(s)	Leases

Leases are classified at the inception date as either a capital lease or an operating lease. The Company assesses a lease to be a capital lease if any of the following conditions exist: (a) ownership is transferred to the lessee by the end of the lease term, (b) there is a bargain purchase option, (c) the lease term is at least 75% of the property’s estimated remaining economic life or (d) the present value of the minimum lease payments at the beginning of the lease term is 90% or more of the fair value of the leased property to the lessor at the inception date. A capital lease is accounted for as if there was an acquisition of an asset and an incurrence of an obligation at the inception of the lease. The Company had no capital leases for the years presented.

All other leases are accounted for as operating leases wherein rental payments are expensed on a straight-line basis over the periods of their respective lease terms. The Company leases office space and employee accommodation under operating lease agreements. Certain lease agreements contain rent holidays and escalating rent. Rent holidays and escalating rent are considered in determining the straight-line rent expense to be recorded over the lease term. The lease term begins on the date of initial possession of the lease property for purposes of recognizing lease expense on a straight-line basis over the term of the lease.

(t)	Government grants

Government grants are provided by the relevant PRC municipal government authorities to subsidize the cost of certain research and development projects. The amount of such government grants are determined solely at the discretion of the relevant government authorities. The government grants of non-operating nature with no further conditions to be met are recorded as non-operating income in “Other income, net” when received. The government subsidies with certain operating conditions are recorded as liabilities when received and will be recorded as operating income when the conditions are met.

For the years ended December 31, 2016, 2017 and 2018, government grants in the amount of RMB560, RMB698 and RMB1,886 (US$264) were recognized as other income in the consolidated statements of comprehensive loss.

(u)	Income taxes

The Company follows the liability method of accounting for income taxes in accordance with ASC 740 Accounting for Income Taxes, to account for uncertainty in income taxes ("ASC 740"), Income Taxes. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial reporting and tax bases of assets and liabilities using enacted tax rates that will be in effect in the period in which the differences are expected to reverse. The Company records a valuation allowance to offset deferred tax assets if based on the weight of available evidence, it is more-likely-than-not that some portion, or all, of the deferred tax assets will not be realized. The effect on deferred taxes of a change in tax rate is recognized in tax expense in the period that includes the enactment date of the change in tax rate.

The Company evaluates its uncertain tax positions using the provisions of ASC 740, which prescribes a recognition threshold that a tax position is required to meet before being recognized in the consolidated financial statements. The Company recognizes in the consolidated financial statements the benefit of a tax position which is “more likely than not” to be sustained under examination based solely on the technical merits of the position assuming a review by tax authorities having all relevant information. Tax positions

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(Amounts in thousands of RMB and US$,

except for number of shares and per share data)

2.	Summary of Significant Accounting Policies (Continued)

(u)	Income taxes (Continued)

that meet the recognition threshold are measured using a cumulative probability approach, at the largest amount of tax benefit that has a greater than fifty percent likelihood of being realized upon settlement. It is the Company’s policy to recognize interest and penalties related to unrecognized tax benefits, if any, as a component of income tax expense.

(v) Share-Based Compensation

The Company applies ASC 718, Compensation – Stock Compensation (“ASC 718”), to account for its employee share-based payments. In accordance with ASC 718, the Company determines whether an award should be classified and accounted for as a liability award or an equity award. All of the Company’s share-based awards to employees were classified as equity awards and are recognized in the consolidated financial statements based on their grant date fair values. For awards with only service conditions, the Company has elected to recognize compensation expense using the accelerated method for the awards that have a graded vesting schedule. The Company adopted Accounting Standard Update (“ASU”) ASU 2016-09, Compensation – Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting and elected to account for forfeitures as they occur.

The Company, with the assistance of an independent third-party valuation firm, determined the fair value of the stock options granted to employees. The binominal option pricing model was applied in determining the estimated fair value of the options granted to employees.

(w)	Comprehensive income (loss)

Comprehensive income (loss) is defined as the changes in equity of the Company during a period from transactions and other events and circumstances excluding transactions resulting from investments by owners and distributions to owners. Among other disclosures, ASC 220 Comprehensive Income, requires that all items that are required to be recognized under current accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. For each of the periods presented, the Company’s comprehensive loss includes only net loss and is presented in the consolidated statements of comprehensive loss.

(x)	Loss per share

In accordance with ASC 260, Earnings per Share, basic loss per share is computed by dividing net loss attributable to ordinary shareholders by the weighted average number of unrestricted ordinary shares outstanding during the year. Diluted loss per share is calculated by dividing net profit attributable to ordinary shareholders as adjusted for the effect of dilutive ordinary equivalent shares, if any, by the weighted average number of ordinary and dilutive ordinary equivalent shares outstanding during the period. Ordinary equivalent shares are not included in the denominator of the diluted loss per share calculation when inclusion of such shares would be anti-dilutive.

(y)	Segment reporting

The Company’s Chief Executive Officer as the chief operating decision-maker reviews the consolidated financial results when making decisions about allocating resources and assessing the performance of the

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(Amounts in thousands of RMB and US$,

except for number of shares and per share data)

2.	Summary of Significant Accounting Policies (Continued)

(y)	Segment reporting (Continued)

Company as a whole. In accordance with ASC 280, Segment Reporting, the Company has only one reportable segment. As the Company generates substantially all its revenues in the PRC and all of the Company’s long-lived assets are substantially located in the PRC, no geographical segments are presented.

(z)	Advertising expense

Advertising costs are expensed as incurred in accordance with ASC 720-35, Other Expense-Advertising Costs. The Company recognized advertising costs of RMB2,779, RMB2,945 and RMB25,324 (US$3,543) for the years ended December 31, 2016, 2017 and 2018, respectively.

(aa)	Value added taxes (“VAT”), business related tax and surcharges

The Company is subject to VAT at the rate of 17%, 16%, 6%, 5% or 3%, depending on whether the entity is a general taxpayer or small-scale taxpayer, and related surcharges on revenue generated from providing services.

VAT is reported as a deduction to revenue when incurred and amounted to RMB532,448, RMB713,676 and RMB1,466,302 (US$205,143) for the years ended December 31, 2016, 2017 and 2018, respectively. Entities that are VAT general taxpayers are allowed to offset qualified input VAT paid to suppliers against their output VAT liabilities. Net VAT balance between input VAT and output VAT is recorded in accrued expenses and other current liabilities on the consolidated balance sheets.

The Company is also subject to certain government surcharges on the VAT payable in the PRC, which is recorded as cost of revenues.

(bb)	Deferred initial public offering (“IPO”) costs

Direct and incremental costs incurred by the Company attributable to its proposed IPO of ordinary shares in the U.S. is deferred and recorded as deferred IPO costs in the consolidated balance sheets and will be charged against the gross proceeds received from such offering.

(cc)	Commitments and contingencies

The Company records liabilities for contingencies when it is probable that a liability has been incurred and the amount of the assessment can be reasonably estimated.

If the assessment of a contingency indicates that it is probable that a material loss is incurred and the amount of the liability can be estimated, then the estimated liability is accrued in the Group’s financial statements. If the assessment indicates that a potentially material loss contingency is not probable, but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent liability, together with an estimate of the range of possible loss, if determinable and material, would be disclosed.

(dd)	Recent accounting pronouncements

In February 2016, the FASB issued ASU 2016-02, Leases, which specifies the accounting for leases. For operating leases, ASU 2016-02 requires a lessee to recognize a right-of-use asset and a lease liability,

MOLECULAR DATA INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(Amounts in thousands of RMB and US$,

except for number of shares and per share data)

2.	Summary of Significant Accounting Policies (Continued)

(dd)	Recent accounting pronouncements (Continued)

initially measured at the present value of the lease payments, in its balance sheet. The standard also requires a lessee to recognize a single lease cost, calculated so that the cost of the lease is allocated over the lease term, on a generally straight-line basis. ASU 2016-02 is effective for annual reporting periods beginning after December 15, 2018, including interim periods within those years, and early adoption is permitted. The Company is currently evaluating the impact of the adoption of this guidance on its consolidated financial statements. In July 2018, the FASB issued ASU No. 2018-11 (“ASU 2018-11”), Targeted Improvements to Leases (Topic 842). ASU 2018-11 provide entities with an additional (and optional) transition method to adopt the new leases standard. Under this new transition method, an entity initially applies the new leases standard at the adoption date and recognizes a cumulative-effect adjustment to the opening balance of retained earnings in the period of adoption consistent with preparers’ requests. Consequently, an entity’s reporting for the comparative periods presented in the financial statements in which it adopts the new leases standard will continue to be in accordance with current GAAP (Topic 840, Leases). An entity that elects this additional (and optional) transition method must provide the required Topic 840 disclosures for all periods that continue to be in accordance with Topic 840. The amendments do not change the existing disclosure requirements in Topic 840. Early adoption is permitted. The Company does not plan to early adopt the new standard and it is currently evaluating the impact of adopting the standard on its consolidated financial statements.

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments—Credit Losses (Topic 326), Measurement of Credit Losses on Financial Instruments. ASU 2016-13 changes the impairment model for most financial assets and certain other instruments. The standard will replace “incurred loss” approach with an “expected loss” model for instruments measured at amortized cost. For available-for-sale debt securities, entities will be required to record allowances rather than reduce the carrying amount, as they do today under the other-than-temporary impairment model. The standard is effective for public business entities for annual periods beginning after December 15, 2019, and interim periods therein. Early adoption is permitted. The Company is currently evaluating the impact of the adoption of this guidance on its consolidated financial statements.

In August 2018, the FASB issued ASU 2018-13, Fair Value Measurement (Topic 820): Disclosure Framework- Changes to the Disclosure Requirements for Fair Value Measurement. The update eliminates, modifies, and adds certain disclosure requirements for fair value measurements. This update is effective in fiscal years, including interim periods, beginning after December 15, 2019, and early adoption is permitted. The added disclosure requirements and the modified disclosure on the narrative description of measurement uncertainty should be applied prospectively for only the most recent interim or annual period presented. All other changes to disclosure requirements in this update should be applied retrospectively to all periods presented upon their effective date. The Company is currently evaluating the impact of the adoption of this guidance on its consolidated financial statements.

3.	Concentration of Risks

(a)	Concentration of credit risk

Financial instruments that potentially subject the Company to significant concentration of credit risk consist primarily of cash and cash equivalents, restricted cash and accounts receivables.

MOLECULAR DATA INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(Amounts in thousands of RMB and US$,

except for number of shares and per share data)

3.	Concentration of Risks (Continued)

(a)	Concentration of credit risk (Continued)

The Company places its cash and cash equivalents and restricted cash with reputable financial institutions with high-credit ratings. There has been no recent history of default in relation to these financial institutions. The Company continues to monitor the financial strength of the financial institutions.

Accounts receivables are typically unsecured and derived from revenue earned from customers in the PRC, which are exposed to credit risk. The risk is mitigated by credit evaluations the Company performs on its customers and its ongoing monitoring process of outstanding balances.

(b)	Concentration of suppliers and customers

The success of the Company’s business going forward will rely in part on Company’s ability to continue to obtain and expand business from existing suppliers and customers while also attracting new suppliers and customers. No supplier accounted for 10% or more of the Company’s total costs for the years ended December 31, 2016, 2017 and 2018. No customer accounted for 10% or more of the Company’s revenues for the years ended December 31, 2016, 2017 and 2018.

(c)	Current vulnerability due to certain other concentrations

The Company participates in a dynamic and competitive high technology industry and believes that changes in any of the following areas could have a material adverse effect on the Company’s future financial position, results of operations or cash flows: changes in the overall demand for services; competitive pressures due to new entrants; advances and new trends in new technology; strategic relationships or customer relationships; regulatory considerations; and risks associated with the Company’s ability to attract and retain employees necessary to support its growth.

The Company’s operations could be adversely affected by significant political, economic and social uncertainties in the PRC. Although the PRC government has been pursuing economic reform policies for more than 20 years, no assurance can be given that the PRC government will continue to pursue such policies or that such policies may not be significantly altered, especially in the event of a change in leadership, social or political disruption or unforeseen circumstances affecting the PRC political, economic and social conditions. There is also no guarantee that the PRC government’s pursuit of economic reforms will be consistent or effective.

(d)	Currency convertibility risk

The Company transacts all of its business in RMB, which is not freely convertible into foreign currencies. On January 1, 1994, the PRC government abolished the dual rate system and introduced a single rate of exchange as quoted daily by the People’s Bank of China (the “PBOC”). However, the unification of the exchange rates does not imply that the RMB may be readily convertible into US$ or other foreign currencies. All foreign exchange transactions continue to take place either through the PBOC or other banks authorized to buy and sell foreign currencies at the exchange rates quoted by the PBOC. Approval of foreign currency payments by the PBOC or other institutions requires submitting a payment application form together with suppliers’ invoices, shipping documents and signed contracts.

MOLECULAR DATA INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(Amounts in thousands of RMB and US$,

except for number of shares and per share data)

3.	Concentration of Risks (Continued)

(e)	Foreign currency exchange rate risk

From July 21, 2005, the RMB is permitted to fluctuate within a narrow and managed band against a basket of certain foreign currencies. The depreciation (appreciation) of the RMB against US$ was approximately 6.8%, (5.8)% and 5.0% in the years ended December 31, 2016, 2017 and 2018, respectively. The functional currency and the reporting currency of the Company are the US$ and the RMB, respectively. Most of the Company’s revenues and costs are denominated in RMB, while a portion of cash and cash equivalents is denominated in U.S. dollars. Any significant revaluation of RMB may materially and adversely affect the Company’s cash flows, revenues, earnings and financial position in U.S. dollars.

4.	Accounts receivable, net

	As of December 31,
	2017	2018
	RMB	RMB	US$
Accounts receivable	75,120	56,493	7,903
Allowance for doubtful accounts	(21,192)	(15,763)	(2,205)

Total accounts receivable, net	53,928	40,730	5,698

An analysis of the allowance for doubtful accounts is as follows:

	As of December 31,
	2017	2018
	RMB	RMB	US$
Balance at beginning of the year	(14,098)	(21,192)	(2,964)
Provision	(7,094)	(6,827)	(955)
Reversal	—	7,057	987
Write-off	—	5,199	727

Balance at the end of the year/period	(21,192)	(15,763)	(2,205)

5.	Inventories, net

Inventories consist of the following:

	As of December 31,
	2017	2018
	RMB	RMB	US$
Chemical products	19,199	7,256	1,015
Provision for obsolete stock	—	—	—

Total	19,199	7,256	1,015

No inventories were pledged for the years ended December 31, 2017 and 2018.

MOLECULAR DATA INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(Amounts in thousands of RMB and US$,

except for number of shares and per share data)

6.	Prepayments and other current assets

Prepayments and other current assets consist of the following:

	As of December 31,
	2017	2018
	RMB	RMB	US$
Prepayments to suppliers, net	148,959	290,060	40,581
Other receivables, net	3,249	3,755	525
Prepaid expenses	1,058	1,653	231
VAT recoverable	340	517	73

Total	153,606	295,985	41,410

Prepayments to suppliers as of December 31, 2017 and 2018 are net of allowance of doubtful accounts of RMB19,573 and RMB13,988 (US$1,957).

7.	Property and equipment, net

Property and equipment, net consist of the following:

	As of December 31,
	2017	2018
	RMB	RMB	US$
At cost:
Office equipment	3,247	3,693	517
Leasehold improvements	2,244	2,282	319

	5,491	5,975	836
Less: accumulated depreciation	(2,840)	(4,213)	(589)

Property and equipment, net	2,651	1,762	247

For the years ended December 31, 2016, 2017 and 2018, the Company recorded depreciation expenses of RMB961, RMB1,461 and RMB1,373 (US$192), respectively, and are included in the following accounts:

	For the year ended December 31,
	2016	2017	2018
	RMB	RMB	RMB	US$
Sales and marketing expenses	609	935	853	119
General and administrative expenses	180	258	268	38
Research and development expenses	172	268	252	35

	961	1,461	1,373	192

MOLECULAR DATA INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(Amounts in thousands of RMB and US$,

except for number of shares and per share data)

8.	Intangible assets, net

Intangible assets, net consist of the following:

	As of December 31,
	2017	2018
	RMB	RMB	US$
At cost:
Purchased software	1,485	3,243	454

	1,485	3,243	454
Less: accumulated amortization	(44)	(1,109)	(155)

Intangible assets, net	1,441	2,134	299

For the years ended December 31, 2016, 2017 and 2018, the Company recorded amortization expenses of RMB17, RMB27 and RMB1,065 (US$149), respectively.

The intangible assets are amortized using the straight-line method, which is the Company’s best estimate of how these assets will be economically consumed over their respective estimated useful lives of 3 years.

The annual estimated amortization expenses for the intangible assets for each of the next three years are as follows:

	RMB	US$
For the year ending December 31,
2019	1,004	141
2020	873	122
2021	257	36

	2,134	299

9.	Short-term borrowings

Short-term borrowings represented RMB denominated borrowings obtained from financial institutions with repayment terms of less than three months. These borrowings outstanding as of December 31, 2017 and 2018 bore weighted average interest rates of 9.23% per annum and 10.00% per annum and were secured by other receivables of RMB1,821 and RMB1,000 (US$140), respectively.

MOLECULAR DATA INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(Amounts in thousands of RMB and US$,

except for number of shares and per share data)

10.	Accrued expenses and other liabilities

The components of accrued expenses and other liabilities are as follows:

	As of December 31,
	2017	2018
	RMB	RMB	US$
Payroll and welfare payables	34,904	18,236	2,551
Logistic fee payables	4,533	3,183	445
Accrued expenses	1,622	778	109
Deposits from customers	1,344	771	108
VAT and other tax payables	268	1,741	244

	42,671	24,709	3,457

11.	Revenues

The following table presents a disaggregation of revenue from contracts with customers based on different service lines, for the years ended December 31, 2016, 2017 and 2018. All revenues are generated within the same reportable segment:

	For the year ended December 31,
	2016	2017	2018
	RMB	RMB	RMB	US$
Chemical trading—direct sales model	3,203,742	4,199,661	9,045,458	1,265,506
Chemical trading—market place model	1,560	972	4,387	614
Online membership service	777	1,274	3,421	478

	3,206,079	4,201,907	9,053,266	1,266,598

Revenue recognized that was included in deferred revenue balance at the beginning of the period was RMB10,149, RMB148,108 and RMB44,843 for the years ended December 31, 2016, 2017 and 2018, respectively.

The following table reflects the changes in contract assets and contract liabilities as of December 31, 2017 and 2018:

	As of December 31, 2017	As of December 31, 2018
	RMB	RMB	US$
Unbilled receivables	31,155	12,813	1,793
Deferred revenue	44,843	153,467	21,471

12.	Income Taxes

Cayman Islands

Under the current laws of the Cayman Islands, the Company is not subject to tax on income or capital gain arising in Cayman Islands. Additionally, upon payments of dividends by the Company to its shareholders, no Cayman Islands withholding tax will be imposed.

MOLECULAR DATA INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(Amounts in thousands of RMB and US$,

except for number of shares and per share data)

12.	Income Taxes (Continued)

Hong Kong

MKD HK is incorporated in Hong Kong and is subject to Hong Kong profits tax of 16.5% on its activities conducted in Hong Kong.

PRC

The Company’s subsidiaries and VIEs in the PRC are subject to the statutory rate of 25%, in accordance with the Enterprise Income Tax law (the “EIT Law”), which was effective since January 1, 2008 except for the following entities eligible for preferential tax rates.

Shanghai MOLBASE obtained the “high and new technology enterprise” (“HNTE”) certificate on November 24, 2016 and was subject to an enterprise income tax (“EIT”) rate of 15% from December 31, 2016 through December 31, 2018. This qualification will need to be assessed on an annual basis.

In 2017, ShaanXi MOLBASE was qualified for small and micro-sized enterprise (“SME”) and it was eligible for both the 50% reduction of taxable income and the reduced EIT rate of 20%. In 2018, the EIT rate is still 25% as it does not meet the requirements of SMEs.

In 2018, Shanghai MOUHUA is qualified for small and micro-sized enterprise (“SME”) and it is eligible for both the 50% reduction of taxable income and the reduced EIT rate of 20%.

Dividends, interests, rent or royalties payable by the Company’s PRC subsidiaries, to non-PRC resident enterprises, and proceeds from any such non-resident enterprise investor’s disposition of assets (after deducting the net value of such assets) shall be subject to 10% withholding tax, unless the respective non-PRC resident enterprise’s jurisdiction of incorporation has a tax treaty or arrangements with China that provides for a reduced withholding tax rate or an exemption from withholding tax.

The Company’s loss before income tax consisted of:

	For the year ended December 31,
	2016	2017	2018
	RMB	RMB	RMB	US$
Non-PRC	—	—	—	—
PRC	(113,936)	(107,807)	(254,639)	(35,625)

	(113,936)	(107,807)	(254,639)	(35,625)

The current and deferred portions of income tax expenses included in the consolidated statements of comprehensive loss were as follows:

For the year ended December 31,
	2016	2017	2018
	RMB	RMB	RMB	US$
Current	—	—	—	—
Deferred	—	—	—	—

Income tax expenses	—	—	—	—

MOLECULAR DATA INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(Amounts in thousands of RMB and US$,

except for number of shares and per share data)

12.	Income Taxes (Continued)

PRC (Continued)

The reconciliations of the income tax expenses for the years ended December 31, 2016, 2017 and 2018 were as follows:

	For the year ended December 31,
	2016	2017	2018
	RMB	RMB	RMB	US$
Loss before income tax expense	(113,936)	(107,807)	(254,639)	(35,625)
PRC statutory tax rate	25%	25%	25%	25%
Income tax benefits at PRC statutory tax rate of 25%	(28,484)	(26,952)	(63,660)	(8,906)
Effect of different tax rates in different jurisdictions	—	—	31,006	4,338
Preferential rate	—	(4)	1,137	159
Statutory (income)/expense	3,816	1,432	(1,547)	(216)
Non-deductible expenses	2	710	1,138	159
Current and deferred tax rate differences	—	145	(1,313)	(184)
Change in valuation allowance	24,666	24,669	33,239	4,650

Income tax expenses	—	—	—	—

Shanghai Biotech’s income tax expense is included in above effective tax rate reconciliation, in particular, losses not preserved due to Reorganization is included in “valuation allowance” in the amounts of RMB21,568, RMB20,816 and RMB31,161 (US$4,360) for the years ended 2016, 2017 and 2018, respectively.

The significant components of the Company’s deferred tax assets were as follows:

	As of December 31,
	2017	2018	2018
	RMB	RMB	US$
Non-current deferred tax assets
Allowance for doubtful debt	787	787	110
Impairment of a long-term investment	218	363	51
Advertising expense	86	471	66
Additional social insurance	791	1,224	171
Tax losses	9,946	11,062	1,548
Less: valuation allowance	(11,828)	(13,907)	(1,946)

Deferred tax assets, net	—	—	—

The Company operates through subsidiaries, VIEs and the subsidiary of a VIE and valuation allowance is considered for each of the entities on an individual basis. The Company recorded valuation allowance against deferred tax assets of those entities that were in a three-year cumulative financial loss and are not forecasting profits in the near future as of December 31, 2016, 2017 and 2018. In making such determination, the Company also evaluated a variety of factors including the Company’s operating history, accumulated deficit, existence of taxable temporary differences and reversal periods.

MOLECULAR DATA INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(Amounts in thousands of RMB and US$,

except for number of shares and per share data)

12.	Income Taxes (Continued)

PRC (Continued)

As of December 31, 2016, 2017 and 2018, the Company had taxable losses of RMB28,136, RMB39,785 and RMB44,248 (US$6,191), respectively, derived from entities in the PRC, which can be carried forward per tax regulation to offset future net profit for income tax purposes. The PRC taxable loss will expire from December 31, 2019 to 2028 if not utilized.

Unrecognized Tax Benefit

As of December 31, 2016, 2017 and 2018, the Company had nil unrecognized tax benefit. It is possible that the amount of unrecognized benefit will further change in the next 12 months; however, an estimate of the range of the possible change cannot be made at this moment.

As of December 31, 2018, the tax years ended December 31, 2013 through period ended as of the reporting date for the Company’s PRC subsidiaries remain open to examination by the PRC tax authorities.

13.	Related Party Transactions

Related parties

Name	Relationship with the Company
Chang Dongliang	Founder and principal shareholder of the parent company
MOLBASE Inc.	Parent company
MOLBASE (HK) Limited	Entity under common control of parent company
MOLBASE (Shanghai) Biotechnology Co., Ltd.	Entity under common control of parent company
Shanghai MOYU Biotechnology Co., Ltd.	Entity under common control of parent company
MOXIN Commercial Factoring (Shenzhen) Co., Ltd.	Entity under common control of parent company

The Group had the following related party transactions:

	For the year ended December 31,
	2016	2017	2018
	RMB	RMB	RMB	US$
Sale of goods
MOLBASE (HK) Limited	24,669	—	—	—

	24,669	—	—	—

MOLECULAR DATA INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(Amounts in thousands of RMB and US$,

except for number of shares and per share data)

13.	Related Party Transactions (Continued)

The Company had the following related party balances as of December 31, 2017 and 2018

	As of December 31,
	2017	2018	2018
	RMB	RMB	US$
Accounts due from related parties:
Current:
MOLBASE Inc.	—	2,224	311
MOLBASE (HK) Limited	89	109	15
Chang Dongliang	6	6	1
Shanghai MOYU Biotechnology Co., Ltd.	6	7	1
MOXIN Commercial Factoring (Shenzhen) Co., Ltd.	—	20	3

Accounts due to related parties:
Current:
MOLBASE Inc.	4,247	4,461	624
Chang Dongliang	1,833	1,833	257
MOLBASE (HK) Limited	675	21,550	3,015

Non-current:
MOLBASE (Shanghai) Biotechnology Co., Ltd.	74,998	177,776	24,872

Amounts due to MOLBASE Inc., Chang Dongliang and MOLBASE (HK) Limited represented cash funding support to the Company for operations. These balances were unsecured, interest-free and have no fixed terms of repayment.

Amounts due to MOLBASE (Shanghai) Biotechnology Co., Ltd. represented funds provided by Shanghai Biotech to the Company for its operations. Prior to the Reorganization, Shanghai Biotech obtained various short-term and long-term loans from banks to develop the e-commerce chemical transactions business. As part of the Reorganization, Shanghai Biotech entered into an agreement with the Company to further provide these funds to the Company since these bank loans were still outstanding with Shanghai Biotech as the legal lender. The interest rates on the bank loans obtained by Shanghai Biotech ranged from 5.22% to 7.8% per annum. The related interest expenses of RMB1,006, RMB4,497 and RMB8,044 (USD$1,125) were reflected on the Company’s consolidated financial statements for the years ended December 31, 2016, 2017 and 2018, respectively. Upon the Reorganization, the amounts due to Shanghai Biotech will be due in 18 months subsequent to the Reorganization.

14.	Share Capital

The Company historically operated its business through its subsidiaries, VIEs and the subsidiary of a VIE. The Company, through a series of transactions which are accounted for as a reorganization of entities under common control, became the ultimate parent entity of these subsidiaries, VIEs and the subsidiary of a VIE on December 21, 2018. Accordingly, these consolidated financial statements reflect the historical operations of the Company as if the current organization structure had been in existence throughout the periods presented.

MOLECULAR DATA INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(Amounts in thousands of RMB and US$,

except for number of shares and per share data)

14.	Share Capital (Continued)

On February 28, 2018, the Company issued 310,627,024 ordinary shares with par value of US$0.00005 to MOLBASE Inc. in connection with the incorporation of the Company (Note 1). As of December 31, 2018, 1,000,000,000 ordinary shares were authorized and 310,627,024 ordinary shares were outstanding.

The Company did not pay or declare any dividends on ordinary shares in the years ended December 31, 2016, 2017 and 2018.

15.	Loss Per Share

The following table sets forth the computation of basic and diluted net loss per share for the following periods:

	For the year ended December 31,
	2016	2017	2018
	RMB	RMB	RMB	US$
Numerator:
Net loss attributable to ordinary shareholders	(113,936)	(107,807)	(254,639)	(35,625)

Denominator:
Weighted-average number of ordinary shares outstanding—basic and diluted	310,627,024	310,627,024	310,627,024	310,627,024

Loss per share—basic and diluted	(0.37)	(0.35)	(0.82)	(0.11)

16.	Share-Based Compensation

On November 27, 2018, the Board of Directors of the Company approved the 2018 Share Plan (the “Plan”) for the purpose of providing incentive and rewards to employees and executives. According to the Plan, 48,676,179 ordinary shares have been reserved to be issued to any qualified employees, directors and officers.

Upon the approval of the Plan on November 27, 2018, the Company granted 41,108,821 options to employees at a pre-determined exercise price and reached mutual understanding of the terms and conditions. The options granted have expiration periods ranging from 7 to 10 years from the grant date and are subject to immediate vesting upon the grant date or under a graded vesting schedule over 1 to 4 years. Vested shares can be exercised by the employee at any time.

MOLECULAR DATA INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(Amounts in thousands of RMB and US$,

except for number of shares and per share data)

16.	Share-Based Compensation (Continued)

A summary of the employee equity award activity under the 2018 Plan is stated below:

	Number of options	Weighted- average exercise price	Weighted- average grant-date fair value	Weighted- average remaining contractual term	Aggregate intrinsic Value
		US$	US$	Years	US$
Outstanding, December 31, 2017	—	—	—	—	—
Granted	41,108,821	0.43	0.71	7.2	22,199
Exercised	—	—	—	—	—
Forfeited	—	—	—	—	—

Outstanding, December 31, 2018	41,108,821	0.43	0.71	7.2	22,199

Vested and expected to vest at December 31, 2018	41,108,821	0.43	0.71	7.2	22,199

Exercisable at December 31, 2018	21,862,968	0.11	0.86	5.0	18,802

The aggregate intrinsic value is calculated as the difference between the exercise price of the underlying awards and the estimated fair value of the underlying stock at each reporting date, for those awards that have an exercise price below the estimated fair value of the Company’s shares. As of December 31,2017 and 2018, the Company had options outstanding to purchase an aggregate of nil shares and 41,108,821 shares with an exercise price below the estimated fair value of the Company’s shares, resulting in an aggregate intrinsic value of nil and RMB158,672 (US$22,199), respectively.

Fair value of employee share options

The fair value of share options was determined using the binomial option valuation model, with the assistance from an independent third-party valuation firm. The binomial model requires the input of highly subjective assumptions, including the expected share price volatility and the suboptimal early exercise factor. The risk-free rate for periods within the contractual life of the options is based on the market yield of U.S. Treasury Bonds in effect at the time of grant. For expected volatilities, the Company has made reference to historical volatilities of several comparable companies. The suboptimal early exercise factor was estimated based on the Company’s expectation of exercise behavior of the grantees. The estimated fair value of the ordinary shares at the grant date, was determined with the assistance from an independent third-party valuation firm. The Company’s management is ultimately responsible for the determination of the estimated fair value of its ordinary shares.

The assumptions used to estimate the fair value of the share options granted to employees are as follows:

2018
Risk-free interest rate	2.93%~3.06%
Expected volatility	55.46%~58.33%
Suboptimal early exercise multiple	2.2 and 2.8
Expected post-vesting forfeiture rate	4.9%
Fair value per ordinary share	US$0.97

MOLECULAR DATA INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(Amounts in thousands of RMB and US$,

except for number of shares and per share data)

16.	Share-Based Compensation (Continued)

Fair value of employee share options (Continued)

The aggregate fair value of the outstanding options at the grant date was determined to be RMB201,913 (US$28,249) and such amount is recognized as compensation expense using the accelerated method for all share options granted.

As of December 31, 2018, there was RMB64,575 (US$9,034) of unrecognized share-based compensation cost, net of estimated forfeitures, related to unvested options is expected to be recognized over a weighted-average period of 1.8 years. Total unrecognized compensation cost may be adjusted for future changes in estimated forfeitures.

The Company recognized share-based compensation expense for the years ended December 31, 2016, 2017, and 2018 as follows:

	For the year ended December 31,
	2016	2017	2018
	RMB	RMB	RMB	US$
Sales and marketing expenses	—	—	7,942	1,111
General and administrative expenses	—	—	109,956	15,383
Research and development expenses	—	—	6,124	857

Total	—	—	124,022	17,351

17.	Restricted Net Assets

The Company’s ability to pay dividends is primarily dependent on the Company receiving distributions of funds from its subsidiaries, the VIEs and subsidiary of the VIE. Relevant PRC statutory laws and regulations permit payments of dividends by the Company’s PRC subsidiaries, the VIEs and subsidiary of the VIE only out of their retained earnings, if any, as determined in accordance with PRC accounting standards and regulations. The results of operations reflected in the consolidated financial statements prepared in accordance with U.S. GAAP differ from those reflected in the statutory financial statements of the Company’s subsidiaries, the VIEs and subsidiary of the VIE.

In accordance with the PRC Regulations on Enterprises with Foreign Investment and the articles of association of the Company’s PRC subsidiaries, a foreign-invested enterprise established in the PRC is required to provide certain statutory reserves, namely general reserve fund, the enterprise expansion fund and staff welfare and bonus fund which are appropriated from net profit as reported in the enterprise’s PRC statutory accounts. A foreign-invested enterprise is required to allocate at least 10% of its annual after-tax profit to the general reserve fund until such reserve has reached 50% of its respective registered capital based on the enterprise’s PRC statutory accounts. Appropriations to the enterprise expansion fund and staff welfare and bonus fund are at the discretion of the board of directors for all foreign-invested enterprises. The aforementioned reserves can only be used for specific purposes and are not distributable as cash dividends. The WFOE was established as a foreign-invested enterprise and, therefore, is subject to the above mandated restrictions on distributable profits. For the years ended December 31, 2016, 2017 and 2018, WFOE did not have after-tax profit and therefore no statutory reserves have been allocated.

Foreign exchange and other regulations in the PRC may further restrict the Company’s subsidiaries, VIE’s and the subsidiary of the VIE from transferring funds to the Company in the form of dividends, loans and

MOLECULAR DATA INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(Amounts in thousands of RMB and US$,

except for number of shares and per share data)

17.	Restricted Net Assets (Continued)

advances. Amounts restricted include paid-in capital and statutory reserves of the Company’s PRC subsidiaries and the equity of the VIEs and the subsidiary of the VIE, as determined pursuant to PRC generally accepted accounting principles. As of December 31, 2017, and 2018, restricted net assets of the Company’s PRC subsidiaries, the VIEs and the subsidiary of the VIE were nil.

18.	Mainland China Employee Contribution Plan

As stipulated by the regulations of the PRC, full-time employees of the Company are entitled to various government statutory employee benefit plans, including medical insurance, maternity insurance, workplace injury insurance, unemployment insurance and pension benefits through a PRC government-mandated multi-employer defined contribution plan. The Company is required to make contributions to the plan based on certain percentages of employees’ salaries. The total expenses the Company incurred for the plan were RMB16,585, RMB13,284 and RMB18,414 (US$2,576) for the years ended December 31, 2016, 2017 and 2018, respectively.

19.	Commitments and Contingencies

Operating lease commitments

The Company leases offices for operation under operating leases. Future minimum lease payments under non-cancellable operating leases with initial terms in excess of one year consisted of the following as of December 31, 2018.

	RMB	US$
2019	3,619	506
2020	3,317	464

Total	6,936	970

20.	Subsequent Events

The Company has evaluated the impact of any events that have occurred subsequent to December 31, 2018 through August 1, 2019, which is the date these consolidated financial statements were issued.

In January 2019, the Company guarantees certain payments from Shanghai Biotech, a related party, to a bank which are contingent on the listing of the Company.

CONSOLIDATED BALANCE SHEET AS OF DECEMBER 31, 2018 AND UNAUDITED

INTERIM CONDENSED CONSOLIDATED BALANCE SHEET AS OF

SEPTEMBER 30, 2019

(Amounts in thousands of RMB and US$,

except for number of shares and per share data)

		As of,
	Notes	December 31, 2018	September 30, 2019	September 30, 2019
		RMB	RMB	US$
			(Unaudited)	(Unaudited)
ASSETS
Current Assets
Cash and cash equivalents		6,477	36,867	5,158
Restricted cash		—	39,001	5,456
Accounts receivable, net	3	40,730	26,839	3,755
Unbilled receivables	11	12,813	57,980	8,112
Notes receivable		2,075	697	98
Inventories, net	4	7,256	3,940	551
Amounts due from related parties	13	2,366	107	15
Prepayments and other current assets	5	295,985	209,610	29,325

Total current assets		367,702	375,041	52,470

Non-current assets
Property and equipment, net	6	1,762	1,246	174
Intangible assets, net	7	2,134	1,924	269
Operating lease right-of-use assets	8	—	2,816	394

Total non-current assets		3,896	5,986	837

Total Assets		371,598	381,027	53,307

The accompanying notes are an integral part of these unaudited interim condensed consolidated financial statements.

CONSOLIDATED BALANCE SHEET AS OF DECEMBER 31, 2018 AND UNAUDITED

INTERIM CONDENSED CONSOLIDATED BALANCE SHEET AS OF

SEPTEMBER 30, 2019 (CONTINUED)

(Amounts in thousands of RMB and US$,

except for number of shares and per share data)

		As of,
	Notes	December 31, 2018	September 30, 2019	September 30, 2019
		RMB	RMB	US$
			(Unaudited)	(Unaudited)
LIABILITIES AND SHAREHOLDERS’ DEFICIT

Current Liabilities (including current liabilities of the consolidated VIEs and its subsidiary without recourse to the primary beneficiary of RMB185,443 and RMB347,811 (US$48,660) as of December 31, 2018 and September 30, 2019, respectively)

Short-term borrowings	9	82	13,749	1,924
Accounts payable		49,315	155,172	21,709
Deferred revenue		153,467	137,663	19,260
Accrued expenses and other liabilities	10	24,709	64,706	9,053
Operating lease liabilities-current	8	—	2,537	355
Amounts due to related parties	13	27,844	267	37

Total current liabilities		255,417	374,094	52,338

Non-current Liabilities (including non-current liabilities of the consolidated VIEs and its subsidiary without recourse to the primary beneficiary of RMB30 and RMB25,012 (US$3,500) as of December 31, 2018 and September 30, 2019, respectively)

Amounts due to related parties	13	177,776	170,748	23,889
Operating lease liabilities-non-current	8	—	273	38
Deferred government grants		30	—	—

Total non-current liabilities		177,806	171,021	23,927

Total Liabilities		433,223	545,115	76,265

Commitments and contingencies
Shareholders’ deficit
Ordinary shares (par value of US$0.00005 per share; 1,000,000,000 shares authorized; 310,627,024 shares issued and outstanding as of December 31, 2018 and September 30, 2019)		98	98	14
Additional paid-in capital		498,626	529,385	74,064
Accumulated deficits		(560,349)	(693,571)	(97,036)

Total shareholders’ deficit		(61,625)	(164,088)	(22,958)

TOTAL LIABILITIES AND SHAREHOLDERS’ DEFICIT		371,598	381,027	53,307

The accompanying notes are an integral part of these unaudited interim condensed consolidated financial statements.

UNAUDITED INTERIM CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

FOR THE NINE MONTHS PERIODS ENDED SEPTEMBER 30, 2018 AND 2019

(Amounts in thousands of RMB and US$,

except for number of shares and per share data)

		For the nine months periods ended September 30,
	Notes	2018	2019	2019
		RMB	RMB	US$
Net revenues	11	6,083,686	9,144,639	1,279,382
Cost of revenues		(6,037,234)	(9,078,986)	(1,270,197)

Gross profit		46,452	65,653	9,185

Sales and marketing expenses		(53,013)	(83,169)	(11,636)
General and administrative expenses		(40,793)	(78,117)	(10,929)
Allowance for doubtful accounts		(4,943)	(7,481)	(1,047)
Research and development expenses		(19,730)	(30,503)	(4,268)

Total operating expenses		(118,479)	(199,270)	(27,880)

Operating loss		(72,027)	(133,617)	(18,695)

Interest expenses, net		(15,107)	(2,175)	(304)
Foreign exchange gain (loss)		(3,024)	173	24
Other income, net		2,397	2,397	335

Loss before income tax		(87,761)	(133,222)	(18,640)

Income tax expenses	12	(277)	—	—

Net loss		(88,038)	(133,222)	(18,640)

Net loss attributable to Molecular Data Inc.		(88,038)	(133,222)	(18,640)

Loss per share:	15
Basic and diluted		(0.28)	(0.43)	(0.06)

Weighted average shares outstanding
Basic and diluted	15	310,627,024	310,627,024	310,627,024

Other comprehensive income, net of tax of nil		—	—	—

Comprehensive loss		(88,038)	(133,222)	(18,640)

Comprehensive loss attributable to Molecular Data Inc.		(88,038)	(133,222)	(18,640)

The accompanying notes are an integral part of these unaudited interim condensed consolidated financial statements.

UNAUDITED INTERIM CONDENSED CONSOLIDATED STATEMENTS OF

SHAREHOLDERS’ EQUITY (DEFICITS)

FOR THE NINE MONTHS PERIODS ENDED SEPTEMBER 30, 2018 AND 2019

(Amounts in thousands of RMB and US$,

except for number of shares and per share data)

	Number of ordinary shares	Ordinary shares	Additional paid-in capital	Accumulated deficits	Accumulated other comprehensive income	Total shareholders’ equity (deficit)
		RMB	RMB	RMB	RMB	RMB
Balance as of January 1, 2018	310,627,024	98	311,513	(305,710)	—	5,901
Capital contribution from shareholders	—	—	66,233	—	—	66,233
Capital distribution to shareholders	—	—	(3,142)	—	—	(3,142)
Net loss for the period	—	—	—	(88,038)	—	(88,038)

Balance as of September 30, 2018	310,627,024	98	374,604	(393,748)	—	(19,046)

	Number of ordinary shares	Ordinary shares	Additional paid-in capital	Accumulated deficits	Accumulated other comprehensive income	Total shareholders’ equity (deficit)
		RMB	RMB	RMB	RMB	RMB
Balance as of January 1, 2019	310,627,024	98	498,626	(560,349)	—	(61,625)
Share-based compensation	—	—	30,759	—	—	30,759
Net loss for the period	—	—	—	(133,222)	—	(133,222)

Balance as of September 30, 2019	310,627,024	98	529,385	(693,571)	—	(164,088)

Balance as of September 30, 2019 in US$		14	74,064	(97,036)	—	(22,958)

The accompanying notes are an integral part of these unaudited interim condensed consolidated financial statements.

UNAUDITED INTERIM CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE NINE MONTHS PERIODS ENDED SEPTEMBER 30, 2018 AND 2019

(Amounts in thousands of RMB and US$,

except for number of shares and per share data)

	For the nine months ended September 30,
	2018	2019	2019
	RMB	RMB	US$
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	(88,038)	(133,222)	(18,640)
Depreciation of property and equipment	1,055	1,246	174
Amortization of intangible assets	274	1,146	160
Allowance for doubtful accounts	4,943	7,481	1,047
Share-based compensation expense	—	30,759	4,303
Changes in operating assets and liabilities:
Accounts receivables	2,735	11,377	1,592
Unbilled receivables	(13,030)	(45,167)	(6,319)
Inventories	10,620	3,316	464
Notes receivables	9,640	1,378	193
Prepayments and other current assets	(26,281)	81,403	11,389
Accounts Payable	10,176	65,580	9,175
Deferred revenue	21,100	(15,804)	(2,211)
Accrued expenses and other liabilities	13,632	39,997	5,596
Deferred government grants	(252)	(30)	(4)
Amounts due to related parties	—	(82,872)	(11,594)

Net cash flows used in operating activities	(53,426)	(33,412)	(4,675)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property and equipment	(298)	(730)	(102)
Purchases of intangible assets	(1,034)	(936)	(131)

Net cash flows used in investing activities	(1,332)	(1,666)	(233)

CASH FLOW FROM FINANCING ACTIVITIES
Proceeds from capital contribution	66,233
Payment for capital distribution	(3,142)	—	—
Proceeds from loan from related parties	118,445	50,525	7,069
Repayment of loan to related parties	(52,422)	—	—
Proceeds from other borrowings	640,715	53,944	7,547
Repayment of other borrowings	(748,651)	—	—

Net cash flows generated from financing activities	21,178	104,469	14,616

The accompanying notes are an integral part of these unaudited interim condensed consolidated financial statements.

UNAUDITED INTERIM CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE NINE MONTHS PERIODS ENDED SEPTEMBER 30, 2018 AND 2019 (CONTINUED)

(Amounts in thousands of RMB and US$,

except for number of shares and per share data)

	For the nine months ended September 30,
	2018	2019	2019
	RMB	RMB	US$
Net (decrease)/increase in cash, cash equivalents and restricted cash	(33,580)	69,391	9,708
Cash, cash equivalents and restricted cash at beginning of period	106,022	6,477	906

Cash, cash equivalents and restricted cash at end of period	72,442	75,868	10,614

Supplemental disclosure of cash flow information:
Interest paid	(15,197)	(2,911)	(407)
Interest received	90	736	103
Reconciliation of cash, cash equivalents and restricted cash
Cash and cash equivalents	38,442	36,867	5,158
Restricted cash	34,000	39,001	5,456

Total cash, cash equivalents and restricted cash shown in the statements of cash flows	72,442	75,868	10,614

The accompanying notes are an integral part of these unaudited interim condensed consolidated financial statements.

NOTES TO THE UNAUDITED INTERIM CONDENSED

CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands of RMB and US$,

except for number of shares and per share data)

1.	Organization

	As of,
	December 31, 2018	September 30, 2019	September 30, 2019
	RMB	RMB	US$
		(Unaudited)	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	1,250	12,441	1,741
Restricted cash	—	100	14
Accounts receivable, net	7,322	16,437	2,300
Unbilled receivables	2,925	56,448	7,897
Notes receivable	1,085	306	43
Inventories	—	1,202	168
Prepayments and other current assets	83,759	117,129	16,386
Amounts due from related parties	5,307	3,175	444

Total current assets	101,648	207,238	28,993

Non-current assets:
Property and equipment, net	411	1,085	152
Intangible assets, net	5	1,924	269
Operating lease right-of-use assets	—	2,816	394

Total non-current assets	416	5,825	815

Total assets	102,064	213,062	29,808

Current liabilities:
Short-term borrowings	82	—	—
Accounts payable	4,352	102,386	14,324
Accrued expenses and other liabilities	18,458	45,533	6,370
Deferred revenue	43,860	67,617	9,460
Operating lease liabilities-current	—	2,537	355
Amounts due to related parties	118,691	129,738	18,151

Total current liabilities	185,443	347,811	48,660

Non-current liabilities:
Deferred government grants	30	—	—
Amounts due to related parties-non-current	—	24,739	3,462
Operating lease liabilities-non-current	—	273	38

Total non-current liabilities	30	25,012	3,500

Total liabilities	185,473	372,823	52,160

NOTES TO THE UNAUDITED INTERIM CONDENSED

CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(Amounts in thousands of RMB and US$,

except for number of shares and per share data)

1.	Organization (Continued)

The table sets forth the results of operations and cash flows of the VIEs and subsidiary of the VIE included in the Company’s consolidated statements of comprehensive loss and cash flows:

	For the nine months ended September 30,
	2018	2019	2019
	RMB	RMB	US$
Net revenues	1,166,738	6,789,436	949,877
Net loss	(10,676)	(76,352)	(10,683)
Net cash used in operating activities	(33,635)	(111,161)	(15,551)
Net cash used in investing activities	(93)	(3,008)	(421)
Net cash provided by financing activities	34,836	125,460	17,552

As of December 31, 2018, and September 30, 2019, there was no pledge or collateralization of the assets of the VIEs and the subsidiary of the VIE. The amount of the net liabilities of the VIEs and subsidiary of the VIE was RMB83,409 and RMB159,761 (US$22,351) as of December 31, 2018 and September 30, 2019, respectively. The creditors of the VIEs and the subsidiary of the VIE’s third-party liabilities did not have recourse to the general credit of the primary beneficiary in the normal course of business.

2.	Summary of Significant Accounting Policies

(a)	Basis of presentation

The accompanying unaudited interim condensed consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“US GAAP”) and applicable rules and regulations of the Securities and Exchange Commission regarding financial reporting that are consistent with those used in the preparation of the Company’s audited consolidated financial statements for the year ended December 31, 2017 and 2018. Accordingly, these unaudited interim condensed consolidated financial statements do not include all of the information and footnotes required by U.S. GAAP for annual financial statements.

In the opinion of the Company’s management, the accompanying unaudited interim condensed consolidated financial statements contain all normal recurring adjustments necessary to present fairly the financial position, operating results and cash flows of the Company for each of the periods presented. The results of operations for the nine-month period ended September 30, 2019 are not necessarily indicative of results to be expected for any other interim period or for the year ending December 31, 2019. The condensed consolidated balance sheet as of December 31, 2018 was derived from the audited consolidated financial statements at that date but does not include all of the disclosures required by US GAAP for annual financial statements. These unaudited condensed consolidated financial statements should be read in conjunction with the Company’s consolidated financial statements for the year ended December 31, 2018.

As disclosed in Note 1 of the Company’s audited consolidated financial statements for the year ended December 31, 2018, the Company entered into a series of transactions throughout 2018 in order to reorganize the legal structure of the Company and to transfer the chemical e-commerce business to the Company. As all the entities involved in the process of the Reorganization are under common control before and after the Reorganization, the Reorganization is accounted for in a manner similar to a pooling-of-interest. Accordingly, the unaudited interim condensed financial statements for the nine months ended September 30,

NOTES TO THE UNAUDITED INTERIM CONDENSED

CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(Amounts in thousands of RMB and US$,

except for number of shares and per share data)

2.	Summary of Significant Accounting Policies (Continued)

(a)	Basis of presentation (Continued)

2018 and 2019 were retrospectively adjusted to reflect the historical results and assets and liabilities of the Company’s business. Such basis of preparation is consistent with that adopted in the preparation of the Company’s consolidated financial statements for the year ended December 31, 2018.

(b)	Principles of consolidation

The unaudited interim condensed consolidated financial statements include the financial statements of the Company, its subsidiaries, the VIEs and the subsidiary of the VIE. All significant inter-company transactions and balances between the Company, its subsidiaries, the VIEs and subsidiary of the VIE have been eliminated upon consolidation.

(c)	Use of estimates

The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the balance sheet date and revenues and expenses during the reporting periods. Significant accounting estimates reflected in the Company’s consolidated financial statements include, but not limited to estimating variable consideration, the useful lives of long-lived assets and intangible assets, determining the provision for accounts receivable and prepayments, determining the provision for inventory, impairment assessment for long-term investment and long-lived assets, accounting for share-based compensation, determining the discount rate for operating lease right-of-use assets and operating lease liabilities, valuation allowance for deferred tax assets and uncertain tax position. Changes in facts and circumstances may result in revised estimates. Actual results could differ from those estimates.

(d)	Convenience translation

Amounts in US$ are presented for the convenience of the reader and are translated at the noon buying rate of US$1.00 to RMB7.1477 on September 30, 2019 as published on the website of the United States Federal Reserve Board. No representation is made that the RMB amounts could have been, or could be, converted, realized or settled into US$ at such rate.

(e)	Fair value measurements of financial instruments

The Company’s financial instruments include cash and cash equivalents, restricted cash, accounts receivable, notes receivable, unbilled receivables, amounts due from related parties, other receivables, accounts payable, other payables, amounts due to related parties, and short-term borrowings. Other than the amounts due to related parties, the carrying values of these financial instruments approximate their fair values due to their short-term maturities.

The Company applies ASC 820, Fair Value Measurements and Disclosures, in measuring fair value. ASC 820 defines fair value, establishes a framework for measuring fair value and requires disclosures to be provided on fair value measurement.

NOTES TO THE UNAUDITED INTERIM CONDENSED

CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(Amounts in thousands of RMB and US$,

except for number of shares and per share data)

2.	Summary of Significant Accounting Policies (Continued)

(e)	Fair value measurements of financial instruments (Continued)

ASC 820 establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value as follows:

•	Level 1—Observable inputs that reflect quoted prices in active markets for identical assets or liabilities.

•	Level 2—Include other inputs that are directly or indirectly observable in the marketplace.

•	Level 3—Unobservable inputs which are supported by little or no market activity.

ASC 820 describes three main approaches to measuring the fair value of assets and liabilities:

(1) market approach; (2) income approach; and (3) cost approach. The market approach uses prices and other relevant information generated from market transactions involving identical or comparable assets or liabilities. The income approach uses valuation techniques to convert future amounts to a single present value amount. The measurement is based on the value indicated by current market expectations about those future amounts. The cost approach is based on the amount that would currently be required to replace an asset.

The Company had no financial assets and liabilities measured and recorded at fair value on a non-recurring basis as of December 31, 2018 and September 30, 2019. The fair values of the Company’s non-current amounts due to related parties for disclosure purpose are RMB165,822 and RMB159,725 (US$22,346) as of December 31, 2018 and September 30, 2019, respectively, determined based on the discounted cash flow model using the market interest rates, which are level 2 significant other observable inputs.

(f)	Revenue recognition

Effective January 1, 2017, the Company elected to early adopt the requirements of Accounting Standards Update (ASU) 2014-09, Revenue from contracts with Customers (Topic 606) using the full retrospective method. The Company’s revenues are primarily derived from sales of chemical products through direct sales model, provision of matching service through marketplace model and provision of online membership services. Revenue is recognized to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services under Topic 606.

Chemical trading—direct sales model

The Company sells chemical products to customers through an online platform or sales representatives. Sales contracts are entered into with each individual customer. The Company is the principal under the chemical direct sales model as the Company controls the chemical products with the ability to direct the use of, and obtain substantially all the remaining benefits from the chemical products before they are sold to its customers. The Company has a single performance obligation to sell chemical product to the buyers. The Company estimates the amount of variable consideration including sales return using the expected value method and includes variable consideration in the transaction price to the extent that it is probable that a significant reversal will not occur. Revenue for chemical trading under direct sales model is recognized at a point in time when the single performance obligation is satisfied when the chemical products are delivered to the customer.

NOTES TO THE UNAUDITED INTERIM CONDENSED

CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(Amounts in thousands of RMB and US$,

except for number of shares and per share data)

2.	Summary of Significant Accounting Policies (Continued)

(f)	Revenue recognition (Continued)

Chemical trading—marketplace model

The Company matches product suppliers and platform buyers through its vendor-supplier matching recommendation system. The Company charges a commission fee to either the buyer or seller, depending on which party requests the matching services based on the commission agreements signed. The Company has a single performance obligation to provide the matching service. As the Company is a service provider and does not control the goods prior to transfer to the end customer, the Company recognize commission fee as an agent on a net basis. The Company considers both the buyer and end customer to be its customer in the transaction. The Company estimates the amount of variable consideration including payment contingent on product delivery to platform buyer using the most likely amount method and includes in the transaction price to the extent that it is probable that a significant reversal will not occur. Revenue for chemical trading under marketplace model is recognized at a point in time when the performance obligation is satisfied upon the completion of the matching service.

Online membership service

The Company provides access to the users who subscribed for its online membership service to upload their product information on its online platform for promotion purpose and to attend the online trainings and marketing activities organized by the Company during the membership period. The Company typically charges a fixed fee over the membership period. The Company has a single performance obligation to stand ready to perform the membership services during the membership period. As the users simultaneously receive and consume the benefits provided by the Company’s performance as the Company performs, revenue for online membership service is recognized ratably over the contract period.

Prior to July 2019, for certain transactions under the direct sales model and marketplace model, the Company provides guarantee on the customers’ loan repayments to certain financial institutions. The guarantees are within the scope of ASC 460, Guarantees, which is accounted for at fair value at inception. The Company first allocates the fair value of the guarantee obligation from the total transaction price and allocates the remaining transaction price to the performance obligation under ASC 606. Subsequently, the Company amortizes the guarantee obligation into revenue outside the scope of ASC 606 as the Company is released from risk under the guarantee. The Company subsequently accounts for the contingent loss arising from the arrangement in accordance with ASC 450, Contingencies.

Financial service

Starting from July 2019, the Company enters into financial service contracts with its suppliers, customers, and financing providers, including banks and non-bank financial institutions, to facilitate lending arrangements between the financing providers and the customers and suppliers who use the Company’s online platforms. In addition to the loan facilitation service, the Company provides a guarantee to the financing providers on the loan repayments. The guarantees are within the scope of ASC 460, Guarantees. The Company typically charges its customers and suppliers a fixed fee based on a percentage of the loan amount for the facilitation service and the guarantee. The Company first allocates the transaction price to the guarantee obligation at fair value and allocates the remaining transaction price to the facilitation service under ASC 606. The Company recognizes revenue generated from the facilitation service when the Company successfully matches the customers or suppliers with the financing providers. The Company

NOTES TO THE UNAUDITED INTERIM CONDENSED

CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(Amounts in thousands of RMB and US$,

except for number of shares and per share data)

2.	Summary of Significant Accounting Policies (Continued)

(f)	Revenue recognition (Continued)

Financial service (Continued)

amortizes the guarantee obligation into revenue outside the scope of ASC 606 as the Company is released from risk under the guarantee. The Company subsequently accounts for the contingent loss arising from the guarantee arrangement in accordance with ASC 450, Contingencies.

The transaction price allocated to guarantee obligation and the subsequent contingent loss were historically immaterial for the year ended December 31, 2018 and nine months ended September 30, 2019. The maximum potential undiscounted future payments which the Company would be required to make under its guarantee obligation were RMB26,433 and RMB39,120 (US$5,473) as of December 31, 2018 and September 30, 2019, respectively.

When the Company performs by transferring goods or services to a customer before the customer pays consideration or before payment is due, the Company recognizes its unconditional right to consideration as a contract asset, which is classified as “Unbilled receivables” on the consolidated balance sheets.

When a customer pays consideration before the Company transfers goods or services, the Company records it obligation as contract liability, which is classified as deferred revenue.

(g)	Shipping and other handling costs

Shipping and other handling costs are expensed as incurred and are included in sales and marketing expenses, which amounted to RMB7,396 and RMB8,358 (US$1,169) for the nine months periods ended September 30, 2018 and 2019, respectively.

(h)	Leases

The Company adopted ASU No. 2016-02, Leases (Topic 842), (“ASU 2016-02”) from January 1, 2019 using the modified retrospective method and chose to apply the new standard as of the effective date and do not restate the comparable periods. The Company has elected the package of practical expedients, which allows the Company not to reassess (1) whether any expired or existing contracts as of the adoption date are or contain a lease, (2) lease classification for any expired or existing leases as of the adoption date and (3) initial direct costs for any existing leases as of the adoption date. The Company also elected the short-term lease exemption for all contracts with lease terms of 12 months or less.

The Company determines if an arrangement is a lease or contains a lease at the inception. For operating leases, the Company recognizes a right-of-use assets (“ROU asset”) and a lease liability based on the present value of the lease payments over the lease term in the consolidated balance sheets at the lease commencement date. For finance leases, assets are included in property and equipment in the consolidated balance sheets. As most of the Company’s leases do not provide an implicit rate, the Company uses its incremental borrowing rate based on the information available at commencement date in determining the present value of lease payments. The Company separate lease and non-lease components of the contracts based on the agreed-upon market price included in the contract. Lease expense is recorded on a straight-line basis over the lease term.

Upon adoption, the Company recognized total lease liabilities (including current and non-current) of RMB4,531 (US$634), with corresponding ROU assets of RMB4,678 (US$654) based on the present value

NOTES TO THE UNAUDITED INTERIM CONDENSED

CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(Amounts in thousands of RMB and US$,

except for number of shares and per share data)

2.	Summary of Significant Accounting Policies (Continued)

(h)	Leases (Continued)

of the remaining minimum rental payments under existing operating leases. The difference between the lease liabilities and ROU assets represented the prepaid rent balances of RMB147 (US$21). There is no impact of adoption on the Company’s opening retained earnings and current period net loss.

(i)	Government grants

Government grants are provided by the relevant PRC municipal government authorities to subsidize the cost of certain research and development projects. The amount of such government grants are determined solely at the discretion of the relevant government authorities. The government grants of non-operating nature with no further conditions to be met are recorded as non-operating income in “Other income, net” when received. The government subsidies with certain operating conditions are recorded as liabilities when received and will be recorded as operating income when the conditions are met.

For the nine months periods ended September 30, 2018 and 2019, government grants in the amount of RMB988 and RMB1,659 (US$232) were recognized as other income in the unaudited interim condensed consolidated statements of comprehensive loss.

(j)	Advertising expense

Advertising costs are expensed as incurred in accordance with ASC 720-35, Other Expense-Advertising Costs. The Company recognized advertising costs of RMB3,538 and RMB9,918 (US$1,388) for the nine months periods ended September 30, 2018 and 2019, respectively.

(k)	Value added taxes (“VAT”), business related tax and surcharges

The Company is subject to VAT at the rate of 17%, 16%, 13%, 6%, 5% or 3%, depending on whether the entity is a general taxpayer or small-scale taxpayer, and related surcharges on revenue generated from providing services.

VAT is reported as a deduction to revenue when incurred and amounted to RMB988,110 and RMB1,278,575 (US$178,879) for the nine months periods ended September 30, 2018 and 2019, respectively. Entities that are VAT general taxpayers are allowed to offset qualified input VAT paid to suppliers against their output VAT liabilities. Net VAT balance between input VAT and output VAT is recorded in accrued expenses and other current liabilities in the consolidated balance sheets.

The Company is also subject to certain government surcharges on the VAT payable in the PRC, which is recorded as cost of revenues.

NOTES TO THE UNAUDITED INTERIM CONDENSED

CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(Amounts in thousands of RMB and US$,

except for number of shares and per share data)

3.	Accounts receivable, net

	As of,
	December 31, 2018	September 30, 2019
	RMB	RMB	US$
		(Unaudited)
Accounts receivable	56,493	45,117	6,312
Allowance for doubtful accounts	(15,763)	(18,278)	(2,557)

Total accounts receivable, net	40,730	26,839	3,755

An analysis of the allowance for doubtful accounts is as follows:

	As of,
	December 31, 2018	September 30, 2019
	RMB	RMB	US$
		(Unaudited)
Balance at beginning of the year/period	(21,192)	(15,763)	(2,205)
Provision	(6,827)	(3,516)	(492)
Reversal	7,057	1,001	140
Write-off	5,199	—	—

Balance at the end of the year/period	(15,763)	(18,278)	(2,557)

4.	Inventories, net

Inventories consist of the following:

	As of,
	December 31, 2018	September 30, 2019
	RMB	RMB	US$
		(Unaudited)
Chemical products	7,256	3,940	551
Provision for obsolete stock	—	—	—

Total	7,256	3,940	551

No inventories were pledged as of December 31, 2018 and September 30, 2019.

NOTES TO THE UNAUDITED INTERIM CONDENSED

CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(Amounts in thousands of RMB and US$,

except for number of shares and per share data)

5.	Prepayments and other current assets

Prepayments and other current assets consist of the following:

	As of,
	December 31, 2018	September 30, 2019
	RMB	RMB	US$
		(Unaudited)
Prepayments to suppliers, net	290,060	175,361	24,533
Other receivables, net	3,755	19,307	2,701
Prepaid expenses	1,653	243	34
VAT recoverable	517	409	58
Other current assets	—	14,290	1,999

Total	295,985	209,610	29,325

Prepayments to suppliers as of December 31, 2018 and September 30, 2019 are net of allowance of doubtful accounts of RMB13,988 and RMB18,955 (US$2,652), respectively.

6.	Property and Equipment, Net

Property and equipment, net consist of the following:

	As of,
	December 31, 2018	September 30, 2019
	RMB	RMB	US$
		(Unaudited)
At cost:
Office equipment	3,693	4,131	578
Leasehold improvements	2,282	2,574	360

	5,975	6,705	938
Less: accumulated depreciation	(4,213)	(5,459)	(764)

Property and Equipment, net	1,762	1,246	174

For the nine months periods ended September 30, 2018 and 2019, the Company recorded depreciation expenses of RMB1,055 and RMB1,246 (US$174), respectively, and are included in the following accounts:

	For the nine months periods ended September 30,
	2018	2019
	RMB	RMB	US$
		(Unaudited)
Sales and marketing expenses	655	696	97
General and administrative expenses	206	252	35
Research and development expenses	194	298	42

	1,055	1,246	174

NOTES TO THE UNAUDITED INTERIM CONDENSED

CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(Amounts in thousands of RMB and US$,

except for number of shares and per share data)

7.	Intangible Assets, Net

Intangible assets, net consist of the following:

	As of,
	December 31, 2018	September 30, 2019
	RMB	RMB	US$
		(Unaudited)
At cost:
Purchased software	3,243	4,179	585

	3,243	4,179	585
Less: accumulated amortization	(1,109)	(2,255)	(316)

Intangible assets, net	2,134	1,924	269

For the nine months periods ended September 30, 2018 and 2019, the Company recorded amortization expenses of RMB274 and RMB1,146 (US$160), respectively.

The intangible assets are amortized using the straight-line method, which is the Company’s best estimate of how these assets will be economically consumed over their respective estimated useful lives of 3 years.

The estimated amortization expenses for the intangible assets for next five years are as follows:

	RMB	US$
For the three-months ending December 31,
2019	397	56
For the year ending December 31,
2020	1,077	151
2021	390	55
2022	60	7

	1,924	269

8.	Leases

The Company has entered into various non-cancelable operating lease agreements for certain of the Company’s offices. The Company’s leases have original lease periods expiring between 2019 and 2020. Many leases include options to renew and none of the leases includes the option to terminate. The Company do not assume renewals in our determination of the lease term unless the renewals are reasonably certain to be exercised at lease commencement. The Company’s lease agreements do not contain any material residual value guarantees or material restrictive covenants.

NOTES TO THE UNAUDITED INTERIM CONDENSED

CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(Amounts in thousands of RMB and US$,

except for number of shares and per share data)

8.	Leases (Continued)

The components of lease costs, lease term and discount rate are as follows:

	Nine Months Ended September 30, 2019
	RMB	US$
	(Unaudited)
Operating lease cost	2,150	301

Total lease cost	2,150	301

Weighted Average Remaining Lease Term
Operating leases		1.2 years
Weighted Average Discount Rate
Operating leases		7.8%

The following is a schedule, by years, of maturities of lease liabilities as of September 30, 2019:

	Operating Leases
	RMB	US$
	(Unaudited)
The remainder of 2019	651	91
2020	3,069	429

Total undiscounted cash flows	3,720	520
Less imputed interest	(910)	(127)

Present value of lease liabilities	2,810	393

Lease liabilities were as follows as of September 30, 2019:

	Operating Leases
	RMB	US$
	(Unaudited)
Lease liabilities-current	2,537	355
Lease liabilities-non-current	273	38

Total lease liabilities	2,810	393

Supplemental cash flow information related to leases are as follows.

	Nine Months Ended September 30, 2019
	RMB	US$
	(Unaudited)
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows from operating leases	2,600	364
Lease liabilities arising from obtaining right-of-use assets:
Operating leases	—	—

9.	Short-term borrowings

Short-term borrowings represented RMB denominated borrowings obtained from financial institutions with repayment terms of less than three months. These borrowings outstanding as of December 31, 2018 and

NOTES TO THE UNAUDITED INTERIM CONDENSED

CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(Amounts in thousands of RMB and US$,

except for number of shares and per share data)

9.	Short-term borrowings (Continued)

September 30, 2019 bore weighted average interest rates of 10.00% per annum and 10.00% per annum and were secured by other receivables of RMB1,000 and nil, respectively.

10.	Accrued Expenses and Other Liabilities

The components of accrued expenses and other liabilities are as follows:

	As of,
	December 31, 2018	September 30, 2019
	RMB	RMB	US$
		(Unaudited)
VAT and other tax payables	1,741	19,328	2,704
Payroll and welfare payables	18,236	19,204	2,687
Accrued expenses	778	13,952	1,952
Other payables—Others	—	6,949	972
Logistic fee payables	3,183	—	—
Deposits from customers	771	5,273	738

	24,709	64,706	9,053

11.	Revenues

The following table presents a disaggregation of revenue from contracts with customers based on different service lines, for the nine months periods ended September 30, 2018 and 2019. All revenues are generated within the same reportable segment:

	For the nine months ended September 30,
	2018	2019
	RMB	RMB	US$
	(Unaudited)	(Unaudited)
Chemical trading—direct sales model	6,080,902	9,126,389	1,276,829
Chemical trading—market place model	1,117	10,917	1,527
Online membership service	1,667	6,910	967
Financial service	—	423	59

	6,083,686	9,144,639	1,279,382

Revenue recognized that was included in deferred revenue balance at the beginning of the period was RMB44,843 and RMB153,467 (US$22,321) for the nine months periods ended September 30, 2018 and 2019, respectively.

The following table reflects the changes in contract assets and contract liabilities as of December 31, 2018 and September 30, 2019:

	As of December 31, 2018	As of September 30, 2019
	RMB	RMB	US$
		(Unaudited)
Unbilled receivables	12,813	57,980	8,112
Deferred revenue	153,467	137,663	19,260

NOTES TO THE UNAUDITED INTERIM CONDENSED

CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(Amounts in thousands of RMB and US$,

except for number of shares and per share data)

12.	Income Taxes

There is an immaterial provision for income taxes because the Company and substantially all of its wholly-owned subsidiaries are in a current loss position for all the periods presented. The Company recorded a full valuation allowance against deferred tax assets of all its consolidated entities because all entities were in a cumulative loss position as of December 31, 2018 and September 30, 2019.

As of December 31, 2018, and September 30, 2019, the Company had nil unrecognized tax benefit. It is possible that the amount of unrecognized benefit will further change in the next 12 months, however, an estimate of the range of the possible change cannot be made at this moment.

As of September 30, 2019, the tax years ended December 31, 2013 through period ended as of the reporting date for the Company’s PRC subsidiaries remain open to examination by the PRC tax authorities.

13.	Related Party Transactions

Related parties

Name	Relationship with the Company
Chang Dongliang	Founder and principal shareholder of the parent company
MOLBASE Inc.	Parent company
MOLBASE (HK) Limited	Entity under common control of parent company
MOLBASE (Shanghai) Biotechnology Co., Ltd.	Entity under common control of parent company
Shanghai MOYU Biotechnology Co., Ltd.	Entity under common control of parent company
MOXIN Commercial Factoring (Shenzhen) Co., Ltd.	Entity under common control of parent company
ShaanXi Molbase Logistic Management Co., Ltd	Entity under common control of parent company

NOTES TO THE UNAUDITED INTERIM CONDENSED

CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(Amounts in thousands of RMB and US$,

except for number of shares and per share data)

13.	Related Party Transactions (Continued)

The Group had the following significant related party transactions:

	For the nine months ended September 30,
	2018*	2019
	RMB	RMB	US$
	(Unaudited)	(Unaudited)
Purchase of goods
MOLBASE (Shanghai) Biotechnology Co., Ltd.	—	30,891	4,322

	—	30,891	4,322

Purchase of service
ShaanXi Molbase Logistic Management Co., Ltd	—	999	140

	—	999	140

Repayment of consideration
MOLBASE (Shanghai) Biotechnology Co., Ltd.	—	78,049	10,919

	—	78,049	10,919

Guarantee provided on loan for
MOLBASE (Shanghai) Biotechnology Co., Ltd.	—	32,300	4,519

	—	32,300	4,519

Loans from
MOLBASE (HK) Limited	—	39,727	5,558

	—	39,727	5,558

*	The majority of prior years’ related party transactions are related to the Reorganization in 2018.

In January 2019, the Company guarantees certain payments from Shanghai Biotech, a related party, to a bank which are contingent on the listing of the Company.

NOTES TO THE UNAUDITED INTERIM CONDENSED

CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(Amounts in thousands of RMB and US$,

except for number of shares and per share data)

13.	Related Party Transactions (Continued)

The Company had the following related party balances:

	As of,
	December 31, 2018	September 30, 2019	September 30, 2019
	RMB	RMB	US$
		(Unaudited)
Accounts due from related parties:
Current:
MOLBASE Inc.	2,224	—	—
MOLBASE (HK) Limited	109	—	—
MOXIN Commercial Factoring (Shenzhen) Co., Ltd.	20	20	3
Shanghai MOYU Biotechnology Co., Ltd.	7	7	1
Chang Dongliang	6	6	1
ShaanXi Molbase Logistic Management Co., Ltd	—	74	10

Accounts due to related parties:
Current:
MOLBASE Inc.	4,461	24	3
Chang Dongliang	1,833	—	—
MOLBASE (HK) Limited	21,550	—	—
ShaanXi Molbase Logistic Management Co., Ltd	—	243	34

Non-current:
MOLBASE (Shanghai) Biotechnology Co., Ltd.	177,776	94,897	13,277
MOLBASE (HK) Limited	—	61,168	8,558
MOLBASE Inc.	—	12,850	1,798
Chang Dongliang	—	1,833	256

Amounts due to MOLBASE Inc., Chang Dongliang as of December 31, 2018 and September 30, 2019, and MOLBASE (HK) Limited as of December 31, 2018, represented cash funding support to the Company for operations. These balances were unsecured, interest-free and have no fixed terms of repayment. On June 28, 2019, the Company signed a supplemental agreement with MOLBASE (HK) Limited to extend the expiry date to December 31, 2020. On September 28, 2019, the Company signed a supplemental agreement with Chang Dongliang to extend the expiry date to December 31, 2021 and signed supplemental agreements with MOLBASE Inc. to extend the expiry date for the amount of RMB4,461 (US$624) to December 31, 2020 and RMB8,389 (US$1,174) to December 31, 2021, respectively.

Amounts due to MOLBASE (Shanghai) Biotechnology Co., Ltd. represented funds provided by Shanghai Biotech to the Company for its operations. Prior to the Reorganization, Shanghai Biotech obtained various short-term and long-term loans from banks to develop the e-commerce chemical transactions business. Upon the Reorganization, the amounts due to Shanghai Biotech will be due in 18 months subsequent to the Reorganization. On June 28, 2019, the Company signed a supplemental agreement with Shanghai Biotech to extend the payment due date from 18 months to 24 months subsequent to the Reorganization.

14.	Share Capital

The Company historically operated its business through its subsidiaries, VIEs and the subsidiary of a VIE. The Company, through a series of transactions which are accounted for as a reorganization of entities under common control, became the ultimate parent entity of these subsidiaries, VIEs and the subsidiary of a VIE

NOTES TO THE UNAUDITED INTERIM CONDENSED

CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(Amounts in thousands of RMB and US$,

except for number of shares and per share data)

14.	Share Capital (Continued)

on December 21, 2018. Accordingly, these consolidated financial statements reflect the historical operations of the Company as if the current organization structure had been in existence throughout the periods presented.

On February 28, 2018, the Company issued 310,627,024 ordinary shares with par value of US$0.00005 to MOLBASE Inc. in connection with the incorporation of the Company (Note 1). As of September 30, 2019, 1,000,000,000 ordinary shares were authorized (December 31, 2018: 1,000,000,000) and 310,627,024 ordinary shares were outstanding (December 31, 2018: 310,627,024).

The Company did not pay or declare any dividends on ordinary shares for the nine months ended September 30, 2018 and, 2019.

15.	Loss Per Share

The following table sets forth the computation of basic and diluted net loss per share for the following periods:

	For the nine months ended September 30,
	2018	2019
	RMB	RMB	US$
	(Unaudited)	(Unaudited)
Numerator:
Net loss attributable to ordinary shareholders	(88,038)	(133,222)	(18,640)

Denominator:
Weighted-average number of ordinary shares outstanding – basic and diluted	310,627,024	310,627,024	310,627,024

Loss per share – basic and diluted	(0.28)	(0.43)	(0.06)

16.	Restricted Net Assets

Under the PRC laws and regulations, there are restrictions on the Company’s PRC subsidiaries and VIE with respect to transferring certain of their net assets to the Company either in the form of dividends, loans, or advances. As of December 31, 2018, and September 30, 2019, restricted net assets of the Company’s PRC subsidiaries, the VIEs and the subsidiary of the VIE were nil.

17.	Mainland China Employee Contribution Plan

As stipulated by the regulations of the PRC, full-time employees of the Company are entitled to various government statutory employee benefit plans, including medical insurance, maternity insurance, workplace injury insurance, unemployment insurance and pension benefits through a PRC government-mandated multi-employer defined contribution plan. The Company is required to make contributions to the plan based on certain percentages of employees’ salaries. The total expenses the Company incurred for the plan were RMB13,850 and RMB16,141 (US$2,258) for the nine months ended September 30, 2018 and 2019, respectively.

NOTES TO THE UNAUDITED INTERIM CONDENSED

CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(Amounts in thousands of RMB and US$,

except for number of shares and per share data)

18.	Subsequent Events

The Company has evaluated the impact of any events that have occurred subsequent to September 30, 2019 through December 6, 2019, which is the date these unaudited interim condensed consolidated financial statements were issued.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 6.	INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime.

The post-offering memorandum and articles of association that we have conditionally adopted which will become effective immediately prior to the completion of this offering provide that we shall indemnify our directors and officers (each an indemnified person) against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by such indemnified person, other than by reason of such person’s own dishonesty, willful default or fraud, in or about the conduct of our company’s business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of his duties, powers, authorities or discretions, including, without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such indemnified person in defending (whether successfully or otherwise) any civil proceedings concerning our company or its affairs in any court whether in the Cayman Islands or elsewhere.

Pursuant to the indemnification agreements, the form of which is filed as Exhibit 10.3 to this registration statement, we agree to indemnify our directors and executive officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being such a director or officer.

The underwriting agreement, the form of which will be filed as Exhibit 1.1 to this registration statement, will also provide indemnification for us and our officers and directors for certain liabilities.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 7.	RECENT SALES OF UNREGISTERED SECURITIES.

During the past three years, we have issued shares to MOLBASE Inc. as set forth in the table below. We believe that the issuances of these shares were exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act regarding transactions not involving a public offering.

Securities/Purchaser	Date of Issuance	Number of Securities	Consideration		Underwriting Discount and Commission
Ordinary shares
MOLBASE Inc.	February 28, 2018	1	US$	0.00005	Not applicable
MOLBASE Inc.	February 28, 2018	310,627,023	US$	15,531.35	Not applicable
Options
Certain directors, officer and employees of our company	November 27, 2018	Options to purchase 37,565,539 ordinary shares, which are outstanding as of the date of this prospectus		Past and future services to us	Not applicable

ITEM 8.	EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a)	Exhibits

See Exhibit Index beginning on page II-4 of this registration statement.

The agreements included as exhibits to this registration statement contain representations and warranties by each of the parties to the applicable agreement. These representations and warranties were made solely for the benefit of the other parties to the applicable agreement and (i) were not intended to be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate; (ii) may have been qualified in such agreement by disclosure that was made to the other party in connection with the negotiation of the applicable agreement; (iii) may apply contract standards of “materiality” that are different from “materiality” under the applicable securities laws; and (iv) were made only as of the date of the applicable agreement or such other date or dates as may be specified in the agreement.

We acknowledge that, notwithstanding the inclusion of the foregoing cautionary statements, we are responsible for considering whether additional specific disclosure of material information regarding material contractual provisions is required to make the statements in this registration statement not misleading.

(b)	Financial Statement Schedules

Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the Consolidated Financial Statements or the Notes thereto.

ITEM 9.	UNDERTAKINGS.

The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) For the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(4) For the purpose of determining any liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

MOLECULAR DATA INC.

EXHIBIT INDEX

Exhibit Number	Description of Document

1.1*	Form of Underwriting Agreement

3.1	Memorandum and Articles of Association of the Registrant, as currently in effect

3.2	Form of the Amended and Restated Memorandum and Articles of Association of the Registrant, effective immediately prior to the closing of this offering

4.1	Registrant’s Specimen American Depositary Receipt (included in Exhibit 4.3)

4.2*	Registrant’s Specimen Certificate for Class A Ordinary Shares

4.3	Form of Deposit Agreement, among the Registrant, the depositary and the holders and beneficial owners of American Depositary Shares issued thereunder

5.1	Opinion of Maples and Calder (Hong Kong) LLP regarding the validity of the ordinary shares being registered and certain Cayman Islands tax matters

8.1	Opinion of Maples and Calder (Hong Kong) LLP regarding certain Cayman Islands tax matters (included in Exhibit 5.1)

8.2	Opinion of Global Law Office regarding certain PRC tax matters (included in Exhibit 99.2)

10.1	2018 Share Plan

10.2	2019 Share Incentive Plan

10.3	Form of Indemnification Agreement between the Registrant and a director or executive officer of the Registrant

10.4	Form of Employment Agreement between the Registrant and an executive officer of the Registrant

10.5	English translation of equity pledge agreement dated December 21, 2018 among Shanghai MOHUA, Shanghai MOLBASE and the shareholders of Shanghai MOLBASE

10.6	English translation of exclusive option agreement dated December 21, 2018 among Shanghai MOHUA, Shanghai MOLBASE and the shareholders of Shanghai MOLBASE

10.7	English translation of shareholders’ voting rights proxy agreement dated December 21, 2018 among Shanghai MOHUA, Shanghai MOLBASE and the shareholders of Shanghai MOLBASE

10.8	English translation of exclusive technical support and service agreement dated December 21, 2018 among Shanghai MOHUA and Shanghai MOLBASE

10.9	English translation of equity pledge agreement dated December 21, 2018 among Shanghai MOHUA, Jiaxing MOLBASE and the shareholders of Jiaxing MOLBASE

10.10	English translation of exclusive option agreement dated December 21, 2018 among Shanghai MOHUA, Jiaxing MOLBASE and the shareholders of Jiaxing MOLBASE

10.11	English translation of shareholders’ voting rights proxy agreement dated December 21, 2018 among Shanghai MOHUA, Jiaxing MOLBASE and the shareholders of Jiaxing MOLBASE

10.12	English translation of exclusive technical support and service agreement dated December 21, 2018 among Shanghai MOHUA and Jiaxing MOLBASE

21.1	Principal Subsidiaries and VIEs of the Registrant

23.1	Consent of Ernst &Young Hua Ming LLP, an independent registered public accounting firm

23.2	Consent of Maples and Calder (Hong Kong) LLP (included in Exhibit 5.1)

23.3	Consent of Global Law Office (included in Exhibit 99.2)

23.4	Consent of Dawei Ma

23.5	Consent of Ning Zhu

24.1	Powers of Attorney (included on signature page)

Exhibit Number	Description of Document

99.1	Code of Business Conduct and Ethics of the Registrant

99.2	Opinion of Global Law Office regarding certain PRC law matters

99.3	Consent of Frost & Sullivan

*	To be filed by amendment.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Shanghai, China, on December 6, 2019.

Molecular Data Inc.

By:	/s/ Zheng Wang
Name: Zheng Wang
Title: Director and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints each of Zheng Wang, Zhaohong Li and Qiaoqiao Sun as attorneys-in-fact with full power of substitution for him or her in any and all capacities to do any and all acts and all things and to execute any and all instruments which said attorney and agent may deem necessary or desirable to enable the registrant to comply with the Securities Act of 1933, as amended (the “Securities Act”), and any rules, regulations and requirements of the Securities and Exchange Commission thereunder, in connection with the registration under the Securities Act of ordinary shares of the registrant (the “Shares”), including, without limitation, the power and authority to sign the name of each of the undersigned in the capacities indicated below to the Registration Statement on Form F-1 (the “Registration Statement”) to be filed with the Securities and Exchange Commission with respect to such Shares, to any and all amendments or supplements to such Registration Statement, whether such amendments or supplements are filed before or after the effective date of such Registration Statement, to any related Registration Statement filed pursuant to Rule 462(b) under the Securities Act, and to any and all instruments or documents filed as part of or in connection with such Registration Statement or any and all amendments thereto, whether such amendments are filed before or after the effective date of such Registration Statement; and each of the undersigned hereby ratifies and confirms all that such attorney and agent shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on December 6, 2019.

Signature	Title

/s/ Dongliang Chang
Dongliang Chang	Chairman of the Board of Directors

/s/ Zheng Wang
Zheng Wang	Director and Chief Executive Officer (Principal Executive Officer)

/s/ Xiaona Feng
Xiaona Feng	Director

/s/ Qi Shan
Qi Shan	Director

/s/ Kai Liu
Kai Liu	Director

/s/ Hualong Jin
Hualong Jin	Director

/s/ Qingsheng Zheng
Qingsheng Zheng	Director

/s/ Zheng Zhang
Zheng Zhang	Director

/s/ Zhaohong Li
Zhaohong Li	Chief Financial Officer (Principal Financial and Accounting Officer)

/s/ Qiaoqiao Sun
Qiaoqiao Sun	Co-Chief Financial Officer

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of Molecular Data Inc. has signed this registration statement or amendment thereto in New York, United States, on December 6, 2019.

Authorized U.S. Representative
Cogency Global Inc.

By:	/s/ Richard Arthur
Name: Richard Arthur
Title: Assistant Secretary